As filed with the Securities and Exchange Commission on March 12, 1997
                                                   Registration No. 33-_________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            BAYONNE BANCSHARES, INC.
   (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CERTIFICATE OF INCORPORATION)

       DELAWARE                          6035                 BEING APPLIED FOR
    (state or other               (Primary Standard            (IRS Employer
    jurisdiction of            Classification Code Number)   Identification No.)
incorporation or organization)


                                  568 BROADWAY
                            BAYONNE, NEW JERSEY 07002
                                 (201) 437-1000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               PATRICK F.X. NILAN
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      FIRST SAVINGS BANK OF NEW JERSEY, SLA
                                  568 BROADWAY
                            BAYONNE, NEW JERSEY 07002
                                 (201) 437-1000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                         JOSEPH G. PASSAIC, JR., ESQUIRE
                          CHRISTINA M. GATTUSO, ESQUIRE
                               ANN E. COX, ESQUIRE
                            THOMAS W. FRANCE, ESQUIRE
                           MULDOON, MURPHY & FAUCETTE
                           5101 WISCONSIN AVENUE, N.W.
                             WASHINGTON, D.C. 20016
                                 (202) 362-0840

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / X /

================================================================================
    Title of each                                       Aggregate
Class of Securities      Amount to     Purchase Price   Offering    Registration
  to be Registered     be Registered     Per Share       Price(1)        Fee
--------------------------------------------------------------------------------
    Common Stock        8,853,600
   $.01 par Value         Shares          $10.00       $88,536,000    $30,530
================================================================================

(1)   Estimated solely for the purpose of calculating the registration fee.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                            BAYONNE BANCSHARES, INC.

      Cross Reference Sheet Showing Location in the Subscription and Community Offering Prospectus ("Prospectus") of Information Required by Items of Form S-l:

    Registration Statement Item and Caption       Prospectus Headings
    ---------------------------------------       -------------------
l.  Forepart of the Registration Statement        Front Cover Page
    and Outside Front Cover Page of
    Prospectus

2.  Inside Front and Outside Back Cover Page      Inside Front and Outside Back
    of Prospectus                                 Cover Pages

3.  Summary Information, Risk Factors and         Summary; Risk Factors
    Ratio of Earnings to Fixed Charges

4.  Use of Proceeds                               Use of Proceeds

5.  Determination of Offering Price               The Conversion and
                                                  Reorganization-- Stock Pricing
                                                  and Exchange Ratio

6.  Dilution                                      Not Applicable

7.  Selling Security Holders                      Not Applicable

8.  Plan of Distribution                          Front Cover Page; The
                                                  Conversion and Reorganization
                                                  -- Subscription Offering and
                                                  Subscription Rights;
                                                  --Community Offering; --
                                                  Syndicated Community Offering

9.  Description of Securities to be Registered    The Conversion and
                                                  Reorganization -- Certain
                                                  Restrictions on Purchase or
                                                  Transfer of Shares After
                                                  Conversion; Restrictions on
                                                  Acquisition of the Company and
                                                  the Bank; Description of
                                                  Capital Stock of the Company;
                                                  Description of Capital Stock
                                                  of the Bank

10. Interests of Named Experts and Counsel        Not Applicable

11. Information with Respect to the Registrant    Front Cover Page; Bayonne
                                                  Bancshares, Inc.; First
                                                  Savings Bank of New Jersey,
                                                  SLA; Bayonne Bankshares,
                                                  M.H.C.; Dividend Policy;
                                                  Consolidated Statements of
                                                  Income; Management's
                                                  Discussion and Analysis of
                                                  Financial Condition and
                                                  Results of Operations of the
                                                  Bank; Business of the Bank;
                                                  Regulation; Management of the
                                                  Company; Management of the
                                                  Bank; The Conversion and
                                                  Reorganization; Description of
                                                  Capital Stock of the Company;
                                                  Description of Capital Stock
                                                  of Bank; Financial Statements

12. Disclosure of Commission Position on          Not Applicable
    Indemnification for Securities Act
    Liabilities

[To be used in connection with the Syndicated Community Offering only]

SYNDICATED PROSPECTUS SUPPLEMENT

                            BAYONNE BANCSHARES, INC.
      (PROPOSED HOLDING COMPANY FOR FIRST SAVINGS BANK OF NEW JERSEY, SLA)

                        __________ SHARES OF COMMON STOCK

      Bayonne Bancshares, Inc. (the "Company"), a Delaware corporation, is offering for sale in a syndicated community offering (the "Syndicated Community Offering") __________ shares, at a per share price of $10.00, of its common stock, par value $.01 per share (the "Common Stock"), to be issued in connection with the reorganization of First Savings Bank of New Jersey, SLA, Bayonne, New Jersey (the "Bank") and Bayonne Bankshares, M.H.C. (the "Mutual Holding Company") into the stock holding company structure pursuant to the Mutual Holding Company's Plan of Conversion and Agreement and Plan of Reorganization (the "Plan"). The remaining __________ shares of the Common Stock have been subscribed for in subscription and community offerings (the "Subscription and Community Offerings") by the Bank's holders of deposit accounts with the Bank with a balance of $50 or more as of December 31, 1994, by the First Savings Bank of New Jersey, SLA Employee Stock Ownership Plan, a tax-qualified employee benefit plan, and related trust (the "ESOP"), by holders of deposit accounts with a balance of $50 or more as of ______________, 1997, by certain other members of the Bank, consisting of holders of deposit accounts of the Bank as of ____________, 1997 (the "Voting Record Date") and borrowers with loans outstanding as of January 6, 1995, which continue to be outstanding as of the Voting Record Date and then by certain members of the general public. See "The Conversion and Reorganization - General." Contained herein is the Prospectus in the form used in the Subscription and Community Offerings. The purchase price for all shares purchased in the Syndicated Community Offering will be the same as the price paid by subscribers in the Subscription and Community Offerings (the "Purchase Price"). The Purchase Price of $10.00 per share is the amount to be paid for each share at the time a purchase order is submitted. See the cover page of the Prospectus and the table below for information as to the method by which the range within which the number of shares offered may vary and the method of subscribing for shares of the Common Stock.

      Funds submitted to the Bank with purchase orders will earn interest at the Bank's passbook rate of interest from the date of receipt until completion or termination of the Conversion. The Syndicated Community Offering will expire no later than _______________, 1997, unless extended by the Bank and the Company with the approval of the Office of Thrift Supervision (the "OTS"). Such extensions may not go beyond _______________, 1999. If an extension of time has been granted, all subscribers will be notified of such extension, and of their rights to confirm their subscriptions, or to modify or rescind their subscriptions and have their funds returned promptly with interest, and of the time period within which the subscriber must notify the Bank of his intention to confirm, modify or rescind his subscription. If an affirmative response to any resolicitation is not received by the Bank and the Company from subscribers, such orders will be rescinded and all funds will be returned promptly with interest. The minimum number of shares which may be purchased is 25 shares. Except for the ESOP, which may purchase up to 10% of the total number of shares of Common Stock issued in the Conversion, no person, together with associates of and persons acting in concert with such person, may purchase more than the total number of shares offered in the Community Offering and the Syndicated Community Offering that could be purchased for $200,000 at the Purchase Price and no person, together with associates of and persons acting in concert with such person, may purchase more than 3.0% of the total number of shares issued in the Conversion. See "The Conversion and Reorganization - Subscription Offerings and Subscription Rights," and " - Limitations on Conversion Stock Purchases." The Company reserves the right, in its absolute discretion, to accept or reject, in whole or in part, any or all subscriptions in the Syndicated Community Offering.

     The Company and the Bank have engaged Sandler, O'Neill & Partners, L.P. ("Sandler O'Neill") as financial advisors to assist them in the sale of the Common Stock in the Syndicated Community Offering. It is anticipated that Sandler O'Neill will use the services of other registered broker-dealers ("Selected Dealers") and that fees to Sandler O'Neill and such Selected Dealers will be ____% of the aggregate Purchase Price of the shares sold in the Syndicated Community Offering. Neither Sandler O'Neill nor any Selected Dealer shall have any obligation to take or purchase any shares of Common Stock in the Syndicated Community Offering.

      The Company has received conditional approval to have its Common Stock traded on the Nasdaq National Market under the symbol "FSNJ." Prior to this offering, there has not been a public market for the Common Stock, and there can be no assurance that an active and liquid trading market for the Common Stock will develop. The absence or discontinuance of a market may have an adverse impact on both the price and liquidity of the stock.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, OR ANY OTHER FEDERAL AGENCY OR ANY STATE SECURITIES COMMISSION, NOR HAS SUCH COMMISSION, OFFICE OR OTHER AGENCY OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY, NOR ARE THEY INSURED OR GUARANTEED BY THE BANK OR THE COMPANY.

                                                                     Estimated Net
                                       Estimated                      Proceeds of
                                      Underwriting   Estimated Net   Subscription,
                                      Commissions     Proceeds of     Community
                       Syndicated      and Other      Syndicated     and Syndicated
                        Community      Fees and       Community       Community
                      Offering Price  Expenses(1)      Offering      Offerings(2)(3)
====================================================================================
Minimum Per Share         $10.00        $               $               $
------------------------------------------------------------------------------------
Midpoint Per Share        $10.00        $               $               $
------------------------------------------------------------------------------------
Maximum Per Share         $10.00        $               $               $
------------------------------------------------------------------------------------
Total Minimum(5)          $             $               $               $
------------------------------------------------------------------------------------
Total Midpoint            $             $               $               $
------------------------------------------------------------------------------------
Total Maximum(5)          $             $               $               $
------------------------------------------------------------------------------------
Total Maximum, As
  Adjusted(6)             $             $               $               $
====================================================================================

----------
(1) Consists of a pro rata allocation of estimated expenses of the Bank and the Company in connection with the Conversion (other than estimated fees to be paid to Sandler O'Neill for services in connection with the Subscription and Community Offerings) and estimated compensation of Sandler O'Neill and Selected Dealers in connection with the sale of the remaining shares in the Syndicated Community Offering which fees are estimated to be $__________ million and $__________ million at the minimum and the maximum of the estimated price range and may be deemed to be underwriting fees. The information under "Pro Forma Data" in the Prospectus was based on the assumptions stated therein, which may differ from the estimates used for this table. See "The Conversion and Reorganization - Marketing and Underwriting Arrangements" for a more detailed discussion of fee arrangements.

(2) The Company applied to retain up to 50% of the net proceeds. The balance of the net proceeds will be transferred to the Bank in exchange for all of the capital stock of the Bank to be issued in connection with the Conversion.

(3) The net proceeds of the Subscription and Community Offerings (based upon the sale of the __________ shares subscribed for at a price of $10.00 per share and after allocation of a pro rata portion of the estimated expenses relating to the Conversion) are estimated to be $__________.

(4) Based on an estimated price range of $__________ to $__________ at $10.00 per share (the "Estimated Price Range). The Total Minimum reflects the sale of __________ shares at a per share price of $10.00, leaving a total of __________ shares to be sold in the Syndicated Community Offering.

(5) Gives effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% to reflect changes in market and financial conditions following commencement of the offerings. See "The Conversion - Stock Pricing." For a discussion of the distribution and allocation of the additional shares, see "The Conversion and Reorganization - Subscription Offerings and Subscription Rights," and " - Limitations on Conversion Stock Purchases."

                        SANDLER O'NEILL & PARTNERS, L.P.

                        ---------------------------------

        The date of this Prospectus Supplement is _______________, 1997.

PROSPECTUS

                            BAYONNE BANCSHARES, INC.

      (Proposed Holding Company for First Savings Bank of New Jersey, SLA)
                        7,306,000 Shares of Common Stock

      Bayonne Bancshares, Inc. (the "Company" or "Bayonne Bancshares"), a Delaware corporation, is offering up to 7,306,000 shares of its common stock, par value $.01 per share (the "Common Stock"), in connection with the reorganization of First Savings Bank of New Jersey, SLA ("First Savings" or the "Bank") and Bayonne Bankshares, M.H.C., the mutual holding company of the Bank (the "Mutual Holding Company" or "MHC") into the stock holding company structure pursuant to the Mutual Holding Company's Plan of Conversion and Agreement and Plan of Reorganization (the "Plan" or "Plan of Conversion"). In certain circumstances, the Company may increase the amount of Common Stock offered hereby to 8,402,000 shares. See Footnote 4 to the table below.

                                                   (continued on following page)

      FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PROSPECTIVE INVESTOR, SEE "RISK FACTORS" BEGINNING ON PAGE __.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, OR ANY
        OTHER FEDERAL AGENCY OR ANY STATE SECURITIES COMMISSION, NOR HAS
         SUCH COMMISSION, OFFICE OR OTHER AGENCY OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE
  CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY, NOR ARE THEY INSURED OR GUARANTEED BY THE BANK
                                OR THE COMPANY.

------------------------------------------------------------------------------------------------------------------------------------
                                                                        ESTIMATED UNDERWRITING
                                         SUBSCRIPTION PRICE(1)                COMMISSIONS               ESTIMATED NET PROCEEDS(3)
                                                                    AND OTHER FEES AND EXPENSES(2)
------------------------------------------------------------------------------------------------------------------------------------
Minimum Per Share...................             $10.00                          $0.39                            $9.61
------------------------------------------------------------------------------------------------------------------------------------
Midpoint Per Share..................             $10.00                          $0.36                            $9.64
------------------------------------------------------------------------------------------------------------------------------------
Maximum Per Share...................             $10.00                          $0.33                            $9.67
------------------------------------------------------------------------------------------------------------------------------------
Total Minimum(1)....................          $29,318,000                     $1,134,000                       $28,185,000
------------------------------------------------------------------------------------------------------------------------------------
Total Midpoint(1)...................          $34,493,000                     $1,228,000                       $33,264,000
------------------------------------------------------------------------------------------------------------------------------------
Total Maximum(1)....................          $39,667,000                     $1,323,000                       $38,344,000
------------------------------------------------------------------------------------------------------------------------------------
Total Maximum, as adjusted(4).......          $45,617,000                     $1,431,000                       $44,186,000
------------------------------------------------------------------------------------------------------------------------------------

(1) Based upon the minimum, midpoint and maximum of the valuation price range, which was determined in accordance with an independent appraisal prepared by FinPro, Inc. ("FinPro") dated March 3, 1997. Does not include shares of Common Stock issued to Public Stockholders in the Exchange or shares that are proposed to be issued to the charitable foundation to be established by the Company. See "The Conversion and Reorganization - Stock Pricing and Exchange Ratio" and "- Number of Shares to be Issued."
(2) Consists of the estimated costs to the Bank and the Company arising from the Conversion and Reorganization, including estimated fixed expenses of $609,000 and marketing fees to be paid to Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") estimated to be $525,000 and $714,000 at the minimum and the maximum of the Estimated Price Range, respectively. See "The Conversion and Reorganization - Marketing and Underwriting Arrangements." See "Pro Forma Data" for the assumptions used to arrive at these estimates. The actual fees and expenses may vary from the estimates.
(3) Actual net proceeds may vary substantially from estimated amounts depending on the number of shares sold in each of the offerings and other factors. Includes the purchase of shares of Common Stock by the First Savings Bank of New Jersey, SLA Employee Stock Ownership Plan and related trust (the "ESOP") which will be funded by a loan to the ESOP from the Company or a third party and which will be deducted from the Company's stockholders' equity. See "Use of Proceeds" and "Pro Forma Data."
(4) As adjusted to reflect the sale of up to an additional 15% of the Common Stock which may be offered at the Purchase Price, without resolicitation of subscribers or any right of cancellation, due to regulatory considerations, changes in the market and general financial and economic conditions. See "Pro Forma Data" and "The Conversion and Reorganization - Stock Pricing and Exchange Ratio." For a discussion of the distribution and allocation of the additional shares, if any, see "The Conversion and Reorganization - Subscription Offering and Subscription Rights," "- Community Offering" and "- Limitations on Conversion Stock Purchases."

                         ------------------------------

                        SANDLER O'NEILL & PARTNERS, L.P.

              THE DATE OF THIS PROSPECTUS IS _______________, 1997.

      Pursuant to the Plan adopted by the Bank and the Mutual Holding Company, the Bank will become a subsidiary of the Company upon consummation of the transactions described herein (collectively, with the Offerings, the "Conversion and Reorganization"). As a result of the Conversion and Reorganization, each share of common stock, par value $.10 per share, of the Bank ("Bank Common Stock") held by the Mutual Holding Company, which currently holds 1,659,485 shares, or 54.2% of the outstanding Bank Common Stock, will be cancelled and each share of Bank Common Stock held by the Bank's public stockholders (the "Public Bank Shares"), which amounted to 1,404,646 shares, or 45.8% of the outstanding Bank Common Stock at December 31, 1996, will be converted into shares of the Company's Common Stock ("Exchange Shares") pursuant to a ratio (the "Exchange Ratio") that will result in the holders of such shares (the "Public Stockholders") owning in the aggregate approximately the same percentage of the Company as they owned of the Bank, before giving effect to (a) the payment of cash in lieu of fractional Exchange Shares, (b) any shares of Common Stock purchased by such stockholders in the Offerings described herein or the Bank's ESOP thereafter (the "Exchange") or (c) any shares proposed to be issued to the charitable foundation to be established by the Company. See "Risk Factors
- Establishment of the Charitable Foundation."

      IN ADDITION TO THE EXCHANGE, NON-TRANSFERABLE SUBSCRIPTION RIGHTS TO SUBSCRIBE FOR UP TO 3,966,700 SHARES (WHICH MAY BE INCREASED TO 4,561,700 SHARES UNDER CERTAIN CIRCUMSTANCES DESCRIBED BELOW) OF COMMON STOCK (THE "CONVERSION STOCK") HAVE BEEN GRANTED, IN ORDER OF PRIORITY, TO EACH OF THE BANK'S ELIGIBLE ACCOUNT HOLDERS, TO THE ESOP, TO THE BANK'S SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS, AND TO CERTAIN OTHER MEMBERS (EACH AS DEFINED HEREIN) IN A SUBSCRIPTION OFFERING (THE "SUBSCRIPTION OFFERING"). SUBSCRIPTION RIGHTS ARE NONTRANSFERABLE. PERSONS FOUND TO BE TRANSFERRING SUBSCRIPTION RIGHTS WILL BE SUBJECT TO THE FORFEITURE OF SUCH RIGHTS AND POSSIBLE FURTHER SANCTIONS AND PENALTIES IMPOSED BY THE OFFICE OF THRIFT SUPERVISION ("OTS"). Concurrently, and subject to the prior rights of holders of subscription rights, the Company is offering the shares of Conversion Stock not subscribed for in the Subscription Offering for sale in a community offering to certain members of the general public, with a first preference given to holders of the Public Bank Shares and a second preference to natural persons residing in the City of Bayonne in the State of New Jersey (the "Community Offering") (the Subscription Offering and Community Offering are referred to collectively as the "Subscription and Community Offerings"). Shares not subscribed for in the Subscription and Community Offerings will be offered to members of the general public in a syndicated community offering (the "Syndicated Community Offering") (the Subscription and Community Offerings and the Syndicated Community Offering are referred to collectively as the "Offerings").

      Except for the ESOP, no Eligible Account Holder, Supplemental Eligible Account Holder or Other Member may, in their respective capacities as such, purchase in the Subscription Offering more than $200,000 of the total number of shares of Conversion Stock offered for sale in the Conversion; no person, together with associates of and persons acting in concert with such person, may purchase in the Community Offering and the Syndicated Community Offering more than $200,000 of the total number of shares offered for sale in the Conversion; and no person, together with associates of and persons acting in concert with such person, may purchase in the aggregate more than the number of shares of Conversion Stock that when combined with Exchange Shares received by such person would exceed the overall maximum purchase limitation of 3.0% of the total number of shares of Conversion Stock offered for sale in the Conversion; provided, however, that such purchase limitations and the amount that may be subscribed for may be increased or decreased in the sole discretion of the Company, the Mutual Holding Company and the Bank (the "Primary Parties") without further approval of the Mutual Holding Company's members or the Public Stockholders. See "The Conversion and Reorganization -- Subscription Offering and Subscription Rights," "- Community Offering" and "- Limitations on Conversion Stock Purchases." The minimum purchase is 25 shares.

      Pursuant to the Plan, the Company intends to establish a charitable foundation in connection with the Conversion and Reorganization. The Plan provides that the Bank, the Mutual Holding Company and the Company will create the Bayonne First Charitable Foundation (the "Foundation"), which will be incorporated under Delaware law as a non-stock corporation, and will be funded with shares of Common Stock contributed by the Company, in an amount equal to 9.9% of the number of shares of Conversion Stock sold in the Conversion and Reorganization. The Foundation will be dedicated to charitable and educational purposes within the City of Bayonne, New Jersey. The establishment of the Foundation is subject to the approval of the Mutual Holding Company's members at the special meeting being held to consider the Plan of Conversion. For a discussion of the Foundation and the effects on the Conversion and Reorganization, including if members do not approve the establishment of the Foundation, see "Risk Factors -- Establishment of the Charitable Foundation," "Pro Forma Data," and "The Conversion and Reorganization -- Establishment of the Charitable Foundation."

      THE SUBSCRIPTION AND COMMUNITY OFFERINGS WILL TERMINATE AT _____ _.M., NEW JERSEY TIME, ON _________, 1997 (THE "EXPIRATION DATE"), UNLESS EXTENDED BY THE PRIMARY PARTIES, WITH APPROVAL OF THE OTS, IF NECESSARY. Orders submitted are irrevocable until the completion of the Conversion; provided that, if the Conversion is not completed within 45 days after the close of the Subscription and Community Offerings, unless such period has been extended with the consent of the OTS, if necessary, all subscribers will have their funds returned promptly with interest, and all withdrawal authorizations will be cancelled. Such extensions may not go beyond ____________, 1999. See "The Conversion and Reorganization -- Subscription Offering and Subscription Rights" and "-- Procedure for Purchasing Shares in Subscription and Community Offerings."

      The Company has received conditional approval to have its Common Stock traded on the Nasdaq National Market under the symbol "FSNJ" upon completion of the Conversion. The Bank's Common Stock currently trades on the Nasdaq National Market under the symbol "FSNJ." See "Market for the Common Stock."

                                 [MAP GOES HERE]

     THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT ACCOUNTS OR DEPOSITS
                  AND ARE NOT FEDERALLY INSURED OR GUARANTEED.

                                     SUMMARY

      This summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements of the Bank and Notes thereto appearing elsewhere in this Prospectus.

BAYONNE BANCSHARES, INC.

      Bayonne Bancshares, Inc. is a Delaware corporation recently organized by the Bank for the purpose of holding all of the capital stock of the Bank and facilitating the Conversion and Reorganization. Immediately following the Conversion and Reorganization, the only significant assets of the Company will be the capital stock of the Bank, a loan to the ESOP and the net proceeds of the Offerings retained by the Company. The Company will transfer to the Bank 50% of the net proceeds from the Offerings with the remaining net proceeds to be retained by the Company. Funds retained by the Company will be used for general business activities, including the loan to the ESOP to enable the ESOP to purchase up to 8% of the aggregate of the Conversion Stock issued and the shares issued to the Foundation. On an interim basis, the net proceeds are expected to be deposited by the Company into a deposit account at the Bank. See "Use of Proceeds." The business of the Company will initially consist of the business of the Bank. See "Business of the Bank" and "Regulation - Holding Company Regulation."

      The Company's executive offices are located at the administrative office of the Bank at 568 Broadway, Bayonne, New Jersey 07002. The Company's telephone number is (201) 437-1000.

FIRST SAVINGS BANK OF NEW JERSEY, SLA

      First Savings is a New Jersey chartered stock savings association that conducts its operations from its main office and three branch offices located in Bayonne, New Jersey. The Bank was originally chartered in 1889, and has been a member of the Federal Home Loan Bank ("FHLB") System since 1945. The Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") under the Savings Association Insurance Fund ("SAIF"). As a SAIF-insured, state-chartered savings association, the Bank is also regulated by the New Jersey Department of Banking ("Department") and the OTS. At December 31, 1996, the Bank had total assets of $578.6 million, total deposits of $441.3 million, and stockholders' equity of $49.6 million. On January 6, 1995, the Bank, in the mutual form of organization, reorganized from a New Jersey-chartered savings association into Bayonne Bankshares, M.H.C., a federal mutual holding company, and concurrently formed the Bank, which succeeded to the name and operations of the Bank's mutual savings association predecessor. In connection with the organization of the Mutual Holding Company in 1995, (the "1995 MHC Reorganization"), First Savings transferred substantially all of its assets and liabilities to the Bank in exchange for 1,659,485 shares of Bank Common Stock and converted its charter to that of a federal mutual holding company known as Bayonne Bankshares, M.H.C. As part of the 1995 MHC Reorganization, the Bank also sold an additional 1,404,646 shares of Bank Common Stock to certain members of the general public. As of December 31, 1996, there were 3,064,131 shares of Bank Common Stock issued and outstanding, of which 1,404,646 shares, or 45.8% consisted of Public Bank Shares.

      The Bank is a community oriented savings institution that is primarily engaged in the business of attracting deposits from the general public in the Bank's market area, and investing such deposits in one- to four-family residential real estate mortgage loans, mortgage-backed securities and United States Government and agency obligations. In more recent periods, the Bank's investment in mortgage-backed securities has exceeded its investment in mortgage loans due to a declining market for such loans. At December 31, 1996, mortgage-backed securities totalled $217.9 million, or 37.7% of total assets, while one- to four-family residential mortgage loans totalled $202.6 million, comprising 35.0% of the Bank's total assets, and U.S. Government and agency obligations totalled $76.9 million, or 13.3% of total assets. To a lesser extent, the Bank also invests in multifamily and commercial real estate loans, home equity loans, and passbook and other consumer loans. The Bank's principal sources of funds have been deposits, principal and interest payments on loans and mortgage-backed securities, funds from sales of investments and borrowings and reverse repurchase agreements. Principal sources of income have been interest received from loans, mortgage-backed securities and other investments. The Bank's principal expense has been interest paid on deposits and borrowings, compensation and employee benefits, and SAIF deposit insurance premiums.

      In the past, the Bank invested a significant amount of its assets in investment securities such as mutual funds that invest in mortgage-backed securities and United States Government and agency obligations. In more recent periods, the market prices of certain of the Bank's U.S. Government agency and Treasury securities have decreased since the time of purchase, which has had an adverse impact on the Bank's interest rate sensitivity position and stockholders' equity. At December 31, 1996, March 31, 1996 and March 31, 1995, gross unrealized losses on investment securities available for sale totalled $5.2 million, $8.5 million and $12.1 million, respectively. Moreover, the Bank's significant investment in fixed-rate investments adversely impacted its exposure to interest rate risk. Therefore, beginning in 1995, the Bank implemented a strategy to restructure its investment portfolio by liquidating certain investment securities and reinvesting the proceeds in higher-yielding interest-earning assets such as mortgage loans and mortgage-backed securities. The Bank also borrowed funds to increase its investments in mortgage-backed securities as part of this strategy.

      In particular, the Bank sold $25.0 million of U.S. Government Agency securities and U.S. Treasury notes in December, 1995, at a pre-tax loss of $2.5 million, which resulted in an after-tax loss of approximately $1.6 million. The Bank sold these securities following a Financial Accounting Standards Board ("FASB") report which permitted a one-time reassessment of the classification of securities. The Bank transferred $50.0 million of U.S. Government Agency securities and U.S. Treasury notes from the held to maturity portfolio to the available for sale portfolio. In addition, during the three months ended December 31, 1995, the Bank borrowed funds for the purpose of purchasing $147.0 million of higher-yielding mortgage-backed securities, which were designated as available for sale. The Bank funded these purchases with an $80 million repurchase agreement and a $70 million Federal Home Loan Bank advance. However, due to higher interest rates during this period, the Bank's interest rate risk exposure increased during fiscal 1996.

      The Bank has continued to restructure its investment portfolio throughout fiscal 1997, placing emphasis on improving its interest rate risk position. During the nine months ended December 31, 1996, the Bank sold intermediate- and short-term mutual funds totalling $71.5 million and U.S. Treasury securities totalling $25.0 million, at a pre-tax loss of $2.8 million. The Bank used the proceeds from these sales to purchase $60.5 million of higher-yielding mortgage-backed securities, and to repay $50.0 million of FHLB advances that were outstanding as of March 31, 1996. The Bank believes that most of its restructuring is complete and does not anticipate any further significant sales of investment securities, since much of the remaining securities with unrealized losses are due to mature by 1999. Another $51.0 million of U.S. Treasury securities available for sale will mature by October 31, 1998, thereby affording the Bank the opportunity to reinvest these additional funds or further reduce borrowings. While the Bank has incurred losses in recent periods largely as a result of these securities sales, such sales are consistent with the Bank's overall objective of improving earnings and stockholders' equity and reducing interest rate risk exposure over the long term. Largely as a result of these efforts, the Bank has reduced its cumulative one year gap ratio from negative 25.36% at March 31, 1996 to negative 6.76% at December 31, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Business Strategy."

      Highlights of the Bank include the following:

      o Capital Strength. At December 31, 1996, the Bank had stockholders' equity of $49.6 million, or 8.6% of total assets, and exceeded all of its regulatory capital requirements. The Bank's tangible capital, core capital and risk-based capital ratios were 9.13%, 9.13% and 26.41%, respectively, at that date. Assuming the Company retains 50% of the net Conversion proceeds at the maximum of the Estimated Price Range and utilizes the remaining net proceeds to purchase the Bank's capital stock, the Bank would have had pro forma tangible capital of $70.0 million, or 11.75% of assets, and pro forma stockholders' equity of $70.0 million, or 11.75% of assets as of December 31, 1996. See "Regulatory Capital Compliance."

      o Traditional Community Lending Activities. The Bank's primary lending emphasis has been, and will continue to be, the origination of single-family, owner-occupied residential mortgage loans, secured primarily by properties located within the City of Bayonne and Hudson County. At December 31, 1996, one- to four- family residential mortgage loans comprised 83.0% of the Bank's total loans receivable. An additional 11.5% of the Bank's total loans receivable was comprised of home equity loans and lines of credit secured by one-to four-family residential properties within the Bank's market area. The Bank's total loan portfolio has declined in the 1990s, however, from a high of $286.5 million at May 31, 1990, representing 53.8% of total assets, to a low of $193.9 million at May 31, 1994, representing 35.4% of total assets. At December 31, 1996, total loans receivable had increased to $244.1 million, equalling 42.2% of total assets. This overall decline is primarily due to a declining population and diminished loan demand in the Bayonne market area.

            Although the Bank intends to maintain its primary emphasis on traditional residential mortgage lending, the Bank is considering expanding its lending program to include commercial loans in the future in an effort to satisfy a perceived need within its market area and increase its loan portfolio. In addition, the Bank also intends to expand its market area to include the surrounding communities in order to address the declining loan demand within the Bayonne market area. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Business Strategy."

      o Asset Quality. The Bank has reduced the level of its non-performing loans and non- performing assets in recent periods. The Bank's ratio of loans 90 days or more past due to net loans at December 31, 1996 was 2.52%, which was reduced from a high of 4.11% at May 31, 1992. The Bank's loans 90 days or more past due and other non-performing assets at December 31, 1996 represented 1.21% of total assets, which was reduced from 2.42% at May 31, 1992. At December 31, 1996, the Bank's allowance for loan losses totalled $3.0 million, which equalled 1.22% of the Bank's net loan portfolio and 49.01% of loans 90 days past due and other non-performing assets. See "Business of the Bank - Lending Activities."

      o Operating Expenses. The Bank has sought to manage overhead costs in all areas by controlling growth in personnel and managing other operating expenses. At December 31, 1996, the Bank operated four offices and had $578.6 million in assets with a total of 82 full-time employees and 54 part-time employees, resulting in an average of $4.3 million in assets per employee, which management believes to be better than industry average for institutions of similar size. For the nine months ended December 31, 1996, the year ended March 31, 1996, the ten months ended March 31, 1995, and the years ended May 31, 1994, 1993, and 1992, the Bank's ratio of operating expenses to average assets was 1.67%, 1.91%, 1.76%, 1.68%, 1.63% and 1.60%, respectively.

      o Retail Deposit Base. The Bank has had a relatively strong retail deposit base drawn from its offices located in Bayonne, New Jersey. The Bank holds approximately 40% of all deposits held by branches of commercial banks, credit unions, and savings associations located in Bayonne, and approximately 6% of such deposits in Hudson County. At December 31, 1996, 42.5% of the Bank's deposit base of $441.3 million consisted of core deposits, which included passbook accounts, NOW accounts, money market deposit accounts, noninterest demand accounts, and club accounts. Core deposits are considered to be a more stable and lower cost source of funds than certificates of deposit or outside borrowings. The Bank's total deposits, however, have decreased 9.8% since May 31, 1992, from $489.3 million to $441.3 million at December 31, 1996. This decline is reflective of both the declining Bayonne population, as well as a shift of funds generally from thrift institutions within Bayonne to mutual funds and other types of financial investments as interest rates have decreased over recent years. The Bank also expects to experience a run-off of deposits when approximately $45 million of ten-year certificates of deposit paying a rate of interest of 10% mature by April 1998.

            The Bank will continue to emphasize retail deposits by providing quality customer service, offering competitive rates on deposit accounts, and providing depositors with a full range of accounts. The Bank also intends to expand commercial deposit accounts in an effort to increase its deposit base. In addition, the Bank is considering opening additional branch offices in its surrounding communities to increase its deposit base. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Business Strategy."

      o Interest Rate Risk Position. The Bank's profitability is largely dependent upon its net interest income, which is largely dependent upon market interest rates. Since 1994, the Bank's average cost of interest-bearing liabilities has risen 91 basis points, while the average yield on interest-earning assets has increased by only 27 basis points. This repricing has caused a compression in the Bank's average interest rate spread, which was reduced to 1.88% for the nine months ended December 31, 1996, from 2.52% for the year ended May 31, 1994, and in its net interest margin, which was reduced to 2.15% for the nine months ended December 31, 1996, from 2.71% for the year ended May 31, 1994. The Bank's net interest rate spread and net interest margin was 1.87% and 2.20%, respectively, at December 31, 1996. The Bank's net interest rate spread and margin may continue to decline in a rising interest rate environment as the Bank's liabilities will reprice more quickly than its interest-earning assets. See "Risk Factors - Sensitivity to Changes in Interest Rates" and "- Restructuring of Investment Portfolio."

      o Results of Operations. The Bank's net income has been adversely affected in recent years due to a number of factors. Net income for the year ended March 31, 1996, the ten months ended March 31, 1995, and the years ended May 31, 1994, 1993 and 1992 was $615,000, $2.2 million, $4.0 million, $6.6 million and $4.3 million, respectively. For the nine months ended December 31, 1996, the Bank experienced a loss of $3.0 million. One reason for the decline in net income has been the compression of the Bank's interest rate spread and net interest margin, as discussed above. Another cause has been the losses incurred on the sales of investment securities, as part of the Bank's restructuring of its investment portfolio. Finally, the Bank's results of operations for the nine months ended December 31, 1996 were adversely affected by the one-time $2.9 million special assessment to recapitalize the SAIF insurance fund as of September 30, 1996.

            As part of the restructuring, the Bank has sought to shift its investments into higher-yielding interest-earning assets in an effort to improve earnings, which has contributed to the improvement in the Bank's interest rate risk position. The Bank does not anticipate further significant sales of securities at a loss since its restructuring efforts are substantially complete. Assuming the establishment of the Foundation, however, the Bank expects to incur a one-time expense of between $1.8 million and $2.5 million in connection with the funding of the Foundation, which is expected to negatively impact earnings in the quarter in which the contribution occurs. Operating results may also increase in future periods due to the implementation of additional stock benefit plans in connection with the Conversion and Reorganization, the payment of retirement benefits to the Bank's President and the proposed expansion of the Bank's branch network. See "Risk Factors - Restructuring of Investment Portfolio," "- Sensitivity to Changes in Interest Rates," "- Recent Decline in Operating Results," and " - Establishment of the Charitable Foundation."

      o Change in Management. Patrick F.X. Nilan, the President, Chief Executive Officer and Chairman of the Board, has announced his plans to retire from active service as President and Chief Executive Officer as of June 30, 1997, having completed 43 years of service with the Bank. Mr. Nilan will remain as Chairman of the Board of Directors of both the Company and the Bank. He will be succeeded by his son, Michael Nilan, who is currently a Vice President and Chief Operating Officer of the Bank. Michael Nilan has been employed by the Bank since 1986. In addition, Eugene V. Malinowski, Vice President and Chief Financial Officer of the Company and the Bank, joined the Bank in November 1996. The future success of the Bank and the Company depends to a significant degree on the skills and competence of these two officers. For further information regarding the experience of Messrs. Nilan and Malinowski, see "Management of the Bank."

THE BAYONNE FIRST CHARITABLE FOUNDATION

      In furtherance of the Bank's long-standing commitment to its local community, the Plan of Conversion provides for the establishment of a charitable foundation in connection with the Conversion and Reorganization. The Plan provides that the Bank and the Company will create the Foundation, which will be incorporated under Delaware law as a non-stock corporation, and will fund the Foundation with shares of common stock contributed by the Company, as further described below. The Primary Parties believe that the funding of the Foundation with Common Stock of the Company is a means of establishing a common bond between the Bank and the communities it serves thereby enabling such communities to share in the potential growth and success of the Company over the long-term. See "The Conversion and Reorganization -- Establishment of the Charitable Foundation -- Structure of the Foundation."

      The Foundation will be dedicated to the promotion of charitable purposes within the City of Bayonne including, but not limited to, grants or donations to support housing assistance, scholarships, local education, not-for-profit medical facilities, not-for-profit community groups and other types of organizations or civic minded projects. The Foundation will be a private foundation under the Internal Revenue Code of 1986, as amended (the "Code"). The authority for the affairs of the Foundation will be vested in the Board of Directors of the Foundation, which will be comprised of the existing members of the Company's Board of Directors. The Board of Directors will direct the assets of the Foundation, including the Common Stock held by the Foundation. However, the establishment of the Foundation is subject to certain requirements including a requirement that the Common Stock of the Company held by the Foundation be voted in the same ratio as all other shares of Company Common Stock on all proposals considered by stockholders of the Company. See "The Conversion and Reorganization -- Establishment of the Charitable Foundation -- Regulatory Conditions Imposed on the Foundation."

      The Company proposes to fund the Foundation by contributing to the Foundation immediately following the Conversion and Reorganization a number of shares of authorized but unissued Common Stock equal to 9.9% of the Conversion Stock sold in the Offerings, or 290,200, 341,500 and 392,700 shares at the minimum, midpoint and maximum, respectively, of the Estimated Price Range. Such contribution, once made, will not be recoverable by the Company or the Bank. Assuming the sale of shares at the maximum of the Estimated Price Range, the Company will have 7,698,700 shares issued and outstanding, of which the Foundation will own 392,700 shares or 5.1%. DUE TO THE ADDITIONAL ISSUANCE OF SHARES OF COMMON STOCK TO THE FOUNDATION, PERSONS PURCHASING SHARES IN THE CONVERSION AND REORGANIZATION, INCLUDING THE PUBLIC STOCKHOLDERS, WILL HAVE THEIR OWNERSHIP AND VOTING INTERESTS IN THE COMPANY DILUTED BY 5.1%. IN ADDITION, HOLDERS OF THE PUBLIC BANK SHARES WILL HAVE THEIR CURRENT VOTING OWNERSHIP INTERESTS DILUTED BY 5.1% IF THE FOUNDATION IS ESTABLISHED IN CONNECTION WITH THE CONVERSION AND REORGANIZATION. ESTABLISHMENT OF THE FOUNDATION WILL ALSO RESULT IN A 6.6% DILUTION IN THE NUMBER OF EXCHANGE SHARES RECEIVED BY THE PUBLIC STOCKHOLDERS FROM THE NUMBER OF EXCHANGE SHARES THAT WOULD BE RECEIVED IF THE FOUNDATION WAS NOT ESTABLISHED. NOTWITHSTANDING SUCH DILUTION, THE CONVERSION AND REORGANIZATION, WHICH INCLUDES THE ESTABLISHMENT OF THE FOUNDATION, IS SUBSTANTIALLY ACCRETIVE TO THE PUBLIC STOCKHOLDERS AND RESULTS IN, ON AN AGGREGATE BASIS, AN INCREASE ON A PRO FORMA BASIS OF $9.34 AND $0.16, RESPECTIVELY, FROM CURRENT STOCKHOLDERS' EQUITY PER SHARE AND NET INCOME PER SHARE, RESPECTIVELY, AS ADJUSTED, OR 55.9% AND 29.6%, RESPECTIVELY, ON A PRO FORMA BASIS AT THE MAXIMUM OF THE ESTIMATED PRICE RANGE. FOR PURPOSES OF THIS COMPARISON, EARNINGS PER SHARE AND STOCKHOLDERS' EQUITY PER SHARE FOR THE NINE MONTHS ENDED DECEMBER 31, 1996 WERE ADJUSTED FOR THE ONE-TIME SAIF ASSESSMENT AND THE NONRECURRING LOSS ON THE SALE OF MUTUAL FUNDS. SEE "SUMMARY - EFFECT OF THE REORGANIZATION ON PUBLIC STOCKHOLDERS," "RISK FACTORS - ESTABLISHMENT OF CHARITABLE FOUNDATION" AND "PRO FORMA DATA" AND FOOTNOTES THERETO.

      If the Foundation is established, the Company will recognize an expense in the full amount of the contribution, offset in part by the corresponding tax deduction, during the quarter in which the contribution is made, which is expected to be the first quarter of fiscal 1998. Such expense would have a material impact on the Company's earnings for the year. Assuming a contribution of $3.9 million in Common Stock, based on the maximum of the Estimated Price Range, the Company estimates a net tax effected expense of $2.6 million. If the Foundation had been established at March 31, 1996, the Bank would have incurred a net loss of $2.0 million rather than reporting net income of $615,000. Management cannot predict earnings for fiscal 1998, but expects that the establishment and funding of the Foundation will have an adverse impact on the Company's earnings for the fiscal year. For further discussion of the Foundation and its impact on the Public Stockholders and purchasers in the Conversion and Reorganization, see "Summary - Effect of the Reorganization on Public Stockholders," "Risk Factors - Establishment of the Charitable Foundation," "Pro Forma Data," and "The Conversion and Reorganization -- Establishment of the Charitable Foundation."

      The establishment of the Foundation is subject to the approval of a majority of the total outstanding votes of the Mutual Holding Company members eligible to be cast at the special meeting being held to consider the Conversion and Reorganization. The establishment of the Foundation will be considered as a separate matter from approval of the Plan of Conversion. If the Mutual Holding Company members approve the Plan of Conversion, but not the establishment of the Foundation, the Primary Parties intend to complete the Conversion and Reorganization without the Foundation. The Reorganization is also subject to approval of the Public Stockholders. Failure to approve the Foundation may materially increase the pro forma market value of the Conversion Stock being offered since the Valuation Range, as set forth herein, takes into account the dilutive impact of the issuance of shares to the Foundation. In such an event, the Primary Parties may establish a new Estimated Price Range and commence a resolicitation of subscribers. In the event of a resolicitation, unless an affirmative response is received within a specified period of time, all funds will be promptly returned to investors, as described elsewhere herein. See " The Conversion and Reorganization -- Stock Pricing and Exchange Ratio."

THE CONVERSION AND REORGANIZATION

      On December 19, 1996, the Boards of Directors of the Bank and the Mutual Holding Company adopted the Plan, and in February 1997, the Bank incorporated the Company under Delaware law as a first-tier wholly owned subsidiary of the Bank. Pursuant to the Plan, (i) the Mutual Holding Company will convert to an interim federal stock savings institution and simultaneously merge with and into the Bank, pursuant to which the Mutual Holding Company will cease to exist and the 1,659,485 shares, or 54.2% of the outstanding Bank Common Stock held by the Mutual Holding Company will be cancelled, and (ii) an interim savings association ("Interim") to be formed as a wholly owned subsidiary of the Company solely for purposes of the Reorganization will then merge with and into the Bank. As a result of the merger of Interim with and into the Bank, the Bank will become a wholly owned subsidiary of the Company and the outstanding Public Bank Shares, which amounted to 1,404,646 shares, or 45.8% of the outstanding Bank Common Stock at December 31, 1996, will be converted into the Exchange Shares pursuant to the Exchange Ratio, which will result in the holders of such shares owning in the aggregate approximately the same percentage of the Common Stock to be outstanding upon completion of the Conversion and Reorganization (i.e., the Conversion Stock) as the percentage of Bank Common Stock owned by them in the aggregate immediately prior to consummation of the Conversion and Reorganization, before giving effect to (a) the payment of cash in lieu of issuing fractional Exchange Shares, (b) any shares of Conversion Stock purchased by the Bank's Stockholders or the ESOP in the Offerings or thereafter, or (c) any shares proposed to be issued to the Foundation.

      In addition to shares of Common Stock to be issued pursuant to the Exchange, pursuant to the Plan, the Company is offering shares of Conversion Stock in the Offerings as part of the Conversion and Reorganization. See "-- The Offerings" below and "The Conversion and Reorganization."

      Under New Jersey law, Public Stockholders of the Bank will not have dissenters' rights or appraisal rights in connection with the Conversion and the Reorganization. See "The Conversion and Reorganization -- Effects of the Conversion and Reorganization -- Effect on Public Bank Shares."

      Pursuant to OTS regulations, consummation of the Conversion and Reorganization is conditioned upon the approval of the Plan by the OTS, as well as (1) the approval of the holders of at least a majority of the total number of votes eligible to be cast by the members of the Mutual Holding Company ("Members") as of the close of business on ______, 1997 (the "Voting Record Date") at a special meeting of Members called for the purpose of submitting the Plan for approval (the "Members' Meeting"), and (2) the approval of the holders of at least two-thirds of the shares of the outstanding Bank Common Stock held by the Mutual Holding Company and the Public Stockholders (collectively, the "Stockholders"), as of the Voting Record Date at a special meeting of Stockholders called for the purpose of considering the Plan (the "Stockholders' Meeting"). The Mutual Holding Company intends to vote its shares of Bank Common Stock, which amount to 54.2% of the outstanding shares, in favor of the Plan at the Stockholders' Meeting.

PURPOSES OF THE CONVERSION AND REORGANIZATION

      The Boards of Directors of the Bank and the Mutual Holding Company believe that the Reorganization is in the best interests of their respective stockholders and members. A principal purpose of the Conversion and Reorganization is to structure the Mutual Holding Company and the Bank in a form used by most other holding companies of savings institutions and commercial banks and most other business entities, which, with the increased capital resulting from the Offerings, will enhance the prospects for growth and performance of the Bank. The Conversion and Reorganization will also support the future expansion of operations of the Bank, as well as possible diversification into other banking-related businesses. Although there are no current arrangements, understandings or agreements regarding such opportunities, the Company will be in a position after the Conversion and Reorganization, subject to regulatory limitations and the Company's financial position, to take advantage of any additional opportunities for such expansion that may arise.

      In addition, the Mutual Holding Company and the Bank considered various regulatory uncertainties associated with the mutual holding company structure, including the ability to waive dividends from the Bank in the future, the tax limitation on the Bank to repurchase its Common Stock as well as the general uncertainty regarding a possible elimination of the thrift charter. See "Risk Factors -- Financial Institution Regulation and Possible Legislation,""Use of Proceeds" and "Dividend Policy." The Offerings will also result in more shares of stock outstanding, which should result in a more active and liquid market for the Common Stock than currently exists for the Bank Common Stock, although there can be no assurances that this will be the case. See "Market for the Common Stock."

      In light of the foregoing, the Boards of Directors of the Bank and the Mutual Holding Company believe that the Conversion and Reorganization is in the best interests of such companies and their respective Stockholders and Members. See "The Conversion and Reorganization."

EFFECTS OF THE REORGANIZATION ON PUBLIC STOCKHOLDERS

      The following are effects of the Reorganization on Public Stockholders, assuming that at the minimum, midpoint, maximum and 15% above the maximum Estimated Price Range, as defined herein, one Public Bank Share will be exchanged for 1.757, 2.067, 2.377 and 2.734 shares of Company Common Stock. See "Pro Forma Data."

      Effect on Stockholders' Equity Per Share of the Exchange. The Conversion and Reorganization will significantly increase the stockholders' equity of the Public Stockholders. At December 31, 1996, stockholders' equity per share was $16.19 for each share of the Bank Common Stock outstanding, including shares held by the Mutual Holding Company. Based on the pro forma information set forth in "Pro Forma Data" assuming the sale of 3,449,300 shares of Conversion Stock at the midpoint of the Estimated Price Range, at December 31, 1996, the pro forma shareholders' equity per share of Common Stock was $11.91, and the pro forma shareholders' equity for the aggregate number of Exchange Shares to be received for each Public Bank Share was $24.63. The pro forma stockholders' equity for the aggregate number of Exchange Shares to be received for each Public Bank Share was $23.21, $26.04 and $27.68 at the minimum, maximum and adjusted maximum of the Estimated Price Range.

      Effect on Earnings Per Share of the Exchange. The Conversion and Reorganization will also affect Public Stockholders' pro forma earnings per share. For the nine months ended December 31, 1996, the earnings per share was $(0.98) for each share of the Bank Common Stock outstanding, including shares held by the Mutual Holding Company. Based on the pro forma information set forth in "Pro Forma Data," assuming the sale of 3,449,300 shares of Common Stock at the midpoint of the Estimated Price

Range, the pro forma earnings per share of Common Stock was $0.32 for such period, and the pro forma earnings for the aggregate number of Exchange Shares to be received for each Public Bank Share was $0.68. For the nine months ended December 31, 1996, the pro forma earnings per share for the aggregate number of Exchange Shares to be received for each Public Bank Share was $0.65, $0.70 and $0.73 at the minimum, maximum and adjusted maximum of the Estimated Price Range.

      Effect on Dividends Per Share of the Exchange. Although the Company expects to pay a dividend on the Common Stock, it is unlikely that the dividends that may be paid per share will be as high as the dividends that have been paid per share on the Public Bank Shares. The Bank paid cash dividends totalling $0.50 per share to Public Stockholders for the year ended March 31, 1996, and has paid regular cash dividends totalling $0.125 per share per quarter, for the nine months ended December 31, 1996. The Company expects to pay an annual dividend of $0.285, $0.242, $0.210 and $0.183 per share on the Common Stock at the minimum, midpoint, maximum and adjusted maximum of the Estimated Price Range or an aggregate annual dividend of approximately $0.50 on the total Exchange Shares received by Public Stockholders for each Public Bank Share. However, no assurance can be given as to the amount of any dividend or that a dividend will be paid, or if paid, that it will not be reduced or eliminated in future periods. See "Dividend Policy."

      Effect on the Market Value of the Exchange. The aggregate number of Exchange Shares to be received for each Public Bank Share will have a calculated estimated value of $17.57, $20.67, $23.77 and $27.34 at the minimum, midpoint, maximum and adjusted maximum of the Estimated Price Range based on the $10.00 Purchase Price of Conversion Stock. The price of a share of Public Bank Shares was $____ on ____________, 1997, the most recent day on which trading of the Bank Common Stock occurred preceding the date of this Prospectus. ASSUMING THE SALE OF CONVERSION STOCK AT LESS THAN THE MIDPOINT OF THE ESTIMATED PRICE RANGE, THE VALUE OF THE EXCHANGE SHARES TO BE RECEIVED FOR EACH PUBLIC BANK SHARE MAY BE LESS THAN THE MARKET PRICE OF THE PUBLIC BANK SHARES AT THE TIME OF THE EXCHANGE, BASED ON THE FINAL EXCHANGE RATIO AND THE MARKET PRICE AT THE TIME OF THE EXCHANGE. SEE "SUMMARY -- STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED IN THE CONVERSION."

      Effect of the Charitable Foundation on the Exchange. The establishment and funding of the Foundation as part of the Conversion and Reorganization results in a decrease in the Exchange Ratio from the Exchange Ratio that would result if the Foundation was not established as part of the Conversion and Reorganization. Assuming the Foundation is established as part of the Conversion and Reorganization, at the midpoint of the Estimated Price Range the Public Stockholders would receive 2.067 shares of Common Stock of the Company for each share of Bank Common Stock held by a Public Stockholder, versus 2.213 shares of Company Common Stock for each share of Bank Common Stock, or a 6.6% decrease, if the Foundation was not established as part of the Conversion. In addition, establishment of the Foundation would result in approximately 6.6% dilution in the pro forma stockholders' equity and pro forma earnings per share for the aggregate number of Exchange Shares to be received for each Public Bank Share. Notwithstanding such dilution, the Boards of Directors of the Primary Parties determined that the Conversion and Reorganization, including the establishment of the Foundation, is substantially accretive on a pro forma basis to the Public Stockholders. In this regard, pro forma stockholders' equity for the aggregate number of Exchange Shares to be received for each Public Bank Share increases from $16.70 per share, as adjusted for nonrecurring losses, to $26.04 per share, or 55.9% per share, and pro forma earnings per share for the aggregate number of Exchange Shares to be received increases from $0.54 per share, as adjusted for nonrecurring losses, to $0.70 per share, or 29.6% per share at the maximum of the Estimated Price Range. See "Pro Forma Data" and footnotes thereto.

THE OFFERINGS

      Pursuant to the Plan and in connection with the Conversion and Reorganization, the Company is offering up to 3,966,700 shares of Conversion Stock in the Offerings. Conversion Stock will be offered in the Subscription and Community Offerings and, to the extent shares are available, in the Syndicated Community Offering. Conversion Stock offered in the Subscription Offering will be offered in the following order of priority: (1) depositors whose accounts in the Bank totalled $50 or more on December 31, 1994 ("Eligible Account Holders");
(2) the ESOP; (3) depositors whose accounts in the Bank totalled $50 or more on ________________, 1997 ("Supplemental Eligible Account Holders"); and (4) other members of the Bank, consisting of depositors of the Bank as of ____________, 1997, the voting record date ("Voting Record Date") for the special meeting of members to vote on the Conversion, and borrowers with loans outstanding as of January 6, 1995, which continue to be outstanding as of the Voting Record Date, other than those members who otherwise qualify as Eligible Account Holders or Supplemental Eligible Account Holders ("Other Members"). Subject to the prior rights of holders of subscription rights, Conversion Stock not subscribed for in the Subscription Offering is being concurrently offered in the Community Offering to certain members of the general public, with a first preference given to the Public Stockholders and a second preference given to natural persons residing in the City of Bayonne in the State of New Jersey. The Primary Parties reserve the absolute right to reject or accept any orders in the Community Offering, in whole or in part, either at the time of receipt of an order or as soon as practicable following the Expiration Date.

      All shares of Conversion Stock not purchased in the Subscription and Community Offerings, if any, will be offered for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers to be formed and co-managed by Sandler O'Neill, acting as agent of the Company to assist the Company and the Bank in the sale of the Conversion Stock. The Primary Parties reserve the absolute right to reject orders, in whole or part, in their sole discretion, in the Syndicated Community Offering.

PROSPECTUS DELIVERY AND PROCEDURE FOR PURCHASING SHARES

      To ensure that each purchaser receives a prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no prospectus will be mailed any later than five days prior to the Expiration Date or hand delivered any later than two days prior to such date. Stock order forms will only be distributed with a prospectus. The Bank is not obligated to accept for processing orders not submitted on original stock order forms. Stock order forms unaccompanied by an executed certification form will not be accepted. Payment by check, money order, bank draft, cash or debit authorization to an existing account at the Bank must accompany the stock order and certification forms. No wire transfers will be accepted. The Bank is prohibited from lending funds to any person or entity for the purpose of purchasing shares of Conversion Stock in the Conversion. See "The Conversion and Reorganization -- Procedure for Purchasing Shares in Subscription and Community Offerings."

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

      Prior to the completion of the Conversion, no person may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Following the Conversion, there generally will be no restrictions on the transfer or sale of shares by purchasers other than affiliates of the Company and the Bank. See "Regulation -- Federal Securities Laws" and "The Conversion and Reorganization -- Certain Restrictions on Purchase or Transfer of Shares After Conversion."

PURCHASE LIMITATIONS

      The minimum purchase in the Subscription and Community Offerings is 25 shares. With the exception of the ESOP, no Eligible Account Holder, Supplemental Eligible Account Holder or Other Member, in their capacity as such, may subscribe in the Subscription Offering for more than $200,000 of Conversion Stock offered; no person, together with associates of or persons acting in concert with such person, may purchase in the Community Offering and the Syndicated Community Offering in the aggregate more than $200,000 of Conversion Stock offered; and no person, together with associates of or persons acting in concert with such person, may purchase in the Offerings the number of shares of Conversion Stock that, when combined with any Exchange Shares received by such person, aggregates to more than the overall maximum purchase limitation of 3.0% of the total number of shares of Conversion Stock offered in the Conversion, exclusive of any shares issued pursuant to an increase in the Estimated Price Range of up to 15%. See "Risk Factors - Effect of Purchase Limitations on Ability of Public Stockholders to Purchase Conversion Shares." For purposes of the purchase limitations set forth in the Plan of Conversion, Exchange Shares will be valued at the $10.00 per share price at which shares of Conversion Stock are issued in the Offerings. At any time during the Conversion and without further approval by the Mutual Holding Company's members, the Primary Parties may in their sole discretion decrease the maximum purchase limitation to 1% of the number of shares of Conversion Stock to be issued in the Subscription and Community Offerings, and/or may decrease the amount that may be subscribed for in the Subscription and Community Offerings. Additionally, at any time during the Conversion and without further approval by the Mutual Holding Company's members, the Primary Parties may in their sole discretion increase the overall maximum purchase limitation and/or increase the amount that may be subscribed for in the Subscription and Community Offerings, up to 5% of the Conversion Stock to be offered in the Conversion. Prior to consummation of the Conversion, if the maximum purchase limitation is increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Primary Parties may be, given the opportunity to increase their subscriptions up to the then applicable limit. In the event of an increase in the Estimated Price Range, the additional shares will be distributed and allocated to fill unfilled orders in the Subscription and Community Offerings, with priority given to the ESOP, without any resolicitation of subscribers, as described in "The Conversion and Reorganization -- Subscription Offering and Subscription Rights," "-Community Offering" and "-- Limitations on Conversion Stock Purchases." Because the overall maximum purchase limitation contained in the Plan of Conversion includes Exchange Shares to be issued to Public Stockholders for their Public Bank Shares, certain holders of Public Bank Shares may be limited in their ability to purchase Conversion Stock in the Offerings. See "Risk Factors - Possible Dilution to Public Stockholders as a Result of Purchase Limitations."

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED IN THE CONVERSION

      Federal regulations require that the aggregate purchase price of the Conversion Stock to be offered in the Conversion be consistent with an independent appraisal of the estimated pro forma market value of the Bank and the Mutual Holding Company. FinPro, Inc. ("FinPro") an independent appraiser, has advised the Primary Parties that in its opinion, dated March 3, 1997, the estimated aggregate pro forma market value of the Bank and the Mutual Holding Company was $66.95 million. Because the holders of the Public Bank Shares will continue to hold approximately the same aggregate percentage ownership interest in the Company as they held in the Bank (before giving effect to any shares of Conversion Stock purchased by the Bank's stockholders in the Offerings or the ESOP thereafter, the payment of cash in lieu of issuing fractional Exchange Shares or shares proposed to be issued to the Foundation), the Appraisal was multiplied by the Mutual Holding Company's percentage interest in the Bank, taking into account the proposed issuance of shares to the Foundation, which corresponds with the amount of Conversion Stock to be sold in the Offerings (i.e., 54.2%), to determine the midpoint of the Price Range, which was $34.5 million. In accordance with OTS regulations, the minimum and maximum of the offering range were set at 15% below and above the midpoint, respectively, resulting in an offering range of $29.3 million to $39.7 million (the "Estimated Price Range"). The full text of the appraisal report of FinPro describes the procedures followed, the assumptions made, limitations on the review undertaken and matters considered, which included the trading market for the Bank Common Stock (see "Market for the Common Stock") but was not solely dependent thereon. (Based on the $17.385 and $____ closing prices of the Bank Common Stock on December 26, 1996, the day preceding the Bank's announcement of the Conversion and the Reorganization and _____, 1997, respectively, the estimated market value of all outstanding shares of Bank Common Stock (including shares held by the Mutual Holding Company) was $53.2 million and $_____ million, respectively.) For further information, see "The Conversion and Reorganization -- Stock Pricing and Exchange Ratio." THE APPRAISAL OF THE COMMON STOCK IS NOT INTENDED AND SHOULD NOT BE CONSTRUED AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING SUCH STOCK NOR CAN ANY ASSURANCE BE GIVEN THAT PURCHASERS OF THE COMMON STOCK IN THE CONVERSION WILL BE ABLE TO SELL SUCH SHARES AFTER THE COMPLETION OF THE CONVERSION AT OR ABOVE THE PURCHASE PRICE.

      All shares of Conversion Stock issued in the Conversion will be sold at the Purchase Price of $10.00 per share, as determined by the Primary Parties. The actual number of shares to be issued in the Offerings will be determined by the Primary Parties based upon the final updated estimate of the aggregate pro forma market value of the Conversion Stock, giving effect to the Conversion, at the completion of the Offerings. The maximum of the Estimated Price Range may be increased by up to 15% and the number of shares of Conversion Stock to be issued in the Conversion may be increased to 4,544,000 shares due to regulatory considerations or changes in market or general financial and economic conditions. No resolicitation of subscribers will be made and subscribers will not be permitted to modify or cancel their subscriptions unless the gross proceeds from the sale of the Conversion Stock are less than the minimum or more than 15% above the maximum of the current Estimated Price Range. Any increase or decrease in the number of shares of Conversion Stock will result in a corresponding change in the number of Exchange Shares, so that upon consummation of the Conversion and Reorganization, the Conversion Stock and the Exchange Shares will represent approximately 54.2% and 45.8%, respectively, of the Company's total outstanding shares without consideration of the dilutive effect of shares issued to the Foundation. Assuming 392,700 shares are issued to the Foundation, based on the sale of Conversion Stock at the maximum of the Estimated Price Range, the Exchange Shares received by Public Stockholders will represent approximately 43.4% of the Company's total outstanding shares upon consummation of the Conversion and Reorganization, representing a dilution of the Public Stockholders' ownership interest of approximately 5.1%. See "Risk Factors -- Establishment of the Charitable Foundation." Furthermore, Exchange Shares may represent less than 43.4% of the Company's total outstanding shares (assuming the establishment of the Foundation) if there are insufficient shares for the ESOP to purchase 8.0% of the Conversion Stock and, consequently, the Company has to issue authorized but unissued shares to the ESOP in order to satisfy its order to purchase such amount of Conversion Stock in the Offerings. See "Risk Factors -- Possible Increase in Estimated Price Range and Number of Shares Issued," "-- Possible Dilutive Effect of Issuance of Additional Shares," "Pro Forma Data," and "The Conversion and Reorganization -- Stock Pricing" and "-- Number of Shares to be Issued."

      Based on the 1,404,646 Public Bank Shares outstanding at December 31, 1996, and assuming a minimum of 2,931,800 and a maximum of 3,966,700 shares of Conversion Stock are issued in the Offerings, the Exchange Ratio is expected to range from approximately 1.757 Exchange Shares to 2.377 Exchange Shares for each Public Bank Share outstanding immediately prior to the consummation of the Conversion and Reorganization. The Exchange Ratio will be affected if any stock options to purchase shares of Bank Common Stock are exercised after December 31, 1996 and prior to consummation of the Conversion and Reorganization. If any of such stock options are outstanding immediately prior to consummation of the Conversion and Reorganization, they will be converted into options to purchase shares of Common Stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the Exchange Ratio so that the aggregate exercise price remains unchanged, and with the duration of the option remaining unchanged. At December 31, 1996, there were options to purchase 128,110 shares of Bank Common Stock outstanding, which have an exercise price of $13.00 per share. The Bank has no plans to grant additional stock options prior to the consummation of the Conversion and Reorganization.

      The following table sets forth, based upon the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range: (i) the total number of shares of Conversion Stock and Exchange Shares to be issued in the Conversion and Reorganization, (ii) the total number of shares proposed to be issued to the Foundation, (iii) the percentage of the total Common Stock represented by the Conversion Stock, the Exchange Shares and the Foundation shares, and (iv) the Exchange Ratio. The table assumes that there is no cash paid in lieu of issuing fractional Exchange Shares.

                        CONVERSION STOCK     EXCHANGE SHARES       SHARES TO BE ISSUED TO    TOTAL SHARES
                        TO BE OFFERED(1)     TO BE ISSUED(1)           THE FOUNDATION          OF COMMON
                      --------------------  --------------------  -----------------------    STOCK TO BE      EXCHANGE
                       AMOUNT     PERCENT    AMOUNT     PERCENT    AMOUNT        PERCENT     OUTSTANDING(1)    RATIO(1)
                      ---------  ---------  ---------  ---------  ---------     ---------    --------------    --------
Minimum.............. 2,931,800    51.5%    2,468,000    43.4%     290,200         5.1%        5,690,000         1.757
Midpoint............. 3,449,300    51.5     2,903,400    43.4      341,500         5.1         6,694,200         2.067
Maximum.............. 3,966,700    51.5     3,338,800    43.4      392,700         5.1         7,698,200         2.377
15% above maximum.... 4,561,700    51.5     3,840,300    43.4      451,600         5.1         8,853,600         2.734

----------
(1) Assumes that outstanding options to purchase 128,110 shares of Bank Common Stock at December 31, 1996 are not exercised prior to consummation of the Conversion and Reorganization.

      The final Exchange Ratio will be determined based upon the number of shares issued in the Offerings in order to maintain the Public Stockholders' approximately 45.8% ownership interest in the Bank, before taking into account the effect of the contribution of Common Stock to the Foundation on the Conversion and Reorganization. The final Exchange Ratio will not be based upon the market value of the Public Bank Shares. At the minimum, mid-point and maximum of the Estimated Price Range, one Public Bank Share will be exchanged for 1.757, 2.067 and 2.377 shares of Common Stock, respectively (which have a calculated equivalent estimated value of $17.57, $20.67 and $23.77 based on the $10.00 Purchase Price of a share of Common Stock in the Offerings and the aforementioned Exchange Ratios). ASSUMING THE SALE OF CONVERSION STOCK AT LESS THAN THE MIDPOINT OF THE ESTIMATED PRICE RANGE, THE VALUE OF THE EXCHANGE SHARES TO BE RECEIVED FOR EACH PUBLIC BANK SHARE MAY BE LESS THAN THE MARKET PRICE OF THE PUBLIC BANK SHARES AT THE TIME OF THE EXCHANGE, BASED ON THE FINAL EXCHANGE RATIO AND THE MARKET PRICE AT THE TIME OF THE EXCHANGE. Further there can be no assurance as to the actual market value of a share of Common Stock after the Conversion and Reorganization or that such shares could be sold at or above the $10.00 Purchase Price.

USE OF PROCEEDS

      Net proceeds from the sale of the Conversion Stock are estimated to be between $28.2 million and $38.3 million (or $44.2 million if the Estimated Price Range is increased by 15%) depending on the number of shares sold and the expenses of the Conversion. See "Pro Forma Data." The Company plans to contribute to the Bank 50% of the net proceeds from the Offerings, with the remaining net proceeds to be retained by the Company. Net proceeds to be retained by the Company after the contribution to the Bank are estimated to be between $14.1 million and $19.2 million (or $22.1 million if the Estimated Price

Range is increased by 15%). The Company will be unable to utilize any of the net proceeds until the close of the Offerings.

      Funds retained by the Company will be used for general business activities, including the extension of credit to the ESOP to purchase Conversion Stock in the Offerings (to the extent such loan is not funded by a third party), and, subject to applicable limitations, the possible payment of dividends and repurchases of Common Stock. The Company intends to initially deposit net proceeds not used to fund the ESOP in an account at the Bank. Assuming the acquisition by the ESOP of 8% of the aggregate of the number of shares of Conversion Stock to be issued in the Conversion and the shares issued to the Foundation, the amount of the loan to the ESOP is estimated to be between $2.6 million and $3.5 million (or $4.0 million if the Estimated Price Range is increased by 15%) to be repaid over a fifteen year period at the prevailing prime rate, which is currently 8.25%. See "Management of the Bank -- Benefit Plans - Employee Stock Ownership Plan and Trust." Funds received by the Bank from the Company's purchase of its capital stock will be used for other general business purposes. The Company and the Bank may also use such funds to expand operations through the acquisition or establishment of branch offices and the acquisition of smaller financial institutions or assets of other financial institutions. Neither the Bank nor the Company has any pending agreements or understandings regarding acquisitions of any specific financial institutions, branch offices or assets of other financial institutions. See "Use of Proceeds" and "Business of the Bank." To the extent that the stock-based benefit programs which the Company or Bank intend to adopt subsequent to the Conversion are not funded with authorized but unissued common stock of the Company, the Company or Bank may use net proceeds from the Conversion to fund the purchase of stock to be awarded under such stock benefit programs. See "Management of the Bank -- New Benefits -- Stock Options Plans" and "-- Stock Programs."

DIVIDENDS

      Since the reorganization of the Bank and the formation of the MHC on January 6, 1995, the Bank has paid, in the aggregate, annual cash dividends on the Bank Common Stock of $.50 (50 cents) per share, which amounts to a quarterly dividend of $.125 per share. The Bank intends to continue to pay regular quarterly dividends through either the date of consummation of the Conversion and Reorganization (on a pro rata basis) or the end of the fiscal quarter during which the consummation of the Conversion and Reorganization occurs.

      Commencing with the first full quarter following consummation of the Conversion and Reorganization, the Board of Directors of the Company intends to declare cash dividends on the Common Stock at an initial quarterly rate equal to the amount of the existing quarterly dividend on the Bank Common Stock divided by the Exchange Ratio. Based upon the Estimated Price Range, the Exchange Ratio is expected to be 1.757, 2.067, 2.377 and 2.734 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively. Based upon the Exchange Ratio and the sale of Conversion Stock at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, the Company expects to pay an initial quarterly dividend of $.071, $.061, $.053 and $.046 per share, respectively, following consummation of the Conversion and Reorganization. Declarations of dividends by the Company's Board of Directors will depend upon a number of factors, including the amount of the net proceeds from the Offerings retained by the Company, investment opportunities available to the Company or the Bank, capital requirements, regulatory limitations, the Company's and the Bank's financial condition and results of operations, tax considerations and general economic conditions. Consequently, there can be no assurance that dividends will in fact be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods. See "Dividend Policy" and "Market for the Common Stock."

RISK FACTORS

      See "Risk Factors" for a discussion of certain factors that should be considered by prospective investors.

                        SELECTED FINANCIAL AND OTHER DATA

      Set forth below are selected financial and other data of the Bank. This information is derived in part from and should be read in conjunction with the Consolidated Financial Statements of the Bank and the Notes thereto presented elsewhere in this Prospectus. The Selected Financial and Other Data at or for the nine month periods ended December 31, 1996 and December 31, 1995 are unaudited. However, in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation at such dates and for such periods have been made. The results of operations for the nine-month period ended December 31, 1996, are not necessarily indicative of results that may be expected for the full fiscal year.

                                                       AT MARCH 31,(4)            AT MAY 31,
                                    AT DECEMBER 31,  ------------------  ----------------------------
                                        1996           1996      1995      1994      1993      1992
                                    ---------------  --------  --------  --------  --------  --------
SELECTED CONSOLIDATED FINANCIAL      (UNAUDITED)                    (IN THOUSANDS)
CONDITION DATA:
Total assets .......................  $578,574       $651,945  $512,126  $547,550  $572,509  $522,879
Cash and cash equivalents ..........    19,380         11,790     6,111    47,839    45,247    17,161
Loans receivable, net:
   Real estate .....................   209,197        198,658   197,240   172,552   206,573   243,737
   Consumer ........................    29,997         25,370    21,314    16,428    16,160    18,492
                                      --------       --------  --------  --------  --------  --------
      Total loans receivable, net(1)   239,194        224,028   218,554   188,980   222,733   262,229
United States Government and agency
obligations,net of valuation
allowance(2) .......................    76,948        101,729   148,062   146,806    64,006    47,138
Mortgage securities, net(3) ........   217,859        289,848   117,205   141,271   223,401   175,648
Deposits ...........................   441,289        445,424   444,380   471,681   481,704   489,300
Borrowed funds .....................    80,652        151,334    15,032      --      50,000      --
Stockholders' equity ...............    49,585         49,519    46,625    34,066    38,642    31,911

----------
(1) Excludes loans to joint ventures of the Bank's subsidiaries. See "Business of the Bank -- Subsidiary Activities."
(2)   At December 31, 1996, March 31, 1996 and 1995, and May 31, 1994, $68.1
      million, $92.9 million, $64.3 million and $64.1 million of such securities, respectively, net of valuation allowance, were classified as available for sale, and $8.9 million, $8.7 million, $83.8 million and $82.7 million, respectively, of such securities were classified as held to maturity. At May 31, 1993 and 1992, all such securities were classified as held to maturity.
(3) Includes mortgage-backed securities and mutual funds that invest primarily in mortgage-backed securities, net of valuation allowance. At December 31, 1996, March 31, 1996 and 1995, and May 31, 1994 and 1993, all such securities were available for sale.
(4) At the time of the Bank's 1995 MHC Reorganization, the Bank changed its fiscal year end from May 31 to March 31.

                                                  NINE MONTHS ENDED           YEAR      TEN MONTHS
                                                     DECEMBER 31,            ENDED        ENDED           YEARS ENDED MAY 31,
                                                ----------------------      MARCH 31,    MARCH 31,   ------------------------------
                                                1996(1)        1995(1)        1996        1995(1)      1994      1993        1992
                                                --------      --------      ---------   -----------  --------   --------   --------
SELECTED CONSOLIDATED OPERATING DATA:                 (UNAUDITED)                           (IN THOUSANDS)
Total interest and dividend income ...........  $ 31,210      $ 26,397      $ 37,309      $ 28,431   $ 35,616   $ 37,417   $ 43,301
Total interest expense .......................    21,300        16,359        23,842        15,831     20,795     22,933     30,905
                                                --------      --------      --------      --------   --------   --------   --------
   Net interest income .......................     9,910        10,038        13,467        12,600     14,821     14,484     12,396
Provisions for loan losses ...................        90           300           450           350        500        871      1,231
                                                --------      --------      --------      --------   --------   --------   --------
   Net interest  income after
      provision for loan losses ..............     9,820         9,738        13,017        12,250     14,321     13,613     11,165
                                                --------      --------      --------      --------   --------   --------   --------
Other income (loss):
   Loan fees and service charges .............       235           206           307           285        428        384        554
   Gain (loss) on sale of securities
     available for sale, net .................    (2,812)(2)    (2,514)(2)    (2,217)(2)      (547)       262      2,938      3,243
   Gain (loss) on sale of real estate
     acquired in settlement of loans .........       (52)          (52)           (7)           --         62      2,144         --
   Gain (loss) from real estate
     operations, net .........................        --            --           (25)          (62)       172       (184)      (373)
   Other .....................................       690           489           729           452        856        338        404
                                                --------      --------      --------      --------   --------   --------   --------
      Total other income (loss) ..............    (1,939)       (1,871)       (1,213)          128      1,780      5,620      3,828
                                                --------      --------      --------      --------   --------   --------   --------
Operating expenses:
   Compensation and employee benefits ........     4,256         4,417         5,821         4,674      4,735      4,110      3,726
   Occupancy .................................       574           595           802           630        648        646        580
   Equipment .................................       831           839         1,092           858        972        931        915
   Advertising and promotion .................        46           146           176           123         91         96         74
   Federal insurance premiums ................       883           873         1,163           990      1,210      1,093      1,237
   Other .....................................     3,965(3)      1,320         1,761         1,676      1,860      1,917      1,932
                                                --------      --------      --------      --------   --------   --------   --------
      Total operating expenses ...............    10,555         8,190        10,815         8,951      9,516      8,793      8,464
                                                --------      --------      --------      --------   --------   --------   --------
(Loss)/Income before income tax expense
   and cumulative effect of accounting
   changes ...................................    (2,674)         (323)          989         3,427      6,585     10,440      6,529
Income tax expense (benefit) .................       297          (112)          374         1,236      2,247      3,885      2,190
                                                --------      --------      --------      --------   --------   --------   --------
(Loss)/Income before cumulative effect
   of accounting changes .....................    (2,971)         (211)          615         2,191      4,338      6,585      4,339
Cumulative effect of accounting changes:
   Income taxes ..............................        --            --            --            --        400         --         --
   Postretirement benefits ...................        --            --            --            --     (1,216)        --         --
   Investments ...............................        --            --            --            --        471         --         --
                                                --------      --------      --------      --------   --------   --------   --------
      Net (loss)/income ......................  $ (2,971)     $   (211)     $    615      $  2,191   $  3,993   $  6,585   $  4,339
                                                ========      ========      ========      ========   ========   ========   ========

                                                        (continued on next page)


                                                     NINE MONTHS ENDED        YEAR     TEN MONTHS
                                                        DECEMBER 31,          ENDED      ENDED           YEARS ENDED MAY 31,
                                                    -------------------      MARCH 31,  MARCH 31,   ------------------------------
                                                    1996(1)    1995(1)        1996       1995(1)      1994       1993       1992
                                                    --------  ---------    ---------   -----------  --------   --------   --------
SELECTED FINANCIAL RATIOS AND OTHER DATA:               (UNAUDITED)
PERFORMANCE RATIOS:
   Equity to assets at period end ................   8.57%        8.13%       7.60%         9.10%      6.22%      6.75%      6.10%
   Net interest rate spread (difference between
     average yield on interest-earning assets and
     average cost of interest-bearing liabilities    1.88         2.28        2.16          2.92       2.52       2.56       2.25
   Net interest margin (net interest income as a
     percentage of average interest-earning assets)  2.15         2.60        2.48          3.12       2.71       2.76       2.42
   Return on average assets (net income
     divided by average total assets) ............  (0.68)       (0.05)       0.11          0.52       0.71       1.22        .82
   Return on average equity (net income divided by
     average equity) .............................  (8.11)       (0.55)       1.20          7.06      10.22      18.95      14.63
   Stockholders' equity to average assets ratio
     (average stockholders' equity divided by
     average total assets)                           7.71         9.55        9.08          7.30       6.92       6.43       5.62
   Total other income to average assets ..........  (0.31)       (0.35)       (.21)         0.03       0.31       1.04        .72
   Total operating expenses to average assets(4) .   1.59         2.04        1.91          1.76       1.68       1.63       1.60
ASSET QUALITY RATIOS:
   Loans 90 days or more past due to net loans ...   2.52         2.62        2.66          2.56       3.63       3.55       4.11
   Loans 90 days past due and other
     nonperforming assets to total assets ........   1.21         0.92         .92          1.14       1.53       1.55       2.42
   Allowance for loan losses to loans 90 days past
     due and other nonperforming assets ..........  49.01        52.72       49.73         46.02      34.74      29.31      20.36
   Allowance for loan losses as a percent of net
     loans receivable at end of period ...........   1.22         1.19        1.33          1.22       1.54       1.17        .98
   Net interest income to total operating
     expense (4)                                     0.94         1.23       1.25x         1.41x      1.56x      1.65x      1.46x
   Net interest income after provision for loan
     losses, to total operating expense(4) .......   0.93         1.19       1.20x         1.37x      1.51x      1.55x      1.32x
   Average interest-earning assets to
     average interest-bearing liabilities ........   1.06         1.08       1.07x         1.05x      1.05x      1.05x      1.03x
REGULATORY CAPITAL RATIOS:
   Tangible(5) ...................................   9.13         8.40        8.56%        10.83%      6.22%      6.75%      6.03%
   Core(5) .......................................   9.13         8.40        8.56%        10.83%      6.22%      6.75%      6.03%
   Risk-based(5) .................................  26.41        27.55       27.04%        32.21%     20.61%     21.27%     16.38%
NUMBER OF FULL-SERVICE OFFICES ...................      4            4           4             4          4          4          4

----------
(1) At the time of the Bank's 1995 MHC Reorganization, the Bank changed its fiscal year end from May 31 to March 31.
(2) The loss on securities available for sale resulted from the sale of investment securities as part of the Bank's restructuring of its investment portfolio. See "Risk Factors -- Restructuring of Investment Portfolio" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(3) Includes the SAIF insurance fund special assessment of $2.9 million as of September 30, 1996.
(4) Total operating expense does not include income tax expense or the provision for loan losses.
(5) Excludes unrealized losses on available for sale securities. If such unrealized losses were included at December 31 and March 31, 1996, then both tangible and core capital would have been 8.57% and 7.60%, respectively, and risk-based capital would have been 23.62% and 25.79%, respectively.

                                  RISK FACTORS

      The following risk factors, in addition to those discussed elsewhere in this Prospectus, should be considered by investors in deciding whether to purchase the Common Stock offered hereby.

RESTRUCTURING OF INVESTMENT PORTFOLIO

      In the past, the Bank invested a significant amount of its assets in investment securities such as mutual funds that invest in mortgage-backed securities and United States Government and agency obligations. In recent years, the market prices of certain of the Bank's U.S. Government agency and Treasury securities have decreased since the time of purchase, which has had an adverse impact on the Bank's stockholders' equity and interest rate sensitivity position. Moreover, the Bank's significant investment in fixed-rate investments adversely impacted its exposure to interest rate risk. Therefore, beginning in 1995, the Bank implemented a strategy to restructure its investment portfolio by liquidating certain investment securities and reinvesting the proceeds in higher-yielding interest-earning assets such as mortgage loans and mortgage-backed securities. The Bank also borrowed funds to increase its investments in mortgage-backed securities as part of this strategy. However, due to higher interest rates during this period, the Bank's interest rate risk exposure increased during fiscal 1996.

      The Bank has continued to restructure its investment portfolio throughout fiscal 1996 placing emphasis on improving its interest rate risk position. During the nine months ended December 31, 1996, the Bank sold intermediate- and short-term mutual funds totalling $71.5 million and U.S. Treasury securities totalling $25.0 million, at a pre-tax loss of $2.8 million. The Bank used the proceeds from these sales to purchase $60.5 million of higher-yielding mortgage-backed securities, and to repay $50.0 million of FHLB advances that were outstanding as of March 31, 1996.

      The Bank continues to maintain substantial investments in securities available for sale. The market value of total investments available for sale at December 31, 1996 and March 31, 1996 was $286.0 million and $382.7 million, respectively, which comprised 49.4% and 58.7% of total assets, respectively. The Bank believes that most of its restructuring is complete, and does not anticipate any further significant sales of investment securities, since much of the remaining securities with unrealized losses are due to mature by 1999. Another $51.0 million of U.S. Treasury securities available for sale will mature by October 31, 1998, thereby affording the Bank the opportunity to reinvest these additional funds or further reduce borrowings.

      Largely as a result of its restructuring, the Bank has reduced its cumulative one-year gap ratio from negative 25.36% at March 31, 1996 to negative 6.76% at December 31, 1996. However, at December 31, 1996, $60.6 million, or 27.4% of the Bank's mortgage-backed securities had adjustable rates of interest with the remaining mortgage-backed securities carrying fixed rates of interest. In addition, because of the Bank's continued substantial investment in securities available for sale, and because securities available for sale are carried at market value, with unrealized gains and losses, net of income tax benefit, recorded as a separate component of stockholders' equity, the Bank's stockholders' equity is still subject to volatility during periods of changing interest rates as a consequence of the fluctuations in the market value of securities. Therefore, although the Bank does not anticipate further significant losses in the securities portfolio, there can be no assurance that the Bank's stockholders' equity would not be adversely affected in the future by substantial fluctuations in market interest rates.

SENSITIVITY TO CHANGES IN INTEREST RATES

      The Bank's profitability, like that of most financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits and borrowings. One method of analyzing an institution's exposure to interest rate risk is by measuring the change in the institution's Net Portfolio Value ("NPV") under various interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. An NPV Ratio, in any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The sensitivity measure is the decline in the NPV Ratio, in basis points, caused by a 2% increase or decrease in rates, whichever produces a larger decline. The higher an institution's sensitivity measure is, the greater its exposure to interest rate risk is considered to be. As of December 31, 1996, the most recent date for which information is available, the Bank's sensitivity measure, as measured by the OTS, indicated that a 2% increase in interest rates would cause a 298 basis point decline in the Bank's NPV Ratio. This NPV Ratio sensitivity measure exceeds the thresholds at which the Bank could be required to hold additional risk-based capital under OTS regulations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Management of Interest Rate Risk -- Net Portfolio Value" and "Regulation -- Federal Regulation of Savings Institutions -- Capital Requirements".

      The Bank's recent results of operations were adversely affected by the increase in interest rates experienced during 1995 and 1996. Specifically, the increase in general interest rates and a decline in the difference between long-term and short-term interest rates during 1995 and 1996 resulted in the Bank's deposit liabilities repricing from an average cost of 4.06% for the year ended May 31, 1994 to 4.65% for the year ended March 31, 1996 and 4.72% for the nine months ended December 31, 1996, on an annualized basis. This upward repricing of liabilities contributed to the compression in the Bank's average interest rate spread, which was reduced to 1.88% for the nine months ended December 31, 1996, from 2.52% for the year ended May 31, 1994, and in its net interest margin, which was reduced to 2.15% from 2.71% for the same periods. The Bank's net interest rate spread and net interest margin was 1.87% and 2.20%, respectively, at December 31, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Management of Interest Rate Risk."

      The Bank's results of operations may continue to be adversely affected in a rising interest rate environment. At December 31, 1996, the Bank's total interest-bearing liabilities maturing or repricing within one year exceeded its total interest-earning assets maturing or repricing within one year by $39.1 million, representing a cumulative one-year gap ratio of negative 6.76%. While the Bank has lessened its interest rate risk exposure, the gap measure indicates that net interest income is exposed to increases in interest rates. In a rising interest rate environment, the Bank's net interest income would be adversely affected as liabilities would reprice to higher market rates more quickly than assets. This effect would be compounded because the prepayment speeds of the Bank's long-term fixed-rate assets would decrease in a rising interest rate environment. At December 31, 1996, $160.5 million, or 72.6% of the Bank's $221.1 million of mortgage-backed securities had fixed-rates of interest. In addition, $160.4 million, or 78.1%, of the Bank's one- to four- family mortgage loans had fixed-rates of interest. To reduce the Bank's exposure to interest rate risk in a changing interest rate environment, the Bank seeks to invest in mortgage securities that have adjustable rates and/or relatively short expected terms. The Bank also seeks to reduce the term of its interest-earning assets by offering fixed-rate one- to four-family mortgage loans with terms of 15 years or less. Such loans constituted $9.0 million, or 30.3%, of the Bank's total originations of one- to four-family mortgage loans during the nine months ended December 31, 1996. In addition, the Bank originates adjustable-rate one- to four-family mortgage loans. Of the Bank's oneto four-family mortgage loans originated during the nine months ended December 31, 1996, $12.3 million or 41.6% had adjustable rates of interest. There can be no assurance, however, that the Bank will be able to maintain the same level of originations of adjustable-rate loans in future periods.

COMPETITION AND LIMITED LOAN DEMAND IN MARKET AREA

      The Bank is headquartered in the City of Bayonne, which is located in Hudson County in northeastern New Jersey. The Bank currently conducts its business from its main office and three branch offices, all of which are located in Bayonne. The Bank faces significant competition both in making loans and in attracting deposits. While its lending area extends throughout New Jersey, most of the Bank's mortgage loans are secured by properties located in Hudson County, with a predominance of such properties located in the City of Bayonne. The State of New Jersey has a high density of financial institutions, many of which have a state-wide or regional presence, and, in some cases, a national presence, all of which are competitors of the Bank to varying degrees. The Bank's competition for loans comes principally from commercial banks, savings banks, savings and loan associations, credit unions, mortgage banking companies and insurance companies. Its most direct competition for deposits has historically come from commercial banks, savings banks, savings and loan associations and credit unions, many of which are significantly larger than the Bank and, therefore, have greater financial and marketing resources than those of the Bank. The Bank faces additional competition for deposits from short-term money market funds, other corporate and government securities funds and from other financial institutions such as brokerage firms and insurance companies. Such competition may limit the growth and profitability of the Bank in the future. See "Business of the Bank -- Market Area and Competition."

      In the late 1980s and early 1990s due in part to the effects of a prolonged decline in the national and regional economy, layoffs in the financial services industry and corporate relocations, New Jersey experienced reduced levels of employment. These events, in conjunction with a surplus of available commercial and residential properties, resulted in an overall decline during this period in the underlying values of properties located in New Jersey. However, New Jersey's real estate market has stabilized in recent periods. Nevertheless, despite the modest economic improvement, certain demographics of the Bank's primary market area have continued to adversely affect its ability to generate loans. This market area primarily consists of mature, fully developed communities. The population growth rate is declining and new housing starts in the Bank's primary market area are lower than those in the state of New Jersey generally. These factors, along with the highly competitive market in which the Bank operates, has caused originations of new mortgage loans to decline in recent periods. For the nine months ended December 31, 1996, the year ended March 31, 1996, and the ten months ended March 31, 1995, the Bank originated $26.3 million, $18.2 million and $42.8 million of one- to four-family residential loans, respectively. Repayments were $23.3 million, $26.2 million and $24.0 million, respectively, for the same periods. The Bank's total loan portfolio has also declined in the 1990s, from a high of $286.5 million at May 31, 1990, representing 53.8% of total assets, to a low of $193.9 million at May 31, 1994, representing 35.4% of total assets. At December 31, 1996, total loans receivable had increased to $244.1 million, equalling 42.2% of total assets. To the extent the Bank continues to emphasize real estate loan originations within the Bayonne market area, it may be unable to significantly increase its loan portfolio.

      In addition, the Bank's total deposits have decreased 9.8% since May 31, 1992, from $489.3 million to $441.3 million at December 31, 1996. This decline is reflective of both the declining Bayonne population as well as a shift of funds generally from thrift institutions within Bayonne to credit markets and mutual funds whose interest rates have increased over recent years. The Bank also expects to experience a run-off of deposits when approximately $45 million of ten-year certificates of deposit paying a rate of interest of 10% mature by April 1998.

      Diminished mortgage lending and deposit opportunities in the Bank's primary market area may exist for the foreseeable future, preventing the Bank from achieving significant growth. In an effort to address diminished mortgage loan demand and a reduced deposit base, the Bank is seeking to expand its market area and the loan and deposit products it offers. With regard to expanding the Bank's geographic market area, the Bank intends to seek expansion opportunities through either the establishment or acquisition of new branch offices in communities surrounding Bayonne within the next two years. The Bank also plans to expand commercial deposit accounts, including business checking. With regard to its loan products, the Bank is seeking to moderately increase its commercial real estate lending. Although there can be no assurances that such new lending will be successful, an enhanced emphasis on commercial real estate lending may entail certain credit risks not present in the Bank's traditional one- to four-family residential mortgage lending activities. The higher degree of credit risk involved in these products may result in the Bank experiencing both an increased provision for possible loan losses as well as an increased provision for losses on real estate owned over that experienced in the Bank's recent fiscal years.

RECENT DECLINE IN OPERATING RESULTS

      Over the past two fiscal years and during the nine months ended December 31, 1996, the Bank has experienced a decline in its operating results and earnings performance ratios. For the nine months ended December 31, 1996, the year ended March 31, 1996 and the ten months ended March 31, 1995, the Bank's net income/(loss) totalled ($3.0 million), $615,000 and $2.2 million, respectively, resulting in a return on average assets of (0.47%), 0.11% and 0.52%, respectively, and a return on average equity of (6.08%), 1.2% and 7.09%, respectively. The decline in net income has primarily been attributable to the losses incurred on the sale of investment securities in fiscal 1996 and 1997 as part of the Bank's restructuring. Losses on the sale of securities for the nine months ended December 31, 1996, the year ended March 31, 1996 and the ten months ended March 31, 1995 totalled ($2.8 million), ($2.2 million) and ($547,000), respectively. Interest expense also has increased over the same periods as the Bank increased borrowings from $14.0 million at March 31, 1995, to $150.5 million at March 31, 1996, to fund the purchase of mortgage-backed securities as part of its restructuring of its investment portfolio. Operating results for the nine months ended December 31, 1996 were also adversely impacted by the one-time special assessment of $2.9 million to recapitalize the SAIF insurance fund. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Comparison of Financial Condition at December 31, 1996 and March 31, 1996." The Bank believes that its restructuring is nearly complete, and it does not anticipate any additional significant losses on the sale of securities, or additional significant increases in borrowings. There can be no assurances, however, that significant fluctuations in market interest rates or other factors will not cause additional losses or increased expenses. See " Sensitivity to Changes in Interest Rates."

      Other operating expenses have also increased in recent years. Between May 31, 1992 and March 31, 1996, compensation and employee benefits expense increased 56.2%, to $5.8 million for the year ended March 31, 1996, from $3.7 million for the year ended May 31, 1992. For the nine months ended December 31, 1996, compensation and employee benefits expense was $4.3 million. For the nine months ended December 31, 1996, and the year ended March 31, 1996, compensation and employee benefits expense comprised 56.2% and 53.8%, respectively, of total operating expenses (excluding the impact of the special SAIF assessment of $2.9 million during the nine month period). A significant portion of this increase in expense resulted from the implementation of employee stock benefit plans in connection with the Bank's 1995 MHC Reorganization and retirement plan payments to a senior officer of the Bank beginning in 1996. The Bank expects that compensation expense will increase in future periods due to the implementation of additional stock benefit plans in connection with the Conversion and Reorganization and the payment of certain retirement benefits upon the announced retirement of Mr. Patrick F.X. Nilan, the Bank's long-time President and Chief Executive Officer. See "Management of the Bank."

      There can be no assurances as to the earnings performance of the Bank in the near future. The effects of the Bank's restructuring of its investment portfolio have not yet been fully realized. In addition, the Bank's significant investment securities portfolio and fixed-rate loan portfolio exposes it to interest rate risk in a rising interest rate environment. Furthermore, the increase in stockholders' equity resulting from the Conversion and Reorganization is likely to have a negative impact on the return on stockholders' equity until such time as the Bank can effectively deploy all of the proceeds of the Offerings. The Bank also expects to incur a significant one-time expense upon the establishment and funding of the Foundation in the quarter in which it is established. See " -Establishment of the Charitable Foundation." Finally, proposed plans of the Bank to expand its market through its branch franchise and its loan and deposit products will increase operating expenses. Such increases cannot be estimated at this time.

ESTABLISHMENT OF THE CHARITABLE FOUNDATION

      Pursuant to the Plan, the Company intends to establish a charitable foundation in connection with the Conversion and Reorganization. The Plan provides that the Bank and the Company will establish the Foundation, which will be incorporated under Delaware law as a non-stock corporation and will be funded with shares of Common Stock contributed by the Company. Establishment of the Foundation is subject to the approval of the Mutual Holding Company's members at the special meeting being held to vote upon the Conversion and Reorganization. If approved by members, the establishment of the Foundation will be dilutive to the interests of stockholders and will have an adverse impact on the operating results of the Company in fiscal 1998, possibly resulting in an operating loss in fiscal 1998, the fiscal year in which the Foundation is established.

      Dilution of Existing and Potential Stockholders' Interests. The Company proposes to establish the Foundation with Company Common Stock in an amount equal to 9.9% of the Conversion Stock sold in the Conversion and Reorganization. At the minimum, midpoint and maximum of the Estimated Price Range, the contribution to the Foundation would equal 290,200, 341,500 and 392,700 shares, with a value of $2.9 million, $3.4 million and $3.9 million, respectively, based on the Purchase Price of $10.00 per share. Upon completion of the Conversion and Reorganization and establishment of the Foundation, the Company will have 7,698,700 shares issued and outstanding at the maximum of the Estimated Price Range, of which the Foundation will own 392,700 shares, or 5.1%. AS A RESULT, PERSONS PURCHASING SHARES IN THE CONVERSION AND REORGANIZATION, INCLUDING PUBLIC STOCKHOLDERS, WILL HAVE THEIR OWNERSHIP AND VOTING INTERESTS IN THE COMPANY DILUTED BY 5.1%. IN ADDITION, HOLDERS OF THE PUBLIC BANK SHARES WILL HAVE THEIR CURRENT VOTING AND OWNERSHIP INTERESTS DILUTED BY 5.1% IF THE FOUNDATION IS ESTABLISHED IN CONNECTION WITH THE CONVERSION AND REORGANIZATION. SEE "PRO FORMA DATA."

      The establishment of the Foundation will also result in a 6.6% decrease in the number of Exchange Shares received by the Public Stockholders for the Public Bank Shares held by such stockholders. In this regard, at the midpoint of the Estimated Price Range, the Public Stockholders would receive 2.067 shares of Common Stock of the Company for each share of Bank Common Stock held by a Public Stockholder assuming the Foundation is established as part of the Conversion and Reorganization, versus 2.213 shares of Company Common Stock for each share of Bank Common Stock in the event the Foundation was not established as part of the Conversion and Reorganization. Further, pro forma stockholders' equity and pro forma earnings per share for the aggregate number of Exchange Shares received by a Public Stockholder will be diluted by approximately 6.6% as a result of the Foundation. Notwithstanding such dilution, the Boards of Directors of the Primary Parties determined that the Conversion and Reorganization, including the establishment of the Foundation, is substantially accretive to the Public Stockholders. Specifically, pro forma stockholders' equity for the aggregate number of Exchange Shares received increases from $16.70 per share to $26.04, or 55.9% per share, and pro forma earnings per share for the aggregate number of Exchange Shares to be received increases from $0.54 per share as adjusted for nonrecurring losses, to $0.70 per share, or 29.6% per share at the maximum of the Estimated Price Range. For purposes of comparison, earnings per share and stockholders' equity per share for the nine months ended December 31, 1996 were adjusted for the one-time SAIF assessment and the nonrecurring loss on the sale of mutual funds.

      Impact on Earnings. Assuming receipt of approval of the Mutual Holding Company's members, the contribution of Common Stock to the Foundation will have an adverse impact on the Company's and the Bank's earnings in the year in which the contribution is made. The Company will recognize an expense in the amount of the contribution to the Foundation in the quarter in which it occurs, which is expected to be the first quarter of fiscal 1998. The amount of the contribution will range from $2.9 million to $3.9 million, depending on the amount of Conversion Stock sold in the Conversion. The contribution expense will be partially offset by the tax benefit related to the expense. The Company and the Bank have been advised by their independent accountants that the contribution to the Foundation will be tax deductible, subject to a limitation based on 10% of the Company's annual taxable income. Assuming a contribution of $3.9 million in Common Stock, based on the maximum of the Estimated Price Range, the Company estimates a net tax effected expense of $2.6 million. If the Foundation had been established at March 31, 1996, the Bank would have reported a net loss of $2.0 million rather than reporting net income of $615,000 for the year ended March 31, 1996. Management cannot predict earnings for fiscal 1998, but expects that the establishment and funding of the Foundation will have an adverse impact on the Company's earnings for the year.

      Tax Considerations. The Company and the Bank have been advised by their independent accountants that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Code, and should be classified as a private foundation. The Foundation will submit a request to the Internal Revenue Service ("IRS") to be recognized as an exempt organization. The Company and the Bank have received an opinion of their independent accountants that the Foundation should qualify as a Section 501(c)(3) exempt organization under the Code, except that such opinion does not consider the impact of the regulatory condition on the gift imposed by the OTS which requires the shares of Common Stock of the Company held by the Foundation to be voted in the same ratio as all other shares of the Company's Common Stock on all proposals considered by stockholders of the Company. See "The Conversion and Reorganization -- Establishment of the Charitable Foundation - Regulatory Conditions Imposed on the Foundation." In the event that the Company or the Foundation receives an opinion of their tax counsel satisfactory to OTS that compliance with the voting restriction would have the effect of causing the Foundation to lose its tax exempt status, otherwise have material adverse tax consequences on the Foundation or subject the Foundation to an excise tax under
Section 4941 of the Code, the OTS will waive such voting restriction upon submission of such opinion(s) by the Company or the Foundation. The independent accountants' opinion further provides that the Company's contribution of its own stock to the Foundation would not constitute an act of self-dealing, and that the Company will be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal par value that the Foundation is required to pay to the Company for such stock, subject to an annual limitation based on 10% of the Company's annual taxable income. The Company, however, would be able to carry forward any unused portion of the deduction for five years following the contribution for tax purposes. Thus, while the Company expects to receive a charitable contribution deduction of approximately $460,000 in fiscal year 1998, the Company is permitted under the Code to carryover the excess contribution over a five-year period. Assuming the sale of Common Stock at the midpoint of the Estimated Price Range, the Company estimates that substantially all of the deduction should be deductible for tax purposes over the combined six-year period. However, no assurances can be made that the Company will have sufficient pre-tax income over the five-year period to fully utilize the carryover related to the excess contribution. Although the Company and the Bank have received an opinion of their independent accountants that the Company would be entitled to the deduction for the charitable contribution, there can be no assurances that the IRS will recognize the Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, the Company's tax benefit related to the Foundation would have to be fully expensed, resulting in a further reduction in earnings in the year in which the IRS makes such a determination.

      Comparison of Valuation and Other Factors Assuming the Foundation is Not Established as Part of the Conversion and Reorganization. The establishment of the Foundation was taken into account by FinPro in determining the estimated pro forma market value of the Company. The aggregate price of the shares of Common Stock being offered in the Subscription and Community Offerings is based upon the independent appraisal conducted by FinPro of the estimated pro forma market value of the Company. The pro forma aggregate price of the Conversion Stock being offered for sale in the Conversion is currently estimated to be between $29.3 million and $39.7 million, with a midpoint of $34.5 million. Based on the appraisal, the pro forma market capitalization of the Company at the midpoint, including shares contributed to the Foundation, is $67.0 million. The pro forma price to book ratio and the pro forma price to earnings ratio are 83.96% and 23.44x, respectively, at the midpoint of the Estimated Price Range. In the event that the Conversion did not include the Foundation, FinPro has estimated that the estimated pro forma market capitalization of the Company would be approximately $68.0 million at the midpoint based on a pro forma price to book ratio and the pro forma price to earnings ratio that are approximately the same as the independent appraisal at 83.96% and 22.06x, respectively. If the Foundation was not part of the Conversion, the pro forma market value of the Conversion Stock being offered is estimated to be between $31.4 million and $42.5 million. See "Comparison of Valuation and Pro Forma Information with No Foundation." The establishment of the Foundation also impacts on the Public Stockholders. See "Effect of the Reorganization on Public Stockholders - Effect of the Charitable Foundation on the Exchange." This estimate by FinPro was prepared at the request of the OTS and is solely for purposes of providing depositors and the Public Stockholders with sufficient information with which to make an informed decision on the Foundation. There is no assurance that if the Foundation is not approved by the members, the appraisal prepared at that time would conclude that the pro forma market value of the Company would be the same as that the amount estimated herein. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

      The decrease in the amount of Conversion Stock being offered will not have a significant effect on the Company or the Bank's capital position. The Bank's regulatory capital is significantly in excess of its regulatory capital requirements and will further exceed such requirements following the Conversion. The Bank's tangible, leverage and risk-based capital ratios at December 31, 1996 were 9.13%, 9.13% and 26.41%, respectively. Assuming the sale of shares at the midpoint of the Estimated Price Range, the Bank's pro forma tangible, leverage and risk-based capital ratios at December 31, 1996 would be 11.41%, 11.41% and 32.39%, respectively. On a consolidated basis, the Company's pro forma stockholders' equity would be $79.8 million, or approximately 13.1% of pro forma consolidated assets, assuming the sale of shares at the midpoint of the Estimated Price Range. Pro forma stockholders' equity per share and pro forma net earnings per share would be $11.91 and $0.32, respectively. If the Foundation was not being established in the Conversion, based on the FinPro estimate, the Company's pro forma stockholders' equity would be approximately $81.0, million or approximately 13.3% of pro forma consolidated assets at the midpoint of the estimate and pro forma stockholders' equity per share and pro forma net earnings per share would be $11.91 and $0.34, respectively without the establishment of the Foundation. See "Comparison of Valuation and Pro Forma Information with No Foundation."

      Potential Anti-Takeover Effect. If approved by the Mutual Holding Company's members, upon completion of the Conversion, the Foundation will own 5.1% of the total shares of the Company's

Common Stock outstanding. Such shares will be owned solely by the Foundation; however, pursuant to the terms of the contribution as mandated by the OTS, the shares of Common Stock held by the Foundation must be voted in the same ratio as all other shares of the Company's Common Stock on all proposals considered by the stockholders of the Company. See "The Conversion and Reorganization -Establishment of the Charitable Foundation -- Regulatory Conditions Imposed on the Foundation." The Company and the Foundation will take the necessary steps to provide such requirement in the Foundation's corporate governance documents. As such, the Company does not believe the Foundation will have an anti-takeover effect on the Company. In the event that the OTS were to waive this voting restriction, the Foundation's board of directors would exercise sole voting power over such shares and would no longer be subject to the restriction. However, the OTS could impose additional conditions at that time on the composition of the board of directors of the Foundation or which otherwise relate to the control of the Common Stock of the Company held by the Foundation. See "The Conversion and Reorganization -- Establishment of the Charitable Foundation - Regulatory Conditions Imposed on the Foundation." If a waiver of the voting restrictions were granted by the OTS and no further conditions were imposed on the Foundation at that time, management of the Company and the Bank may benefit to the extent that the board of directors of the Foundation determines to vote the shares of Common Stock held by the Foundation in favor of proposals supported by the Company and the Bank. Furthermore, when the Foundation's shares are combined with shares purchased directly by officers and directors of the Company, shares held by existing stock benefit plans and proposed stock benefit plans, if approved by stockholders, the aggregate of such shares could exceed 20% of the Company's outstanding Common Stock, which could enable management to defeat stockholder proposals requiring 80% approval, assuming the Foundation voted in favor of management's position. Consequently, this potential voting control might preclude takeover attempts that certain stockholders deem to be in their best interest, and might tend to perpetuate management. However, because any proposed stock benefit plans must first be approved by stockholders no sooner than six months following completion of the Conversion and Reorganization, and awards under such proposed plans may be granted to employees other than executive officers and directors, management of the Company does not expect to have voting control of all shares covered by the stock benefit plans. See, " - Certain Anti-Takeover Provisions Which May Discourage Takeover Attempts - Voting Control of Officers and Directors." Moreover, as the Foundation sells its shares of Common Stock over time to fund its grant making operations, its ownership interest and voting power in the Company is expected to decrease.

      Potential Challenges. The establishment and funding of a charitable foundation as part of a conversion is innovative and has been done only on four other occasions in connection with a conversion. As such, the Foundation may be subject to potential challenges notwithstanding that the Boards of Directors of the Primary Parties have carefully considered the various factors involved in the establishment of the Foundation in reaching their determinations to establish the Foundation as part of the Conversion. See "The Conversion and Reorganization -- Establishment of the Charitable Foundation -- Purpose of the Foundation." In conjunction with its approval of the Conversion, the Primary Parties determined to submit the Foundation for a vote of depositors so that depositors have a right to vote on whether the Foundation should be established as part of the Conversion. If certain parties were to institute an action seeking to require the Primary Parties to eliminate establishment of the Foundation in connection with the Conversion, no assurances can be made that the resolution of such action would not result in a delay in the consummation of the Conversion or that any objecting persons would not be ultimately successful in obtaining such removal or other equitable relief or monetary damages against the Company or the Bank. Additionally, if the Primary Parties are forced to eliminate the Foundation, the Company may be required to resolicit subscribers in the Offerings.

      Approval of Members. Establishment of the Foundation is subject to the approval of a majority of the total outstanding votes of the Mutual Holding Company's members eligible to be cast at the special meeting being held to consider the Conversion. The Foundation will be considered as a separate matter from approval of the Plan of Conversion. If the Mutual Holding Company's members approve the Plan of Conversion, but not the establishment of the Foundation, the Primary Parties intend to complete the Conversion without the establishment of the Foundation. Failure to approve the Foundation may materially increase the pro forma market value of the Conversion Stock being offered for sale in the Offerings since the Valuation Range, as set forth herein, takes into account the dilutive impact of the issuance of shares to the Foundation. If the pro forma market value of the Company without the Foundation is either greater than $57.0 million or less than $77.0 million, the Primary Parties will establish a new Estimated Price Range and commence a resolicitation of subscribers (i.e., subscribers will be permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscriptions funds will be promptly refunded with interest at the Bank's passbook rate of interest, or be permitted to increase, decrease, or cancel their subscriptions). Any change in the Estimated Price Range must be approved by the OTS. See "The Conversion and Reorganization -- Stock Pricing and Exchange Ratio." A resolicitation, if any, following the conclusion of the Subscription and Community Offerings would not exceed 45 days unless further extended by the OTS for periods of up to 90 days not to extend beyond _______________, 1999.

FINANCIAL INSTITUTION REGULATION AND POSSIBLE LEGISLATION

      The Bank is subject to extensive regulation and supervision as a savings institution. In addition, the Company, as a savings and loan holding company, will be subject to extensive regulation and supervision. Such regulations, which affect the Bank on a daily basis, may be changed at any time, and the interpretation of the relevant law and regulations is also subject to change by the authorities who examine the Bank and interpret those laws and regulations. Any change in the regulatory structure or the applicable statutes or regulations, whether by the New Jersey Department of Banking (the "Department"), the OTS, the FDIC or the Congress, could have a material impact on the Company, the Bank, its operations or the Conversion and Reorganization. See "Regulation."

      Recently enacted legislation provides that the Bank Insurance Fund ("BIF") and SAIF will merge on January 1, 1999 if there are no more savings associations as of that date. Several bills have been introduced in the current Congress that would eliminate the federal thrift charter and the OTS. The bills would require that all federal savings associations convert to national banks or state depository institutions by no later than January 1, 1998 in one bill and June 30, 1998 in the other, and would treat all state savings associations as state banks for purposes of federal banking laws. Subject to a narrow grandfathering, all savings and loan holding companies would become subject to the same regulation as bank holding companies under the pending legislative proposals. Under such proposals, any lawful activity in which a savings association was engaged would be permitted for up to two years following the effective date of its conversion to the new charter, with two additional one-year extensions which could be granted at the discretion of the regulator. Additionally, such proposals would grandfather existing thrift intrastate and interstate branches which were operated as branches or in the process of being established on January 1, 1997 or January 7, 1997, respectively. The legislative proposals would also abolish the OTS and transfer its functions to the federal bank regulators with respect to the institutions and to the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") with respect to the regulation of holding companies. The Bank is unable to predict whether the legislation will be enacted or, given such uncertainty, determine the extent to which the legislation, if enacted, would affect its business. The Bank is also unable to predict whether the SAIF and BIF funds will eventually be merged.

STOCK-BASED BENEFITS TO MANAGEMENT AND DIRECTORS, EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL PAYMENTS

      Stock Programs. The Company intends to seek stockholder approval of certain stock programs (the "Stock Programs") which it intends to adopt for the benefit of non-employee directors, officers and employees of the Company and the Bank at a meeting of stockholders following the Conversion, which under current OTS regulations may be held no earlier than six months after completion of the Conversion. Assuming the receipt of stockholder approval, the Company expects to acquire Common Stock on behalf of the Stock Programs in an amount equal to 4% of the Conversion Stock sold in the Conversion, including shares issued to the Foundation, or 128,882 shares and 174,376 shares at the minimum and maximum of the Estimated Price Range, respectively. These shares will be acquired either through open market purchases or from authorized but unissued Common Stock. Based on a market value of $10.00 per share and the minimum and maximum of the Estimated Price Range, the aggregate market value of Common Stock intended to be distributed under the Stock Programs would be $1.3 million to $1.7 million. See "- Possible Dilutive Effect of Stock Programs and Stock Options." Although no specific award determinations have been made, the Company anticipates that it will provide awards to its directors and employees to the extent permitted by applicable regulations. Current OTS regulations provide that no individual may receive more than 25% of the shares of any plan and non-employee directors may not receive more than 5% individually, or 30% in the aggregate, of the shares awarded under any plan. These shares will be awarded at no cost to the recipients. See "Management of the Bank - New Benefits - Stock Programs."

      Stock Option Plans. The Company also intends to seek stockholder approval of a benefit plan or plans which would provide options to purchase Common Stock to officers, employees and non-employee directors (the "Stock Option Plans") at a meeting of stockholders following the Conversion, which under current OTS regulations may be held no earlier than six months after completion of the Conversion. Although no specific determinations have been made, assuming the receipt of stockholder approval, the Company expects that executive officers and directors will be granted options to purchase an amount of authorized but unissued Common Stock or treasury stock, if any, equal to 10% of the Conversion Stock issued in the Conversion, including shares issued to the Foundation, or 322,200 shares and 435,940 shares at the minimum and maximum of the Estimated Price Range. Under the Stock Option Plans, the exercise price will be equal to the fair market value of the underlying Common Stock on the date of grant. Such options will permit such officers and directors to benefit from any increase in the market value of the shares in excess of the exercise price at the time of exercise. Officers and directors receiving such options will not be required to pay for the shares until the date of exercise. See "Management of the Bank - New Benefits - Stock Option Plans."

      The foregoing plans are in addition to a 1995 Stock Option Plan and a 1995 Recognition Plan which were adopted by the Bank in connection with the MHC Reorganization and subsequently approved by the stockholders of the Bank. These plans will continue in existence after the Conversion and Reorganization as plans of the Company. See "Management of the Bank - Stock Benefit Plans" and "The Conversion and Reorganization - Effect on Existing Compensation Plans."

      Employee Stock Ownership Plan. In addition, the Bank's existing ESOP, which was adopted in connection with the MHC Reorganization and which has previously purchased 108,641 Public Bank Shares, intends to purchase 8.0% of the Conversion Stock to be issued in the Offerings, including shares issued to the Foundation (348,752 shares or $3.5 million of Conversion Stock at the maximum of the Valuation Price Range) with a loan funded by the Company, if such loan is not made by a third party. See "Use of Proceeds" and "Management of the Bank - Benefit Plans - Employee Stock Ownership Plan."

      Employment Contracts, Change In Control Provisions and Employee Severance Compensation. The Bank and the Company intend to enter into employment or severance agreements with certain executive officers of the Company and the Bank, which agreements provide for severance payments if their respective employment is terminated in connection with a change in control of the Bank or the Company. In addition, the Bank intends to adopt a severance plan for employees that would provide for severance payments for employees that are terminated in connection with a change in control. See "Restrictions on Acquisition of the Company and the Bank - Restrictions in the Company's Certificate of Incorporation and Bylaws," "Management of the Bank - Employment Agreements," "- Change-in-Control Agreements," "- Employee Severance Compensation Plan," Programs."

POSSIBLE DILUTIVE EFFECT OF STOCK PROGRAMS AND STOCK OPTIONS

      Following the Conversion, the Stock Programs, if approved by the stockholders of the Company, will acquire an amount of shares equal to 4% of the shares of Conversion Stock issued in the Conversion, including shares issued to the Foundation, either through open market purchases or the issuance of authorized but unissued shares of Common Stock from the Company. If the Stock Programs are funded by the issuance of authorized but unissued shares, the voting interests of then-existing shareholders will be diluted by 3.8%. Also following the Conversion, directors, officers and employees will be granted options, if the Stock Option Plans are approved by the stockholders of the Company. Although no specific determinations have been made, the Company expects that executive officers and directors will be granted options to purchase authorized but unissued shares in an amount equal to 10% of the Conversion Stock issued in the Conversion, including shares issued to the Foundation. Under certain circumstances, such options may be exercised and sold on the same day, thereby eliminating any risk to officers and directors in exercising options in the event that the market price exceeds the exercise price. If all of the options were to be exercised using authorized but unissued Common Stock and the Stock Programs were funded with authorized but unissued shares, the voting interests of existing stockholders would be diluted by 12.3%.

      The Bank also has adopted and maintains the 1995 Stock Option Plan, which reserves for issuance 135,802 shares of Bank Common Stock. As of December 31, 1996, 7,692 shares had been issued as a result of the exercise of options granted under such option plan. Upon consummation of the Conversion and Reorganization, these plans will become plans of the Company and Common Stock will be issued in lieu of Bank Common Stock pursuant to the terms of such plans, as adjusted to reflect the exchange of options in connection with the Conversion and Reorganization. See "Management of the Bank - Benefit Plans."

EFFECT OF PURCHASE LIMITATIONS ON ABILITY OF PUBLIC STOCKHOLDERS TO PURCHASE CONVERSION SHARES

      The OTS has required that the overall maximum purchase limitation contained in the Plan of Conversion include Exchange Shares to be issued to Public Stockholders for their Public Bank Shares. As a result, certain holders of Public Bank Shares may be limited in their ability to purchase Conversion Stock in the Offerings. For example, a Public Stockholder who acquires Exchange Shares in an amount equal to or exceeding 3.0% of the Conversion Stock offered will not be able to purchase shares of Conversion Stock in the Offerings. Similarly, a Public Stockholder who qualifies as an Eligible Account Holder and acquires 103,479 Exchange Shares, assuming the midpoint of the Estimated Price Range, will not be able to participate as a first priority purchaser in the Subscription Offering. See "The Conversion and Reorganization -- Limitations on Conversion Stock Purchases."

CERTAIN ANTI-TAKEOVER PROVISIONS WHICH MAY DISCOURAGE TAKEOVER ATTEMPTS

      Provisions in the Company's and the Bank's Governing Instruments. Certain provisions of the Company's Certificate of Incorporation and Bylaws, particularly a provision limiting voting rights, and the Bank's Stock Certificate of Incorporation and Bylaws, as well as certain federal regulations, assist the Company in maintaining its status as an independent publicly owned corporation. These provisions provide for, among other things, supermajority voting on certain matters, staggered boards of directors, non-cumulative voting for directors, limits on the calling of special meetings, limits on voting shares in excess of 10% of the outstanding shares, and certain uniform price provisions for certain business combinations. The Bank's Stock Certificate of Incorporation also prohibits, for five years, the acquisition or offer to acquire, directly or indirectly, the beneficial ownership of more than 10% of the Bank's equity securities. Any person violating this restriction may not vote the Bank's securities in excess of 10%. These provisions in the Bank's and the Company's governing instruments may discourage potential proxy contests and other potential takeover attempts, particularly those which have not been negotiated with the Board of Directors, and thus, generally may serve to perpetuate current management. For a more detailed discussion of these provisions, see "Restrictions on Acquisition of the Company and the Bank."

      Voting Control of Officers and Directors. Directors and executive officers of the Bank and the Company expect to hold approximately 6.1% or 7.8% of the shares of Common Stock to be outstanding upon completion of the Conversion and Reorganization, based upon the minimum and the maximum of the Estimated Price Range, respectively, exclusive of shares that may be attributable to directors and officers through the existing and future Stock Programs, the Stock Options Plans and the ESOP. Management's potential voting control could, together with additional stockholder support, defeat stockholder proposals requiring 80% approval of stockholders. As a result, this potential voting control may preclude takeover attempts that certain stockholders deem to be in their best interest and may tend to perpetuate existing management. See "Restrictions on Acquisition of the Company and the Bank Restrictions in the Company's Certificate of Incorporation and Bylaws."

POSSIBLE INCREASE IN ESTIMATED PRICE RANGE AND NUMBER OF SHARES ISSUED

      The number of shares to be sold in the Conversion may be increased as a result of an increase in the Estimated Price Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Subscription and Community Offerings. In the event that the Estimated Price Range is so increased, it is expected that the Company will issue up to 4,561,700 shares of Conversion Stock at the Purchase Price for an aggregate purchase price of up to $45,617,000. An increase in the number of shares issued will decrease a subscriber's pro forma net earnings per share and stockholders' equity per share and will increase the Company's pro forma consolidated stockholders' equity and net earnings. Such an increase will also increase the Purchase Price as a percentage of pro forma stockholders' equity per share and net earnings per share.

POSSIBLE ADVERSE INCOME TAX CONSEQUENCES OF THE DISTRIBUTION OF SUBSCRIPTION RIGHTS

      The Bank has received an opinion of FinPro that subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have no value. However, this opinion is not binding on the IRS. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of such rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders or Other Members who receive and/or exercise the subscription rights in an amount equal to such value. Additionally, the Bank could recognize a gain for tax purposes on such distribution. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. See "The Conversion and Reorganization -- Effects of the Conversion and Reorganization" and "- Tax Aspects."

                            BAYONNE BANCSHARES, INC.

      The Company was organized in February 1997 at the direction of the Boards of Directors of the Mutual Holding Company and the Bank for the purpose of holding all of the capital stock of the Bank. The Company has applied to the OTS to become a savings and loan holding company, and, as such, will be subject to regulation by the OTS. See "The Conversion and Reorganization -- General." After completion of the Conversion and Reorganization, the Company will conduct business initially as a unitary savings and loan holding company. See "Regulation - Holding Company Regulation." Upon consummation of the Conversion and Reorganization, the Company's assets will consist of all of the outstanding shares of the Bank's capital stock issued to the Company in the Conversion and Reorganization and that portion of the net proceeds of the Offerings retained by the Company. The Company intends to use part of the net proceeds it retains to loan funds to the ESOP to enable the ESOP to purchase 8% of the aggregate of the Conversion Stock issued and shares issued to the Foundation, and initially deposit the remaining proceeds with the Bank. See "Use of Proceeds." The Company and Bank may, however, alternatively choose to fund the ESOP through a loan to the ESOP trust by a third party financial institution.

      Initially, the Company will neither own nor lease any property, but will instead use the premises, equipment and furniture of the Bank. At the present time, the Company does not intend to employ any persons other than the officers set forth under "Management of the Company," but will utilize the support staff of the Bank from time to time. Additional employees will be hired as appropriate to the extent the Company expands its business in the future. The initial business activities of the Company will consist of investment in the Bank. The Company may in the future expand its business activities or services which it provides through existing or newly-formed subsidiaries or through acquisitions of other financial services providers. The initial activities of the Company are anticipated to be funded by the net proceeds retained by the Company and earnings thereon or, alternatively, through dividends from the Bank.

                            BAYONNE BANKSHARES M.H.C.

      The Mutual Holding Company is a federally-chartered mutual holding company which was chartered on January 6, 1995 in connection with the MHC Reorganization. The Mutual Holding Company's primary asset is 1,659,485 shares of Bank Common Stock, which represent 54.2% of the shares of Bank Common Stock outstanding as of the date of this Prospectus. The Mutual Holding Company's only other asset consists of a deposit account in the amount of $200,000 as of December 31, 1996 (which will become an asset of the Bank upon consummation of the Conversion and Reorganization). As part of the Conversion and Reorganization, the Mutual Holding Company will convert from mutual form to a federal interim stock savings institution and simultaneously merge with and into the Bank, with the Bank being the surviving entity.

                      FIRST SAVINGS BANK OF NEW JERSEY, SLA

      First Savings is a New Jersey chartered stock savings association that conducts its operations from its main office and three branch offices located in Bayonne, New Jersey. The Bank was originally chartered in 1889 and has been a member of the FHLB System since 1945. The Bank's deposits are insured by the FDIC under the SAIF. As a SAIF-insured, state-chartered savings association, the Bank is also regulated by the New Jersey Department of Banking and the OTS. At December 31, 1996, the Bank had total assets of $578.6 million, total deposits of $441.3 million, and stockholders' equity of $49.6 million. On January 6, 1995, the Bank, in the mutual form, reorganized from a New Jersey-chartered mutual savings association into Bayonne Bankshares, M.H.C., a federal mutual holding company, and concurrently formed the Bank, which succeeded to the name and operations of the Bank's mutual savings and loan association predecessor. In connection with the 1995 MHC Reorganization, First Savings transferred substantially all of its assets and liabilities to the Bank in exchange for 1,659,485 shares of Bank Common Stock and also sold an additional 1,404,646 shares of Bank Common Stock to certain members of the general public. As of December 31, 1996, there were 3,064,131 shares of Bank Common Stock issued and outstanding, of which 1,404,646 shares consisted of Public Bank Shares.

      The Bank is a community oriented savings institution that is primarily engaged in the business of attracting deposits from the general public in the Bank's market area, and investing such deposits in one- to four-family residential real estate mortgage loans, mortgage-backed securities and United States Government and agency obligations. At December 31, 1996, one- to four-family residential mortgage loans totalled $202.6 million, comprising 35.0% of the Bank's total assets, while mortgage-backed securities totalled $217.9 million, or 37.7% of total assets, and U.S. Government and agency obligations totalled $76.9 million, or 13.3 % of total assets. To a lesser extent, the Bank also invests in multifamily and commercial real estate loans, home equity loans, and passbook and other consumer loans. The Bank's principal sources of funds have been deposits, principal and interest payments on loans and mortgage-backed securities, funds from sales of investments and borrowings and reverse repurchase agreements. Principal sources of income have been interest received from loans, mortgage-backed securities and other investments. The Bank's principal expense has been interest paid on deposits, borrowings compensation and employee benefits, and SAIF deposit insurance premiums.

      The Bank's executive offices are located at 568 Broadway, Bayonne, New Jersey, and its telephone number at that location is (201) 437-1000.

                          REGULATORY CAPITAL COMPLIANCE

      At December 31, 1996, the Bank exceeded all regulatory capital requirements. See "Regulation - Federal Savings Institution Regulation Capital Requirements." Set forth below is a summary of the Bank's compliance with regulatory capital standards as of December 31, 1996, on a historical and pro forma basis assuming that the indicated number of shares were sold as of such date, the issuance of Exchange Shares and receipt by the Bank of 50% of the net proceeds. For purposes of the table below, the amount expected to be borrowed by the ESOP and the cost of the shares expected to be acquired by the Stock Programs are deducted from pro forma regulatory capital.

                                                                     FIRST SAVINGS BANK OF NEW JERSEY, SLA
                                                        PRO FORMA AT DECEMBER 31, 1996 BASED UPON SALE AT $10.00 PER SHARE
                                                   ----------------------------------------------------------------------------
                                                                                                             4,548,000 SHARES
                                                    2,923,000 SHARES   3,439,000 SHARES   3,955,000 SHARES     (15% ABOVE
                                                      (MINIMUM OF        (MIDPOINT OF       (MAXIMUM OF          MAXIMUM
                                  HISTORICAL AT        ESTIMATED          ESTIMATED          ESTIMATED         OF ESTIMATED
                                DECEMBER 31, 1996     PRICE RANGE)       PRICE RANGE)       PRICE RANGE)      PRICE RANGE)(1)
                                -----------------  ------------------ ------------------  -----------------  ------------------
                                         PERCENT             PERCENT            PERCENT           PERCENT             PERCENT
                                           OF                  OF                 OF                OF                  OF
                                AMOUNT  ASSETS(2)  AMOUNT   ASSETS(2)  AMOUNT  ASSETS(2)  AMOUNT  ASSETS(2)  AMOUNT   ASSETS(2)
                                ------  ---------  ------   ---------  ------  ---------  ------  ---------  ------   ---------
                                                                   (DOLLARS IN THOUSANDS)
GAAP Capital(3) .............. $52,816    9.13%    $65,370    11.06%   $67,682   11.41%   $69,994   11.75%   $72,654   12.14%
                               =======   =====     =======    =====    =======   =====    =======   =====    -------   =====
Tangible Capital:
       Capital Level ......... $52,816    9.13%    $65,370    11.06%   $67,682   11.41%   $69,994   11.75%   $72,654   12.14%
       Requirement ...........   8,679    1.50       8,867     1.50      8,902    1.50      8,936    1.50      8,976    1.50
                               -------   -----     -------    -----    -------   -----    -------   -----    -------   -----
       Excess ................ $44,137    7.63%    $56,503     9.56%   $58,780    9.91%   $61,058   10.25%   $63,678   10.64%
                               =======   =====     =======    =====    =======   =====    =======   =====    =======   =====
Core Capital:
       Capital Level ......... $52,816    9.13%    $65,370    11.06%   $67,682   11.41%   $69,994   11.75%   $72,654   12.14%
       Requirement(4) ........  17,357    3.00      17,734     3.00     17,803    3.00     17,873    3.00     17,952    3.00
                               -------   -----     -------    -----    -------   -----    -------   -----    -------   -----
       Excess ................ $35,459    6.13%    $47,636     8.06%   $49,879    8.41%   $52,121    8.75%   $54,702    9.14%
                               =======   =====     =======    =====    =======   =====    =======   =====    =======   =====
Risk-Based Capital(5):
       Capital Level(5) ...... $55,440   26.41%    $68,072    31.49%   $70,399   32.39%   $72,725   33.28%   $75,402   34.30%
       Requirement ...........  16,928    8.00      17,295     8.00     17,387    8.00     17,480    8.00     17,586    8.00
                               -------   -----     -------    -----    -------   -----    -------   -----    -------   -----
       Excess ................ $38,512   18.41%    $50,777    23.49%   $53,012   24.39%   $55,245   25.28%   $57,816   26.30%
                               =======   =====     =======    =====    =======   =====    =======   =====    =======   =====

----------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the Subscription and Community Offerings.
(2) Tangible capital levels are shown as a percentage of total adjusted assets. Core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3) Excludes the unrealized loss on securities available for sale, net of taxes.
(4) The current OTS core capital requirement for savings associations is 3% of total adjusted assets. The OTS has proposed core capital requirements which would require a core capital ratio of 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other thrifts. See "Regulation - Federal Regulation of Savings Institutions - Capital Requirements."
(5) Assumes net proceeds are invested in assets that carry a 50% risk-weighting.

                                 USE OF PROCEEDS

      Although the actual net proceeds from the sale of the Conversion Stock cannot be determined until the Conversion and Reorganization is completed, it is presently anticipated that the net proceeds from the sale of the Conversion Stock will be between $28.2 million and $38.3 million (or $44.2 million if the Estimated Price Range is increased by 15%). See "Pro Forma Data" and "The Conversion and Reorganization -- Stock Pricing and Exchange Ratio" as to the assumptions used to arrive at such amounts. The Company will be unable to utilize any of the net proceeds of the Offerings until the consummation of the Conversion and Reorganization.

      The Company will contribute to the Bank 50% of the net proceeds of the Offerings. Such portion of net proceeds will be added to the Bank's general funds which the Bank currently intends to utilize for general corporate purposes, including investment in one- to four-family residential mortgage loans and other loans, investment in federal funds, short-term, investment grade marketable securities and mortgage-backed securities and to fund the Stock Programs. The Bank may also use such funds to expand operations through acquisitions of branch offices, other financial institutions or other financial services companies, including those located within the Bank's market area. To the extent the Stock Programs are not funded with authorized but unissued common stock of the Company, the Company or Bank may use net proceeds from the Conversion and Reorganization to fund the purchase of stock to be awarded under such Stock Programs. See "Risk Factors - Stock Based Benefits to Management and Directors, Employment Contracts and Change in Control Payments" and "Management of the Bank - New Benefits - Stock Options Plans" and "- Stock Programs."

      The Company intends to use a portion of the net proceeds to assume the existing loan to the ESOP and to loan additional funds to the ESOP to enable the ESOP to purchase 8% of the Conversion Stock issued in the Conversion, including shares issued to the Foundation. The Company and Bank may alternatively choose to fund the ESOP's stock purchases through a loan by a third party financial institution. The remaining net proceeds retained by the Company will initially be invested in a deposit account at the Bank. Based upon the issuance of 2,931,800 shares or 3,966,700 shares at the minimum and maximum of the Estimated Price Range, and the issuance of shares to the Foundation, the amount of the loan to the ESOP would be $2.6 million or $3.5 million, respectively (or $4.0 million if the Estimated Price Range is increased by 15%) to be repaid over a fifteen year period at the prevailing prime rate of interest, which currently is 8.25%. See "Management of the Bank - Benefit Plans - Employee Stock Ownership Plan and Trust."

      The net proceeds retained by the Company may also be used to support the future expansion of operations through branch acquisitions, the establishment of branch offices and the acquisition of smaller savings associations and commercial banks or their assets, including those located within the Bank's market area or diversification into other banking related businesses. The Company has no current arrangements, understandings or agreements regarding any such transactions. The Company, upon the Conversion and Reorganization, will be a unitary savings and loan holding company, which under existing laws would generally not be restricted as to the types of business activities in which it may engage, provided that the Bank continues to be a qualified thrift lender ("QTL"). See "Risk Factors - Financial Institution Regulation and Possible Legislation," for a discussion of certain proposed changes to the activities restrictions applicable to the Company and "Regulation - Holding Company Regulation" for a description of certain regulations currently applicable to the Company.

      Upon completion of the Conversion and Reorganization, the Board of Directors of the Company will have the authority to adopt stock repurchase plans, subject to statutory and regulatory requirements. Unless approved by the OTS, the Company, pursuant to OTS regulations, will be prohibited from repurchasing any shares of the Common Stock for three years except (i) for an offer to all stockholders on a pro rata basis, or (ii) for the repurchase of qualifying shares of a director. Notwithstanding the foregoing and except as provided below, beginning one year following completion of the Conversion, the Company may repurchase its Common Stock so long as: (i) the repurchases within the following two years are part of an open-market program not involving greater than 5% of its outstanding capital stock during a twelve-month period; (ii) the repurchases do not cause the Bank to become "undercapitalized" within the meaning of the OTS prompt corrective action regulation; and (iii) the Company provides to the Regional Director of the OTS no later than ten days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director. See "Regulation - Prompt Corrective Regulatory Action." Notwithstanding the regulatory restriction, under current OTS policies, repurchases may be allowed in the first year following Conversion of up to 10% of outstanding capital stock and in amounts greater than 5% in the second and third years following Conversion provided there are valid and compelling business reasons for such repurchases and the OTS does not object to such repurchases.

      Based upon facts and circumstances following the Conversion and subject to applicable regulatory requirements, the Board of Directors may determine to repurchase stock in the future. Such facts and circumstances may include but not be limited to: (i) market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and the opportunity to improve the Company's return on equity; (ii) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) any other circumstances in which repurchases would be in the best interests of the Company and its shareholders. In the event the Company determines to repurchase stock, such repurchases may be made at market prices which may be in excess of the Purchase Price in the Conversion. To the extent that the Company repurchases stock at market prices in excess of the per share book value, such repurchases may have a dilutive effect upon the interests of existing stockholders.

      Any stock repurchases will be subject to the determination of the Board of Directors that both the Company and the Bank will be capitalized in excess of all applicable regulatory requirements after any such repurchases and that such capital will be adequate, taking into account, among other things, the level of nonperforming and other risk assets, the Company's and the Bank's current and projected results of operations and asset/liability structure, the economic environment, tax and other considerations. See "The Conversion and Reorganization -- Certain Restrictions on Purchase or Transfer of Shares After Conversion."

                                 DIVIDEND POLICY

      Since the reorganization of the Bank and the formation of the MHC on January 6, 1995, the Bank has paid, in the aggregate, annual cash dividends on the Bank Common Stock of $.50 (50 cents) per share, which amounts to a quarterly dividend of $.125 per share. The Bank intends to continue to pay regular quarterly dividends through either the date of consummation of the Conversion and Reorganization (on a pro rata basis) or the end of the fiscal quarter during which the consummation of the Conversion and Reorganization occurs.

      Commencing with the first full quarter following consummation of the Conversion and Reorganization, the Board of Directors of the Company intends to declare cash dividends on the Common Stock at an initial quarterly rate equal to the amount of the existing quarterly dividend on the Bank Common Stock divided by the Exchange Ratio. Based upon the Estimated Price Range, the Exchange

Ratio is expected to be 1.757, 2.067, 2.377 and 2.7324 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively. Based upon the Exchange Ratio and the sale of Conversion Stock at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, the Company expects to pay an initial quarterly dividend of $.071, $.061, $.053 and $.046 per share, respectively, following consummation of the Conversion and Reorganization. Declarations of dividends by the Company's Board of Directors will depend upon a number of factors, including the amount of the net proceeds from the Offerings retained by the Company, investment opportunities available to the Company or the Bank, capital requirements, regulatory limitations, the Company's and the Bank's financial condition and results of operations, tax considerations and general economic conditions. Consequently, there can be no assurance that dividends will in fact be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods. See "Dividend Policy" and "Market for the Common Stock."

      The Bank will not be permitted to pay dividends to the Company on its capital stock if its stockholders' equity would be reduced below the amount required for the liquidation account. See "The Conversion and Reorganization -- Liquidation Rights." For information concerning federal and state law and regulations which apply to the Bank in determining the amount of proceeds which may be retained by the Company and regarding a savings institution's ability to make capital distributions including payment of dividends to its holding company, see "Federal and State Taxation - Federal Taxation Distributions" and "Regulation - Federal Regulation of Savings Institutions -- Limitation on Capital Distributions."

      Unlike the Bank, the Company is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders, although the source of such dividends will be dependent on the net proceeds retained by the Company and earnings thereon and may be dependent, in part, upon dividends from the Bank. The Company is subject, however, to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of the net assets of the Company (the amount by which total assets exceed total liabilities) over its statutory capital (generally defined as the aggregate par value of the outstanding shares of the Company's capital stock having a par value plus the amount of the consideration paid for shares of the Company's capital stock without par value) or, if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year.

                           MARKET FOR THE COMMON STOCK

      Although the Bank Common Stock is traded on the Nasdaq National Market, there is no established market for the Common Stock of the Company at this time. The Company has received conditional approval to have its Common Stock quoted on the Nasdaq National Market under the symbol "FSNJ." One of the requirements for quotation of the Common Stock on the Nasdaq National Market is that there be at least two market makers for the Common Stock. The Company will seek to encourage and assist at least two market makers to make a market in its Common Stock. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. Although under no obligation to do so, Sandler O'Neill has informed the Company that it intends, upon the completion of the Conversion and Reorganization, to make a market in the Common Stock by maintaining bid and ask quotations and trading in the Common Stock so long as the volume of trading activity and certain other market making considerations justify it doing so. As of the date hereof, no other broker-dealers have agreed to act as market makers. While the Company has attempted to obtain commitments from broker-dealers to act as market makers, and anticipates that prior to the completion of the Conversion, it will be able to obtain a commitment from at least one other broker-dealer to act as market maker for the Common Stock, there can be no assurance there will be two or more market makers for the Common Stock. Additionally, the development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Bank or any market maker. Accordingly, there can be no assurance that an active and liquid trading market for the Common Stock will develop or that, if developed, it will continue. The absence of an active and liquid trading market for the Common Stock could affect the price and liquidity of the Common Stock. At December 31, 1996, there were 3,064,131 shares of Bank Common Stock outstanding, including 1,404,646 Public Bank Shares, which were held of record by 1,371 shareholders. Since January 6, 1995, the Bank Common Stock has traded on the Nasdaq National Market under the symbol "FSNJ." Upon consummation of the Conversion and Reorganization, outstanding shares of Bank Common Stock will no longer be traded and will be exchanged for shares of Company Common Stock pursuant to the Exchange Ratio.

      The following table sets forth the high and low trading prices of the Bank's Common Stock subsequent to the completion of the 1995 MHC Reorganization, together with the cash dividends declared during the periods indicated.

FISCAL YEAR ENDED                                      CASH DIVIDENDS
  MARCH 31, 1995            HIGH           LOW           DECLARED(1)
-----------------         --------       --------      --------------
Fourth Quarter             $11.38        $10.00(2)         $.125

FISCAL YEAR ENDED
  MARCH 31, 1996
-----------------
First Quarter              $13.75        $11.00            $.125
Second Quarter              16.75         13.00             .125
Third Quarter               19.50         16.75             .125
Fourth Quarter              17.00         14.25             .125

FISCAL YEAR ENDING
  MARCH 31, 1997
------------------
First Quarter              $15.25        $13.75            $.125
Second Quarter              16.00         14.00             .125
Third Quarter               23.00         15.25             .125

----------
(1) The Mutual Holding Company waived receipt of all dividends declared by the Bank.
(2)   Represents the initial offering price in the Bank's 1995 MHC
      Reorganization.

                                 CAPITALIZATION

      The following table presents the unaudited historical consolidated capitalization of the Bank at December 31, 1996, and the pro forma consolidated capitalization of the Company after giving effect to the Conversion and Reorganization, based upon the sale of the number of shares indicated in the table and the other assumptions set forth under "Pro Forma Data."



                                                                        COMPANY PRO FORMA BASED UPON SALE AT $10.00 PER SHARE
                                                                     -------------------------------------------------------------
                                                                                                                       4,561,700
                                                                      2,931,800         3,449,300        3,966,700       SHARES
                                                                        SHARES            SHARES           SHARES      (15% ABOVE
                                                                       (MINIMUM         (MIDPOINT         (MAXIMUM     MAXIMUM OF
                                                                          OF                OF               OF        ESTIMATED
                                                         BANK         ESTIMATED         ESTIMATED        ESTIMATED       PRICE
                                                      HISTORICAL      RICE RANGE)      PRICE RANGE)     PRICE RANGE)   RANGE)(1)
                                                      ----------     ------------      ------------     ------------  ------------
                                                                                        (IN THOUSANDS)
Deposit accounts(2) ...........................       $ 441,289        $ 441,289        $ 441,289        $ 441,289        $ 441,289
Borrowed funds ................................          80,000           80,000           80,000           80,000           80,000
Debt in connection with acquisition
    of shares of Common Stock by
    ESOP(3) ...................................             651              651              651              651              651
                                                      ---------        ---------        ---------        ---------        ---------
Total deposit accounts and
    borrowed funds ............................       $ 521,940        $ 521,940        $ 521,940        $ 521,940        $ 521,940
                                                      =========        =========        =========        =========        =========
Stockholders' equity:
    Preferred Stock, $.01 par value,
    2,000,000 shares
    authorized; none to be issued .............       $      --        $      --        $      --        $      --        $      --
    Common Stock, $.01 par
         value, 22,000,000 shares
         authorized; shares to be
         issued as  reflected(4) ..............             306               57               67               77               89
Less:
    Expense of contribution to the
    Foundation, net of taxes(5) ...............              --           (1,829)          (2,151)          (2,474)          (2,845)
Plus:
    Shares issued to the Foundation ...........              --            2,902            3,415            3,927            4,516
    Additional paid-in capital(6)(7) ..........          12,316           40,749           45,820           50,889           56,719
    Retained earnings(7) ......................          38,022           38,222           38,222           38,222           38,222
Less:
    Unearned Common Stock
    acquired by the 1995 ESOP(3) ..............            (651)            (651)            (651)            (651)            (651)
    Unearned Common Stock held
    by the 1995 Recognition and
    Retention Plan ............................            (408)            (408)            (408)            (408)            (408)
    Common Stock to be acquired
    by the ESOP(8) ............................              --           (2,578)          (3,033)          (3,488)          (4,011)
    Common Stock to be acquired
    by the Stock Programs(9) ..................              --           (1,289)          (1,516)          (1,744)          (2,005)
                                                      ---------        ---------        ---------        ---------        ---------
Total stockholders' equity ....................       $  49,585        $  75,175        $  79,765        $  84,350        $  89,626
                                                      =========        =========        =========        =========        =========

                                              (footnotes continued on next page)

----------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the Subscription and Community Offerings.
(2) Does not reflect withdrawals from deposit accounts for the purchase of Common Stock in the Conversion. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3)   Assumes that the existing loan to the ESOP remains outstanding.
(4) Assumes (i) that the 1,404,646 Public Bank Shares outstanding at December 31, 1996 are converted into 2,467,963, 2,903,403, 3,338,844 and 3,840,302
      Exchange Shares at the minimum, midpoint, maximum and 15% above the maximum of the Valuation Price Range, respectively, and (ii) that no fractional shares of Exchange Shares will be issued by the Company. No effect has been given to the issuance of additional shares of Common Stock pursuant to existing and proposed stock option plans. See "Pro Forma Data," "Management of the Bank -- Benefits" and "Management of the Bank -- Stock Benefit Plans." Reflects par value of $.10 per share for the Bank's common stock, and par value of $.01 per share for the Company's Common Stock.
(5) Represents the value of the contribution of Common Stock to the Foundation at $10.00 per share reduced by the associated tax benefit of $1,073,740, $1,263,550, $1,452,990 and $1,670,920 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. The realization of the tax benefit is limited annually to 10% of the Company's annual taxable income, subject to the ability of the Company to carry forward any unused portion of the deduction for five years following the year in which the contribution is made.
(6) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Company's Stock Option Plans intended to be adopted by the Company and presented for approval of stockholders at a meeting of stockholders following the Conversion. If approved by the stockholders of the Company, an amount equal to 10% of the shares of Conversion Stock issued in the Conversion, including shares issued to the Foundation, will be reserved for issuance upon the exercise of options to be granted under the Stock Option Plans. See "Risk Factors - Possible Dilutive Effect of Stock Programs and Stock Options," Footnote 3 to the tables under "Pro Forma Data" and "Management of the Bank -- New Benefits -- Stock Option Plans."
(7) The pro forma retained earnings include $200,000 of assets from the Mutual Holding Company. The pro forma additional paid-in capital and retained earnings reflect a restriction of the original retained earnings of the Bank prior to the MHC Reorganization. The retained earnings of the Bank will be substantially restricted after the Conversion and Reorganization by virtue of the liquidation account to be established in connection with the Conversion and Reorganization. See "The Conversion and Reorganization -- Liquidation Rights" and "Regulation - Federal Regulation of Savings Institutions -- Limitations on Capital Distributions."
(8) Assumes that 8% of the aggregate of the Conversion Stock issued in the Conversion, including the shares issued to the Foundation, will be purchased by the ESOP and that the funds used to acquire such shares will be borrowed from the Company. The Common Stock acquired by the ESOP is reflected as a reduction of stockholders' equity. See "Management of the Bank - Benefit Plans - Employee Stock Ownership Plan and Trust."
(9) Assumes that, subsequent to the Conversion, an amount equal to 4% of the shares of Conversion Stock issued in the Conversion, including shares issued to the Foundation, is purchased by the Stock Programs through open market purchases. The Common Stock purchased by the Stock Programs is reflected as a reduction of stockholder's equity. Implementation of the Stock Programs is subject to the approval of the Company's stockholders at a meeting following the Conversion and Reorganization. See "Risk Factors - Possible Dilutive Effect of Stock Programs and Stock Options," Footnote 2 to the tables under "Pro Forma Data" and "Management of the Bank - New Benefits -- Stock Programs."

                                 PRO FORMA DATA

      The actual net proceeds from the sale of the Conversion Stock cannot be determined until the Conversion is completed. However, net proceeds are currently estimated to be between $28.2 million and $38.3 million (or $44.2 million in the event the Estimated Price Range is increased by 15.0%) based upon the following assumptions: (i) 100% of the shares of Conversion Stock will be sold in the Subscription Offering to Eligible Account Holders; (ii) directors, officers and employees of the Bank and members of their immediate families (collectively, "Insiders") will purchase an aggregate of $1.1 million of Common Stock; (iii) Sandler O'Neill will receive a fee equal to 2.0% of the aggregate Purchase Price of shares sold in the Subscription Offering and in the Community Offering, excluding shares purchased by directors, officers, employees and any immediate family member thereof and the ESOP for which Sandler O'Neill will not receive a fee; and (iv) Conversion expenses, excluding the marketing fees paid to Sandler O'Neill, will be approximately $609,000. Actual Conversion expenses may vary from those estimated.

      Pro forma consolidated net income of the Company for the nine months ended December 31, 1996, and for the year ended March 31, 1996, have been calculated as if the Conversion Stock had been sold (and the Exchange Shares issued) at the beginning of the respective periods and the net proceeds had been invested at 5.51%, the one-year Treasury note rate at December 31, 1996. The tables below do not reflect the effect of withdrawals from deposit accounts for the purchase of Conversion Stock or the effect of any possible use of the net Conversion proceeds. The pro forma after-tax yields for the Company and the Bank are assumed to be 3.47% for the nine months ended December 31, 1996, and for the year ended March 31, 1996 based on an effective tax rate of 37.0%. Historical and pro forma net earnings per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock issued, as adjusted to give effect to the purchase of shares by the ESOP. Historical and pro forma stockholders' equity per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock issued.

      The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders' equity represents the difference between the stated amount of assets and liabilities of the Company. The pro forma stockholders' equity is not intended to represent the fair market value of the Common Stock and may be greater than amounts that would be available for distribution to stockholders in the event of liquidation.

      The following tables summarize historical data of the Bank and pro forma data of the Company at or for the nine months ended December 31, 1996, and at or for the year ended March 31, 1996 based on the assumptions set forth above and in the table and should not be used as a basis for projections of market value of the Common Stock following the Conversion and Reorganization. The tables below give effect to the Stock Programs, which are expected to be adopted by the Company following the Conversion and Reorganization and presented to stockholders for approval at a meeting of stockholders. See Footnote 2 to the tables and "Management of the Bank - New Benefits - Stock Programs." No effect has been given in the tables to the possible issuance of additional shares reserved for future issuance pursuant to the Stock Option Plans to be adopted by the Board of Directors of the Company and presented to stockholders for approval at a meeting of stockholders, nor does book value give any effect to the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders or, in the event of liquidation of the Bank, to the tax effect of the bad debt reserve and other factors. See Footnote 3 to the tables below, "The Conversion and Reorganization -- Liquidation Rights" and "Management of the Bank - New Benefits - Stock Option Plans." THE FOLLOWING TABLE ASSUMES THAT THE FOUNDATION IS APPROVED AS PART OF THE CONVERSION AND REORGANIZATION AND THEREFORE GIVES EFFECT TO THE ISSUANCE OF AUTHORIZED BUT UNISSUED SHARES OF THE COMPANY'S COMMON

STOCK TO THE FOUNDATION CONCURRENTLY WITH THE COMPLETION OF THE CONVERSION AND REORGANIZATION. THE VALUATION RANGE, AS SET FORTH HEREIN AND IN THE TABLE BELOW, TAKES INTO ACCOUNT THE DILUTIVE IMPACT OF THE ISSUANCE OF SHARES TO THE FOUNDATION.

                                                                               AT OR FOR THE NINE MONTHS ENDED DECEMBER 31, 1996
                                                                        ------------------------------------------------------------
                                                                          2,931,800      3,449,300       3,966,700       4,561,700
                                                                         SHARES SOLD    SHARES SOLD     SHARES SOLD     SHARES SOLD
                                                                          AT $10.00      AT $10.00       AT $10.00     AT $10.00 PER
                                                                          PER SHARE      PER SHARE       PER SHARE       SHARE (15%
                                                                          (MINIMUM      (MIDPOINT        (MAXIMUM     ABOVE MAXIMUM
                                                                        OF ESTIMATED   OF ESTIMATED    OF ESTIMATED    OF ESTIMATED
                                                                        PRICE RANGE)   PRICE RANGE)    PRICE RANGE)  PRICE RANGE)(5)
                                                                        ------------   ------------    ------------  ---------------
                                                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Gross proceeds .....................................................      $ 29,318        $ 34,493        $ 39,667        $ 45,617
Plus: Shares issued to the Foundation (equal to 9.9% of
      the stock sold in the Conversion) ............................         2,902           3,415           3,927           4,516
                                                                          --------        --------        --------        --------
Pro forma market capitalization ....................................      $ 32,220        $ 37,908        $ 43,594        $ 50,133
                                                                          ========        ========        ========        ========
Gross proceeds .....................................................      $ 29,318        $ 34,493        $ 39,667        $ 45,617
Less: Offering expenses and commission .............................        (1,134)         (1,228)         (1,323)         (1,431)
                                                                          --------        --------        --------        --------
Estimated net proceeds .............................................        28,184          33,265          38,344          44,186
Less: Common Stock purchased by ESOP ...............................        (2,578)         (3,033)         (3,488)         (4,011)
      Common Stock purchased by
             Stock Programs ........................................        (1,289)         (1,516)         (1,744)         (2,005)
                                                                          --------        --------        --------        --------
    Estimated net proceeds, as adjusted ............................      $ 24,317        $ 28,716        $ 33,112        $ 38,170
                                                                          ========        ========        ========        ========
Consolidated net earnings:
    Historical .....................................................        (2,971)         (2,971)         (2,971)         (2,971)
    Earnings adjustment(1) .........................................         4,503           4,503           4,503           4,503
    Historical earnings as adjusted ................................         1,532           1,532           1,532           1,532
    Pro forma earnings on net
         proceeds, as adjusted .....................................           633             748             862             994
    Less: Pro forma ESOP adjustment(2) .............................           (81)            (96)           (110)           (126)
          Pro forma Stock Programs adjustment(3) ...................          (122)           (143)           (165)           (190)
                                                                          --------        --------        --------        --------
         Pro forma net earnings ....................................      $  1,962        $  2,041        $  2,119        $  2,210
                                                                          ========        ========        ========        ========
Per share net earnings:
    Historical .....................................................      $  (0.56)       $  (0.48)       $  (0.41)       $  (0.36)
    Earnings adjustment ............................................          0.86            0.72            0.63            0.55
                                                                          --------        --------        --------        --------
    Historical earnings as adjusted ................................          0.29            0.24            0.22            0.19
    Pro forma earnings on net
         proceeds, as adjusted .....................................          0.12            0.12            0.12            0.12
    Less: Pro forma ESOP adjustment(2) .............................         (0.02)          (0.02)          (0.02)          (0.02)
          Pro forma Stock Programs adjustment(3) ...................         (0.02)          (0.02)          (0.02)          (0.02)
                                                                          --------        --------        --------        --------
         Pro forma net earnings per share ..........................      $   0.37        $   0.32        $   0.30        $   0.27
                                                                          ========        ========        ========        ========
Stockholders' equity:
    Historical .....................................................      $ 49,585        $ 49,585        $ 49,585        $ 49,585
    Estimated net proceeds .........................................        28,184          33,265          38,344          44,186
    Plus: Assets consolidated from the MHC .........................           200             200             200             200
          Shares issued to the Foundation ..........................         2,902           3,415           3,927           4,516
    Less: After tax cost of Foundation .............................        (1,829)         (2,151)         (2,474)         (2,845)
          Common Stock acquired by ESOP(2) .........................        (2,578)         (3,033)         (3,488)         (4,011)
          Common Stock acquired
           by Stock Programs(3) ....................................        (1,289)         (1,516)         (1,744)         (2,005)
                                                                          --------        --------        --------        --------
         Pro forma stockholders'
             equity(2)(3)(4) .......................................      $ 75,175        $ 79,765        $ 84,350        $ 89,626
                                                                          ========        ========        ========        ========
Stockholders' equity per share:
    Historical .....................................................      $   8.71        $   7.41        $   6.44        $   5.60
    Estimated net proceeds .........................................          4.95            4.97            4.98            4.99
    Plus: Assets consolidated from the MHC .........................          0.02            0.02            0.02            0.02
          Shares issued to the Foundation ..........................          0.51            0.51            0.51            0.51
    Less: After tax cost of the Foundation .........................         (0.32)          (0.32)          (0.32)          (0.32)
          Common Stock acquired by ESOP(2) .........................         (0.45)          (0.45)          (0.45)          (0.45)
          Common Stock acquired
           by Stock Programs(3) ....................................         (0.23)          (0.23)          (0.23)          (0.23)
                                                                          --------        --------        --------        --------
         Pro forma stockholders' equity
               per share(2)(3)(4) ..................................      $  13.19        $  11.91        $  10.96        $  10.12
                                                                          ========        ========        ========        ========
Offering price as a percentage of pro forma
    stockholders' equity per share .................................         75.70%          83.96%          91.24%          98.81%
Offering price to pro forma net
    earnings per share .............................................         20.27x          23.44x          25.00x          27.78x

                                                        (footnotes on next page)

----------
(1) Historical earnings have been adjusted for the one-time payment of the SAIF assessment and a nonrecurring loss on the sale of mutual funds from the available for sale portfolio. Does not give effect to the non-recurring expense that will be recognized in the first quarter of fiscal 1998 if the establishment of the Foundation is approved. In that event, the Company will recognize an after-tax expense for the amount of the contribution to the Foundation which is expected to be $1.8 million, $2.2 million, $2.5 million, and $2.8 million at the minimum, midpoint, maximum, and maximum as adjusted, of the Estimated Price Range, respectively.
(2) It is assumed that 8% of the shares of Conversion Stock issued in the Conversion, including shares issued to the Foundation, will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from the Company. The amount to be borrowed is reflected as a reduction of stockholders' equity. The Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The Bank's total annual payment of the ESOP debt is based upon fifteen equal annual installments of principal, with an assumed interest rate at 8.25%. The pro forma net earnings assumes: (i) that the Bank's contribution to the ESOP is equivalent to the debt service requirement for the nine months ended December 31, 1996, and was made at the end of the period; (ii) that 20,000, 25,000, 28,000 and 32,000 shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, were committed to be released during the nine months ended December 31, 1996, at an average fair value of $10.00 per share in accordance with the AICPA SOP 93-6; and
      (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. See "Management of the Bank - Benefit Plans - Employee Stock Ownership Plan and Trust."
(3) Gives effect to the Stock Programs expected to be adopted by the Company following the Conversion and presented for approval at a meeting of stockholders. If the Stock Programs are approved by stockholders, the Stock Programs intend to acquire an amount of Conversion Stock equal to 4% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation, or 128,882, 151,631, 174,376 and 200,532 shares of Common Stock at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, either through open market purchases, if permissible, or from authorized but unissued shares of Common Stock or treasury stock of the Company, if any. Funds used by the Stock Programs to purchase the shares will be contributed to the Stock Programs by the Bank. In calculating the pro forma effect of the Stock Programs, it is assumed that the required stockholder approval has been received, that the shares were acquired by the Stock Programs at the beginning of the period presented in open market purchases at the Purchase Price and that 15% (the portion of shares awarded which would be vested during the period presented based upon a vesting schedule of 20% per year) of the amount contributed was an amortized expense during the nine months ended December 31, 1996. The issuance of authorized but unissued shares of the Company's Common Stock to the Stock Programs instead of open market purchases would dilute the voting interests of existing stockholders by approximately 4.0% and pro forma net earnings per share would be $0.35, $0.31, $0.28, and $0.25 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, and pro forma stockholders' equity per share would be $12.92, $11.67, $10.75, and $9.95 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. There can be no assurance that stockholder approval of the Stock Programs will be obtained, or that the actual purchase price of the shares will be equal to the Purchase Price. See "Management of the Bank - New Benefits Stock Programs."
(4) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock Option Plans expected to be adopted by the Company following the Conversion. The Company expects to present the Stock Option Plans for approval at a meeting of stockholders. If the Stock Option Plans are approved by stockholders, an amount equal to 10% of the Conversion Stock issued in the Conversion, including shares issued to the Foundation, or 322,205, 379,078, 435,940 and 501,331 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Stock Option Plans. The issuance of Common Stock pursuant to the exercise of options under the Stock Option Plans will result in the dilution of existing stockholders' interests. Assuming stockholder approval of the Stock Option Plans and all options were exercised at the end of the period at an exercise price of $10.00 per share, the pro forma net earnings per share would be $0.33, $0.29, $0.26 and $0.24, respectively, and the pro forma stockholders' equity per share would be $12.12, $10.92, $10.05 and $9.29, respectively. See "Management of the Bank - New Benefits - Stock Option Plans."
(5) The retained earnings of the Bank will continue to be substantially restricted after the Conversion. See "Dividend Policy," "The Conversion and Reorganization -- Liquidation Rights" and "Regulation - Federal Regulation of Savings Institutions - Limitation on Capital Distributions."
(6) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the Subscription and Community Offerings.

                                                                                   AT OR FOR THE YEAR ENDED MARCH 31, 1996
                                                                        ------------------------------------------------------------
                                                                          2,931,800      3,449,300       3,966,700       4,561,700
                                                                         SHARES SOLD    SHARES SOLD     SHARES SOLD     SHARES SOLD
                                                                          AT $10.00      AT $10.00       AT $10.00     AT $10.00 PER
                                                                          PER SHARE      PER SHARE       PER SHARE       SHARE (15%
                                                                          (MINIMUM      (MIDPOINT        (MAXIMUM     ABOVE MAXIMUM
                                                                        OF ESTIMATED   OF ESTIMATED    OF ESTIMATED    OF ESTIMATED
                                                                        PRICE RANGE)   PRICE RANGE)    PRICE RANGE)  PRICE RANGE)(5)
                                                                        ------------   ------------    ------------  ---------------
                                                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Gross proceeds .....................................................      $ 29,318        $ 34,493        $ 39,667        $ 45,617
Plus: Shares issued to the Foundation (equal to 9.9% of the
         stock sold in the Conversion) .............................         2,902           3,415           3,927           4,516
                                                                          --------        --------        --------        --------
Pro forma market capitalization ....................................      $ 32,220        $ 37,908        $ 43,594        $ 50,133
                                                                          ========        ========        ========        ========
Gross proceeds .....................................................      $ 29,318        $ 34,493        $ 39,667        $ 45,617
Less: Offering expenses and commissions ............................        (1,134)         (1,228)         (1,323)         (1,431)
                                                                          --------        --------        --------        --------
Estimated net proceeds .............................................        28,184          33,265          38,344          44,186
Less: Common Stock purchased by ESOP ...............................        (2,578)         (3,033)         (3,488)         (4,011)
      Common Stock purchased by Stock Programs .....................        (1,289)         (1,516)         (1,744)         (2,006)
                                                                          --------        --------        --------        --------
  Estimated net proceeds, as adjusted ..............................      $ 24,317        $ 28,716        $ 33,112        $ 38,170
                                                                          ========        ========        ========        ========
Consolidated net earnings:
  Historical .......................................................      $    615        $    615        $    615        $    615
  Earnings adjustment ..............................................         2,343           2,343           2,343           2,343
  Historical earnings as adjusted ..................................         2,958           2,958           2,958           2,958
  Pro forma earnings on net proceeds, as adjusted ..................           844             997           1,150           1,325
  Less: Pro forma ESOP adjustment(2) ...............................           108             127             146             168
         Pro forma Stock Programs adjustment(3) ....................           162             191             220             253
                                                                          --------        --------        --------        --------
      Pro forma net earnings .......................................      $  3,532        $  3,637        $  3,742        $  3,862
                                                                          ========        ========        ========        ========
Per share net earnings:
  Historical .......................................................      $   0.12        $   0.10        $   0.09        $   0.07
  Earnings adjustment ..............................................          0.44            0.38            0.33            0.29
                                                                          --------        --------        --------        --------
  Historical earnings as adjusted ..................................          0.56            0.48            0.42            0.36
  Pro forma earnings on net proceeds, as adjusted ..................          0.16            0.16            0.16            0.16
  Less: Pro forma ESOP adjustment(2) ...............................         (0.02)          (0.02)          (0.02)          (0.02)
         Pro forma Stock Programs adjustment(3) ....................         (0.03)          (0.03)          (0.03)          (0.03)
                                                                          --------        --------        --------        --------
      Pro forma net earnings per share .............................      $   0.67        $   0.59        $   0.53        $   0.47
                                                                          ========        ========        ========        ========
Stockholders' equity:
  Historical .......................................................      $ 49,519        $ 49,519        $ 49,519        $ 49,519
  Estimated net proceeds ...........................................        28,184          33,265          38,349          44,192
  Plus: Assets consolidated from MHC ...............................           200             200             200             200
        Shares issued to the Foundation ............................         2,902           3,415           3,927           4,516
  Less: After tax cost of Foundation ...............................        (1,829)         (2,151)         (2,474)         (2,845)
        Common Stock acquired by ESOP(2) ...........................        (2,578)         (3,033)         (3,488)         (4,011)
        Common Stock acquired by
              Stock Programs(3) ....................................        (1,289)         (1,516)         (1,744)         (2,006)
                                                                          --------        --------        --------        --------
      Pro forma stockholders' equity(2)(3)(4) ......................      $ 75,109        $ 79,699        $ 84,289        $ 89,565
                                                                          ========        ========        ========        ========
Stockholders' equity per share:
  Historical .......................................................      $   8.70        $   7.40        $   6.43        $   5.59
  Estimated net proceeds ...........................................          4.95            4.97            4.98            4.99
  Plus: Assets consolidated from MHC ...............................          0.02            0.02            0.02            0.01
        Shares issued to the Foundation ............................          0.51            0.51            0.51            0.51
  Less: After tax cost of the Foundation ...........................         (0.32)          (0.32)          (0.32)          (0.32)
        Common Stock acquired by ESOP(2) ...........................         (0.45)          (0.45)          (0.45)          (0.45)
        Common Stock acquired by
              Stock Programs(3) ....................................         (0.23)          (0.23)          (0.23)          (0.23)
                                                                          --------        --------        --------        --------
      Pro forma stockholders' equity
         per share(2)(3)(4) ........................................      $  13.18        $  11.90        $  10.94        $  10.10
                                                                          ========        ========        ========        ========
Offering price as a percentage of pro forma
   stockholders' equity per share ..................................         75.76%          83.96%          91.32%          98.91%
Offering price to pro forma net earnings per share .................         14.93x          16.95x          18.87x          21.28x

                                              (footnotes continued on next page)

----------
(1) Historical earnings have been adjusted for the one-time payment of the SAIF assessment and a nonrecurring loss on the sale of mutual funds from the available for sale portfolio. Does not give effect to the non-recurring expense that will be recognized in the first quarter of fiscal 1998 if the establishment of the Foundation is approved. In that event, the Company will recognize an after-tax expense for the amount of the contribution to the Foundation which is expected to be $1.8 million, $2.2 million, $2.5 million, and $2.8 million at the minimum, midpoint, maximum, and maximum as adjusted, of the Estimated Price Range, respectively.
(2) It is assumed that 8% of the shares of Conversion Stock issued in the Conversion, including shares issued to the Foundation, will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from the Company. The amount to be borrowed is reflected as a reduction of stockholders' equity. The Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The Bank's total annual payment of the ESOP debt is based upon the equal annual installments of principal, with an assumed interest rate at 8.25%. The pro forma net earnings assumes: (i) that the Bank's contribution to the ESOP is equivalent to the debt service requirement for the year ended March 31, 1996, and was made at the end of the period; (ii) that 28,000, 32,000, 38,000 and 43,000 shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, were committed to be released during the nine months ended December 31, 1996, at an average fair value of $10.00 per share in accordance with the AICPA SOP 93-6; and
      (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. See "Management of the Bank - Benefit Plans - Employee Stock Ownership Plan and Trust."
(3) Gives effect to the Stock Programs expected to be adopted by the Company following the Conversion and presented for approval at a meeting of stockholders. If the Stock Programs are approved by stockholders, the Stock Programs intend to acquire an amount of Conversion Stock equal to 4% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation, or 128,882, 151,631, 174,376 and 200,532 shares of Common Stock at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, either through open market purchases, if permissible, or from authorized but unissued shares of Common Stock or treasury stock of the Company, if any. Funds used by the Stock Programs to purchase the shares will be contributed to the Stock Programs by the Bank. In calculating the pro forma effect of the Stock Programs, it is assumed that the required stockholder approval has been received, that the shares were acquired by the Stock Programs at the beginning of the period presented in open market purchases at the Purchase Price and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of the Company's Common Stock to the Stock Programs instead of open market purchases would dilute the voting interests of existing stockholders by approximately 4.0% and pro forma net earnings per share would be $0.64, $0.56, $0.50, and $0.45 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, and pro forma stockholders' equity per share would be $12.69, $11.45, $10.53, and $9.73 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. There can be no assurance that stockholder approval of the Stock Programs will be obtained, or that the actual purchase price of the shares will be equal to the Purchase Price. See "Management of the Bank - New Benefits - Stock Programs."
(4) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock Option Plans expected to be adopted by the Company following the Conversion. The Company expects to present the Stock Option Plans for approval at a meeting of stockholders. If the Stock Option Plans are approved by stockholders, an amount equal to 10% of the Conversion Stock issued in the Conversion, including shares issued to the Foundation, or 322,205, 379,078, 435,940 and 501,331 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Stock Option Plans. The issuance of Common Stock pursuant to the exercise of options under the Stock Option Plans will result in the dilution of existing stockholders' interests. Assuming stockholder approval of the Stock Option Plans and all options were exercised at the end of the period at an exercise price of $10.00 per share, the pro forma net earnings per share would be $0.59, $0.52, $0.46 and $0.42, respectively, and the pro forma stockholders' equity per share would be $12.00, $10.82, $9.95 and $9.57, respectively. See "Management of the Bank - New Benefits - Stock Option Plans."
(5) The retained earnings of the Bank will continue to be substantially restricted after the Conversion. See "Dividend Policy," "The Conversion and Reorganization -- Liquidation Rights" and "Regulation - Federal Regulation of Savings Institutions - Limitation on Capital Distributions."
(6) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the Subscription and Community Offerings.

      COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH NO FOUNDATION

      In the event that the Foundation was not being established as part of the Conversion and Reorganization, FinPro has estimated that the pro forma market capitalization of the Company would be approximately $68.0 million, at the midpoint, which is approximately $4.4 million greater than the pro forma market capitalization of the Company if the Foundation is approved by the members of the Mutual Holding Company and would result in approximately an $2.4 million increase, in the amount of Conversion Stock offered for sale in the Conversion and Reorganization and an increase in the Exchange Ratio from 2.067 to 2.213. The pro forma price to book ratio and pro forma price to earnings ratio would be approximately the same under both the current appraisal and the estimate of the value of the Company without the Foundation. Further, assuming the midpoint of the Estimated Price Range, pro forma stockholders' equity per share and pro forma earnings per share would be virtually the same with the Foundation as without the Foundation. In this regard, pro forma stockholders' equity and pro forma net income per share would be $11.91 and $0.34, respectively, at the midpoint of the estimate, assuming no Foundation, and $11.91 and $0.32, respectively, with the Foundation. The pro forma price to book ratio and the pro forma price to earnings ratio are 83.96% and 22.06x, respectively, at the midpoint of the estimate, assuming no Foundation and are 83.96% and 23.44x, respectively, with the Foundation. See "Effect of the Reorganization on Public Stockholders -Effect of Charitable Foundation on the Exchange." This estimate by FinPro, Inc. was prepared at the request of the OTS and is solely for purposes of providing depositors with sufficient information with which to make an informed decision on the Foundation and the Public Stockholders with sufficient information to make a decision on the Reorganization. There is no assurance that in the event the Foundation is not approved at the Special Meeting of members that the appraisal prepared at that time would conclude that the pro forma market value of the Company would be the same as that estimated herein. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

      For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios, at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Price Range, assuming the Conversion and Reorganization were completed at December 31, 1996.

                                                                                                                AT THE MAXIMUM,
                                              AT THE MINIMUM         AT THE MIDPOINT        AT THE MAXIMUM        AS ADJUSTED
                                          ------------------------------------------------------------------------------------------
                                             WITH        NO         WITH        NO          WITH       NO        WITH         NO
                                          FOUNDATION FOUNDATION  FOUNDATION  FOUNDATION  FOUNDATION FOUNDATION FOUNDATION FOUNDATION
                                          ---------- ----------  ----------  ----------  ---------- ---------- ---------- ----------
                                                                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
Estimated offering amount .................$ 29,318   $ 31,381    $ 34,493    $ 36,919    $ 39,667   $ 42,457   $ 45,617   $ 48,826
Pro forma market capitalization ...........  54,000     57,800      63,530      68,000      73,060     78,200     84,020     89,930
Total assets .............................. 604,166    605,213     608,753     609,984     613,340    614,756    618,615    620,244
Total liabilities ......................... 528,989    528,989     528,989     528,989     528,989    528,989    528,989    528,989
Pro forma stockholders' equity ............  75,177     76,224      79,764      80,995      84,351     85,767     89,626     91,255
Pro forma consolidated net earnings .......   1,962      2,002       2,041       2,111       2,119      2,201      2,210      2,303
Pro forma stockholders' equity per share ..   13.21      13.19       11.91       11.91       10.96      10.97      10.12      10.14
Pro forma consolidated net earnings per
     share ................................    0.36       0.38        0.32        0.34        0.29       0.30       0.27       0.27

Exchange Ratio ............................   1.757      1.881       2.067       2.213       2.377      2.545      2.734      2.926

Pro Forma Pricing Ratios:
    Offering price as a percentage of
       pro forma stockholders' equity
       per share ..........................   75.70%     75.82%      83.96%      83.96%      91.24%     91.16%     98.81%     98.62%
    Offering price to pro forma
       net earnings per share .............   20.27x     19.74x      23.44x      22.06x      25.00x     24.19x     25.86x     25.86x
    Offering price to assets ..............    9.42%      9.55%      11.00%      11.15%      12.55%     12.72%     14.32%     14.50%
Pro Forma Financial Ratios:
    Return on assets ......................    0.43%      0.45%       0.45%       0.46%       0.46%      0.48%      0.48%      0.50%
    Return on stockholders' equity ........    3.48%      3.54%       3.41%       3.47%       3.35%      3.42%      3.29%      3.36%
    Stockholders' equity to assets ........   12.44%     12.59%      13.10%      13.28%      13.75%     13.95%     14.49%     14.71%

             FIRST SAVINGS BANK OF NEW JERSEY, SLA AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

      The following Consolidated Statements of Operations of the Bank and subsidiaries for the year ended March 31, 1996, the ten months ended March 31, 1995 and the year ended May 31, 1994 have been audited by KPMG Peat Marwick LLP ("Peat Marwick"), independent certified public accountants, whose report thereon is included elsewhere in this Prospectus. With respect to the information for the nine months ended December 31, 1996 and 1995, which is unaudited, in the opinion of management, all adjustments necessary for a fair presentation of such interim periods have been included and are of a normal recurring nature. Results for the nine months ended December 31, 1996 are not necessarily indicative of the results that may be expected for the year ended March 31, 1997. These Consolidated Statements of Operations should be read in conjunction with the Consolidated Financial Statements and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus.

                                                                                                                TEN
                                                                                                               MONTHS
                                                                            NINE MONTHS ENDED     YEAR ENDED    ENDED     YEAR ENDED
                                                                               DECEMBER 31,        MARCH 31,   MARCH 31,    MAY 31,
                                                                             1996       1995         1996        1995         1994
                                                                           --------    --------    --------    --------    --------
                                                                                (Unaudited)     (In thousands)
INTEREST AND DIVIDEND INCOME:
    Loans ..............................................................   $ 14,933    $ 14,342    $ 19,196    $ 14,935    $ 19,487
    Securities available for sale ......................................     14,813       8,457      14,032       8,998      12,777
    Securities held to maturity ........................................        934       3,447       3,827       4,133       2,382
    Deposits with financial institutions ...............................        530         151         254         365         970
                                                                           --------    --------    --------    --------    --------
        Total interest and dividend income .............................     31,210      26,397      37,309      28,431      35,616
                                                                           --------    --------    --------    --------    --------
INTEREST EXPENSE:
    Interest on deposits (note 10) .....................................     15,719      15,543      20,760      15,628      19,267
    Interest on borrowings .............................................      5,581         816       3,082         203       1,528
                                                                           --------    --------    --------    --------    --------
        Total interest expense .........................................     21,300      16,359      23,842      15,831      20,795
                                                                           --------    --------    --------    --------    --------
        Net interest income ............................................      9,910      10,038      13,467      12,600      14,821
Provision for loan losses (note 6) .....................................         90         300         450         350         500
                                                                           --------    --------    --------    --------    --------
        Net interest income after provision for loan losses ............      9,820       9,738      13,017      12,250      14,321
                                                                           --------    --------    --------    --------    --------
NON-INTEREST INCOME (LOSS):
    Loan fees and service charges ......................................        235         206         307         285         428
    (Loss) gain on sale of securities available for sale, net
        (note 4) .......................................................     (2,812)     (2,514)     (2,217)       (547)        262
    (Loss) gain on sales of real estate acquired in settlement
        of loans .......................................................        (52)        (52)         (7)         --          62
    (Loss) gain from real estate operations, net (note 8) ..............         --         (25)        (25)        (62)        172
    Other ..............................................................        690         514         729         452         856
                                                                           --------    --------    --------    --------    --------
        Total non-interest income (loss) ...............................     (1,939)     (1,871)     (1,213)        128       1,780
                                                                           --------    --------    --------    --------    --------
OPERATING EXPENSES:
    Compensation and employee benefits (note 14) .......................      4,256       4,417       5,821       4,674       4,735
    Occupancy ..........................................................        574         595         802         630         648
    Equipment ..........................................................        831         839       1,092         858         972
    Advertising and promotion ..........................................         46         146         176         123          91
    Federal insurance premiums .........................................        883         873       1,163         990       1,210
    SAIF assessment ....................................................      2,985          --          --          --          --
    Other ..............................................................      1,070       1,320       1,761       1,676       1,860
                                                                           --------    --------    --------    --------    --------
        Total operating expenses .......................................     10,555       8,190      10,815       8,951       9,516
                                                                           --------    --------    --------    --------    --------
    Income (loss) before income tax expense and cumulative
        effect of accounting changes ...................................     (2,674)       (323)        989       3,427       6,585
    Income tax expense (benefit) (note 12) .............................        297        (112)        374       1,236       2,247
                                                                           --------    --------    --------    --------    --------
    Income (loss) before cumulative effect of accounting
        changes ........................................................     (2,971)       (211)        615       2,191       4,338
                                                                           --------    --------    --------    --------    --------
CUMULATIVE EFFECT OF ACCOUNTING CHANGES: ...............................                                                        400
    Income taxes (note 12) .............................................         --          --          --          --      (1,216)
    Postretirement benefits, net of tax benefit (note 14) ..............         --          --          --          --         471
                                                                           --------    --------    --------    --------    --------
    Investments net of tax expense (note 4)
    Net Income (loss), net of tax expense (note 4) .....................   $ (2,971)   $   (211)   $    615    $  2,191    $  3,993
                                                                           ========    ========    ========    ========    ========
    Earnings (loss) per share ..........................................   $  (0.98)   $  (0.07)   $   0.21    $     --    $     --
                                                                           ========    ========    ========    ========    ========

See accompanying Notes to Consolidated Financial Statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

      The earnings of the Bank depend primarily on its level of net interest and dividend income, which is the difference between interest earned on the Bank's interest-earning assets, consisting primarily of mortgage and consumer loans, mortgage securities, and United States Government and agency obligations, and the interest paid on interest-bearing liabilities, which consist of savings deposits and borrowings from the FHLB. Net interest income is a function of the Bank's interest rate spread, which is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, as well as a function of the average balance of interest-earning assets as compared to interest-bearing liabilities. The Bank's earnings are also affected by its level of noninterest income, including primarily loan fees and service charges, and gains (losses) on sales of securities available for sale, sales of real estate acquired in settlement of loans, and income from real estate operations and by its level of noninterest expense, including primarily compensation and employee benefits, occupancy, equipment, SAIF deposit premiums, and other operating expenses. Earnings of the Bank are also affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, which events are beyond the control of the Bank.

      Following the Bank's initial public offering in January 1995, the Board of Directors determined to change the Bank's fiscal year from May 31 to March 31 commencing with the ten month transition period ended March 31, 1995. Therefore, for comparative purposes, the information presented for the period ended March 31, 1995, is based upon a ten-month period unless otherwise noted.

BUSINESS STRATEGY

      The Bank's business strategy has been to operate as a well-capitalized and independent community-oriented savings institution dedicated to providing quality customer service. Generally, the Bank has sought to implement this strategy by maintaining a substantial part of its assets in loans secured by one- to four-family residential real estate located in the Bank's market area, home equity loans, mortgage securities, and United States Government and agency obligations. Specifically, the Bank's business strategy has incorporated the following elements: (1) operating as a community-oriented financial institution, maintaining a strong core customer base by providing quality service and offering customers the access to senior management and services that a community-based institution can offer; (2) emphasizing investment in residential mortgage loans, mortgage securities and other securities issued or guaranteed by the United States Government or agencies thereof; (3) maintaining capital in excess of regulatory requirements and growing only to the extent that adequate capital levels can be maintained; and (4) striving to increase its retail deposit base.

      While management intends to continue emphasizing these objectives, it also plans to modify the existing operating strategy in order to achieve greater growth and profitability. Specifically, the Bank intends to: (i) diversify the products and services offered to customers to possibly include commercial loans and commercial deposit accounts, among other products; and (ii) expand the Bank's market area through its branch network and through its lending and investment services. By seeking to broaden the range of its products and services offered, the Bank believes it will offset the declining margins in the market for one- to four-family loans and the reduced deposit base that it has experienced in recent years.

      Management believes that the diversification of the Bank's loan products may expose it to a higher degree of credit risk than is involved in the Bank's one- to four-family residential mortgage lending activity. As a consequence of management's lending strategy, the Bank may, in future periods, depending upon conditions at that time, increase the level of its provision for loan losses as well as its provision for losses on real estate owned over the provisions taken in the Bank's recent fiscal years.

      Highlights of the Bank's business strategy are as follows:

      Community-Oriented Institution. The Bank is the largest savings institution headquartered in Bayonne. The Bank is committed to meeting the financial needs of the community in which it operates. Management believes that the Bank is large enough to provide a full range of personal and business financial services, and yet is small enough to be able to provide such services in a personalized and efficient manner. Management believes that the Bank can be more effective in servicing its customers than many of its nonlocal competitors because of the Bank's ability to quickly and effectively provide senior management responses to customer needs and inquiries. The Bank intends to maintain its community orientation by continuing to emphasize traditional deposit and loan products, primarily single-family residential mortgages. The Bank also intends to enhance its community involvement through the establishment of the Foundation. See "The Conversion and Reorganization -- Establishment of a Charitable Foundation."

      Emphasis on Residential Mortgage Lending. Since inception, the Bank has been a portfolio lender, and has not sold loans in the secondary market in the 1990s. The Bank has emphasized and will continue to emphasize the origination of mortgage loans secured by one- to four-family residential properties located in Bayonne and the rest of Hudson County. Such mortgage loans generally have less credit risk than loans collateralized by multifamily or commercial real estate. At December 31, 1996, oneto four-family residential mortgage loans totalled $202.6 million, or 83.0%, of the Bank's loan portfolio. Generally, the yield on mortgage loans originated by the Bank is greater than that of mortgage securities purchased by the Bank. In the future, the Bank is considering expanding its lending program to include commercial loans in an effort to satisfy a perceived need within its market area and increase its loan portfolio. To accomplish this, the Bank may hire additional personnel experienced in commercial lending and may focus marketing efforts on smaller businesses operating in the Bank's market areas.

      Liquid Investments. Where available funds exceed mortgage loan demand, the Bank maintains a substantial portfolio of liquid investments with low credit risk. At December 31, 1996, $297.2 million, or 51.4%, of the Bank's total assets consisted of securities issued or guaranteed by the United States Government or an agency or sponsored-corporation of the United States Government or mortgage securities collateralized by such United States Government-related instruments.

      Retail Deposit Base. The Bank has had a relatively strong retail deposit base drawn from its offices located in Bayonne, New Jersey. The Bank holds approximately 40% of all deposits held by branches of commercial banks, credit unions, and savings associations located in Bayonne, and approximately 6% of such deposits in Hudson County. At December 31, 1996, 42.5% of the Bank's deposit base of $441.3 million consisted of core deposits, which included passbook accounts, NOW accounts, money market deposit accounts, noninterest demand accounts, and club accounts. Core deposits are considered to be a more stable and lower cost source of funds than certificates of deposit or outside borrowings. The Bank has experienced a 9.8% decrease in deposits over the last five years due to a declining population in Bayonne and a shift of funds into mutual funds and other markets as a result of relatively lower interest rates. The Bank will continue to emphasize retail deposits by providing quality customer service, offering competitive rates on deposit accounts, and providing depositors with a full range of accounts. The Bank also plans to introduce commercial deposit accounts, including business checking, in an effort to increase its customer base.

      Expanding Market Area. Management is also seeking to expand the Bank's market area . Presently, a significant portion of the Bank's lending and deposit activities are concentrated within the City of Bayonne. While management will continue to emphasize the delivery of products and services to Bayonne residents, it will seek to broaden its lending area into surrounding communities. The Bank may hire additional loan personnel to increase its lending activities outside of Bayonne. In addition, the Bank intends to explore expanding its branch network into surrounding communities within the next few years in an effort to increase its retail deposit base and to facilitate increased lending. The Bank does not intend to expand its market outside the State of New Jersey.

MANAGEMENT OF INTEREST RATE RISK

      The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets.

      The Bank's deposit accounts typically react more quickly to changes in market interest rates than interest-earning assets such as mortgage loans, because of the relatively shorter maturities of deposits. When interest rates are rising, interest expense will increase more rapidly than interest income if a higher volume of interest-bearing liabilities than interest-earning assets reprice to higher interest rates. In a falling interest rate environment, interest income will increase more rapidly than interest expense if a higher volume of interest-bearing liabilities than interest-earning assets reprice to lower interest rates.

      Management seeks to manage the Bank's interest rate risk exposure by monitoring the levels of interest rate sensitive assets and liabilities, and has sought to improve its interest rate spread. To reduce the potential volatility of the Bank's earnings in a changing interest rate environment, the Bank has invested in mortgage securities that have adjustable rates and/or relatively short expected terms. At December 31, 1996, $60.6 million, or 18.9%, of the Bank's $319.6 million of investments consisted of mortgage securities with adjustable interest rates. The Bank has also sought to reduce the term of its interest-earning assets by offering fixed-rate one- to four-family mortgage loans with terms of 15 years or less. Such loans constituted $9.0 million, or 30.3%, of the Bank's total originations of one- to four-family mortgage loans during the nine months ended December 31, 1996. The Bank also originates adjustable-rate one- to four-family mortgage loans. Of the Bank's one- to four-family mortgage loans originated during the nine months ended December 31, 1996, $12.3 million, or 41.6% had adjustable rates of interest. The Bank also maintains relatively high levels of liquidity, which assets may be reinvested more quickly in response to changes in market interest rates. In addition, the Bank manages its interest-bearing liabilities by offering competitive interest rates on deposit accounts and pricing certificates of deposit to provide customers with incentives to choose certificates of deposit with longer terms. In the current interest rate environment, however, longer-term certificates of deposit tend to be less attractive to depositors.

      At December 31, 1996, the Bank's total interest-bearing liabilities maturing or repricing within one year exceeded its total interest-earning assets maturing or repricing within one year by $39.1 million, representing a cumulative one-year gap ratio of negative 6.76%. The Bank's gap position indicates that in a rising interest rate environment the Bank's net interest income would be adversely affected as liabilities would reprice to higher market rates more quickly than assets. This effect would be compounded because the prepayment speeds of the Bank's long-term fixed-rate assets would decrease in a rising interest rate environment. Although the Bank could reduce its exposure to interest rate risk by investing a larger portion of its assets in short-term securities and adjustable-rate mortgage securities and by pursuing other strategies such as hedging and interest rate swap programs, management believes that the benefits of such a strategy would be outweighed by the cost of such programs, as well as by the loss of earnings from concentrating on short-term and adjustable-rate investments, which typically offer lower yields.

      The Bank has an Asset-Liability Management Committee which meets and reports monthly to the Board of Directors. The primary responsibility of the Asset-Liability Committee is to determine and monitor the level of interest rate risk that the Bank determines to be acceptable, and establish strategies and procedures to keep that risk within its specified limits. To that end, the Committee reviews and approves pricing and fee structures for all asset and liability products, and analyzes cash flow projections to calculate their collective impact on growth, capital, net interest income and market value of portfolio equity. The Committee regularly reviews the results of operations and makes recommendations to the Board, based on such analyses, to enhance both the Bank's interest rate risk position as well as its profitability.

      Net Portfolio Value. The OTS has adopted a rule that incorporates an interest rate risk ("IRR") component into the risk-based capital rules. The effective date of the new rule has been delayed, but is expected to occur shortly. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change.

      The following table presents the Bank's NPV as of December 31, 1996, as calculated by the OTS, based on information provided to the OTS by the Bank.

                                                          NPV AS % OF PORTFOLIO
   CHANGE IN             NET PORTFOLIO VALUE                 VALUE OF ASSETS
 INTEREST RATES  -------------------------------------    ---------------------
IN BASIS POINTS                                   %         NPV          %
  (RATE SHOCK)   AMOUNT       $ CHANGE         CHANGE      RATIO     CHANGE (1)
---------------  -------      ---------        -------    -------   ------------
                 (DOLLARS IN THOUSANDS)

     400         $18,157      $(40,463)        (69.0)%      3.37%    (6.56)%
     300          28,548       (30,072)        (51.0)       5.17     (4.75)
     200          39,256       (19,364)        (33.0)       6.94     (2.98)
     100          49,424        (9,197)        (16.0)       8.55     (1.38)
   Static         58,621            --            --        9.93        --
    (100)         65,133         6,512          11.0       10.85      0.93
    (200)         70,247        11,626          20.0       11.54      1.61
    (300)         75,525        16,904          29.0       12.23      2.31
    (400)         81,847        23,226          40.0       13.05      3.12

----------
(1)   Expressed in basis points.

      Based upon the above calculations, the Bank believes that it would have been in compliance with the risk-based capital requirements of the new regulations, as of December 31, 1996, if such regulation had been effective as of such date. Based upon such calculations, the Bank would have been required to deduct $19.4 million from total capital for purposes of calculating the Bank's risk-based capital. As of December 31, 1996, without taking into effect the IRR component, the Bank had $55.5 million of riskbased capital, which exceeded the OTS minimum requirements by $38.5 million. However, the calculations indicate that as of December 31, 1996, a 200 basis point increase in interest rates would result in a 33.0% reduction in the value of the Bank's discounted cash flows. Management believes that its exposure to a decline in the value of its discounted cash flows is reasonable in view of the Bank's relatively high levels of liquidity and capital.

ANALYSIS OF NET INTEREST INCOME

      Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

AVERAGE BALANCE SHEET

      The following table sets forth certain information relating to the Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances.

                                                                                      NINE MONTHS ENDED DECEMBER 31,
                                                               AT DECEMBER 31,    -------------------------------------
                                                                   1996                           1996
                                                         -----------------------  -------------------------------------
                                                                                                             AVERAGE
                                                                       AVERAGE                              ANNUALIZED
                                                           ACTUAL       YIELD/     AVERAGE                    YIELD/
                                                           BALANCE       COST      BALANCE     INTEREST        COST
                                                          ---------   ---------   ---------   ----------   ------------
                                                                                 (DOLLARS IN THOUSANDS)
Interest-earning assets:
 Mortgage loans(1)..................................      $208,707         8.46%   $205,417    $13,116         8.51%
 Consumer loans.....................................        30,487         7.54      28,873      1,817         8.39
 Mortgage-backed securities available for sale......       217,859         5.37     211,697      8,989         5.66
 Mutual funds available for sale....................            --         --        47,524      2,350         6.59
 Other investments available for sale(2)............        68,093         5.33      87,927      3,474         5.27
 Investment securities and overnight
   deposits with financial institutions(3)..........        33,586         8.28      31,725      1,464         6.15
                                                          --------        -----    --------    -------        -----
      Total interest-earning assets.................       558,732         6.81     613,163     31,210         6.79
Noninterest-earning assets..........................        19,842                   20,341
                                                          --------                 --------
      Total assets..................................      $578,574                 $633,504
                                                          ========                 ========

Interest-bearing liabilities:
 Savings deposits(4)................................      $441,289         4.80%   $444,042     15,719         4.72%
 Advances from FHLB and other borrowings............        80,651         5.73     134,034      5,581         5.55
                                                          --------        -----    --------    -------        -----
      Total interest-bearing liabilities............       521,940         4.94     578,076     21,300         4.91
                                                                          -----                               -----
Noninterest-bearing liabilities.....................         7,049                    6,573
                                                          --------                 --------
      Total liabilities.............................       528,989                  584,649
Stockholders' equity................................        49,585                   48,855
                                                          --------                 --------
      Total liabilities and stockholders' equity....      $578,574                 $633,504
                                                          ========                 ========
Net interest income.................................                                           $ 9,910
                                                                                               =======
Net interest rate spread(5).........................                       1.87%                               1.88%
                                                                          ======                              ======
Net interest margin(6)..............................                       2.20%                               2.15%
                                                                          ======                              ======
Ratio of average interest-earning assets to average
 interest-bearing liabilities.......................                       1.07x                               1.06x
                                                                          ======                              ======

                                                             NINE MONTHS ENDED DECEMBER 31,
                                                        ----------------------------------------
                                                                            1995
                                                        ----------------------------------------
                                                                                      AVERAGE
                                                                                     ANNUALIZED
                                                         AVERAGE                       YIELD/
                                                         BALANCE      INTEREST          COST
                                                        ---------    ----------     ------------
                                                                   (DOLLARS IN THOUSANDS)
Interest-earning assets:
 Mortgage loans(1)..................................     $196,796      $12,887          8.73%
 Consumer loans.....................................       22,977        1,455          8.44
 Mortgage-backed securities available for sale......       68,510        2,406          4.68
 Mutual funds available for sale....................       67,172        3,274          6.50
 Other investments available for sale(2)............       69,312        2,777          5.34
 Investment securities and overnight
   deposits with financial institutions(3)..........       89,927        3,598          5.33
                                                         --------      -------         -----
      Total interest-earning assets.................      514,694       26,397          6.84
Noninterest-earning assets..........................       20,585
                                                         --------
      Total assets..................................     $535,279
                                                         ========

Interest-bearing liabilities:
 Savings deposits(4)................................     $446,671       15,543          4.64%
 Advances from FHLB and other borrowings............       31,686          816          3.43
                                                         --------      -------         -----
      Total interest-bearing liabilities............      478,357       16,359          4.56
                                                                                       -----
Noninterest-bearing liabilities.....................        5,828
                                                         --------
      Total liabilities.............................      484,185
Stockholders' equity................................       51,094
                                                         --------
      Total liabilities and stockholders' equity....     $535,279
                                                         ========
Net interest income.................................                   $10,038
                                                                       =======
Net interest rate spread(5).........................                                    2.28%
                                                                                       ======
Net interest margin(6)..............................                                    2.60%
                                                                                       ======
Ratio of average interest-earning assets to average
 interest-bearing liabilities.......................                                    1.08x
                                                                                       ======

                                                   (footnotes on following page)

                                                             AT MARCH 31,                  YEAR ENDED MARCH 31,
                                                                 1996                              1996
                                                        ----------------------    -------------------------------------
                                                                                                             AVERAGE
                                                                      AVERAGE                               ANNUALIZED
                                                          ACTUAL      YIELD/       AVERAGE                    YIELD/
                                                         BALANCE       COST        BALANCE      INTEREST       COST
                                                        ---------   ----------    ---------    ---------   ------------
                                                                            (DOLLARS IN THOUSANDS)
Interest-earning assets:
 Mortgage loans(1)..................................    $198,658       8.81%       $197,206      $17,203        8.72%
 Consumer loans.....................................      25,370       8.40          23,614        1,993        8.44
 Mortgage-backed securities
   available for sale...............................     220,682       5.82         104,186        5,674        5.45
 Mutual funds available for sale....................      69,166       6.34          67,775        4,351        6.42
 Other investments available for sale(2)............      92,874       5.33          75,180        4,007        5.33
 Investment securities and overnight
   deposits with financial institutions(3)..........      25,215       5.72          75,889        4,082        5.38
                                                        --------       ----        --------      -------        ----
      Total interest-earning assets.................     631,965       6.84         543,850       37,310        6.86
Noninterest-earning assets..........................      19,980                     21,031
                                                        --------                   --------
      Total assets..................................    $651,945                   $564,881
                                                        ========                   ========

Interest-bearing liabilities:
 Savings deposits(4)................................    $445,424       4.72%       $446,300       20,761        4.65%
 Advances from FHLB and other borrowings............     151,334       5.64          61,410        3,082        5.02
                                                        --------       ----        --------      -------        ----
      Total interest-bearing liabilities............     596,758       4.95         507,710       23,843        4.70
                                                                       ----                                     ----
Noninterest-bearing liabilities.....................       5,668                      5,861
                                                        --------                   --------
      Total liabilities.............................     602,426                    513,571
Stockholders' equity................................      49,519                     51,310
                                                        --------                   --------
      Total liabilities and
        stockholders' equity........................    $651,945                   $564,881
                                                        ========                   ========
Net interest income.................................                                             $13,467
                                                                                                 =======
Net interest rate spread(5).........................                   1.89%                                    2.16%
                                                                       ====                                     ====
Net interest margin(6)..............................                   2.16%                                    2.48%
                                                                       ====                                     ====
Ratio of average interest-earning assets to
 average interest-bearing liabilities...............                   1.06x                                    1.07x
                                                                       ====                                     ====

                                                             TEN MONTHS ENDED MARCH 31,                YEAR ENDED MAY 31,
                                                                        1995                                  1994
                                                        -----------------------------------   -------------------------------------

                                                                                   AVERAGE                                AVERAGE
                                                          AVERAGE                   YIELD/      AVERAGE                   YIELD/
                                                          BALANCE      INTEREST      COST       BALANCE      INTEREST      COST
                                                        ----------    ---------   ---------   ----------    ----------   ----------
                                                                                  (DOLLARS IN THOUSANDS)
Interest-earning assets:
 Mortgage loans(1)..................................     $181,717     $13,498        8.91%     $187,435       $17,986       9.60%
 Consumer loans.....................................       20,370       1,437        8.47        15,886         1,501       9.45
 Mortgage-backed securities
   available for sale...............................       52,997       2,427        5.50        75,538         3,387       4.48
 Mutual funds available for sale....................       71,694       3,625        6.07       147,610         6,811       4.61
 Other investments available for sale(2)............       63,129       2,946        5.60        52,166         2,579       4.94
 Investment securities and overnight
   deposits with financial institutions(3)..........       95,269       4,498        5.67        67,826         3,352       4.94
                                                         --------     -------        ----      --------       -------       ----
      Total interest-earning assets.................      485,176      28,431        7.03       546,461        35,616       6.52
Noninterest-earning assets..........................       24,507                                18,728
                                                         --------                              --------
      Total assets..................................     $509,683                              $565,189
                                                         ========                              ========

Interest-bearing liabilities:
 Savings deposits(4)................................     $456,899      15,628        4.10%     $474,693        19,267       4.06%
 Advances from FHLB and other borrowings............        5,170         202        4.69        45,433         1,528       3.36
                                                         --------     -------        ----      --------       -------       ----
      Total interest-bearing liabilities............      462,069      15,830        4.11       520,126        20,795       4.00
                                                                                     ----                                   ----
Noninterest-bearing liabilities.....................       10,389                                 5,974
                                                         --------                              --------
      Total liabilities.............................      472,458                               526,100
Stockholders' equity................................       37,225                                39,089
                                                         --------                              --------
      Total liabilities and
        stockholders' equity........................     $509,683                              $565,189
                                                         ========                              ========
Net interest income.................................                  $12,601                                 $14,821
                                                                      =======                                 =======
Net interest rate spread(5).........................                                 2.92%                                  2.52%
                                                                                     ====                                   ====
Net interest margin(6)..............................                                 3.12%                                  2.71%
                                                                                     ====                                   ====
Ratio of average interest-earning assets to
 average interest-bearing liabilities...............                                 1.05x                                  1.05x
                                                                                     ====                                   ====

----------
(1) Includes one- to four-family residential real estate loans and commercial real estate loans.
(2)   Includes United States Government and agency obligations.
(3) Includes primarily short-term mutual funds, interest-earning deposits in other institutions, FHLB stock, and municipal and other agency obligations.
(4) At December 31, 1996, March 31, 1996 and 1995, and May 31, 1994, included noninterest-bearing demand accounts of $10.7 million, $8.3 million, $5.2 million, and $4.9 million, respectively.
(5) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.

RATE VOLUME ANALYSIS

      Net interest income can also be analyzed in terms of the impact of changing interest rates on interest-earning assets and interest-bearing liabilities and changing the volume or amount of these assets and liabilities. The following table represents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Bank's interest income and interest expense during the periods indicated. Information is provided in each category with respect to
(i) changes attributable to changes in volume (change in volume multiplied by prior rate), (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume), and (iii) the net change. Changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate. Changes for the ten months ended March 31, 1995 have been calculated based on annualized interest income and expenses.

                                               NINE MONTHS ENDED
                                             DECEMBER 31, 1996 VS.         YEAR ENDED MARCH 31,       TEN MONTHS ENDED MARCH 31,
                                               NINE MONTHS ENDED         1996 VS. TEN MONTHS ENDED       1995 VS. YEAR ENDED
                                               DECEMBER 31, 1995              MARCH 31,1995                  MAY 31, 1994
                                          ---------------------------   ---------------------------   ---------------------------
                                          INCREASE (DECREASE)           INCREASE (DECREASE)           INCREASE (DECREASE)
                                                DUE TO                        DUE TO                       DUE TO
                                          ------------------            ------------------            ------------------
                                           VOLUME     RATE      NET      VOLUME     RATE      NET      VOLUME     RATE      NET
                                          -------   --------  -------   -------   --------  -------   -------   --------  -------
                                                                                (IN THOUSANDS)
Interest-earning assets:
  Mortgage loans .......................  $   692   $  (463)  $   229   $ 1,356   $  (351)  $ 1,005   $  (533)  $(1,256)  $(1,789)
  Consumer and other loans .............      377       (15)      362       275        (6)      269       391      (167)      224
  Mortgage-backed securities
    available for sale .................    5,984       599     6,583     2,789       (27)    2,762    (1,576)    1,102      (474)
  Mutual funds available for sale ......   (1,001)       77      (924)     (245)      246         1    (4,192)    1,731    (2,461)
  Other investments available for sale..      760       (63)      697       649      (177)      472       892        64       956
  Investment securities and overnight
    deposits with financial
    institutions and other .............   (2,915)      781    (2,134)   (1,050)     (266)   (1,316)    1,498       548     2,046
                                          -------   -------   -------   -------   -------   -------   -------   -------   -------
     Total .............................    3,897       916     4,813     3,774      (581)    3,193    (3,520)    2,022    (1,498)
                                          -------   -------   -------   -------   -------   -------   -------   -------   -------
Interest-bearing liabilities:
  Deposits .............................     (137)      313       176      (446)    2,453     2,007      (707)      193      (514)
  Advances from FHLB
    and other borrowings ...............    4,001       764     4,765     2,823        17     2,840    (1,447)      163    (1,284)
                                          -------   -------   -------   -------   -------   -------   -------   -------   -------
     Total .............................    3,864     1,077     4,941     2,377     2,470     4,847    (2,154)      356    (1,798)
                                          -------   -------   -------   -------   -------   -------   -------   -------   -------

Net change in net interest income ......  $    33   $  (161)  $  (128)  $ 1,397   $(3,051)  $(1,654)  $(1,366)  $ 1,666   $   300
                                          =======   =======   =======   =======   =======   =======   =======   =======   =======

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1996 AND MARCH 31, 1996

      Stockholders' equity increased slightly to $49.6 million at December 31, 1996, from $49.5 million at March 31, 1996. The increase in stockholders' equity was primarily attributed to a $3.1 million decrease in net unrealized losses on securities available for sale, offset by the loss from operations resulting from the $2.9 million SAIF insurance fund assessment ($1.9 million after tax) and the $2.8 million loss on the sale of securities available for sale. The decrease in net unrealized holding losses on securities available for sale resulted from a decrease in market interest rates and the holding loss of $2.3 million related to the sale of intermediate and adjustable rate mutual funds during the nine months ended December 31, 1996. At December 31, 1996, the Bank's tangible, core and risk-based capital ratios (excluding the allowance for marketable debt and equity securities) were 9.13%, 9.13% and 26.41%, respectively.

      Total assets decreased by $73.3 million, or 11.2%, to $578.6 million at December 31, 1996, from $651.9 million at March 31, 1996. Securities available for sale at market value decreased by $96.7 million, or 25.3%, to $286.0 million at December 31, 1996, from $382.7 million at March 31, 1996. This decrease was primarily attributable to the sale of intermediate and adjustable rate mutual funds totalling $71.5 million and U.S. Treasury securities totalling $25.0 million, as part of the Bank's restructuring of its investment portfolio. Loans receivable, net increased by $15.2 million, or 6.8%, to $239.2 million, compared to $224.0 million at March 31, 1996. The increase was due primarily to the Bank actively marketing adjustable rate mortgages and equity line of credit products.

      Total deposits decreased by $4.1 million, or 0.9%, to $441.3 million at December 31, 1996, from $445.4 million at March 31, 1996, due primarily to attrition caused by depositors seeking higher yields on certificate of deposit rates. Total borrowings decreased by $70.5 million to $80.0 million at December 31, 1996. The decrease was primarily attributable to the use of a portion of the proceeds from the sale of available for sale securities to repay $50.0 million of FHLB advances that were outstanding at March 31, 1996.

COMPARISON OF OPERATING RESULTS FOR THE NINE MONTHS ENDED DECEMBER 31, 1996 AND THE FISCAL YEARS ENDED MARCH 31, 1996, MARCH 31, 1995 AND MAY 31, 1994

      Net loss from operations increased by $2.8 million, to $3.0 million for the nine months ended December 31, 1996, compared to a loss of $211,000 for the nine months ended December 31, 1995. The loss from operations for the nine months ended December 31, 1996 resulted primarily from the one-time SAIF insurance fund assessment of $2.9 million ($1.9 million after tax) and the loss of $2.8 million on the sale of the mutual funds from the available for sale securities portfolio. Such securities were sold as part of the Bank's restructuring of its investment portfolio. See "Risk Factors -- Restructuring of Investment Portfolio."

      In February 1995, the Bank changed its fiscal year end to March 31 from May 31. As a result of the change, certain of the results of operations herein compare a ten month transition period ended March 31, 1995, with 12 month fiscal years ended March 31, 1996 and May 31, 1994. The Bank had net income of $615,000 for the year ended March 31, 1996. Net income totalled $2.2 million and $4.0 million for the ten months ended March 31, 1995 and the fiscal year ended May 31, 1994, respectively.

      Interest and Dividend Income. Total interest and dividend income increased by $4.8 million, or 18.2%, to $31.2 million for the nine months ended December 31, 1996, from $26.4 million for the nine months ended December 31, 1995. The increase in interest income was principally attributable to an increase in the average balance of interest earning assets to $613.2 million for the nine months ended December 31, 1996, from $514.7 million for the nine months ended December 31, 1995.

      Interest income on loans increased by $600,000, or 4.2%, to $14.9 million for the nine months ended December 31, 1996, from $14.3 million for the comparable period in 1995. The lower yield on mortgage loans which resulted from the decrease in market rates of interest during the nine months ended December 31, 1996, was more than offset by the increase of $10.1 million in the average balance of fixed- and adjustable-rate mortgages and of $3.1 million in primarily fixed rate home equity loans. This increase was due to a $10.3 million, or 6.3%, increase in first mortgage loans to $213.8 million as of December 31, 1996, compared to $203.0 million at March 31, 1996. The average yield on mortgage loans decreased to 8.51% from 8.73% at March 31, 1996. The lower yield on mortgage loans resulted from the effect of the decrease of market rates of interest during the last nine months of 1996 and the Bank's offering of adjustable-rate products compared to fixed-rate mortgage loans. Interest income on consumer loans increased to $1.8 million, from $1.5 million, primarily as a result of an increase of $5.9 million in the average balance of consumer loans to $28.9 million for the nine months ended December 31, 1996, compared to $23.0 million for the comparable period in 1995. The increase in loan volume was partially offset by a decrease in the average yield on consumer loans to 8.39%, from 8.44%, in a generally lower interest rate environment.

      Interest and dividend income on securities available for sale increased by $6.3 million, to $14.8 million for the nine months ended December 31, 1996, from $8.5 million for the comparable period in 1995. In December 1995, the Bank purchased $147.0 million of mortgage-backed securities to increase its level of interest-earning assets, as part of the restructuring of the investment portfolio. As a result, average mortgage-backed securities were $211.7 million for the nine months ended December 31, 1996, compared to $68.5 million for the comparable 1995 period, and the average yield increased to 5.66%, from 4.68%. The full impact of the purchases are reflected in the increase in interest income for the nine months ended December 31, 1996. Interest income on securities held for investment decreased by $2.1 million, to $1.5 million for the nine months ended December 31, 1996. This decrease represents the impact of the interest on the $50.0 million of U.S. Treasury and Agency securities transferred from held for investment to the securities available for sale portfolio in December 1995.

      Total interest and dividend income increased by $8.9 million, or 31.3%, to $37.3 million for the 12 months ended March 31, 1996, from $28.4 million for the ten months ended March 31, 1995. The increase was primarily attributable to the comparison of a 12 month fiscal year ended March 31, 1996 to the ten month transitional period ended March 31, 1995, and a $58.7 million, or 12.1%, increase in the average balance of interest-earning assets to $543.9 million for the 12 months ended March 31, 1996, from $485.2 million for the ten months ended March 31, 1995, partially offset by a decrease in the average yield on the Bank's average interest-earning assets to 6.86%, from 7.03%. The decrease in average yield was due to somewhat generally lower market rates of interest during the period.

      Interest income on loans increased by $4.3 million, or 28.9%, to $19.2 million for the 12 months ended March 31, 1996, from $14.9 million for the ten months ended March 31, 1995. Interest income on mortgage loans increased by $3.7 million, or 27.4%, to $17.2 million for the 12 months ended March 31, 1996, from $13.5 million for the ten months ended March 31, 1995. The increase in interest income on mortgage loans was primarily because of the effect of a 12 month to ten month period comparison, and a $15.5 million, or 8.5%, increase in the average balance of mortgage loans to $197.2 million for the 12 months ended March 31, 1996, from $181.7 million for the ten months ended March 31, 1995, partially offset by a decrease in the average yield on mortgage loans to 8.72% from 8.91%. The increase in average mortgage loans resulted from the Bank utilizing local mortgage brokers to facilitate an increase in origination activity which more than offset normal amortization and pay-off activity. Interest income on consumer loans increased to $2.0 million, from $1.4 million as a result of the effect of the longer fiscal year, and a $3.2 million increase in average consumer loans, partially offset by a decrease in the average yield to 8.44%, from 8.47%.

      Interest and dividend income on securities available for sale increased by $5.0 million, or 55.6%, to $14.0 million for the 12 months ended March 31, 1996, from $9.0 million for the ten months ended March 31, 1995. The increase was principally attributable to the longer fiscal year and a substantial increase in the average balance of securities available for sale, partially offset by a decrease in the average yield on securities available for sale. Interest income on mortgage-backed securities increased to $5.7 million from $2.4 million. This increase resulted from the effect of the longer fiscal year and a $51.2 million increase in average mortgage-backed securities to $104.2 million for the 12 months ended March 31, 1996, from $53.0 million for the ten months ended March 31, 1995, partially offset by a decrease in the average yield to 5.45%, from 5.50%. The increase in the average balance of mortgage-backed securities resulted from several purchases during the 12 months ended March 31, 1996 in order to increase assets as part of the restructuring of the Bank's investment portfolio. Dividend income on mutual funds available for sale increased by $726,000 to $4.4 million, from $3.6 million. This increase resulted from the effect of the longer fiscal year and an increase in the average yield to 6.42% from 6.07%, partially offset by a decrease in the average balance to $67.8 million for the 12 months ended March 31, 1996, from $71.7 million for the ten months ended March 31, 1995. Interest income on other investments available for sale increased by $1.1 million, or 37.9%, to $4.0 million, from $2.9 million as a result of the longer fiscal year and an increase in the average balance to $75.2 million, from $63.1 million, partially offset by a decrease in the average yield of other investments available for sale to 5.33% from 5.60%. Interest income on investment securities and overnight deposits decreased by $416,000, or 9.2%, to $4.1 million, from $4.5 million, as a result of a $19.4 million decrease in the average balance to $75.9 million, from $95.3 million, along with a decrease in the average yield to 5.38%, from 5.67%, partially offset by the longer fiscal year.

      Total interest and dividend income decreased by $7.2 million, or 20.2%, to $28.4 million for the ten months ended March 31, 1995 from $35.6 million for the 12 months ended May 31, 1994. The decrease in interest income was principally attributable to the effect of the shorter 1995 transitional period and a $61.3 million, or 11.2%, decrease in the average balance of interest-earning assets to $485.2 million for the ten months ended March 31, 1995, from $546.5 million for the 12 months ended May 31, 1994, partially offset by an increase in the average yield on the Bank's average interest-earning assets to 7.03%, from 6.52%. The decrease in the average balance of interest-earning assets was primarily attributable to decreases in securities available for sale. The increase in average yield was due to generally higher market rates of interest during the period.

      Interest on loans decreased by $4.6 million, or 23.6%, to $14.9 million for the ten months ended March 31, 1995, from $19.5 million for the 12 months ended May 31, 1994. Interest income on mortgage loans decreased by $4.5 million, or 25.0%, to $13.5 million for the ten months ended March 31, 1995, from $18.0 million for the 12 months ended May 31, 1994. The decrease in interest income on mortgage loans was primarily due to the effect of the shorter 1995 transition period, a $5.7 million, or 3.0%, decrease in average mortgage loans to $181.7 million for the ten months ended March 31, 1995, from $187.4 million for the year ended May 31, 1994, and a decrease in the average yield on mortgage loans to 8.91%, from 9.60%. The lower yield on mortgage loans resulted from originations in the relatively low interest rate environment that existed in the early part of the ten months ended March 31, 1995, and the originations of adjustable-rate loans and mortgage loans with lower initial rates of interest. The decrease in average mortgage loans resulted from loan prepayments exceeding local demand for mortgage loans through approximately September and October 1994 when the Bank began to emphasize increasing its loan portfolio. Interest income on consumer loans decreased to $1.4 million, from $1.5 million, as a result of the effect of the shorter 1995 transition period. The $4.5 million increase in average balance of consumer loans, although partially offset by a decrease in the average yield on consumer loans to 8.47%, from 9.45%, would have resulted in higher interest income from consumer loans if a similar balance and yield were maintained for two additional months.

      Interest and dividend income on securities available for sale decreased by $3.8 million, to $9.0 million for the ten months ended March 31, 1995, from $12.8 million for the 12 months ended May 31, 1994. The decrease was attributable primarily to the effects of the shorter 1995 transition period and a substantial decrease in the average balance of securities available for sale, partially offset by an increase in the average yield on securities available for sale. Interest income on mortgage-backed securities decreased to $2.4 million, from $3.4 million. This decrease resulted from the effect of the shorter transition period and a $22.5 million decrease in average mortgage-backed securities to $53.0 million for the ten months ended March 31, 1995, from $75.5 million for the 12 months ended May 31, 1994, partially offset by an increase in average yield to 5.50%, from 4.48%, in the generally high interest rate environment that existed during the ten months ended March 31, 1995. The decrease in the average balance of mortgage securities resulted from amortization and sales of such securities and use of the proceeds to fund deposit outflows. Dividend income on mutual funds available for sale decreased by $3.2 million, to $3.6 million, from $6.8 million. This decrease resulted from the effect of the shorter 1995 transition period and a $75.9 million decrease in average balance of mutual funds available for sale, partially offset by an increase in average yield to 6.07%, from 4.61%, in the generally higher interest rate environment. The decrease in average balance of mutual funds available for sale resulted primarily from the sale of mutual fund shares to fund savings outflow. Interest income on other investments available for sale increased by $367,000, or 14.1%, to $2.9 million, from $2.6 million as a result of an increase in the average yield on other investments available for sale to 5.60%, from 4.94%, and a $10.9 million increase in average other investments available for sale to $63.1 million, from $52.2 million, partially offset by the effect of the shorter transition period. Interest income on investment securities and overnight deposits with financial institutions increased by $1.1 million, primarily as a result of a $27.5 million increase in the average balance to $95.3 million during the ten months ended March 31, 1995, from $67.8 million during the 12 months ended May 31, 1994, along with an increase in average yield to 5.67% from 4.94%, partially offset by the shorter transition period.

      Interest Expense. Total interest expense on deposits increased by $200,000 to $15.7 million for the nine months ended December 31, 1996. This increase was primarily attributable to the increase in rates paid on three-month and two- and three-year certificates of deposit, partially offset by a decrease of $2.7 million in the average balance of savings deposits to $444.0 million for the nine months ended December 31, 1996, from $446.7 million for the nine months ended December 31, 1995. Average interest-bearing liabilities increased to $578.1 million for the nine months ended December 31, 1996, compared to $478.4 million, due to increased FHLB borrowings and reverse repurchase agreements used to fund the purchases of mortgage-backed securities in December 1995.

      Total interest expense increased by $8.0 million, to $23.8 million for the 12 months ended March 31, 1996, from $15.8 million for the ten months ended March 31, 1995. This increase was primarily attributable to the longer fiscal year in the prior period, a $45.6 million, or 9.9%, increase in the average balance of interest-bearing liabilities to $507.7 million for the 12 months ended March 31, 1996, from $462.1 million for the ten months ended March 31, 1995, and an increase in the average yield on the cost of interest-bearing liabilities to 4.70%, from 4.11%. The increase in average interest-bearing liabilities resulted primarily from a $56.2 million increase in average FHLB advances and other borrowings to $61.4 million, from $5.2 million, which was used to fund the previously mentioned mortgage-backed securities purchase, partially offset by a $10.6 million, or 2.3%, decrease in average savings deposits to $446.3 million for the 12 months ended March 31, 1996, from $456.9 million for the ten months ended March 31, 1995.

      Total interest expense decreased by $5.0 million, to $15.8 million for the ten months ended March 31, 1995, from $20.8 million for the year ended May 31, 1994. The decrease was attributable to the shorter 1995 transitional period and a $58.0 million decrease in average interest-bearing liabilities to $462.1 million for the ten months ended March 31, 1995, from $520.1 million for the 12 months ended May 31, 1994, partially offset by an increase in the average cost of funds to 4.11%, from 4.00%. The decrease in average interest-bearing liabilities resulted from the repayment of FHLB advances in the latter part of the fiscal year ended May 31, 1994, and deposit outflows resulting from depositors seeking higher yields at other financial investments. The increase in the average cost of funds generally reflected higher market interest rates.

      Net Interest Income. Net interest income decreased by $128,000, or 1.3%, to $9.9 million for the nine months ended December 31, 1996. The primary reason for the decrease in net interest income was the increased cost of borrowings to purchase mortgage-backed securities and interest on deposits, which was partially offset by the increased income from mortgage-backed securities.

      Net interest income increased by $867,000, or 6.9%, to $13.5 million for the 12 months ended March 31, 1996, from $12.6 million for the ten months ended March 31, 1995. The primary reason for the increase in net interest income was the effect of the longer fiscal year and a $58.7 million increase in average interest-earning assets, partially offset by a $45.6 million increase in average interest-bearing liabilities and a decrease in the Bank's interest rate spread to 2.16% from 2.92%.

      Net interest income decreased by $2.2 million, or 14.9%, to $12.6 million for the ten months ended March 31, 1995, from $14.8 million for the year ended May 31, 1994. The principal reason for the decrease in net interest income was the effect of the shorter transitional period and a $61.3 million decrease in interest-earning assets, partially offset by an increase in the Bank's interest rate spread to 2.92% from 2.52%.

      Provision for Loan Losses. The Bank maintains an allowance for loan losses based on management's periodic evaluation of known and inherent risks in the loan portfolio, the Bank's past loan loss experience, adverse situations that may affect the borrower's ability to repay loans, estimated value of the underlying loan collateral, and current and expected economic conditions. The Bank periodically reviews the loan portfolio and maintains the allowance for loan losses at a balance considered adequate to provide for losses in the loan portfolio.

      During the nine months ended December 31, 1996, the Bank provided $90,000 for loan losses, compared to $300,000 provided during the nine months ended December 31, 1995. The Bank's allowance for loan losses increased during the year ended March 31, 1996, the ten months ended March 31, 1995 and the year ended May 31, 1994. During the fiscal year ended March 31, 1996, the ten months ended March 31, 1995 and the fiscal year ended May 31, 1994, the Bank provided $450,000, $350,000, and $500,000, respectively, for loan losses. Based upon management's evaluation of the factors listed in the preceding paragraph, management believes that through its provisions for loan losses, the Bank has maintained the allowance for loan losses at a level that is adequate to provide for loan losses, although there can be no assurance that such losses will not exceed estimated amounts. See Notes 1 and 6 of Notes to the Consolidated Financial Statements for additional information on the allowance for loan losses.

      Non-Interest Income. Non-interest income items for the nine months ended December 31, 1996 resulted in a loss of $1.9 million, which was $68,000 greater than the loss of $1.8 million reported for the nine months ended December 31, 1995. The loss for the 1996 period was primarily due to a loss on the sale of mutual funds; the loss for the 1995 period was primarily the result of the loss on the sale of FHLB dual index notes. Other income increased to $690,000 for the 1996 nine-month period, versus $514,000 for the comparable period in 1995. This increase was primarily attributable to increased fee income generated on NOW accounts.

      Non-interest income items resulted in a loss of $1.2 million for the 12 months ended March 31, 1996, a decline of $1.3 million from the $128,000 of income reported for the ten month period ended March 31, 1995. This change in non-interest income resulted primarily from losses on the sale of securities available for sale, partially offset by increases in loan fees and service charges and other income. The Bank's loss on securities available for sale increased by $1.7 million to $2.2 million for the 12 months ended March 31, 1996, from $547,000 for the ten months ended March 31, 1995. This loss was the result of the sale of $25.0 million of FHLB dual index notes, previously categorized as held to maturity. Changes in accounting standards permitted the Bank to change the designation on securities held in its investment portfolio from held to maturity to available for sale. Subsequent to the redesignation, the Bank liquidated the FHLB dual index notes at a pre-tax loss of $2.5 million. The Bank recorded a $22,000 increase in loan fees and service charges primarily due to the longer fiscal year and the Bank's ability to increase its loan originations. Other income increased to $729,000 for the 12 months ended March 31, 1996, from $452,000 for the ten months ended March 31, 1995. This increase was primarily attributable to the longer reporting period and an increase in fee income generated by the Bank's financial instrument sales subsidiary.

      Non-interest income decreased by $1.7 million, to $128,000 for the ten months ended March 31, 1995, from $1.8 million for the year ended May 31, 1994. The decrease in non-interest income resulted primarily from the Bank's losses on sales of securities available for sale and real estate operations for the ten months ended March 31, 1995, as compared to gains during fiscal 1994, and deceases in loan fees and service changes, gain on sale of real estate acquired in settlement of loans, and other income. The decrease in loan fees and service charges resulted from the increase in loan volume with the Bank's correspondent relationships, and fee waivers for consumer loan and first-time home buyers loan program originations. As a reflection of higher interest rates during the period, the Bank recorded a loss of $547,000 from ongoing securities purchase and sale activity during the ten months ended March 31, 1995, a decline of $809,000 from the $262,000 gain reported for the 12 months ended May 31, 1994. The Bank had no gains on real estate acquired in settlement of loans during the ten months ended March 31, 1995, as compared to a gain of $62,000 during the fiscal year ended May 31, 1994. The Bank recorded a $62,000 loss from real estate operations during the ten months ended March 31, 1995, compared to a gain of $172,000 during the 12 months ended May 31, 1994, which related to a gain on the sale of a joint venture investment. Finally, other income totalled $452,000 for the ten months ended March 31, 1995, compared to $856,000 during the 12 months ended May 31, 1994. The decrease in other income related primarily to decreases in fee income generated by the Bank's annuity sales subsidiary, which began during 1993.

      Operating Expenses. Total operating expenses increased by $2.4 million, or 29.3%, to $10.6 million for the nine months ended December 31, 1996, compared to the $8.2 million for the nine months ended December 31, 1995, primarily as a result of a one-time SAIF insurance assessment of $2.9 million. Excluding the SAIF assessment, operating expenses were $7.7 million for the nine months ended December 31, 1996, compared to $8.2 million for the comparable prior period. A decrease in total operating expenses of $531,000 resulted from lower compensation and employee benefits expenses of $161,000 due to fewer personnel, decreased advertising and promotion expenses of $100,000 due to reduced marketing and advertising programs in 1996, and lower audit and examination assessments totalling $180,000.

      Total operating expenses increased by $1.8 million, to $10.8 million for the 12 months ended March 31, 1996, from $9.0 million for the ten months ended March 31, 1995, primarily as a result of the longer reporting period. Compensation and employee benefits expense increased by $1.1 million, to $5.8 million for the 12 months ended March 31, 1996, from $4.7 million for the ten months ended March 31, 1995. The increase was a result of the longer reporting period and the implementation of the various stock plans associated with the public offering. Equipment expense increased by $234,000 as a result of the longer reporting period and the installation of new computer equipment.

      Total operating expenses decreased by $565,000 to $9.0 million during the ten months ended March 31, 1995, from $9.5 million during the 12 months ended May 31, 1994, primarily as a result of the shorter transition period.

      Income Taxes. Effective June 1, 1993, the Bank adopted the provisions of Statement of Financial Accounting Standards ("SFAS") 109 "Accounting for Income Taxes" which require, among other things, a change from the deferred method to the asset and liability method of accounting for deferred taxes. The cumulative effect of this change had no effect on net income for the year ended March 31, 1996. See Notes 1 and 11 to the Notes to the Consolidated Financial Statements for additional information on income taxes.

      The changes in the amounts and effective rates of the Bank's income tax provision reflect the timing of realization of the provision for loan losses on loans and foreclosed real estate. Prior to the adoption of SFAS 109, the Bank could only recognize the tax effect of such provisions when the related losses were realized. The adoption of SFAS 109 should result in a more consistent effective tax rate in future years. Income tax provisions for the fiscal year ended March 31, 1996, the ten months ended March 31, 1995 and the fiscal year ended May 31, 1994 generally reflect the Bank's pre-tax income at rates then in effect.

      Cumulative Effect of Accounting Changes. The Bank adopted SFAS 106 "Employers' Accounting for Post-Retirement Benefits Other than Pensions" as of June 1, 1993. The adoption of SFAS 106 changed the Bank's method of accounting for post-retirement benefits from the cash basis to the accrual method.

      As of June 1, 1993, the Bank adopted SFAS 115 "Accounting for Certain Investments in Debt and Equity Securities." During the year ended March 31, 1996, the Bank was not required to record an entry relating to the adoption of SFAS 115. See "- Impact of New Accounting Standards - Accounting for Certain Investments in Debt and Equity Securities."

LIQUIDITY AND CAPITAL RESOURCES

      The Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio currently is 5.0%. The Bank's liquidity averaged 38.0% during the month of December 1996. Liquidity ratios averaged 33.3% for the nine months ended December 31, 1996 and 29.2% for the year ended March 31, 1996. The Bank adjusts its liquidity levels in order to meet funding needs of deposit outflows, payment of real estate taxes on mortgage loans, repayment of borrowings and loan commitments. The Bank also adjusts liquidity as appropriate to meet its asset and liability management objectives.

      The Bank's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and other investments, funds from sales of securities, and earnings and funds provided from operations. While scheduled principal repayments on loans and mortgage-backed securities are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. In addition, the Bank from time to time borrows funds from the FHLB pursuant to repurchase agreements or advances from the FHLB. During the nine months ended December 31, 1996 and the year ended March 31, 1996, the Bank increased its advances from the FHLB to take advantage of the relatively low cost of such borrowings and to fund loan originations and the purchase of mortgage-backed securities in the latter part of the period. The Bank manages the pricing of its deposits to maintain a desired deposit balance. In addition, the Bank invests in short-term interest- and dividend-earning assets, which provide liquidity to meet lending requirements. Assets qualifying for liquidity outstanding at December 31, 1996, March 31, 1996 and 1995 amounted to $219.9 million, $204.3 million and $127.8 million, respectively. The Bank experienced a decrease in deposits recently as depositors have sought higher yields on investment products not offered by the Bank. For additional information about cash flows from the Bank's operating, financing and investing activities, see Statements of Cash Flows included in the Consolidated Financial Statements.

      At December 31, 1996, the Bank had outstanding loan commitments of $4.2 million. This amount does not include $4.0 million of undisbursed lines of credit on home equity loans, and the unfunded portion of loans in process. At December 31, 1996, the Bank also had an outstanding commitment to purchase $5.1 million of a mortgage-backed security, due to settle on January 21, 1997. Certificates of deposit scheduled to mature in less than one year at December 31, 1996, totalled $69.0 million. Based on prior experience, management believes that a significant portion of such deposits will remain with the Bank. An additional $45.0 million of ten-year certificates of deposit paying a rate of interest of 10% are scheduled to mature by April 1998. Management does not expect to retain a significant portion of these deposits since the Bank no longer offers comparable interest rate accounts. Based on the Bank's high level of liquid assets and its borrowing capacity, management believes it has sufficient liquid funds to fund significant withdrawals from among these accounts.

IMPACT OF INFLATION AND CHANGING PRICES

      The financial statements of the Bank and notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike most industrial companies, nearly all of the assets and liabilities of the Bank are monetary. As a result, interest rates have a greater impact on the Bank's performance than does the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS

      Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of. In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. However, SFAS No. 121 does not apply to financial instruments, core deposit intangibles, mortgage and other servicing rights or deferred tax assets. SFAS No. 121 is effective for fiscal years beginning after December 15, 1995. Management believes that the adoption of SFAS No. 121 will not have a material impact on the earnings or the financial statements of the Bank.

      Accounting for Stock-Based Compensation. In November 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." This statement establishes financial accounting standards for stock-based employee compensation plans. SFAS No. 123 permits the Bank to choose either a new fair value based method or the current APB opinion 25 intrinsic value based method of accounting for its stock-based compensation arrangements. SFAS No. 123 requires pro forma disclosures of net earnings and earnings per share computed as if the fair value based method has been applied in financial statements of companies that continue to follow current practice in accounting for such arrangements under APB opinion
25. SFAS No. 123 applies to all stock-based employee compensation plans in which any employer grants shares of its stock or other equity instruments to employees, except for employee stock ownership plans. SFAS No. 123 also applies to plans in which the employer incurs liabilities to employees in amounts based on the price of the employer's stock, (e.g., stock option plans, stock purchase plans, restricted stock plans, and stock appreciation rights). The statement also specifies the accounting for transactions in which a company issues stock options or other equity instruments for services provided by nonemployees or to acquire goods or services from outside suppliers or vendors. The recognition provisions of SFAS No. 123 for companies choosing to adopt the new fair value based method of accounting for stock-based compensation arrangements may be adopted immediately and will apply to all transactions entered into in fiscal years that begin after December 15, 1995. The disclosure provisions of SFAS No. 123 are effective for fiscal years beginning after December 15, 1995; however, disclosure of the pro forma net earnings and earnings per share, as if the fair value method of accounting for stock-based compensation has been elected, is required for all awards granted in fiscal years beginning after December 31, 1994.

      Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. In September 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"). This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. The financial-components approach focuses on the assets and liabilities that exist after the transfer. Many of these assets and liabilities are components of financial assets that existed prior to the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with a pledge of collateral. The Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and should be applied prospectively. Earlier or retroactive application of this Statement is not permitted. The Bank has not yet determined the impact that this Statement will have on the Bank's consolidated financial statements.

                              BUSINESS OF THE BANK

GENERAL

      The Bank has been, and intends to continues to be, a community-oriented financial institution offering a variety of financial services to meet the needs of the community it serves. The Bank's principal business is to operate a customer oriented savings bank. The Bank attracts retail deposits from the general public in its primary market area and invests those funds primarily in fixed-rate one- to four-family, owner-occupied mortgage loans, consumer loans and investment and mortgage-backed securities. To a lesser extent, the Bank invests in multifamily and commercial real estate loans. The Bank's principal sources of funds have been deposits, principal and interest payments on loans and mortgage-backed securities, funds from sales of investments and borrowings and reverse repurchase agreements. Principal sources of income have been interest received from loans, mortgage-backed securities and other investments. The Bank's principal expense has been interest paid on deposits, borrowings, compensation and employee benefits, and SAIF insurance premiums.

MARKET AREA AND COMPETITION

      The Bank is headquartered in the City of Bayonne, which is located in northeastern New Jersey. The Bank currently conducts business from its main office and three branch offices, all of which are located in Bayonne. The Bank's deposit gathering base is concentrated in Bayonne, although the Bank also receives deposits from residents of contiguous communities in Hudson County. A significant portion of the Bank's mortgage loans are collateralized by properties located in Bayonne, although the Bank also originates loans collateralized by real estate located in other parts of Hudson County, and, to a much lesser extent, other parts of New Jersey. Bayonne is a mature, densely populated city that has experienced a declining population and diminished loan demand in recent years. To the extent the Bank's lending and deposit activities are concentrated in Bayonne, it may be unable to experience any significant growth.The Bank's business strategy includes expansion of both deposit and lending activities into communities surrounding Bayonne in an effort to increase the Bank's customer base. See "Management Discussion and Analysis of Financial Condition and Results of Operations - Business Strategy."

      The City of Bayonne had a population of approximately 60,000 as of March 31, 1996, and is located at the tip of Hudson County, which is surrounded by the Newark Bay, the Kill Van Kull, and the Lower New York Bay. Bayonne is a short distance from New York City, the Newark International Airport, major rail transportation lines, and New Jersey's major highways. A significant number of Bayonne residents work in and commute to New York City. The Military Ocean Terminal is a substantial employer, and Maidenform Corporation is headquartered in Bayonne. Bayonne's economy also includes small business and industrial plants owned and operated by, among others, Best Foods, ICI, Global Terminal, and Bayonne Nipple.

      As of December 31, 1996, the Bank was the largest savings institution headquartered in Bayonne. The Bank encounters strong competition both in attracting deposits and in originating real estate and other loans. Its most direct competition for deposits has historically come from commercial and savings banks, other savings associations and credit unions in its market area. Competition for loans comes principally from such financial institutions, as well as mortgage banking companies. The Bank expects continued strong competition in the foreseeable future, including increased competition from "super-regional" banks entering the market by purchasing large banks and savings banks. Many such institutions have greater financial and marketing resources available to them than does the Bank. The Bank currently holds approximately 40% of all deposits held by branches of commercial banks, credit union, and savings associations located in Bayonne, and approximately 6% of such deposits held in Hudson County. The Bank competes for savings deposits by offering depositors a high level of personal service and a wide range of competitively priced financial services. In recent years, additional strong competition has come from stock brokers, securities firms and mutual funds. The Bank competes for real estate loans primarily through the interest rates and loan fees it charges and through advertising.

LENDING ACTIVITIES

      Loan Portfolio. The principal components of the Bank's loan portfolio are first mortgage loans secured by one- to four- family residential real estate and, to a much lesser extent, home equity loans, multifamily real estate loans, and passbook and other consumer loans. At December 31, 1996, the Bank's total loans receivable totalled $244.1 million, of which $202.6 million, or 83.0%, were one- to four-family residential real estate mortgage loans, $28.0 million, or 11.5%, were home equity loans, and $12.7 million, or 5.2%, were multifamily and commercial real estate loans. Consumer loans, other than home equity loans, totalled $763,000, or 0.3%, of the Bank's loan portfolio.

      The following table sets forth the composition of the Bank's loan portfolio in dollar amounts and as a percentage of the portfolio at the dates indicated.

                                      AT DECEMBER 31,                   AT MARCH 31,(4)
                                   --------------------   -----------------------------------------
                                           1996                   1996                 1995
                                   --------------------   --------------------  -------------------
                                               PERCENT                PERCENT              PERCENT
                                    AMOUNT    OF TOTAL     AMOUNT    OF TOTAL    AMOUNT    OF TOTAL
                                   --------   ---------   ---------  ---------  ---------  --------
                                                      (DOLLARS IN THOUSANDS)
Real estate loans:(1)
    One- to four-family
      residential...............   $202,595       83.0%    $189,283      82.7%   $190,685     85.4%
    Multifamily and commercial..     12,664        5.2       14,253       6.2      11,239      5.0
                                   --------      -----     --------     -----    --------    -----
      Total real estate loans...    215,259       88.2      203,536      88.9     201,924     90.4
Consumer loans:
    Home equity(2)..............     28,029       11.5       24,851      10.9      20,677      9.2
    Passbook....................        294        0.1          322       0.1         382      0.2
    Other(3)....................        469        0.2          341       0.1         355      0.2
                                   --------      -----     --------     -----    --------    -----
    Total consumer loans........     28,791       11.8       25,514      11.1      21,414      9.6
                                   --------      -----     --------     -----    --------    -----
    Total loans receivable......    244,050      100.0%     229,050     100.0%    223,338    100.0%
                                   --------      =====     --------     =====    --------    =====
Less:

    Unamortized discount and net
      deferred loan fees........     (1,927)                 (2,043)               (2,108)
    Allowance for loan losses...     (2,929)                 (2,979)               (2,677)
                                   --------                --------              --------
      Total loans receivable, net  $239,194                $224,028              $218,553
                                   ========                ========              ========


                                                                AT MAY 31,
                                   ------------------------------------------------------------------
                                          1994                  1993                    1992
                                   -------------------  ---------------------  ----------------------
                                              PERCENT               PERCENT                 PERCENT
                                    AMOUNT    OF TOTAL   AMOUNT     OF TOTAL    AMOUNT     OF TOTAL
                                   --------   --------  ---------  ----------  ---------  -----------
                                                      (DOLLARS IN THOUSANDS)
Real estate loans:(1)
    One- to four-family
      residential...............   $167,633      86.4%   $201,044       88.3%   $236,965        88.7%
    Multifamily and commercial..      9,803       5.1      10,388        4.6      11,751         4.4
                                   --------     -----    --------      -----    --------       -----
      Total real estate loans...    177,436      91.5     211,432       92.9     248,716        93.1
Consumer loans:
    Home equity(2)..............     15,754       8.1      15,230        6.7      17,507         6.5
    Passbook....................        289       0.2         457        0.2         565         0.2
    Other(3)....................        468       0.2         540        0.2         499         0.2
                                   --------     -----    --------      -----    --------       -----
    Total consumer loans........     16,511       8.5      16,227        7.1      18,571         6.9
                                   --------     -----    --------      -----    --------       -----
    Total loans receivable......    193,947     100.0%    227,659      100.0%    267,287       100.0%
                                   --------     =====    --------      =====    --------       =====
Less:

    Unamortized discount and net
      deferred loan fees........     (1,904)               (2,328)                (2,480)
    Allowance for loan losses...     (2,918)               (2,598)                (2,578)
                                   --------              --------               --------
      Total loans receivable, net  $188,980              $222,733               $262,229
                                   ========              ========               ========

----------
(1) Excludes loans to joint ventures of the Bank's subsidiaries. See "-Subsidiary Activities."
(2)   Includes home equity lines of credit.
(3)   Includes home improvement loans, student loans and automobile loans.
(4) At the time of the Bank's 1995 MHC Reorganization, it changed its fiscal year end from May 31 to March 31.

      Loan Maturity. The following table sets forth the maturity or period of repricing of the Bank's loan portfolio at December 31, 1996. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due within one year. Adjustable and floating rate loans are included in the period in which interest rates are next scheduled to adjust rather than in which they contractually mature, and fixed rate loans are included in the period in which the final contractual repayment is due. The table does not include the effect of future principal prepayments. Principal prepayments and scheduled principal amortization on loans totalled $23.3 million for the nine months ended December 31, 1996 and $26.2 million, $24.0 million and $68.9 million for the year ended March 31, 1996, the ten months ended March 31, 1995 and the year ended May 31, 1994, respectively.

                                                                                                         BEYOND
                                              WITHIN       1-3         3-5        5-10       10-20         20
                                              1 YEAR      YEARS       YEARS       YEARS      YEARS        YEARS          TOTAL
                                              -------     ------     -------     -------    -------      -------       --------
                                                                             (IN THOUSANDS)
Real estate loans:
    One- to four-family residential.......    $20,404     $3,429     $10,885     $25,226    $75,971      $66,680       $202,595
    Multifamily and commercial............         34        153         304       4,241      6,379        1,553         12,664
Consumer loans............................      4,617      1,956       3,590       7,542     11,086         --           28,791
                                              -------     ------     -------     -------    -------      -------       --------
       Total loans........................    $25,055     $5,538     $14,779     $37,009    $93,436      $68,233       $244,050
                                              =======     ======     =======     =======    =======      =======       ========

      The following table sets forth at December 31, 1996 the dollar amount of loans contractually due after December 31, 1997, and whether such loans have fixed interest rates or adjustable interest rates.

                                                  DUE AFTER DECEMBER 31, 1997
                                              ----------------------------------
                                                FIXED     ADJUSTABLE     TOTAL
                                              --------    ----------    --------
                                                        (IN THOUSANDS)
Real estate loans:
  One- to four-family residential .......     $157,497     $ 24,694     $182,191
  Multi-family and commercial ...........       12,521          109       12,630
Consumer loans ..........................       23,802          372       24,174
                                              --------     --------     --------
Total loans receivable ..................     $193,820     $ 25,175     $218,995
                                              ========     ========     ========

      One- to Four-Family Residential Mortgage Lending. The Bank's primary lending activity consists of the origination of one- to four- family residential mortgage loans collateralized by owner-occupied properties located in the Bank's market area. The Bank generally does not originate one- to four- family residential loans collateralized by properties outside of the State of New Jersey, and in recent years has not purchased mortgage loans collateralized by out-of-state property. At December 31, 1996, the Bank had $202.6 million, or 83.0%, of its total loan portfolio invested in one- to four- family residential mortgage loans, $25.2 million, or 39.1%, of which were collateralized by properties located in Bayonne. Beginning in the latter part of the 1994 calendar year, the Bank began to emphasize growth of its one-to four- family residential mortgage loan portfolio, which had declined in previous years. The Bank achieved this growth through originations and correspondent lending in which the Bank agrees to purchase loans from mortgage companies at the time such loans are closed. The Bank may receive lower origination fees on loans purchased through the Bank's correspondent relationships.

      The Bank's one- to four- family residential real estate loans generally are originated and underwritten according to standards that qualify such loans to be included in Federal Home Loan Mortgage Corporation ("FHLMC") and Federal National Mortgage Association ("FNMA") purchase and guaranty programs and that otherwise permit resale in the secondary mortgage market. The Bank has not sold any mortgage loans since 1989. However, the Bank periodically evaluates whether to sell loans, and in the past it has sold in the aggregate approximately $129.0 million of mortgage loans. The Bank has generally retained the servicing rights on loans it has sold and contracts with sub-servicers to perform the servicing activities, which include collecting and remitting loan payments, inspecting the properties and making certain insurance and tax payments on behalf of the borrowers. As of December 31, 1996, the Bank retained servicing rights to 1,040 loans sold, with an aggregate principal amount of $15.5 million.

      The Bank currently offers one- to four-family mortgage loans with terms typically ranging from 10 to 30 years, and with adjustable or fixed interest rates. One- to four-family residential real estate loans often remain outstanding for significantly shorter periods than their contractual terms because borrowers may refinance or prepay loans at their option. The average length of time that the Bank's one- to four-family residential mortgage loans remain outstanding varies significantly depending upon trends in market interest rates and other factors. In recent years, the average maturity of the Bank's mortgage loans has decreased significantly due to the unprecedented volume of refinancing activity. Accordingly, estimates of the average length of time that one- to four- family loans may remain outstanding cannot be made with any degree of accuracy.

      Originations of fixed-rate mortgage loans versus ARM loans are monitored on an ongoing basis and are affected significantly by the level of market interest rates, customer preference, the Bank's interest rate gap position, and loan products offered by the Bank's competitors. Although management's strategy is to promote the origination of ARM loans, market conditions may be such that there is greater demand for fixed-rate mortgage loans. The Bank's fixed-rate mortgage loans amortized on a monthly basis with principal and interest due each month. The Bank's fixed-rate loans are generally originated with terms ranging from 10 to 30 years.

      The Bank's ARM loans are generally originated with terms of 30 years. The Bank offers ARM loans with interest rates that adjust annually after a period of one, three, five, seven or ten years. Interest rate adjustments on ARM loans are limited to 2% per year and 6% over the life of the loan. The Bank's current index on its ARM loans is the one-year Treasury Bill rate, plus a margin of 275 basis points. The Bank occasionally will originate ARM loans with initially discounted rates, often known as "teaser rates." The Bank determines whether a borrower qualifies for an ARM loan based on the first full interest rate adjustment on one- and three-year ARMs and on the initial rate of five-, seven- or ten-year ARMs with a minimum rate of 7%. One- to four- family residential ARM loans totalled $46.6 million, or 19.1% of the Bank's total loan portfolio at December 31, 1996.

      The primary purpose of offering ARM loans is to make the Bank's loan portfolio less interest rate sensitive. ARM loans carry increased credit risk associated with potentially higher monthly payments by borrowers as general market interest rates increase. It is possible, therefore, that during periods of rising interest rates, the risk of default on ARM loans may increase due to the upward adjustment of interest costs to the borrower. Management believes that the Bank's credit risk associated with its ARM loans is reduced because of the annual and lifetime interest rate adjustment limitations on such loans.

      The Bank's one- to four-family residential first mortgage loans customarily include due-on-sale clauses, which are provisions giving the Bank the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells or otherwise disposes of the underlying real property serving as security for the loan. Due-on-sale clauses are an important means of adjusting the rates on the Bank's fixed-rate mortgage loan portfolio, and the Bank has generally exercised its rights under these clauses.

      Regulations limit the amount that a savings association may lend relative to the appraised value of the real estate securing the loan, as determined by an appraisal at the time of loan origination. Such regulations permit a maximum loan-to-value ratio of 100% for residential property and 90% for all other real estate loans. The Bank makes one- to four-family real estate loans with loan-to-value ratios of up to 90%. The Bank's lending policies generally limit the maximum loan-to-value ratio on fixed-rate and ARM loans without private mortgage insurance, and construction loans, to 80% of the lesser of the appraised value or the purchase price of the property which collateralizes the loan. For one- to four-family real estate loans with loan-to-value ratios of between 80% and 90%, the Bank requires the first 25% of the appraised value of the underlying collateral to be covered by private mortgage insurance. The Bank requires fire and casualty insurance, and flood insurance in certain cases, as well as a title guaranty regarding good title on all properties securing real estate loans made by the Bank.

      Multifamily Residential Real Estate and Commercial Real Estate Lending. The Bank originates multifamily residential and commercial real estate loans on a limited basis. The Bank's multifamily loans are typically secured by residential properties located in its market area. At December 31, 1996, such loans totalled $12.7 million, or 5.2%, of the Bank's total loan portfolio. The Bank originates commercial real estate loans selectively and on a case-by-case basis, and, at December 31, 1996, such loans constituted only $620,000 of the Bank's total loan portfolio. In the future, the Bank intends to increase its efforts to originate commercial real estate loans within its delineated lending area. The Bank's multifamily loans include loans collateralized by mixed-use properties that are primarily residential, but have some commercial use as well. Because of the increased credit risk associated with such loans and the low level of demand for such loans in the Bank's primary market area, the Bank does not expect multifamily and commercial lending to constitute a significant part of loan originations in the foreseeable future. The largest multifamily real estate loan at December 31, 1996, had an aggregate principal balance of $804,000 and was secured by a first mortgage in an apartment complex located in Jersey City, New Jersey.

      The Bank makes such loans in amounts up to 80% of the appraised value of the property if owner-occupied and up to 75% if nonowner-occupied. The Bank generally requires a positive cash flow on all multifamily properties. Multifamily loans are offered with fixed or adjustable interest rates.

      Loans collateralized by multifamily and commercial real estate generally involve a greater degree of credit risk than one- to four- family residential mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by commercial real estate and multifamily real estate is typically dependent upon the successful operation of the related property. If the cash flow from the project is reduced, the borrower's ability to repay the loan can become impaired.

      Consumer Loans. The Bank also originates consumer loans consisting principally of home equity loans, and to a lesser extent, loans secured by deposit accounts, and home improvement, student and automobile loans. As of December 31, 1996, consumer loans totalled $28.8 million, or 11.8%, of the Bank's net loan portfolio. Home equity loans, which totalled $28.0 million, or 11.5%, of the Bank's total loan portfolio, and 97.4% of the Bank's consumer loan portfolio, consisted primarily of fixed-rate, fixed-term home equity loans for a specified amount, and to a lesser extent, adjustable-rate, fixed-term home equity lines of credit. The Bank offers consumer loans other than home equity loans, primarily as a service to its customers. Consumer loans, other than home equity loans, are offered primarily on a fixed-rate basis with maturities generally of less than four years. The Bank's home equity and residential second mortgage loans are secured by the borrower's principal residence with a maximum loan-to-value ratio, including the principal balances of both the first and second mortgage loans, of 75% or less. Consumer loans entail greater credit risk than do residential mortgage loans but have smaller balances and tend to have higher interest rates. See "- Lending Activities - Delinquencies and Classified Assets" and "- Delinquent Loans and Nonperforming Assets" for information regarding the Bank's loan loss experience and reserve policy.

      Loan Originations, Solicitation, Processing and Commitments. Loan originations are derived from a number of sources such as real estate agent referrals, existing customers, borrowers, builders, attorneys, walk-in customers and correspondent lenders. Upon receiving a loan application, the Bank obtains a credit report and employment verification to verify specific information relating to the applicant's employment, income and credit standing. In the case of a real estate loan, an appraiser approved by the Bank appraises the real estate intended to collateralize the proposed loan. An underwriter in the Bank's loan department checks the loan application file for accuracy and completeness, and verifies the information provided. A senior loan officer then reviews the application and requests the appraisal. The loan application is then submitted to, and must be approved by, the Board of Directors. For multifamily residential and commercial real estate loans, the Bank requires that the borrower provide operating statements, pro forma cash flow statements and, if applicable, rent rolls. In addition, the Bank reviews the borrower's credit standing and expertise in owning and managing the type of property that will collateralize the loan. For one- to four- family construction loans, the Bank requires that the borrower provide detailed construction plans and specifications. Fire and casualty insurance, and in certain cases, flood insurance, is required at the time the loan is made and throughout the term of the loan.

      If the loan is approved, the commitment letter specifies the terms and conditions of the proposed loan including the amount of the loan, interest rate, amortization term, a brief description of the required collateral, and required insurance coverage. Commitments are typically issued for 90-day periods. The borrower must provide proof of fire and casualty insurance on the property serving as collateral, which insurance must be maintained during the full term of the loan. A title guaranty, based on a title search of the property, is required on all loans secured by real property. At December 31, 1996, the Bank had commitments to originate $4.2 million of mortgage loans. From time to time, the Bank has purchased mortgage loans and participation interests in loans originated by others, although the Bank has not purchased mortgage loans since 1989 (other than loans closed by and purchased from correspondent lenders), and has not purchased participation interests since the 1970s. As of December 31, 1996, the Bank had $8.7 million of mortgage loans secured by properties located outside of New Jersey.

      The Bank has also entered into commitments to extend credit. At December 31, 1996, the Bank had contractual commitments to extend credit (exclusive of undisbursed loans in process) for irrevocable letters of credit of $184,000. The Bank's irrevocable letters of credit expire annually, with automatic renewal clauses. The Bank's irrevocable letters of credit were issued to the Township of Wall located in the State of New Jersey and may be drawn upon by such township in the event certain improvements are not completed on land previously owned by joint ventures of the Bank's subsidiaries. The primary obligors are the entities that were formerly joint venture partners with the Bank's subsidiaries. See
"- Subsidiary Activity." Because certain of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

      The following table sets forth the Bank's loan originations and principal repayments for the periods indicated. The Bank has not purchased or sold loans within the nine months ended December 31, 1996 or the last three fiscal years.

                                                                                           TEN
                                                                     YEAR      MONTHS      YEAR
                                                 NINE MONTHS         ENDED      ENDED      ENDED
                                              ENDED DECEMBER 31,   MARCH 31,  MARCH 31,   MAY 31,
                                             --------------------  ---------  ---------  ---------
                                                1996       1995       1996      1995(2)     1994
                                             ---------  ---------  ---------  ---------  ---------
                                                                (IN THOUSANDS)
Loans receivable at beginning of period ...  $ 229,050  $ 223,338  $ 223,338  $ 193,947  $ 227,659
Originations:(1)
  Real estate:
    One- to four-family residential .......     26,308     16,047     18,248     42,783     28,232
    Multifamily and commercial ............      4,297        592      1,326      1,718        260
  Consumer loans:
    Home equity ...........................      7,932      9,226     11,472      8,873      7,297
    Passbook ..............................        232        186        244        322        260
    Other .................................        272        166        827        129        218
                                             ---------  ---------  ---------  ---------  ---------
      Total originations ..................     39,041     26,217     32,117     53,825     36,267
Transfer of mortgage loans to foreclosed
 real estate ..............................        778         61        169        415      1,088
Repayments ................................     23,263     20,507     26,236     24,019     68,891
                                             ---------  ---------  ---------  ---------  ---------
Net loan activity .........................     15,000      5,649      5,712     29,391    (33,712)
                                             ---------  ---------  ---------  ---------  ---------
    Total loans receivable at end of period  $ 244,050  $ 228,987  $ 229,050  $ 223,338  $ 193,947
                                             =========  =========  =========  =========  =========

----------
(1) Includes loans purchased from correspondent lenders at the time of closing.
(2) At the time of its 1995 MHC Reorganization, the Bank changed its fiscal year end from May 31 to March 31; accordingly, certain comparative information is for the ten month period ending March 31, 1995.

      Loan Origination Fees and Other Income. In addition to interest earned on loans, the Bank generally receives fees in connection with loan originations. Such loan origination fees, net of costs to originate, are deferred and amortized using the interest method over the contractual life of the loan. Fees deferred are recognized into income immediately upon prepayment of the related loan. At December 31, 1996, the Bank had $1.9 million of deferred loan origination fees. Such fees vary with the volume and type of loans and commitments made and purchased, principal repayments, and competitive conditions in the mortgage markets, which in turn respond to the demand and availability of money. In addition to loan origination fees, the Bank also receives loan fees and service charges, that consist primarily of deposit transaction account service charges and late charges. The Bank recognized loan fees and service charges of $235,000, $307,000, $285,000 and $428,000 for the nine months ended
December 31, 1996, the fiscal year ended March 31, 1996, the ten months ended March 31, 1995 and the fiscal year ended May 31, 1994, respectively.

      Loans to One Borrower. Savings associations are subject to the same limits as those applicable to national banks, which under current regulations restrict loans to one borrower to an amount equal to 15% of unimpaired capital and unimpaired surplus on an unsecured basis, and an additional amount equal to 10% of unimpaired capital and unimpaired surplus if the loan is secured by readily marketable collateral (generally, financial instruments and bullion, but not real estate). The Bank's maximum loans to one borrower limit was $5.0 million at December 31, 1996. At such date, the Bank's largest borrower had an aggregate principal outstanding balance of $1.6 million.

      Delinquencies and Classified Assets. The Bank's collection procedures provide that when a loan is 15 days and 25 days past due, a computer generated late charge notice is sent to the borrower requesting payment, plus a late charge. If delinquency continues, on the first day of the second month, a delinquent notice is mailed along with a letter advising that the mortgagors are in violation of the terms of their mortgage contract. A representative of the Bank attempts to contact borrowers whose loans are more than 60 days past due. If such attempts are unsuccessful, a Bank representative personally visits the property and attempts to contact the borrower and inspect the property. A delinquent loan report is presented to the Board of Directors, which must authorize any legal action. To the extent required by the Department of Housing and Urban Development ("HUD"), notice is given to the borrower which provides access to consumer counseling services. It is sometimes necessary and desirable to arrange special repayment schedules with mortgagors to prevent foreclosure or filing for bankruptcy. The schedule is prepared by the Bank pursuant to discussions with the borrower.

      Nonperforming Assets. Loans are reviewed on a regular basis. Real estate loans are placed on a nonaccrual status when either principal or interest is 120 days or more past due. Delinquent consumer loans generally are not placed on nonaccrual status, but continue to accrue until charged-off. Delinquent consumer loans are charged-off when it appears no longer reasonable or probable that the loan will be collected. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income.

      Real estate acquired by the Bank as a result of foreclosure or by deed in lieu of foreclosure is deemed real estate owned ("REO") until such time as it is sold. When REO is acquired, it is recorded at the lower of the unpaid principal balance of the related loan or its estimated fair value, less estimated selling expenses. Valuations are periodically performed, or obtained, by management and any subsequent decline in fair market value is charged to operations. REO totalled $981,000, $575,000, $1.0 million and $1.5 million as of December 31, 1996, March 31, 1996, March 31, 1995 and May 31, 1994, respectively.

      Delinquent Loans and Nonperforming Assets. The following table sets forth information regarding loans delinquent 30 days to 89 days, 90 days to 119 days, and 120 days or more, and REO. At December 31, 1996, REO totalled $981,000 and consisted of nine properties. It is the policy of the Bank to cease accruing interest on loans 120 days or more past due and charge off all accrued interest. For the nine months ended December 31, 1996 and the year ended March 31, 1996, the amount of additional interest income that would have been recognized on nonaccrual loans if such loans had continued to perform in accordance with their contractual terms was $510,000 and $468,000, respectively.

                                                  AT DECEMBER 31,       AT MARCH 31,             AT MAY 31,
                                                 -----------------   -----------------   ---------------------------
                                                   1996      1995      1996      1995      1994      1993      1992
                                                 -------   -------   -------   -------   -------   -------   -------
                                                                              (DOLLARS IN THOUSANDS)
Loans past due 30 days to 89 days:
  One- to four-family residential .............  $ 4,424   $ 3,876   $ 5,634   $ 5,743   $ 5,530   $ 7,734   $ 9,122
  Multifamily and commercial ..................      213       711       338       344       331       445       543
  Consumer loans ..............................      920       167       614       644       815       231     1,424
                                                 -------   -------   -------   -------   -------   -------   -------
    Total loans past due 30 days to 89 days ...  $ 5,557   $ 4,754   $ 6,586   $ 6,731   $ 6,676   $ 8,410   $11,089
                                                 =======   =======   =======   =======   =======   =======   =======
Loans past due 90 days to 119 days:
  One- to four-family residential .............  $ 1,261   $   418   $   492   $ 1,678   $   958   $ 2,146   $ 3,230
  Multifamily and commercial ..................       61        90        48       163       114        63        67
  Consumer loans ..............................      422        80       158        53       179       122       161
                                                 -------   -------   -------   -------   -------   -------   -------
    Total loans past due 90 days to 119 days ..    1,744       588       698     1,894     1,251     2,331     3,458
                                                 -------   -------   -------   -------   -------   -------   -------
Loans past due 120 days or more(1):
  One- to four-family residential .............    3,645     3,461     4,606     3,346     5,208     5,106     6,750
  Multifamily and commercial ..................      176       635       207       150       214       263       333
  Consumer loans ..............................      450       311       456       194       204       217       230
                                                 -------   -------   -------   -------   -------   -------   -------
    Total loans past due 120 days or more .....    4,271     4,407     5,269     3,690     5,626     5,586     7,313
                                                 -------   -------   -------   -------   -------   -------   -------
Other nonperforming assets:
  REO .........................................      981     1,020       575     1,006     1,522       945     1,448
  Investments in and loans to joint ventures ..     --        --        --        --        --        --         441
                                                 -------   -------   -------   -------   -------   -------   -------
    Total other nonperforming assets ..........      981     1,020       575     1,006     1,522       945     1,889
                                                 -------   -------   -------   -------   -------   -------   -------
Total loans delinquent 90 days or more and
  other nonperforming assets ..................  $ 6,996   $ 6,015   $ 6,542   $ 6,590   $ 8,399   $ 8,862   $12,660
                                                 =======   =======   =======   =======   =======   =======   =======
Total loans delinquent 90 days or more to net
  loans receivable ............................     2.52%     2.23%     2.92%     3.02%     3.64%     3.55%     4.11%
Total loans delinquent 90 days or more to total
  assets ......................................     1.04%     0.76%     0.92%     1.09%     1.26%     1.38%     2.06%
Total loans delinquent 90 days or more and
  other nonperforming assets to total assets ..     1.21%     0.92%     1.00%     1.29%     1.53%     1.55%     2.42%

----------
(1) The Bank classifies as nonperforming only real estate loans 120 days or more delinquent.

      The following table sets forth information with respect to the Bank's delinquent loans and other problem assets at December 31, 1996.

                                                            AT DECEMBER 31, 1996
                                                           ---------------------
                                                            BALANCE      NUMBER
                                                           ---------    --------
                                                          (DOLLARS IN THOUSANDS)
One- to four-family residential real estate:
  Loans 30 to 89 days delinquent ........................    $4,424        50
  Loans 90 to 119 days delinquent .......................     1,261        12
  Loans 120 days or more delinquent .....................     3,645        38
Multifamily residential and commercial real estate:
  Loans 30 to 89 days delinquent ........................       213         8
  Loans 90 to 119 days delinquent .......................        61         2
  Loans 120 days or more delinquent .....................       176         7
Consumer loans 30 to 89 days delinquent .................       920        33
Consumer loans 90 to 119 days delinquent ................       422        10
Consumer loans 120 days or more delinquent ..............       450        19
Foreclosed real estate and repossessions ................       981         9

      Classification of Assets. Federal regulations provide for the classification of loans and other assets such as debt and equity securities considered by the OTS to be of lesser quality as "substandard," "doubtful," or "loss" assets. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the savings institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets that do not expose the savings institution to risk sufficient to warrant classification in one of the aforementioned categories, but which possess some weaknesses, are required to be designated "special mention" by management. Loans designated as special mention are generally loans that, while current in required payment, have exhibited some potential weaknesses that, if not corrected, could increase the level of risk in the future. Pursuant to the Bank's internal guidelines, all loans 90 to 119 days past due are considered special mention, and all loans 120 days or more past due are classified substandard, doubtful, or loss.

      The following table sets forth the aggregate amount of the Bank's special mention and classified assets at the dates indicated.

                                                                         AT JUNE
                                      AT DECEMBER 31,     AT MARCH 31,    30,(1)
                                      ------   ------   ------   ------  -------
                                       1996     1995     1996     1995     1994
                                      ------   ------   ------   ------  -------
                                                   (IN THOUSANDS)
Special mention ...................   $1,867   $  657   $  746   $1,671   $1,162
Substandard assets ................    5,210    5,276    5,439    4,498    6,491
Doubtful assets ...................     --        326      326      323     --
Loss assets .......................      339      223      226      404    1,056
                                      ------   ------   ------   ------   ------
  Total special mention and
    classified assets(2) ..........   $7,416   $6,482   $6,737   $7,096   $8,709
                                      ======   ======   ======   ======   ======

----------
(1)   Information as of May 31, 1994 is unavailable.
(2)   Includes REO.

      As of December 31, 1996, the Bank had no single special mention or classified asset with a balance of greater than $250,000.

      Allowance for Loan Losses. Management's policy is to provide for estimated losses on the Bank's loan portfolio based on management's evaluation of the potential losses that may be incurred. The Bank regularly reviews its loan portfolio, including problem loans, to determine whether any loans require the establishment of appropriate reserves or allowances for losses. Such evaluation, which includes a review of all loans of which full collectability of interest and principal may not be reasonably assured, considers, among other matters, the estimated fair value of the underlying collateral. Other factors considered by management include the site and risk exposure of each segment of the loan portfolio, present indicators such as delinquency rates and the borrower's current financial condition, and the potential for losses in future periods. Management calculates the general allowance for loan losses in part based on past experience, and in part based on specified loan balances. Both general and specific loan loss allowances are charged against earnings; however, general loss allowances are added back to capital in computing total risk-based capital under OTS regulations, subject to certain limitations.

      Management will continue to review the entire loan portfolio to determine the extent, if any, to which further additional loan loss provisions may be deemed necessary. Management believes that the Bank's current allowance for loan losses is adequate; however, there can be no assurance that the allowance for loan losses will be adequate to cover losses that may in fact be realized in the future or that additional provisions for loan losses will not be required.

      The following table sets forth activity in the Bank's allowance for loan losses for the periods set forth in the following table.

                                                                                       TEN
                                                     NINE MONTHS          YEAR        MONTHS
                                                        ENDED             ENDED       ENDED
                                                     DECEMBER 31,       MARCH 31,    MARCH 31,            YEARS ENDED MAY 31,
                                               ----------------------   ---------    ---------    ----------------------------------
                                                  1996         1995        1996         1995         1994        1993        1992
                                               ---------    ---------   ---------    ---------    ---------   ---------   ---------
                                                                            (DOLLARS IN THOUSANDS)
Total loans outstanding .....................  $ 244,050    $ 228,987   $ 229,050    $ 223,338    $ 193,947   $ 227,659   $ 267,287
Average loans outstanding ...................    239,458      224,841     220,820      202,087      203,321     240,850     273,982
Allowance balances (at beginning of period) .      2,979        2,677       2,677        2,918        2,597       2,578       1,460
Provision for losses:
    Real estate .............................         90          300         405          350          483         871       1,204
    Consumer ................................       --           --            45         --             17        --            27
Charge-offs:
    Real estate .............................       (140)        (306)       (148)        (591)        (179)       (840)       (113)
    Consumer ................................       --           --          --           --           --           (12)       --
                                               ---------    ---------   ---------    ---------    ---------   ---------   ---------
Allowance balance (at end of period) ........  $   2,929    $   2,671   $   2,979    $   2,677    $   2,918   $   2,597       2,578
                                               =========    =========   =========    =========    =========   =========   =========
Allowance for loan losses as a percent of net
  loans receivable at end of period .........       1.22%        1.19%       1.33%        1.22%        1.54%       1.17%       0.98%
Net loans charged off as a percent of average
  loans outstanding .........................        .06%         .14%        .07%         .29%         .09%        .35%        .04%
Ratio of allowance for loan losses to total
  loans delinquent 90 days or more at end of
  period ....................................      48.69%       53.47%      49.92%       47.94%       42.43%      32.80%      23.93%
Ratio of allowance for loan losses to total
  loans delinquent 90 days or more and other
  nonperforming assets at end of period .....      41.87%       44.41%      45.54%       40.62%       34.74%      29.30%      20.36%

      The following tables set forth the Bank's percent of allowance for loan losses to total allowance for loan losses and the percent of loans to total loans in each of the categories listed at the dates indicated.

                                                                              AT DECEMBER 31,
                                              --------------------------------------------------------------------------------
                                                                1996                                      1995
                                              ---------------------------------------  ---------------------------------------
                                                           PERCENT OF     PERCENT OF               PERCENT OF    PERCENT OF
                                                           ALLOWANCE       LOANS IN                ALLOWANCE      LOANS IN
                                                           TO TOTAL     EACH CATEGORY               TO TOTAL    EACH CATEGORY
                                              AMOUNT       ALLOWANCE    TO TOTAL LOANS   AMOUNT    ALLOWANCE   T O TOTAL LOANS
                                              ------       ---------    --------------   ------    ----------   --------------
                                                                         (DOLLARS IN THOUSANDS)
Balance at end of period applicable to:
  One- to four-family .................       $2,723         93.00%          83.0%        $2,484     93.00%          83.4%
  Multifamily residential .............           59          2.00            4.5             53      2.00            5.6
  Commercial ..........................         --            --               .7           --        --               .1
  Consumer loans ......................          147          5.00           11.8            134      5.00           10.9
                                              ------        ------         ------         ------    ------         ------
    Total allowance for loan losses ...       $2,929        100.00%         100.0%        $2,671    100.00%         100.0%
                                              ======        ======         ======         ======    ======         ======

                                                                               AT MARCH 31,
                                              --------------------------------------------------------------------------------
                                                                1996                                      1995
                                              ---------------------------------------  ---------------------------------------
                                                           PERCENT OF     PERCENT OF               PERCENT OF    PERCENT OF
                                                           ALLOWANCE       LOANS IN                ALLOWANCE      LOANS IN
                                                           TO TOTAL     EACH CATEGORY               TO TOTAL    EACH CATEGORY
                                              AMOUNT       ALLOWANCE    TO TOTAL LOANS   AMOUNT    ALLOWANCE    TO TOTAL LOANS
                                              ------       ---------    --------------   ------    ----------   --------------
                                                                         (DOLLARS IN THOUSANDS)
Balance at end of period applicable to:
  Mortgage loans:
    One- to four-family............           $2,770          93.0%          82.6%        $2,521      94.2%          85.4%
    Multifamily residential........               59           2.0            6.0             56       2.1            5.0
    Commercial.....................                6           0.2             .3              1       --             --
    Consumer.......................              144           4.8           11.1             99       3.7            9.6
                                              ------        ------          -----         ------     -----          -----
      Total allowance for loan losses         $2,979        100.00%         100.0%        $2,677     100.0%         100.0%
                                              ======        ======          =====         ======     =====          =====

                                                                                 AT MAY 31,
                                              ----------------------------------------------------------------------------------
                                                                1994                                      1993
                                              ----------------------------------------   -------------------------------------
                                                           PERCENT OF     PERCENT OF               PERCENT OF    PERCENT OF
                                                           ALLOWANCE       LOANS IN                ALLOWANCE      LOANS IN
                                                           TO TOTAL     EACH CATEGORY               TO TOTAL    EACH CATEGORY
                                              AMOUNT       ALLOWANCE    TO TOTAL LOANS   AMOUNT    ALLOWANCE    TO TOTAL LOANS
                                              ------       ---------    --------------   ------    ----------   --------------
                                                                         (DOLLARS IN THOUSANDS)
Balance at end of period applicable to:
   Mortgage loans:
     One- to four-family............          $2,784          95.4%          86.5%        $2,477      95.4%          88.3%
     Multifamily residential........              49           1.7            5.0             52       2.0            4.6
     Commercial.....................               1           --             --               1       --             --
     Consumer.......................              84           2.9            8.5             67       2.6            7.1
                                              ------         -----          -----         ------     -----          -----
       Total valuation allowance....          $2,918         100.0%         100.0%        $2,597     100.0%         100.0%
                                              ======         =====          =====         ======     =====          =====


                                                             AT MAY 31,
                                              ----------------------------------------
                                                                1992
                                              ----------------------------------------
                                                           PERCENT OF     PERCENT OF
                                                           ALLOWANCE       LOANS IN
                                                           TO TOTAL     EACH CATEGORY
                                              AMOUNT       ALLOWANCE    TO TOTAL LOANS
                                              ------       ---------    --------------
                                                       (DOLLARS IN THOUSANDS)
Balance at end of period applicable to:
   Mortgage loans:
     One- to four-family............          $2,437          94.5%          88.7%
     Multifamily residential........              61           2.4            4.4
     Commercial.....................               1           --             --
     Consumer.......................              79           3.1            6.9
                                              ------         -----          -----
       Total valuation allowance....          $2,578         100.0%         100.0%
                                              ======         =====          =====

INVESTMENT ACTIVITIES

      General. The Bank maintains a substantial portfolio of investment-grade, liquid investments with low credit risk. These investments are composed primarily of mortgage-backed securities, United States Government and agency obligations and municipal and agency obligations. At December 31, 1996, $297.3 million, or 51.4%, of the Bank's total assets consisted of securities issued or guaranteed by the United States Government or an agency or sponsored corporation of the United States Government, or of mortgage securities collateralized by such United States Government-related instruments. By investing in these types of assets, the Bank's strategy has been to significantly reduce the credit risk of its asset base in exchange for lower yields than would typically be available on loans.

      The Bank's investments include substantial investments in mortgage-backed securities. The Bank's mortgage-backed securities represent an interest in, or are collateralized by, pools of mortgage loans originated by private lenders that have been grouped by various governmental, government-related, or private organizations. The Bank attempts to manage its interest rate risk, in part, by maintaining adjustable-rate, mortgage-backed securities in its investment portfolio. At December 31, 1996, $60.6 million, or 18.9%, of the Bank's $319.6 million of investments consisted of mortgage-backed securities with adjustable interest rates.

      At December 31, 1996, mortgage-backed securities totalled $217.8 million, or 37.6% of the Bank's total assets, United States Government and agency obligations totalled $68.1 million, or 11.8% of the Bank's total assets, and other investments held to maturity, including primarily interest-earning deposits, FHLB stock and municipal and other agency obligations, totalled $33.7 million, or 5.8% of the Bank's total assets.

      The Bank is required under federal regulations to maintain a minimum amount of liquid assets that may be invested in specified short-term securities and certain other investments. The Bank has generally maintained a portfolio of liquid assets that exceeds regulatory requirements. The Bank's Investment Committee meets on a regular basis to decide, based on market levels and conditions, current economic data, political and regulatory information, and internal needs, whether any alterations need to be made to the Bank's investment portfolio. Based on the parameters of the investment policy, the Bank endeavors to diversify its holdings through the purchase of short- and medium-term and fixed- and variable-rate instruments, which provide both an adequate return as well as some protection from interest rate risk. All investment decisions are made by the Committee after analysis and market price cross-checks have been completed. Since December 1995, the Bank has significantly restructured its investment portfolio. See "Risk Factors - Restructuring of Investment Portfolio."

      Effective April 1992, the OTS adopted Thrift Bulletin 52 ("TB 52"). Among other things, TB 52 sets forth certain guidelines with respect to depository institutions' investment in certain "high risk mortgage securities." "High-risk mortgage securities" are defined as any mortgage derivative product that at the time of purchase, or at any subsequent date, meets any of the three tests that are set forth in TB 52. High-risk mortgage securities may be purchased only in limited circumstances, and if held in portfolio, must be reported as trading assets at market value, or as available-for-sale assets at the lower of cost or market value. In certain circumstances, OTS examiners may seek the orderly divestiture of high-risk mortgage securities. As of December 31, 1996, the Bank held one "high-risk mortgage security" subject to TB 52 in its portfolio, with a balance of $340,000. All securities subject to the provisions of TB 52 were designated as available-for-sale at December 31, 1996.

      On June 1, 1993, the Bank adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). In accordance with this Statement, investment and mortgage-backed securities that are not categorized as either held to maturity or trading account securities are classified as securities available for sale. Securities available for sale include debt and mortgage-backed securities that are held for an indefinite period of time and are not intended to be held to maturity, as well as shares of mortgage-backed mutual funds. Securities available for sale include securities that management intends to use as part of its overall asset/liability management strategy and that my be sold in response to changes in interest rate and resultant prepayment risk and other factors related thereto. Securities available for sale are carried at fair value, and unrealized gains and losses (net of related tax effects) on such securities are excluded from earnings but are included in stockholders' equity. Upon realization, such gains and losses will be included in earnings. Management determines the appropriate classification of investment and mortgage-backed securities as either available for sale or held to maturity at the purchase date. Investment securities and mortgage-backed securities, other than those designated as available for sale or trading, are comprised of debt securities that the Bank has the positive intent and ability to hold to maturity. Securities held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts over the estimated lives of the securities.

      Mortgage-Backed Securities. The Bank's mortgage-backed securities are primarily pass-through securities, which means that they provide the Bank with payments consisting of both principal and interest as mortgages in the underlying mortgage pool are paid off by the borrowers. The average maturity of pass-through mortgage-backed securities varies with the maturities of the underlying mortgage instruments and with the occurrence of unscheduled prepayments of those mortgage instruments. Mortgage-backed securities also include collateralized mortgage obligations ("CMOs"), which are debt obligations collateralized by the cash flows from mortgage loans or pools of mortgage loans.

      Mortgage-backed securities may be classified into the following principal categories, according to the issuer or guarantor:

      (i) Securities that are backed by the full faith and credit of the United States Government. The GNMA, the principal United States Government guarantor of such securities, is a wholly owned United States Government corporation within the Department of Housing and Urban Development. GNMA is authorized to guarantee, with the full faith and credit of the United States, the timely payment of principal and interest, but not of market value, on securities issued by approved institutions and backed by pools of FHA-insured or VA-guaranteed mortgages.

      (ii) Securities that are issued by a government agency but that are not backed by the full faith and credit of the United States Government. The primary issuers of these securities include FNMA and FHLMC. FNMA is a United States Government-sponsored corporation owned entirely by private stockholders. Pass-through securities issued by FNMA are guaranteed as to timely payment of principal and interest by FNMA. FHLMC issues securities representing interests in residential mortgage loans that it pools. FHLMC is a United States Government-sponsored corporation that guarantees the timely payment of interest and ultimate collection of principal, and its stock is publicly traded.

      (iii) Securities that represent interests in, or are collateralized by, pools consisting principally of residential mortgage loans created by non-governmental issuers. These securities generally offer a higher rate of interest than the other two types of mortgage-backed securities because there are no direct or implied government guarantees of payment as in the former securities, although certain credit enhancements may exist. Securities issued by certain private organizations may not be readily marketable. Private mortgage-backed securities purchased by the Bank must be rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization.

      The Bank's mortgage-backed securities are both fixed-rate and adjustable-rate ("ARM Securities"). Unlike fixed-rate mortgage-backed securities, ARM Securities have periodic adjustments in the coupons on the underlying mortgages. Management believes that the adjustable-rate feature of the mortgages underlying the ARM Securities generally will help to reduce sharp changes in the value of the ARM Securities in response to normal interest rate fluctuations. As the interest rates on the mortgages underlying the ARM Securities are reset periodically (generally one to 12 months, but as long as five years), the yields of such securities will gradually align themselves to reflect changes in the market rates so that the market value of such securities will remain relatively constant as compared to fixed-rate instruments. Management believes that this, in turn, should cause the value of the ARM Securities to fluctuate less than fixed-rate mortgage-backed securities.

      In contrast to fixed-rate mortgages, which generally decline in value during periods of rising interest rates, ARM Securities permit the Bank to participate in increases in interest rates through periodic adjustments in the coupons of the mortgages that underlie the ARM Securities. Management believes that ARM Securities should produce both higher current yields and lower price fluctuations than fixed-rate mortgage-backed securities during such periods. Furthermore, if prepayments of principal are made on the underlying mortgages during periods of rising interest rates, the Bank generally will be able to reinvest such amounts in assets with a higher yield. For certain types of ARM Securities, the rate of amortization of principal, as well as interest payments, can and does change in accordance with movements in a particular, pre-specified, published interest rate index. The amount of interest due to an ARM Securities holder is calculated by adding a specified additional amount, the "margin," to the index, subject to limitations or "caps" on the maximum or minimum interest that is charged to the mortgagor during the life of the mortgage or to maximum and minimum changes in the interest during a given period. As a result, the Bank will not benefit from increases in interest rates to the extent that interest rates rise to the point where they cause the current coupon of adjustable rate mortgages held as investments to exceed the maximum allowable annual (usually 100 to 200 basis points) or lifetime limits (or "cap rates") for a particular mortgage. Fluctuations in interest rates above these levels could cause such mortgage securities to behave more like long-term, fixed-rate debt securities. Moreover, the value of the Bank's ARM Securities could vary to the extent that current yields on such securities are different than market yields during interim periods between coupon reset dates. Thus, the Bank could suffer some principal loss if it sold such securities before the interest rates on the underlying mortgages are adjusted to reflect current market rates.

      During periods of declining interest rates, the coupon rates on the mortgages that underlie the Bank's ARM Securities may readjust downward, resulting in lower yields or such securities. Further, because of this feature, ARM Securities may have less potential for capital appreciation than fixed-rate instruments of comparable maturities during periods of declining interest rates. As with other mortgage-backed securities, interest rate declines may result in accelerated prepayment of mortgages and the proceeds from such prepayment of mortgages may be reinvested at lower prevailing interest rates. For this reason, ARM Securities may be less effective than other fixed-rate securities as a means of "locking in" long-term interest rates.

      If the Bank purchases mortgage-backed securities at a premium, mortgage foreclosures and unscheduled principal prepayments may result in some loss of the principal investment to the extent of the premium paid. On the other hand, if mortgage-backed securities are purchased at a discount, both a scheduled payment of principal and an unscheduled repayment of principal will increase current and total returns.

      CMOs are securities created by segregating or partitioning cash flows from mortgage pass-through securities or from pools of mortgage loans. CMOs provide a broad range of mortgage investment vehicles by tailoring cash flows from mortgages to meet the varied risk and return preferences of investors. These securities enable the issuer to "carve up" the cash flow from the underlying securities and thereby create multiple classes of securities with different maturity and risk characteristics. The CMOs and other mortgage-backed securities in which the Bank invests may have a multi-class structure ("Multi-Class Mortgage Securities"). Multi-Class Mortgage Securities issued by private issuers may be collateralized by whole loans or pass-through mortgage-backed securities of private issuers. Each class has a specified maturity or final distribution date. In one structure, payments of principal, including any principal prepayments, on the collateral are applied to the classes in the order of their respective stated maturities or final distribution dates, so that no payment of principal will be made on any class until all classes have an earlier stated maturity or final distribution date have been paid in full. In other structures, certain classes may pay concurrently, or one or more classes may have a priority with respect to payments on the underlying collateral up to a specified amount. The Bank has not and will not invest in any class with residual characteristics. Additionally, the Bank will not invest in any subordinated debt class that is not rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization.

      Fixed- and Adjustable-Rate Mortgage Securities. The following table sets forth selected data relating to the composition of the Bank's mortgage securities portfolio as of the dates indicated.

                                                              NINE MONTHS
                                                           ENDED DECEMBER 31,                                AT MARCH 31,
                                              ------------------------------------------    ----------------------------------------
                                                     1996                    1995                    1996                 1995
                                              -------------------    -------------------    --------------------   -----------------
                                                         PERCENT                PERCENT                 PERCENT             PERCENT
                                              AMOUNT     OF TOTAL    AMOUNT     OF TOTAL    AMOUNT      OF TOTAL   AMOUNT   OF TOTAL
                                              ------     --------    ------     --------    ------      --------   ------   --------
                                                                                (DOLLARS IN THOUSANDS)
Pass-through certificates:
   Adjustable............................    $ 60,571      27.4%    $ 55,670      27.7%    $ 54,503       24.2%    $31,753     56.1%
   Fixed.................................     121,828      55.1      131,194      65.3      129,311       57.5      24,162     42.7
                                             --------     -----     --------     -----     --------      -----     -------    -----
     Total pass-through certificates.....     182,399      82.5      186,864      93.0      183,814       81.7      55,915     98.8
                                             --------     -----     --------     -----     --------      -----     -------    -----
CMOs:
   Fixed ................................      12,779       5.8       13,666       6.8       13,664        6.1         714      1.2
                                             --------     -----     --------     -----     --------      -----     -------    -----
     Total CMOs..........................      12,779       5.8       13,666       6.8       13,664        6.1         714      1.2
                                             --------     -----     --------     -----     --------      -----     -------    -----
Private Issues...........................      25,881      11.7          510       0.2       27,448       12.2          --       --
                                             --------     -----     --------     -----     --------      -----     -------    -----
Amortized cost of mortgage-backed
  securities ............................     221,059     100.0%     201,040     100.0%     224,926      100.0%     56,629    100.0%
                                                          =====                  =====                   =====                =====
Valuation allowance......................      (3,200)                (1,240)                (4,244)                (3,493)
                                             --------               --------               --------                -------
   Carrying value of mortgage-backed
   securities at end of period...........    $217,859               $199,800               $220,682                $53,136
                                             ========               ========               ========                =======

Mortgage related mutual funds(1):
   AMF Adjustable Rate Mortgage
     Portfolio...........................    $  --          -- %    $  2,514       3.6%     $ 2,551        3.6%     $2,399      3.6%
   AMF Intermediate Mortgage Securities
     Portfolio...........................       --          --        67,849      96.4       68,889       96.4      64,690     96.4
                                                                    --------     -----     --------      -----     -------    -----
   Amortized cost of mutual funds........       --          --        70,363     100.0%      71,440      100.0%     67,089    100.0%
                                                                                 =====                   =====                =====
   Valuation allowance...................       --          --          (185)                (2,274)                (3,020)
                                             --------     -----     --------               --------                -------
     Carrying value of mortgage related
     mutual funds at end of period.......    $  --          -- %    $ 70,178                $69,166                $64,069
                                             ========     =====     ========               ========                =======

                                                    AT MAY 31,
                                             ----------------------
                                                      1994
                                             ----------------------
                                                           PERCENT
                                             AMOUNT        OF TOTAL
                                             ------        --------
                                              (DOLLARS IN THOUSANDS)
Pass-through certificates:
   Adjustable............................     $32,104         55.3%
   Fixed.................................      24,847         42.8
                                              -------        -----
     Total pass-through certificates.....      56,951         98.1
                                              -------        -----
CMOs:
   Fixed ................................       1,065          1.9
                                              -------        -----
     Total CMOs..........................       1,065          1.9
                                              -------        -----
Private Issues...........................          --           --
                                              -------        -----
Amortized cost of mortgage-backed
  securities ............................      58,016        100.0%
                                                             =====
Valuation allowance......................      (2,550)
                                              -------
   Carrying value of mortgage-backed
   securities at end of period...........     $55,466
                                              =======

Mortgage related mutual funds(1):
   AMF Adjustable Rate Mortgage
     Portfolio...........................     $27,413         30.8%
   AMF Intermediate Mortgage Securities
     Portfolio...........................      61,599         69.2
                                              -------        -----
   Amortized cost of mutual funds........     (89,012)       100.0%
                                                             =====
   Valuation allowance...................      (3,208)
                                              -------
     Carrying value of mortgage related
     mutual funds at end of period.......     $85,804
                                              =======

----------
(1) As part of the Bank's restructuring of its investment portfolio, during the nine months ended December 31, 1996, the Bank sold intermediate and adjustable-rate mutual funds totalling $71.5 million, for a loss of $2.7 million.

      Purchases, Sales and Repayments of Mortgage Securities. The following table sets forth the Bank's investment, mortgage-backed and mortgage-related securities activities for the periods indicated:

                                                                                           TEN
                                                                   YEAR       MONTHS       YEAR
                                              NINE MONTHS          ENDED       ENDED       ENDED
                                           ENDED DECEMBER 31,    MARCH 31,   MARCH 31,    MAY 31,
                                         ---------------------   ---------   ---------   ---------
                                            1996        1995        1996        1995        1994
                                         ---------   ---------   ---------   ---------   ---------
                                                               (IN THOUSANDS)
Mortgage-backed securities at beginning
  of period ...........................  $ 224,296   $  56,629   $  56,629   $  58,016   $  73,462
  Purchases ...........................     60,470     146,989     174,784        --        63,545
  Sales ...............................    (48,622)       --          --          --       (51,556)
  Repayments ..........................    (17,519)     (1,601)     (5,855)     (1,339)    (27,746)
  Discount (premium) amortization .....      1,804        (875)       (632)        (48)        311
                                         ---------   ---------   ---------   ---------   ---------
Amortized cost of mortgage-backed
  securities at end of period .........    221,059     201,142     224,926      56,629      58,016
                                         ---------   ---------   ---------   ---------   ---------
Valuation allowance ...................     (3,200)     (1,240)     (4,244)     (3,493)     (2,550)
                                         ---------   ---------   ---------   ---------   ---------
Carrying value of mortgage-backed
securities at end of period ...........  $ 217,859   $ 199,902   $ 220,682   $  53,136   $  55,466
                                         =========   =========   =========   =========   =========

Mortgage related mutual funds at
  beginning of period .................     71,440      67,089      67,089      89,012     149,728
  Purchases ...........................       --          --          --          --        54,100
  Redemptions .........................    (71,088)       --          --       (25,000)   (121,100)
  Dividend credited ...................      2,350       3,274       4,351       3,624       6,811
  Profit (loss) on redemption .........     (2,702)       --          --          (547)       (527)
Mortgage related mutual funds at end of
period ................................       --        70,363      71,440      67,089      89,012
                                                                 ---------   ---------   ---------
Valuation allowance ...................       --          (185)     (2,274)     (3,020)     (3,208)
                                         ---------   ---------   ---------   ---------   ---------
Carrying value of mortgage related
mutual funds at end of period .........  $    --     $  70,178   $  69,166   $  64,069   $  85,804
                                         =========   =========   =========   =========   =========

      Investment Portfolio. The following table sets forth certain information regarding the carrying and market values of the Bank's investment portfolio at the dates indicated:

                                           AT DECEMBER 31,                    AT MARCH 31,                         AT MAY 31,
                                       ---------------------  --------------------------------------------  ---------------------
                                                1996                   1996                   1995                   1994
                                       ---------------------  ---------------------  ---------------------  ---------------------
                                       CARRYING     MARKET     CARRYING    MARKET     CARRYING    MARKET     CARRYING    MARKET
                                         VALUE       VALUE      VALUE       VALUE      VALUE       VALUE       VALUE      VALUE
                                       ---------   ---------  ---------   ---------  ---------   ---------  ---------   ---------
                                                                             (IN THOUSANDS)
Investments available for sale:
   Mortgage-backed securities .......  $ 221,059   $ 217,859  $ 224,926   $ 220,682  $  56,629   $  53,136  $  58,016   $  55,467
   Mortgage related mutual funds ....       --          --       71,440      69,166     67,089      64,069     89,012      85,803
   U.S. Government and agency
     obligations ....................     69,940      68,093     94,868      92,873     69,908      64,338     69,892      64,069
                                       ---------   ---------  ---------   ---------  ---------   ---------  ---------   ---------
     Total amortized cost ...........    290,999     285,952    391,234     382,721    193,626     181,543    216,920     205,339
   Valuation allowance ..............     (5,047)       --       (8,513)       --      (12,083)       --      (11,581)       --
                                       ---------   ---------  ---------   ---------  ---------   ---------  ---------   ---------
     Total investments held for sale     285,952     285,952    382,721     382,721    181,543     181,543    205,339     205,339
                                       ---------   ---------  ---------   ---------  ---------   ---------  ---------   ---------
Investments held to maturity:
   Short-term mutual funds ..........      1,849       1,849      6,009       6,009        760         760      4,792       4,792
   Interest-earning deposits in other
     institutions ...................     13,000      13,000        325         325        323         323     36,002      36,002
   FHLB stock .......................      7,460       7,460      7,526       7,526      1,914       1,914      2,500       2,500
   United States Government and
     agency obligations .............      8,855       8,855      8,855       9,104     83,725      75,789     82,737      75,021
   Municipal and other agency
     obligations ....................      2,422       2,529      2,500       2,570      3,974       4,001      2,999       2,968
                                       ---------   ---------  ---------   ---------  ---------   ---------  ---------   ---------
     Total investments held to
     maturity .......................     33,586      33,693     25,215      25,534     90,696      82,787    129,030     121,283
                                       ---------   ---------  ---------   ---------  ---------   ---------  ---------   ---------
Total investments ...................  $ 319,538   $ 319,645  $ 407,936   $ 408,255  $ 272,239   $ 264,330  $ 334,369   $ 326,622
                                       =========   =========  =========   =========  =========   =========  =========   =========

      The table below sets forth certain information regarding the scheduled maturities, carrying value, amortized cost, market values and weighted average yields for the Bank's investment portfolio at December 31, 1996.

                                                                           AT DECEMBER 31, 1996
                                           -----------------------------------------------------------------------------------------
                                                                      MORE THAN ONE         MORE THAN FIVE
                                             ONE YEAR OR LESS      YEAR TO FIVE YEARS     YEARS TO TEN YEARS    MORE THAN TEN YEARS
                                           ---------------------  --------------------   --------------------  --------------------
                                                        WEIGHTED              WEIGHTED               WEIGHTED              WEIGHTED
                                           AMORTIZED    AVERAGE   AMORTIZED   AVERAGE    AMORTIZED   AVERAGE   AMORTIZED   AVERAGE
                                             COST        YIELD       COST      YIELD        COST      YIELD      COST       YIELD
                                           ---------   ---------  ---------  ---------   ---------  ---------  ---------  ---------
                                                                           (DOLLARS IN THOUSANDS)
Investments available for sale:
    Mortgage-backed securities ........... $    --          -- %  $  86,897       5.39%  $    --          --%  $ 134,162       6.87%
    U.S. Government and
      agency obligations .................      --          --       51,981       4.88      14,967       5.79      2,992       7.04
                                           ---------       -----  ---------      -----   ---------      -----  ---------      -----
      Total ..............................      --          --      138,878       5.20      14,967       5.79    137,154       6.87
    Valuation allowance ..................

      Total investments available
        for sale..........................


Investments held to maturity:
    Short-term mutual funds ..............     1,849        4.94       --         --          --         --         --         --
    Interest-earning deposits
      in other institutions ..............    13,000        6.38       --         --          --         --         --         --
    FHLB stock ...........................      --          --         --         --          --         --        7,460       6.61
    U.S. Government, municipal and other
      agency obligations .................        50        5.34      8,955       6.83         982       5.48      1,290       7.00
                                           ---------       -----  ---------      -----   ---------      -----  ---------      -----
      Total ..............................    14,899        6.20      8,955       6.83         982       5.48      8,750       6.67
    Valuation allowance ..................

      Total investments held to maturity..


                                                 AT DECEMBER 31, 1996
                                           -------------------------------

                                                        TOTAL
                                           -------------------------------
                                                                  WEIGHTED
                                           AMORTIZED   MARKET     AVERAGE
                                              COST      VALUE      YIELD
                                           ---------  ---------  ---------
                                                (DOLLARS IN THOUSANDS)
Investments available for sale:
    Mortgage-backed securities ........... $ 221,059  $ 217,859       6.29%
    U.S. Government and
      agency obligations .................    69,940     68,093       5.17
                                           ---------  ---------      -----
      Total ..............................   290,999    285,952       6.02
    Valuation allowance ..................    (5,047)
                                           ---------
      Total investments available
        for sale.......................... $ 285,952
                                           =========

Investments held to maturity:
    Short-term mutual funds .............. $   1,849      1,849       4.94
    Interest-earning deposits
      in other institutions ..............    13,000     13,000       6.38
    FHLB stock ...........................     7,460      7,460       6.61
    U.S. Government, municipal and other
      agency obligations .................    11,277     11,384       6.73
                                           ---------  ---------      -----
      Total ..............................    33,586     33,693       6.47
    Valuation allowance ..................       107
                                           ---------
      Total investments held to maturity.. $  33,693
                                           =========

SOURCES OF FUNDS

      General. Deposits are the major source of the Bank's funds for lending and other investment purposes. In addition to deposits, the Bank derives funds from the amortization and prepayment of loans and mortgage-backed securities, the maturity of investment securities, sales of mortgage securities, and operations. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources or on a longer term basis for general business purposes.

      Deposits. Consumer and commercial deposits are attracted principally from within the Bank's market area through the offering of a broad selection of deposit instruments including noninterest-bearing demand accounts, NOW accounts, passbook savings, money market accounts, term certificate accounts and individual retirement accounts. Deposit account terms vary according to the minimum balance required, the period of time during which the funds must remain on deposit, and the interest rate, among other factors. Deposits have decreased 9.8% since 1992, from $489.3 million at May 31, 1992 to $441.3 million at December 31, 1996. This decrease has primarily been attributable to a declining population in Bayonne and to attrition as depositors sought higher yields in mutual funds and other markets. In addition the Bank expects approximately $45 million of ten-year certificates of deposit paying a rate of interest of 10% to mature by April 1998. The Bank does not expect to retain a significant portion of such deposits. Management, however, believes that based on the Bank's level of liquid assets and its borrowing capacity, it will have sufficient liquid funds to finance any significant withdrawals on such accounts. The Bank regularly evaluates its internal cost of funds, surveys rates offered by competing institutions, reviews the Bank's cash flow requirements for lending and liquidity, and executes rate changes when deemed appropriate. Furthermore, the Bank plans to introduce new deposit products, such as commercial deposit accounts, and is considering expansion of its retail branch network into surrounding communities as a means of increasing its deposit base. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Business Strategy." The Bank does not obtain funds through solicitation of brokers' funds from outside its market area, nor by offering negotiated rates on certificates of deposit in excess of $100,000.

      The following table presents the deposit activity of the Bank for the periods indicated:

                                                                                     TEN
                                                                       YEAR         MONTHS        YEAR
                                                NINE MONTHS            ENDED         ENDED        ENDED
                                             ENDED DECEMBER 31,      MARCH 31,     MARCH 31,     MAY 31,
                                           ---------------------     --------      --------     --------
                                             1996         1995         1996          1995         1994
                                           --------     --------     --------      --------     --------
                                                                  (IN THOUSANDS)
Net increase (decrease) before
  interest credited.....................   $(19,958)    $(12,140)    $(19,716)     $(42,924)    $(29,290)
Interest credited.......................     15,719       15,543       20,760        15,628       19,267
                                           --------     --------     --------      --------     --------
Net increase (decrease) in deposits.....   $ (4,239)    $  3,403     $  1,044      $(27,296)    $ 10,023
                                           ========     ========     ========      ========     ========

      At December 31, 1996, the Bank had $45.5 million in certificate accounts in amounts of $100,000 or more maturing as follows:

                        MATURITY PERIOD                                AMOUNT
      ------------------------------------------------------       -------------
                                                                     (DOLLARS IN
                                                                      THOUSANDS)

      Six months or less ...................................            $ 9,102
      Over six through 12 months ...........................             15,284
      Over 12 months .......................................             21,112
                                                                        -------
      Total ................................................            $45,498
                                                                        =======

      The following table sets forth the distribution of the Bank's average deposit accounts for the periods indicated and the weighted average nominal interest rates on each category of deposits presented. Averages for the periods presented utilize average month-end balances.

                                          NINE MONTHS                   YEAR ENDED                      TEN MONTHS
                                      ENDED DECEMBER 31,                 MARCH 31,                    ENDED MARCH 31,
                                             1996                          1996                           1995
                                ----------------------------   ---------------------------    ----------------------------
                                           PERCENT                       PERCENT                         PERCENT
                                           OF TOTAL   WEIGHTED           OF TOTAL   WEIGHTED             OF TOTAL   WEIGHTED
                                AVERAGE    AVERAGE    AVERAGE  AVERAGE   AVERAGE    AVERAGE   AVERAGE    AVERAGE    AVERAGE
                                BALANCE    DEPOSITS    YIELD   BALANCE   DEPOSITS    YIELD    BALANCE    DEPOSITS    YIELD
                                -------    --------    -----   -------   --------    -----    -------    --------    -----
                                                                  (DOLLARS IN THOUSANDS)
Club accounts ...............  $    604      0.14%      --    $    671      0.15%      --    $    707      0.16%      --

Noninterest-bearing demand ..     6,372      1.43       --       8,332      1.87       --       5,185      1.17       --

NOW accounts ................    33,882      7.60       2.44    30,288      6.80       2.44    27,772      6.25       2.44

Passbooks ...................   135,548     30.41       2.92   134,940     30.29       2.92   142,837     32.14       2.92

Money market deposit accounts    13,924      3.12       2.44    14,279      3.21       2.44    16,095      3.62       2.44

Time deposits that mature:

   Within 12 months .........   117,335     26.33       5.45   155,224     34.85       3.88   160,292     36.07       4.17

   Within 13 to 36 months ...    60,060     13.47       7.85    90,747     20.37       4.79    63,023     14.18       4.79

   Beyond 36 months .........    77,997     17.50       5.32    10,943      2.46       8.72    28,469      6.41       8.58
                               --------    ------             --------    ------             --------    ------
       Total deposits .......  $445,722    100.00%      4.57  $445,424    100.00%      3.67  $444,380    100.00%      3.91
                               ========    ======             ========    ======             ========    ======

                                       YEAR ENDED MAY 31,
                                             1994
                                ----------------------------
                                           PERCENT
                                           OF TOTAL   WEIGHTED
                                AVERAGE    AVERAGE    AVERAGE
                                BALANCE    DEPOSITS    YIELD
                                -------    --------    -----
                                    (DOLLARS IN THOUSANDS)
Club accounts ...............       847      0.20%      --

Noninterest-bearing demand ..     4,864      1.00       --

NOW accounts ................    24,854      6.30       2.44

Passbooks ...................   167,661     35.60       2.92

Money market deposit accounts    18,052      3.80       2.44

Time deposits that mature:

   Within 12 months .........   188,434      40.0       3.08

   Within 13 to 36 months ...    20,962      4.40       4.59

   Beyond 36 months .........    41,007      8.70       8.13
                               --------    ------
       Total deposits .......  $466,681    100.00%      3.40
                               ========    ======

      The following table presents, by various rate categories, the amount of certificate accounts outstanding at the dates indicated and the periods to maturity of the certificate accounts outstanding at December 31, 1996.


                           PERIOD TO MATURITY FROM
                               DECEMBER 31, 1996                                 AT MARCH 31,    AT MAY 31,
                       ----------------------------------                       --------------   ----------
                       LESS THAN   ONE TO         OVER            AT
                       ONE YEAR  THREE YEARS  THREE YEARS  DECEMBER 31, 1996     1996    1995      1994
                       --------  -----------  -----------  -----------------    ------  ------    --------
                                                   (IN THOUSANDS)
Certificate accounts:

0 to 3.99%             $    808   $   --        $    214        $  1,022      $  8,805  $ 62,344  $154,318

4.00 to 5.99% .......   144,268     24,086         2,452         170,806       164,385   118,843    27,200

6.00 to 7.99% .......    17,427       --             143          17,570        20,310     9,638    13,312

Over 8.00% ..........    21,088     43,399          --            64,487        63,414    60,959    55,573
                       --------   --------      --------        --------      --------  --------  --------
   Total ............  $183,591   $ 67,485      $  2,809        $253,885      $256,914  $251,784  $250,403
                       ========   ========      ========        ========      ========  ========  ========

      Borrowings. Savings deposits are the primary source of funds of the Bank's lending and investment activities and for its general business purposes. If the need arises, however, the Bank may rely upon advances from the FHLB and the Federal Reserve Bank discount window to supplement its supply of lendable funds and to meet deposit withdrawal requirements. Advances from the FHLB typically are collateralized by the Bank's stock in the FHLB and a portion of the Bank's first mortgage loans. At December 31, 1996, the Bank had $80.0 million in FHLB advances and reverse repurchase agreements outstanding.

      The FHLB functions as a central reserve bank providing credit for the Bank and other member savings institutions and financial institutions. As a member, the Bank is required to own capital stock in the FHLB and is authorized to apply for advances on the security of such stock and certain of its home mortgages and other assets (principally, securities that are obligations of, or guaranteed by, the United States) provided certain standards related to creditworthiness have been met. Advances are made pursuant to several different programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of a member institution's net worth or on the FHLB's assessment of the institution's creditworthiness. Although advances may be used on a short-term basis for cash management needs, FHLB advances have not been, nor are they expected to be, a significant long-term funding source for the Bank. At December 31, 1996, the Bank had entered into repurchase agreements with the FHLB. These agreements, which totalled $30.0 million, are scheduled to mature in November 1997 and November 1998.

      The following table sets forth certain information regarding the Bank's borrowed funds at or for the periods ended on the dates indicated:

                                                                     TEN
                                                          YEAR      MONTHS     YEAR
                                    NINE MONTHS ENDED     ENDED     ENDED     ENDED
                                       DECEMBER 31,     MARCH 31,  MARCH 31,  MAY 31,
                                    -----------------   ---------  ---------  -------
                                      1996      1995       1996       1995     1994
                                    --------  -------   ---------  ---------  -------
                                                 (DOLLARS IN THOUSANDS)

FHLB advances and line of credit:

   Maximum month-end balance .....  $59,600   $70,000   $99,000   $16,000   $50,000

   Balance at end of period ......   50,000    70,000    59,600    14,000      --

   Average balance ...............   55,120    18,700    30,401     3,124    45,433

Weighted average interest rate on:

   Balance at end of period ......     5.55%     5.65%     5.55%     6.56%      --%

   Average balance for period(1) .     5.45%     3.63%     6.73%     5.78%     3.33%

----------
(1)   Computed on the basis of month-end balances.

SUBSIDIARY ACTIVITIES

      As of December 31, 1996, the Bank had one subsidiary, Bayonne Service Corporation ("BSC"). BSC is currently engaged in the sale of non-deposit investment products primarily to the Bank's customers and members of the local community. As of December 31, 1996, BSC had $140,000 in assets, and for the nine months ended December 31, 1996, had $127,000 of income attributable to the sale of such annuity products.

PROPERTIES

      The Bank conducts its business through its main office and three full service branch offices, all located in Bayonne, New Jersey. The following table sets forth certain information concerning the main office and each branch office of the Bank at December 31, 1996. The aggregate net book value of the Bank's premises and equipment was $5.3 million at December 31, 1996. The Bank owns all of its properties.

                                                             NET BOOK VALUE
                                                             OF PROPERTY OR
                                                               LEASEHOLD
                                       YEAR                 IMPROVEMENTS AT
         LOCATION                    ACQUIRED               DECEMBER 31, 1996
--------------------------     -------------------      ------------------------
EXECUTIVE/MAIN OFFICE:

568 Broadway                           1945                    $  623,000
Bayonne, New Jersey  07002

BRANCH OFFICES:

171 Broadway
Bayonne, New Jersey  07002             1987                     1,212,200

441-447 Broadway(1)
Bayonne, New Jersey  07002           1973/1994                  1,241,100

949 Broadway
Bayonne, New Jersey  07002             1990                     1,305,800

----------
(1) Includes Financial Center building acquired in 1994 with a net book value of $711,700 at December 31, 1996.

      In addition to the properties described above and the Bank's REO, the Bank owns a 12-lot parcel of undeveloped land in Bayonne. The property was acquired in 1987 for possible construction of executive offices. As of December 31, 1996, the property was carried at $611,000.

LEGAL PROCEEDINGS

      The Bank is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business. Such routine legal proceedings, in the aggregate, are believed by management to be immaterial to the Company's financial condition or results of operations.

PERSONNEL

      As of December 31, 1996, the Bank had 82 full-time employees and 54 part-time employees. The employees are not represented by a collective bargaining unit and the Bank considers its relationship with its employees to be good. See "Management of the Bank - Benefit Plans" for a description of certain compensation and benefit programs offered to the Bank's employees.

                           FEDERAL AND STATE TAXATION

FEDERAL TAXATION

      General. The Bank and the Holding Company will report their income on a calendar year basis using the accrual method of accounting and will be subject to federal income taxation in the same manner as other corporations with some exceptions, including particularly the Bank's reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the Bank or the Holding Company. The Bank was last audited by the IRS in 1991 and has not been audited by the New Jersey Division of Taxation ("DOT") in the past five years.

      Bad Debt Reserve. Historically, savings institutions such as the Bank which met certain definitional tests primarily related to their assets and the nature of their business ("qualifying thrifts") were permitted to establish a reserve for bad debts and to make annual additions thereto, which may have been deducted in arriving at their taxable income. The Bank's deductions with respect to "qualifying real property loans," which are generally loans secured by certain interest in real property, were computed using an amount based on the Bank's actual loss experience.

      In August, 1996, the provisions repealing the current thrift bad debt rules were passed by Congress as part of "The Small Business Job Protection Act of 1996." The new rules eliminate the 8% of taxable income method for deducting additions to the tax bad debt reserves for all thrifts for tax years beginning after December 31, 1995. These rules also require that all thrift institutions recapture all or a portion of their bad debt reserves added since the base year (last taxable year beginning before January 1, 1988). The Bank has previously recorded a deferred tax liability equal to the bad debt recapture and as such, the new rules will have no effect on net income or federal income tax expense.

      For the tax years beginning after December 31, 1995, the Bank is not permitted to maintain a tax reserve for bad debts. As of December 31, 1996, the Bank had an excess amount subject to recapture equal to $2.6 million. The new rules allow an institution to suspend the bad debt reserve recapture for the 1996 and 1997 tax years if the institution's lending activity for those years is equal to or greater than the institution's average mortgage lending activity for the six taxable years preceding 1996. For this purpose, only home purchase and home improvement loans are included and the institution can elect to have the tax years with the highest and lowest lending activity removed from the average calculation. If an institution is permitted to postpone the reserve recapture, it must begin its six year recapture no later than the 1998 tax year. The unrecaptured base year reserves will not be subject to recapture as long as the institution continues to carry on the business of banking. In addition, the balance of the pre-1988 bad debt reserves continue to be subject to provisions of present law referred to below that require recapture in the case of certain excess distributions to shareholders.

      Distributions. To the extent that the Bank makes "non-dividend distributions" to the Company that are considered as made (i) from the reserve for losses on qualifying real property loans, to the extent the reserve for such losses exceeds the amount that would have been allowed under the experience method, or (ii) from the supplemental reserve for losses on loans ("Excess Distributions"), then an amount based on the amount distributed will be included in the Bank's taxable income. Non-dividend distributions include distributions in excess of the Bank's current and accumulated earnings and profits, distributions in redemption of stock, and distributions in partial or complete liquidation. However, dividends paid out of the Bank's current or accumulated earnings and profits, as calculated for federal income tax purposes, will not be considered to result in a distribution from the Bank's bad debt reserve. Thus, any dividends to the Company that would reduce amounts appropriated to the Bank's bad debt reserve and deducted for federal income tax purposes would create a tax liability for the Bank. The amount of additional taxable income created from an Excess Distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if, after the Conversion, the Bank makes a "non-dividend distribution," then approximately one and one-half times the amount so used would be includable in gross income for federal income tax purposes, assuming a 34% corporate income tax rate (exclusive of state and local taxes). See "Regulation" and "Dividend Policy" for limits on the payment of dividends of the Bank. The Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserve.

      Corporate Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended (the "Code") imposes a tax on alternative minimum taxable income ("AMTI") at a rate of 20%. The excess of the bad debt reserve deduction using the percentage of taxable income method over the deduction that would have been allowable under the experience method is treated as a preference item for purposes of computing the AMTI. Only 90% of AMTI can be offset by net operating loss carryovers of which the Bank currently has none. AMTI is increased by an amount equal to 75% of the amount by which the Bank's adjusted current earnings exceeds its AMTI (determined without regard to this preference and prior to reduction for net operating losses). In addition, for taxable years beginning after December 31, 1986 and before January 1, 1996, an environmental tax of .12% of the excess of AMTI (with certain modifications) over $2.0 million was imposed on corporations, including the Bank, whether or not an Alternative Minimum Tax ("AMT") was paid. The Bank does not expect to be subject to the AMT.

      Dividends Received Deduction and Other Matters. The Company may exclude from its income 100% of dividends received from the Bank as a member of the same affiliated group of corporations. The corporate dividends received deduction is generally 70% in the case of dividends received from unaffiliated corporations, except that if the Company or the Bank own more than 20% of the stock of a corporation distributing a dividend then 80% of any dividends received may be deducted.

STATE AND LOCAL TAXATION

      State of New Jersey. The Bank files New Jersey income tax returns. For New Jersey income tax purposes, savings institutions are presently taxed at a rate equal to 3% of taxable income. For this purpose, "taxable income" generally means federal taxable income, subject to certain adjustments (including the addition of net interest income on state and municipal obligations). The Bank is not currently under audit with respect to its New Jersey income tax returns.

      The Company will be required to file a New Jersey income tax return because it will be doing business in New Jersey. For New Jersey tax purposes, regular corporations are presently taxed at a rate equal to 9% of taxable income. For this purpose, "taxable income" generally means Federal taxable income subject to certain adjustments (including addition of interest income on state and municipal obligations). However, if the Company meets certain requirements, it may be eligible to elect to be taxed as a New Jersey Investment Company at a tax rate presently equal to 2.25% (25% of 9%) of taxable income.

      Delaware Taxation. As a Delaware holding company not earning income in Delaware, the Company is exempt from Delaware corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware.

                                   REGULATION

GENERAL

      The Bank is subject to extensive regulation, examination and supervision by the Department, as its chartering agency, the OTS, as its federal banking regulator, and the FDIC, as the deposit insurer. The Bank is a member of the FHLB System. The Bank's deposit accounts are insured up to applicable limits by the SAIF managed by the FDIC. The Bank must file reports with the Commissioner of the Department (the "Commissioner"), the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the Department, the OTS and the FDIC to test the Bank's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the Department, the OTS, the FDIC or the Congress, could have a material adverse impact on the Company, the Bank and their operations. The Company, as a savings and loan holding company, will also be required to file certain reports with, and otherwise comply with the rules and regulations of the OTS and of the Securities and Exchange Commission (the "SEC") under the federal securities laws.

      Any change in the regulatory structure or the applicable statutes or regulations, whether by the Department, the OTS, the FDIC or the Congress, could have a material impact on the Company, the Bank, their operations or the Conversion and Reorganization. Congress currently has under consideration various proposals to eliminate the federal thrift charter and abolish the OTS. The outcome of such legislation is uncertain. Therefore, the Bank is unable to determine the extent to which legislation, if enacted, would affect its business. See "Risk Factors - Financial Institution Regulation and Possible Legislation."

      Certain of the regulatory requirements applicable to the Bank and to the Company are referred to below or elsewhere herein. The description of statutory provisions and regulations applicable to savings associations set forth in this Prospectus do not purport to be complete descriptions of such statutes and regulations and their effects on the Bank and the Company and is qualified in its entirety by reference to such statutes and regulations.

FEDERAL REGULATION OF SAVINGS INSTITUTIONS

      Business Activities. The activities of savings institutions are governed by the Home Owners' Loan Act, as amended (the "HOLA") and, in certain respects, the Federal Deposit Insurance Act ("FDI Act") and the regulations issued by the agencies to implement these statutes. These laws and regulations delineate the nature and extent of the activities in which savings associations may engage.

      Loans-to-One Borrower. Under the HOLA, savings institutions are generally subject to the national bank limit on loans-to-one borrower. Generally, this limit is 15% of the Bank's unimpaired capital and surplus, plus an additional 10% of unimpaired capital and surplus, if such loan is secured by readily-marketable collateral, which is defined to include certain financial instruments and bullion. At

December 31, 1996, the Bank's general limit on loans-to-one borrower was $5.0 million. At December 31, 1996, the Bank's largest aggregate amount of loans-to-one borrower consisted of $1.6 million.

      QTL Test. The HOLA requires savings institutions to meet a QTL test. Under the QTL test, a savings association is required to maintain at least 65% of its "portfolio assets" (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain "qualified thrift investments" (primarily residential mortgages and related investments, including certain mortgage-backed and related securities) in at least nine months out of each 12 month period. A savings association that fails the QTL test must either convert to a bank charter or operate under certain restrictions. As of December 31, 1996, the Bank maintained 88.4% of its portfolio assets in qualified thrift investments and, therefore, met the QTL test. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered as "qualified thrift investments."

      Limitation on Capital Distributions. OTS regulations impose limitations upon all capital distributions by a savings institution, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The rule establishes three tiers of institutions, which are based primarily on an institution's capital level. An institution that exceeds all fully phased-in regulatory capital requirements before and after a proposed capital distribution ("Tier 1 Bank") and has not been advised by the OTS that it is in need of more than normal supervision, could, after prior notice to, but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of: (i) 100% of its net earnings to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year; or (ii) 75% of its net earnings for the previous four quarters. Any additional capital distributions would require prior OTS approval. In the event the Bank's capital fell below its capital requirements or the OTS notified it that it was in need of more than normal supervision, the Bank's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice.

      Liquidity. The Bank is required to maintain an average daily balance of specified liquid assets equal to a monthly average of not less than a specified percentage (currently 5%) of its net withdrawable deposit accounts plus short-term borrowings. OTS regulations also require each savings institution to maintain an average daily balance of short-term liquid assets at a specified percentage (currently 1%) of the total of its net withdrawable deposit accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet these liquidity requirements. The Bank's average liquidity ratio for December 31, 1996 was 38.0%, which exceeded the applicable requirements. The Bank has never been subject to monetary penalties for failure to meet its liquidity requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

      Assessments. Savings institutions are required by regulation to pay assessments to the FDIC, the OTS and the New Jersey Department of Banking to fund the various agency's operations. The assessments paid by the Bank to these agencies for the nine months ended December 31, 1996 and the year ended March 31, 1996 totalled $763,000 and $1.0 million, respectively.

      Transactions with Related Parties. The Bank's authority to engage in transactions with related parties or "affiliates" (i.e., any company that controls or is under common control with an institution, including the Company and any non-savings institution subsidiaries that the Company may establish) is limited by Sections 23A and 23B of the Federal Reserve Act ("FRA"). Section 23A restricts the aggregate amount of covered transactions with any individual affiliate to 10% of the capital and surplus of the savings institution and also limits the aggregate amount of transactions with all affiliates to 20% of the savings institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in
Section 23A and the purchase of low quality assets from affiliates is generally prohibited. Section 23B generally requires that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies.

      Enforcement. Under the FDI Act, the OTS has primary enforcement responsibility over savings institutions and has the authority to bring action against all "institution-affiliated parties," including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers or directors, receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or $1 million per day in especially egregious cases. Under the FDI Act, the FDIC has the authority to recommend to the Director of the OTS that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the FDIC has authority to take such action under certain circumstances. Federal and state law also establishes criminal penalties for certain violations.

      Standards for Safety and Soundness. The FDI Act requires each federal banking agency to prescribe for all insured depository institutions standards relating to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, and compensation, fees and benefits and such other operational and managerial standards as the agency deems appropriate. The federal banking agencies have adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness ("Guidelines") to implement these safety and soundness standards. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The Guidelines address internal controls and information systems; internal audit system; credit underwriting; loan documentation; interest rate risk exposure; asset growth; asset quality; earnings; and compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the Guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the FDI Act. The final regulations establish deadlines for the submission and review of such safety and soundness compliance plans.

      Capital Requirements. The OTS capital regulations require savings institutions to meet three capital standards: a 1.5% tangible capital standard, a 3% leverage (core capital) ratio and an 8% risk based capital standard. Core capital is defined as common stockholder's equity (including retained earnings), certain non-cumulative perpetual preferred stock and related surplus, minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights ("MSRs") and credit card relationships. The OTS regulations require that, in meeting the leverage ratio, tangible and risk-based capital standards institutions generally must deduct investments in and loans to subsidiaries engaged in activities not permissible for a national bank. In addition, the OTS prompt corrective action regulation provides that a savings institution that has a leverage capital ratio of less than 4% (3% for institutions receiving the highest CAMEL examination rating) will be deemed to be "undercapitalized" and may be subject to certain restrictions. See "- Prompt Corrective Regulatory Action."

      The risk-based capital standard for savings institutions requires the maintenance of total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, as assigned by the OTS capital regulation based on the risks OTS believes are inherent in the type of asset. The components of core capital are equivalent to those discussed earlier under the 3% leverage standard. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock and, within specified limits, the allowance for loan and lease losses. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

      The OTS has incorporated an interest rate risk component into its regulatory capital rule. The final interest rate risk rule also adjusts the risk-weighting for certain mortgage derivative securities. Under the rule, savings associations with "above normal" interest rate risk exposure would be subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings association's interest rate risk is measured by the decline in the net portfolio value of its assets (i.e., the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200-basis point increase or decrease in market interest rates divided by the estimated economic value of the association's assets, as calculated in accordance with guidelines set forth by the OTS. A savings association whose measured interest rate risk exposure exceeds 2% must deduct an interest rate component in calculating its total capital under the risk-based capital rule. The interest rate risk component is an amount equal to one-half of the difference between the institution's measured interest rate risk and 2%, multiplied by the estimated economic value of the association's assets. That dollar amount is deducted from an association's total capital in calculating compliance with its risk-based capital requirement. Under the rule, there is a two quarter lag between the reporting date of an institution's financial data and the effective date for the new capital requirement based on that data. A savings association with assets of less than $300 million and risk-based capital ratios in excess of 12% is not subject to the interest rate risk component, unless the OTS determines otherwise. The rule also provides that the Director of the OTS may waive or defer an association's interest rate risk component on a case-by-case basis. The OTS has postponed the date that the component will first be deducted from an institution's total capital to provide it with an opportunity to review the interest rate risk approaches taken by the other federal banking agencies.

      At December 31, 1996, the Bank met each of its capital requirements, in each case on a fully phased-in basis. See "Regulatory Capital Compliance" for a table which sets forth in terms of dollars and percentages the OTS tangible, leverage and risk-based capital requirements, the Bank's historical amounts and percentages at December 31, 1996, and pro forma amounts and percentages based upon the issuance of the shares within the Estimated Price Range and assuming that a portion of the net proceeds are retained by the Company.

PROMPT CORRECTIVE REGULATORY ACTION

      Under the OTS prompt corrective action regulations, the OTS is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of capitalization. Generally, a savings institution that has a total risk-based capital of less than 8.0% or a leverage ratio or a Tier 1 capital ratio that is less than 4.0% is considered to be undercapitalized. A savings institution that has a total risk-based capital less than 6.0%, a Tier 1 risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." Subject to a narrow exception, the banking regulator is required to appoint a receiver or conservator for an institution that is critically undercapitalized. The regulation also provides that a capital restoration plan must be filed with the OTS within 45 days of the date an association receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Compliance with the plan must be guaranteed by any parent holding company. In addition, numerous mandatory supervisory actions may become immediately applicable to the institution depending upon its category, including, but not limited to, increased monitoring by regulators, restrictions on growth, and capital distributions and limitations on expansion. The OTS could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

INSURANCE OF DEPOSIT ACCOUNTS

      The FDIC has adopted a risk-based insurance assessment system. The FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending seven months before the assessment period, consisting of (1) well capitalized, (2) adequately capitalized or (3) undercapitalized, and one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. The FDIC is authorized to raise the assessment rates in certain circumstances. The FDIC has exercised this authority several times in the past and may raise insurance premiums in the future. If such action is taken by the FDIC, it could have an adverse effect on the earnings of the Bank. The Bank's assessment rate for the nine months ended December 31, 1996, the year ended March 31, 1996, the ten months ended March 31, 1995 and the year ended May 31, 1994 was .23% of assessable deposits. The Bank's assessment rate for the year ended March 31, 1997 is .0648% of assessable deposits.

      Under the FDI Act, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS. The management of the Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

FEDERAL HOME LOAN BANK SYSTEM

      The Bank is a member of the FHLB System, which consists of 12 regional FHLBs. The FHLB provides a central credit facility primarily for member institutions. The Bank, as a member of the FHLB, is required to acquire and hold shares of capital stock in the FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB, whichever is greater. The Bank was in compliance with this requirement with an investment in FHLB stock at December 31, 1996 of $7.5 million. FHLB advances must be secured by specified types of collateral and all long-term advances may only be obtained for the purpose of providing funds for residential housing finance. At December 31, 1996, the Bank had $80.0 million in FHLB advances and repurchase agreements.

      The FHLBs are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the FHLBs pay to their members and could also result in the FHLBs imposing a higher rate of interest on advances to their members. For the nine months ended December 31, 1996 and for the year ended March 31, 1996, the ten months ended March 31, 1995 and the year ended May 31, 1994, dividends from the FHLB to the Bank amounted to approximately $361,000, $186,000, $138,000 and $327,000, respectively. If dividends were reduced, the Bank's net interest income would likely also be reduced. Further, there can be no assurance that the impact of recent or future legislation on the FHLBs will not also cause a decrease in the value of the FHLB stock held by the Bank.

FEDERAL RESERVE SYSTEM

      The Federal Reserve Board regulations require savings institutions to maintain noninterest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for accounts aggregating $49.3 million or less (subject to adjustment by the Federal Reserve Board) the reserve requirement is 3%; and for accounts greater than $49.3 million, the reserve requirement is $1.479 million (subject to adjustment by the Federal Reserve Board between 8% and 14%) against that portion of total transaction accounts in excess of $49.3 million. The first $4.4 million of otherwise reservable balances (subject to adjustment by the Federal Reserve Board) are exempted from the reserve requirements. The Bank is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a noninterest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce the Bank's interest-earning assets. FHLB System members are also authorized to borrow from the Federal Reserve "discount window," but Federal Reserve Board regulations require institutions to exhaust all FHLB sources before borrowing from a Federal Reserve Bank.

NEW JERSEY LAW

      The Commissioner regulates, among other things, the Bank's internal business procedures as well as its deposits, lending and investment activities. The Commissioner must approve changes to the Bank's Certificate of Incorporation, establishment or relocation of branch offices, mergers and the issuance of additional stock. In addition, the Commissioner conducts periodic examinations of the Bank. Certain of the areas regulated by the Commissioner are not subject to similar regulation by the FDIC.

      Recent federal and state legislative developments have reduced distinctions between commercial banks and SAIF-insured savings institutions in New Jersey with respect to lending and investment authority, as well as interest rate limitations. As federal law has expanded the authority of federally chartered savings institutions to engage in activities previously reserved for commercial banks, New Jersey legislation and regulations ("parity legislation") have given New Jersey chartered savings institutions, such as the Bank, the powers of federally chartered savings institutions.

      New Jersey law provides that, upon satisfaction of certain triggering conditions, as determined by the Commissioner, insured institutions or savings and loan holding companies located in a state which has reciprocal legislation in effect on substantially the same terms and conditions as stated under New Jersey law may acquire, or be acquired by, New Jersey insured institutions or holding companies on either a regional or national basis. New Jersey law explicitly prohibits interstate branching.

HOLDING COMPANY REGULATION

      The Company will be a non-diversified unitary savings and loan holding company within the meaning of the HOLA. As such, the Company will be required to register with the OTS and will be subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority over the Company and its non-savings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. The Bank must notify the OTS 30 days before declaring any dividend to the Company.

      As a unitary savings and loan holding company, the Company generally will not be restricted under existing laws as to the types of business activities in which it may engage, provided that the Bank continues to be a QTL. See "- Federal Regulation of Savings Institutions - QTL Test" for a discussion of the QTL requirements. Upon any non-supervisory acquisition by the Company of another savings association, the Company would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would be subject to extensive limitations on the types of business activities in which it could engage. The HOLA limits the activities of a multiple savings and loan holding company and its non-insured institution subsidiaries primarily to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company ("BHC") Act, subject to the prior approval of the OTS, and to other activities authorized by OTS regulation. Recently proposed legislation would treat all savings and loan holding companies as bank holding companies and limit the activities of such companies to those permissible for bank holding companies. See "Risk Factors - Financial Institution Regulation and Possible Legislation."

      The HOLA prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of the voting stock of another savings institution, or holding company thereof, without prior written approval of the OTS; from acquiring or retaining, with certain exceptions, more than 5% of a non-subsidiary holding company or savings association. The HOLA also prohibits a savings and loan holding company from acquiring more than 5% of a company engaged in activities other than those authorized for savings and loan holding companies by the HOLA; or acquiring or retaining control of a depository institution that is not insured by the FDIC. In evaluating applications by holding companies to acquire savings institutions, the OTS must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

      The OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

FEDERAL SECURITIES LAWS

      The Company has filed with the SEC a registration statement under the Securities Act of 1933, as amended ("Securities Act"), for the registration of the Common Stock to be issued pursuant to the Conversion. Upon completion of the Conversion, the Company's Common Stock will be registered with the SEC under the Exchange Act. The Company will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

      The registration under the Securities Act of shares of the Common Stock to be issued in the Conversion does not cover the resale of such shares. Shares of the Common Stock purchased by persons who are not affiliates of the Company may be resold without registration. Shares purchased by an affiliate of the Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

                            MANAGEMENT OF THE COMPANY

      The Board of Directors of the Company is divided into three classes, each of which contains approximately one-third of the Board. The directors shall be elected by the stockholders of the Company for staggered three year terms, or until their successors are elected and qualified. One class of directors, consisting of Messrs. Lamparello and Sisk has a term of office expiring at the first annual meeting of stockholders, a second class, consisting of Messrs. Patrick F.X. Nilan and Wisniewski, has a term of office expiring at the second annual meeting of stockholders, and a third class, consisting of Messrs. Conaghan, Michael Nilan and Whelply has a term of office expiring at the third annual meeting of stockholders. Their names and biographical information are set forth under "Management of the Bank - Directors."

      The following individuals are the executive officers of the Company and hold the offices set forth below opposite their names.

         NAME                        POSITIONS HELD WITH COMPANY
-------------------------            --------------------------------------

Patrick F.X. Nilan                   Chairman of the Board
Michael Nilan                        President and Chief Executive Officer
Eugene V. Malinowski, CPA            Vice President/Chief Financial Officer
Thomas M. Coughlin, CPA              Secretary/Treasurer

      The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal at the discretion of the Board of Directors.

      Since the formation of the Company, none of the executive officers, directors or other personnel of the Company has received remuneration from the Company. Information concerning the principal occupations, employment and other information concerning the directors and officers of the Company during the past five years is set forth under "Management of the Bank - Biographical Information."

                             MANAGEMENT OF THE BANK

DIRECTORS

      The following table sets forth certain information regarding the Board of Directors of the Bank.

                                           POSITION(S) HELD WITH THE         DIRECTOR     TERM
        NAME               AGE(1)                  BANK(2)                   SINCE(3)    EXPIRES
----------------------   --------   --------------------------------------   ---------   -------
Patrick F.X. Nilan(4)       66      President, Chief Executive Officer and     1963       1998
                                    Chairman
Patrick D. Conaghan         59      Director                                   1986       1999
Sam P. Lamparello           74      Director                                   1983       1997
James F. Sisk               58      Director                                   1983       1997
Frederick G. Whelply        75      Director                                   1973       1999
Joseph L. Wisniewski        65      Director                                   1967       1998
Michael Nilan(4)            32      Vice President/Chief Operating Officer     1997       1999
                                    and Director

----------
(1)   As of December 31, 1996.
(2)   All directors of the Bank are also directors of the Company.
(3) Reflects initial appointment to the Board of Directors of the Bank's mutual predecessor.
(4) Mr. Patrick F.X. Nilan has announced his retirement as Chief Executive Officer and President of the Bank, effective June 30, 1997. He will remain as Chairman of the Board of Directors of the Bank. Mr. Michael Nilan has been elected to succeed Patrick F.X. Nilan as Chief Executive Officer and President of the Bank effective June 30, 1997.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

      The following table sets forth certain information regarding the executive officers of the Bank who are not also directors.

       NAME                  AGE(1)           POSITION(S) HELD WITH THE BANK
--------------------         ------       --------------------------------------
Eugene V. Malinowski           57         Vice President/Chief Financial Officer
Eugene J. Harz                 59         Vice President/Shareholder Relations
James E. Collins               47         Vice President/Loan Officer
Donald Mindiak                 38         Controller
Thomas Coughlin                37         Corporate Secretary

----------
(1)   As of December 31, 1996.

      Each of the executive officers of the Bank will retain his office in the Bank until their re-election at the annual meeting of the Board of Directors of the Bank, held immediately after the first annual meeting of stockholders subsequent to the Conversion, and until their successors are elected and qualified or until they are removed or replaced. Officers are subject to re-election by the Board of Directors annually.

BIOGRAPHICAL INFORMATION

      DIRECTORS

      Patrick F.X. Nilan has been employed by the Bank in various capacities since 1954. Mr. Nilan was elected to the Board of Directors in 1963, and was elected Chairman of the Board in 1991. Patrick F.X. Nilan is the father of Michael Nilan. Mr. Nilan plans to retire from active service as President and Chief Executive Officer of the Bank at June 30, 1997, having completed 43 years of service for the Bank. Mr. Nilan will remain as Chairman of the Board of Directors of the Company and the Bank.

      Patrick D. Conaghan is a partner in the law firm of Conaghan & Conaghan in Bayonne.

      Sam P. Lamparello was elected to the Board of Directors in 1983. Mr. Lamparello is the President and founder of Beacon Oil Company located in Bayonne.

      James F. Sisk was the Chief of Police of the City of Bayonne until 1996. He is now the Public Safety Director of the City of Bayonne. Mr. Sisk was elected to the Board of Directors in 1983.

      Frederick G. Whelply was elected to the Board of Directors in 1973. Mr. Whelply is retired. Prior to his retirement, he was Executive Vice President of Bayonne Hospital.

      Joseph L. Wisniewski was employed by the Bank in various capacities from 1956 until his retirement from his position as Senior Vice President in August, 1996. He remains a director of the Bank.

      Michael Nilan has been Chief Operating Officer of the Bank since 1996. Prior thereto, Mr. Nilan served as Vice President of Operations from 1995 to 1996 and Assistant Vice President from July 1993 until 1995. Effective July 1, 1997, Mr. Nilan will become President and Chief Executive Officer of the Bank upon the retirement of Patrick F.X. Nilan from those positions. Mr. Nilan is the head of the Bayonne Service Corporation annuity program and is a member of the Budget Committee and Asset and Liability Committee. Mr. Nilan has been employed by the Bank since 1986. He was appointed to the Board in February 1997. Michael Nilan is the son of Patrick F.X. Nilan.

      EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

      Eugene V. Malinowski is a Certified Public Accountant and has been employed as Vice President and Chief Financial Officer since November 1996. Prior thereto, Mr. Malinowski was Executive Vice President and Chief Financial Officer of a $2.5 billion commercial bank and was a partner for fifteen years with KPMG Peat Marwick LLP. Mr. Malinowski is a member of the Investment, Budget and Asset and Liability Committees.

      Eugene J. Harz has been the Vice President of Marketing, Investment and Shareholder Services since 1995. Prior thereto, Mr. Harz was the Vice President of Operations since 1990, and was Controller from 1970 through 1990. Mr. Harz is a member of the Budget Committee and the Asset Classification Committee. Mr. Harz has been employed by the Bank in various capacities since 1959.

      James E. Collins has been the Vice President/Loan Officer since 1990, and was a Loan Officer from 1987 through 1990. Mr. Collins oversees all activity in the Loan Department. In addition, Mr. Collins is the Bank's Community Reinvestment Act officer, and is a member of the Bank's Budget Committee. Mr. Collins has been employed by the Bank since 1972.

      Donald Mindiak has been Controller since 1990. Mr. Mindiak oversees the Bank's financial reporting and is Chairman of the Asset Classification Committee, Secretary of the Asset Liability Committee and the Investment Committee, and a member of the Budget Committee. Mr. Mindiak has been employed by the Bank since 1977.

      Thomas M. Coughlin is a Certified Public Accountant, and has been Corporate Secretary since 1991. Mr. Coughlin has been employed by the Bank since 1986. Prior to his appointment as Corporate Secretary, Mr. Coughlin served as a part-time financial consultant and internal auditor, and was a self-employed certified public accountant.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS OF THE BANK AND COMPANY

      The business of the Bank's Board of Directors is conducted through meetings and activities of the Board and its committees. During the year ended March 31, 1996, the Board of Directors held 26 regular meetings and nine special meetings. During the year ended March 31, 1996, no director attended fewer than 75% of the total meetings of the Board of Directors of the Bank and committees on which such director served.

      The Audit Committee consists of Directors Sisk, Whelply, Conaghan and Lamparello, as well as the Bank's internal auditor. The Audit Committee met 12 times during the year ended March 31, 1996. The Audit Committee reviews audit programs and results of audits of specific areas, compliance departmental internal controls and operating procedures.

      The Bank has no standing nominating committee. The entire Board of Directors acts as a Nominating Committee. The Board of Directors met once in its capacity as a nominating committee during the year ended March 31, 1996.

      The Bank has no standing Compensation Committee. The entire Board of Directors acts as the compensation committee. The Board of Directors met twice in its capacity as a compensation committee during the year ended March 31, 1996.

DIRECTOR COMPENSATION

      Nonemployee directors received $750 for each Board of Directors meeting attended, plus a $6,000 retainer each quarter. Nonemployee directors serving on the Asset/Liability Committee and the Audit Committee are paid $250 for each meeting attended. Nonemployee directors of the Security and Investment Committee receive $500 monthly. During the nine months ended December 31, 1996, each director received additional compensation of $22,500. In 1987, the Bank entered into an annuity compensation agreement with each of the Bank's current directors, pursuant to which the Bank currently pays each director an annual benefit of $16,000. The payments will continue to be made over the lifetime of each directors with no fewer than 120 payments to be made to each director or his beneficiary, and are in addition to other fees received by directors.

      1995 Stock Option Plan. During the fiscal year ending March 31, 1996, the stockholders of the Bank approved the First Savings Bank of New Jersey, S.L.A. and Bayonne Bankshares, M.H.C. 1995 Stock Option Plan ("1995 Stock Option Plan") which authorizes the grant of stock options and limited rights equal to 135,802 shares of Common Stock. Pursuant to the Stock Option Plan, nonemployee directors Conaghan, Lamparello, Sisk and Whelply have each been granted options to purchase 6,790 shares of Common Stock at an exercise price of $13.00 per share. All options granted under the Stock Option Plan are exercisable in five equal installments of 20% commencing on August 9, 1996.

      1995 Recognition and Retention Plan. During the fiscal year ending March 31, 1996, the Bank's stockholders approved the First Savings Bank of New Jersey, S.L.A. and Bayonne Bankshares, M.H.C. 1995 Recognition and Retention Plan ("1995 Recognition Plan") which authorized the issuance of 54,321 shares of Common Stock. Under the Recognition Plan, nonemployee directors Conaghan, Lamparello, Sisk and Whelply each have been awarded 2,716 shares of Common Stock, subject to restrictions set forth in the Recognition Plan ("Restricted Stock"). The Restricted Stock vests in five equal annual installments of 20% commencing on July 28, 1996.

EXECUTIVE COMPENSATION

      Cash Compensation. The following table sets forth certain information as to the total remuneration paid by the Bank to executive officers who received salary and bonuses in excess of $100,000 during the fiscal year ended March 31, 1996 ("Named Executive Officers"). In addition, the table sets forth information regarding total remuneration for the ten months ended March 31, 1995 and the fiscal year ended May 31, 1994.

                                                                                       LONG-TERM COMPENSATION
                                                                                ------------------------------------
                                                 ANNUAL COMPENSATION(1)                   AWARDS             PAYOUTS
                                            ----------------------------------- --------------------------   -------        (i)
                                                                       OTHER                   SECURITIES
                               FISCAL                                 ANNUAL     RESTRICTED    UNDERLYING      LTIP      ALL OTHER
      NAME AND PRINCIPAL       YEARS                               COMPENSATION STOCK AWARDS  OPTIONS/SARS   PAYOUTS   COMPENSATION
          POSITIONS            ENDED        SALARY($)(1)  BONUS($)     ($)         ($)(2)        (#)(3)        ($)        ($)(5)
-----------------------------------------------------------------------------------------------------------------------------------
Patrick F.X. Nilan(6)     March 31, 1996     $432,597     $75,000      $ --      $176,540        33,950          --       $38,203
Chairman, President and   March 31, 1995(4)   341,667      75,000        --            --            --          --        16,000
Chief Executive Officer   May 31, 1994        385,000      75,000        --            --            --          --        16,000

Joseph L. Wisniewski(7)   March 31, 1996     $266,178     $45,000       $--      $ 70,616        13,580          --       $38,203
Senior Vice President,    March 31, 1995(4)   210,000      45,000        --            --            --          --        16,000
Senior Loan Officer       May 31, 1994        236,500      45,000        --            --            --          --        16,000

Eugene J. Harz            March 31, 1996     $120,356     $ 5,000       $--      $ 37,076         3,449          --       $20,226
Vice President            March 31, 1995(4)   100,000      10,000        --            --            --          --            --
                          May 31, 1994        115,000      10,000        --            --            --          --            --

----------
(1) Includes compensation deferred at the election of the officer pursuant to the Bank's Financial Institution's Thrift Plan (the "401(k) Plan").
(2) Represents awards granted pursuant to the Recognition Plan. The awards were granted on July 28, 1995, and had a fair market value of $13.00, based upon the closing price, per share on the date of grant. The value of such shares was determined by multiplying the number of shares awarded by the fair market value of the shares on the date of award. Such awards vest in equal installments at a rate of 20% per year beginning one year following the date of grant, unless otherwise determined by the Board. Awards will be 100% vested upon termination of employment due to death, disability or following a change in control. Pursuant to these Plans, Messrs. Nilan, Wisniewski and Harz were awarded 13,580, 5,432 and 2,852 restricted shares, respectively, all of which were unvested as of March 31, 1996. At March 31, 1996, based upon the closing price of the Bank's Common Stock, such awards had market values of $179,935, $71,974 and $37,789, respectively.
(3) Includes options awarded pursuant to the Stock Option Plan. The options vest in five equal annual installments commencing on August 9, 1996, and the exercise price of such options is $13.00.
(4)   Reflects total remuneration for the ten months ended March 31, 1995.
(5) Includes amounts received by officers Nilan and Wisniewski pursuant to the Bank's Annuity Compensation Agreements. Includes the value of shares awarded under the Bank's ESOP. Does not include amounts contributed by the Bank pursuant to the Bank's noncontributory defined benefit plan (the "Retirement Plan"), the Bank's nonqualified supplemental executive retirement income-deferred compensation agreements ("Executive Agreements"), automobile insurance on personal vehicles used in lieu of Bank supplied automobiles, nor reimbursement of mileage while on company business.
(6) Mr. Nilan will retire from the positions of President and Chief Executive Officer of the Bank effective June 30, 1997.
(7) Mr. Wisniewski retired from his position of Senior Vice President, Senior Loan Officer in August 1996. Mr. Wisniewski continues to serve as a member of the board of directors of the Bank and the Company.

EMPLOYMENT AGREEMENTS

      In July 1993, the Bank entered into an employment agreement with Patrick F.X. Nilan which agreement will expire effective June 30, 1997 upon his resignation from the positions of Chief Executive Officer and President of the Bank. Effective upon the Conversion, the Bank and the Company intend to enter into employment agreements (collectively, the "Employment Agreements") with Mr. Michael Nilan (the "Executive"). The Employment Agreements are subject to the review and approval of the Company, the Bank and the review of the OTS and may be amended as a result of such review. Review of the compensation arrangements by the OTS does not indicate, and should not be construed to indicate that the OTS has passed upon the merits thereof. The Employment Agreements are intended to ensure that the Bank and the Company will be able to maintain a stable and competent management base after the Conversion. The continued success of the Bank and the Company depends to a significant degree on the skills and competence of Mr. Michael Nilan.

      The proposed Employment Agreements are expected to provide for a three-year term for the Executive. It is expected that the Bank's Employment Agreement would provide that, commencing on the first anniversary date and continuing each anniversary date thereafter, the Board of Directors of the Bank would review the agreements and the Executive's performance for purposes of determining whether to extend the agreements with the Bank for an additional year such that the remaining terms would be the amount of the original terms. It is expected that the Company Employment Agreement would automatically extend daily, such that the remaining terms would be the amount of the original term unless written notice of non-renewal is given by the Board of Directors of the Company after conducting a performance evaluation of the executive. The base salary which will be effective for the Employment Agreement for Mr. Michael Nilan will be $150,000. In addition to the base salary, the proposed Employment Agreements would provide for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel. The Employment Agreements would provide for termination by the Bank or the Company for cause, as would be defined in the agreements, at any time. In the event the Bank or the Company would choose to terminate the Executive's employment for reasons other than for cause, or in the event of the Executive's resignation from the Bank and the Company upon: (i) failure to re-elect the Executive to his current offices; (ii) a material change in the Executive's functions, duties or responsibilities; (iii) a relocation of the Executive's principal place of employment by more than 25 miles; (iv) liquidation or dissolution of the Bank or the Company; or (v) a breach of the agreement by the Bank or the Company, the Executive or, in the event of death, his beneficiary, would be entitled to receive the remaining base salary payments due to the Executive and the contributions that would have been made on the Executive's behalf to any employee benefit plans of the Bank or the Company during the remaining term of the agreement. The Bank and the Company would also continue and pay for the Executive's life, health and disability coverage for the remaining term of the Employment Agreements.

      Under the proposed Employment Agreements, if voluntary or involuntary termination follows a "change in control" of the Bank or the Company, as defined in the proposed Employment Agreements, it is expected that the Executive or, in the event of death, his beneficiary, would be entitled to a payment equal to the greater of: (1) the payments due for the remaining term of the agreement; or (2) a severance payment equal to three times the average of the five preceding taxable years' compensation. It is also expected that the Bank and the Company would also continue the Executive's life, health, and disability coverage for 36 months. Notwithstanding that both agreements would provide for a severance payment in the event of a change in control, the Executive would only be entitled to receive a severance payment under one agreement.

      Payments to the Executive under the Bank's proposed Employment Agreements are expected to be guaranteed by the Company in the event that payments or benefits are not paid by the Bank. Payment under the Company's Employment Agreement would be made by the Company. All reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to the Employment Agreements would be paid by the Bank or Company, respectively, if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement. It is also expected that the Employment Agreements would provide that the Bank and Company would indemnify the Executive to the fullest extent allowable under federal and Delaware law, respectively. In the event of a change in control of the Bank or Company, the total amount of payments that would be due under the Employment Agreements, based solely on cash compensation paid to Mr. Michael Nilan over the past three fiscal years and excluding any benefits under any employee benefit plan which may be payable, would be approximately $__________.

CHANGE IN CONTROL AGREEMENTS

      In January 1995, the Bank entered into Severance Agreements (the "Severance Agreements") with Messrs. Michael Nilan, Harz, Collins, Mindiak and Coughlin which provide such officers with certain benefits in the event of a change in control of the Bank or the Company. Effective upon the Conversion and Reorganization, the Bank intends to replace the existing Severance Agreements with new Change in Control Agreements for Messrs. _____________________ and the Bank and the Company intend to enter into three-year Change in Control Agreements ("CIC Agreement") with Messrs. _________ and _________. Such agreements will have terms ranging from one to three years. The proposed CIC Agreement is expected to provide that commencing on the first anniversary date and continuing on each anniversary thereafter, the Bank's CIC Agreements may be renewed by the Board of Directors for an additional year while the term of the Company's CIC Agreements shall be extended on a daily basis unless written notice of non-renewal is given by the Board of Directors of the Company. It is also expected that the CIC Agreements with the Company will provide that in the event voluntary or involuntary termination follows a change in control of the Bank or the Company, the officer would be entitled to receive a severance payment equal to one to three times the officer's average annual compensation for the five years preceding termination, depending on the term of the officer's CIC Agreement. It is also expected that the Bank's CIC Agreement would have a similar change in control provision; however, the officer would only be entitled to receive a severance payment under one agreement. The Company and the Bank would also continue, and pay for, the officer's life, health and disability coverage for 12 to 36 months following termination. Payments to the officer under the Bank's CIC Agreements would be guaranteed by the Company in the event that payments or benefits are not paid by the Bank. In the event of a change in control of the Bank or Company, the total payments that would be due under the CIC Agreements, based solely on the cash compensation paid to the officers covered by the CIC Agreements over the past three fiscal years and excluding any benefits under any employee benefit plan which may be payable, would be approximately $___________.

EMPLOYEE SEVERANCE COMPENSATION PLAN

      It is anticipated that the Bank's Board of Directors will, subsequent to the Conversion and Reorganization, establish the First Savings Bank of New Jersey, SLA Employee Severance Compensation Plan ("Severance Plan") which would provide eligible employees with severance pay benefits in the event of a change in control of the Bank or the Company following Conversion and Reorganization. Management personnel with employment or CIC Agreements would not be eligible to participate in the Severance Plan. Generally, all employees would be eligible to participate in the Severance Plan. It is expected that the Severance Plan would vest in each participant a contractual right to the benefits such participant is entitled to thereunder. It is expected that under the Severance Plan, in the event of a change in control of the Bank or the Company, eligible employees who are terminated from or terminate their employment within one year of the change in control (for reasons specified under the Severance Plan), would be entitled to receive a severance payment. The participant would be entitled to a cash severance payment equal to one-twelfth of annual compensation for each year of service up to a maximum of 100% of annual compensation. Such payments may tend to discourage takeover attempts by increasing costs to be incurred by the Bank in the event of a takeover. In the event the provisions of the Severance Plan were triggered, the total amount of payments that would be due thereunder, based solely upon current salary levels at December 31, 1996, would be approximately $1.5 million.

BENEFIT PLANS

      Insurance Plans. All full-time employees of the Bank, upon completion of the applicable probation period, are covered as a group for comprehensive hospitalization, including major medical, dental, long-term disability, accidental death and dismemberment insurance and group term life insurance. Officers of the Bank are also provided with life insurance policies which provide such officers the option of receiving the cash value of such policies upon retirement or, in certain instances, upon termination of employment.

      Financial Institutions Thrift Plan. The Bank maintains the Financial Institutions Thrift Plan, which is a qualified tax-exempt profit sharing plan with a cash-or-deferred feature under Section 401(k) of the Code (the 401(k)
Plan). All employees who have completed six months of service with the Bank during which they had at least 500 hours of service may participate in the Plan. A participant may, with certain limitations, elect to contribute to the 401(k) Plan, in the form of deferrals of between 1% and 15% of the total compensation that would otherwise be payable to the employee, not to exceed $9,500 per year (adjusted for cost of living). Employee contributions are fully-vested and nonforfeitable at all times. The 401(k) Plan permits contribution by the Bank, although the Bank has not made contributions in the past.

      The 401(k) Plan has been amended to increase the number of investment options provided to participants, by including an Employer Stock Fund. The 401(k) Plan, as amended, permits participants to direct that all or a portion of their account be invested in such fund. Each participant who directs the trustee to invest all or part of his account in the Employer Stock Fund will have assets in his account applied to the purchase of shares of the Common Stock. A participant in the 401(k) Plan who elects to purchase Common Stock in the Conversion through the 401(k) Plan will receive the same subscription priority, and be subject to the same individual purchase limitations, for such a purchase as if such participant had elected to purchase Common Stock in the Conversion using funds not in the 401(k) Plan. See "The Conversion and Reorganization -- Limitations on Conversion Stock Purchases." As of December 31, 1996, the 401(k) Plan had approximately $___________ in assets.

      Annuity Compensation Agreements. The Annuity Compensation Agreements provide that Mr. Patrick F.X. Nilan receives an annual payment of $16,000 over his lifetime, with no fewer than 10 such annual payments to be made to such person or his beneficiaries. Payments under the Annuity Compensation Agreements commenced in December 1992.

      First Savings Bank of New Jersey Pension Plan. The Bank maintains a Retirement Plan. All employees age 21 or older who have worked at the Bank for a period of six months are eligible to accrue benefits under the Retirement Plan. The Bank annually contributes an amount to the Retirement Plan necessary to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Retirement Plan operates on a plan year beginning December 15 each year.

      At the normal retirement age of 65 (or the fifth anniversary of plan participation, if later), the plan is designed to provide a life annuity guaranteed for 10 years. The retirement benefit provided is an amount equal to 2% of a participant's average monthly salary, multiplied by the total number of years of service from the date of employment to normal retirement date. This amount is reduced by approximately .63% of average monthly salary up to the covered compensation wage base (as defined in the Retirement Plan) multiplied by the total number of years of service (up to a maximum of 35 years). Notwithstanding the above formula, the Retirement Plan will pay a minimum monthly benefit equal to 2% of monthly salary, times years of service up to ten years of service. Retirement benefits are also payable upon retirement due to early and late retirement, disability or death. A reduced benefit is payable upon early retirement at or after age 55 and the completion of ten years of service with the Bank. Upon termination of employment other than as specified above, a participant is eligible to receive his vested accrued benefit as a retirement annuity commencing on such participant's normal date. Benefits are payable in various annuity forms with the normal form being an annuity for the participant's life, with a minimum guarantee of payments for five years. For the plan year ended December 14, 1996, the Bank made an estimated contribution to the Retirement Plan of $200,000. About the time of the Conversion and Reorganization, the Board intends to freeze the future accrual of benefits under the Retirement Plan in connection with the adoption or amendment of another qualified employee benefit plan.

      The following table indicates the annual retirement benefit that would be payable under the Retirement Plan upon retirement at age 65 in calendar year 1995, expressed in the form of a life annuity with a five year guaranteed payment for the final average salary and benefit service classification specified below. Benefits payable under the Retirement Plan are not subject to a deduction for Social Security or other amounts.

                                    YEARS OF BENEFIT SERVICE
               -----------------------------------------------------------------------
 HIGH 5 YEAR
FINAL AVERAGE
 EARNINGS(1)       5         10          15          20          30            35
-------------  ---------  ---------  ----------  ---------   -----------   -----------
 $20,000       $ 1,375    $ 2,750     $ 4,125     $ 5,500     $  8,250      $  9,625
 $40,000         2,750      5,500       8,250      11,000       16,500        19,250
 $60,000         5,156     10,312      15,468      20,624       30,936        36,092
 $80,000         7,156     14,312      21,468      28,624       42,936        50,092
$100,000         9,156     18,312      27,468      36,624       54,936        64,092
$150,000        14,156     28,312      42,468      56,624       84,936        99,092
$175,000        16,656     33,312      49,468      66,624       99,936       116,592
$200,000        19,156     38,312      57,968      76,624      114,936      118,800(2)
$235,840        22,736     45,472      68,209      90,945     118,800(2)    118,800(2)
and above

----------
(1) High five-year average monthly earnings means the average of a participant's monthly earnings in the five consecutive years yielding the highest such average while a participant in the Retirement Plan. For participants with less than five years of service, it is the average of monthly earnings for all complete calendar years of participation.
(2) The maximum benefit that can be funded under Section 415(b)(1)(A) of the Code for 1996 is $125,000.

      As of December 14, 1996, officers Nilan, Wisniewski and Harz had 37, 36 and 30 years of credit service, respectively, and accrued benefits under the Retirement Plan equal to annual retirement benefits of $149,433, $117,084 and $83,088, respectively. Mr. Wisniewski retired in August 1996, and receives $9,757 per month under the Retirement Plan. Mr. Patrick F.X. Nilan will retire from the Bank effective June 30, 1997 and will receive $12,453 per month under the Retirement Plan.

      Supplemental Executive Retirement Income-Deferred Compensation Agreements. The Bank maintains Executive Agreements for certain executives of the Bank and their beneficiaries whose benefit from the tax-qualified defined benefit plan maintained by the Bank are reduced by reason of (i) the annual limitation on benefits and contributions imposed by Section 415 of the Code and (ii) the limitation imposed by Section 401(a)(17) of the Code with respect to compensation that can be taken into consideration in the determination of benefits ($150,000 for 1995). As of December 14, 1996, there were two executive employees (Messrs. Patrick F.X. Nilan and Harz) participating in the Executive Agreements. If a covered executive dies while employed by the Bank but before his normal retirement date, the executive's designated beneficiary will receive a payment equal to 100 times the monthly benefit that would have been available to the executive. The Executive Agreements are considered unfunded plans for tax and ERISA purposes. All obligations arising under the Executive Agreements are payable from the general assets of the Bank, however, the Bank has purchased life insurance polices on the lives of the covered executives to provide the assets to meet its obligations under the Executive Agreements.

      The benefits paid under the Executive Agreements supplement the benefits paid by the Retirement Plan. The following table indicates the expected aggregate annual retirement benefit payable from the Retirement Plan and Executive Agreements to participants in the Executive Agreements. Benefits under the Executive Agreements are payable for the life of the participant or 120 months, whichever is longer.

                              YEARS OF BENEFIT SERVICE AT RETIREMENT
  HIGH FIVE-YEAR
     AVERAGE
   EARNINGS(1)              25                 30                 35
------------------   ----------------   ----------------   ----------------
       $ 60,000          $ 25,780          $ 30,936           $ 36,092
         80,000            35,780            42,936             50,092
        100,000            45,780            54,936             64,092
        150,000            70,780            84,936             99,092
        175,000            83,280            99,936            116,592
        200,000            95,780           114,936            134,092
        250,000           120,781           144,938            169,094
        300,000           145,781           174,938            204,094
        350,000           170,781           204,938            239,094
        400,000           195,781           234,938            274,094
        450,000           220,781           264,938            309,094

----------
(1) The two persons, officers Nilan and Harz, who are eligible to participate in the Executive Agreements have 36 and 29 years of credited service under the Executive Agreements, respectively. Mr. Wisniewski had 35 years of credited service at the time of his retirement in August 1996. Upon Mr. Patrick F.X. Nilan's retirement from the Bank on June 30, 1997, he will have 37 years of credited service.

      As of March 31, 1996, the combined accrued benefit of officer Nilan under the Retirement Plan and Executive Agreements was $315,600. As of March 31, 1996, Mr. Harz' combined benefit under the

Retirement Plan and Executive Agreement does not exceed the benefit provided under the Retirement Plan because Mr. Harz' compensation and accrued benefits do not exceed the amounts permitted by the applicable Code sections to be taken into consideration under the Retirement Plan.

      1995 Stock Option Plan. During the fiscal year ended March 31, 1996, the Bank adopted the 1995 Stock Option Plan. The 1995 Stock Option Plan was approved at the 1995 Annual Meeting by a majority of stockholders, excluding the Holding Company, present at such meeting in person or by proxy. The 1995 Stock Option Plan authorizes the grant of stock options and limited rights equal to 10%, or 135,802 shares, of the Common Stock sold in the Offering. Of this amount, 17,160 options were awarded to nonemployee directors, 85,556 were awarded to employees and 23,086 were reserved for future issuance under the plan.

      Set forth below is information relating to options granted to Named Executive Officers under the 1995 Stock Option Plan during the fiscal year ended March 31, 1996.

============================================================================================================
                                     OPTION GRANTS IN LAST FISCAL YEAR
------------------------------------------------------------------------------------------------------------
                                             INDIVIDUAL GRANTS
------------------------------------------------------------------------------------------------------------
                                                PERCENT OF TOTAL
                                               OPTIONS GRANTED TO      EXERCISE OR BASE
          NAME         OPTIONS GRANTED(1)     EMPLOYEES IN FY 1995           PRICE         EXPIRATION DATE
------------------------------------------------------------------------------------------------------------
Patrick F.X. Nilan(2)         33,950                  30.1%                  $13.00             7/25/05
------------------------------------------------------------------------------------------------------------
Joseph L. Wisniewski(3)       13,580                  12.0%                  $13.00             8/09/97
------------------------------------------------------------------------------------------------------------
Eugene J. Harz                 3,449                   3.1%                  $13.00             7/25/05
============================================================================================================

----------
(1) These options become exercisable in five equal installments commencing August 9, 1996.
(2)   Will retire effective June 30, 1997.
(3)   Retired effective August 1996.

      Set forth below is certain information concerning exercised and unexercisable options during the fiscal year ended March 31, 1996, for Named Executive Officers.

==================================================================================================================
                                  AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                                        AND FISCAL YEAR-END OPTION VALUES
------------------------------------------------------------------------------------------------------------------
                                                            NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED IN-
                          SHARES ACQUIRED      VALUE       OPTIONS AT FISCAL YEAR-        THE-MONTH OPTIONS AT
          NAME             UPON EXERCISE     REALIZED                END                   FISCAL YEAR-END(1)
                                                        ----------------------------------------------------------
                                                          EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
------------------------------------------------------------------------------------------------------------------
Patrick F.X. Nilan               --             --                    0/33,950                    0/$76,388
------------------------------------------------------------------------------------------------------------------
Joseph L. Wisniewski             --             --                     5,888/0                    $13,248/0
------------------------------------------------------------------------------------------------------------------
Eugene J. Harz                   --             --                     0/3,449                     0/$7,760
==================================================================================================================

----------
(1) Equals the difference between the aggregate exercise price of such options and the aggregate fair market value of the shares of Common Stock that would be received upon exercise, assuming such exercise occurred on March 31, 1996, at which date the last sale of the Common Stock as quoted on the Nasdaq National Market was at $15.25.

      1995 Recognition and Retention Plan. In 1995, the 1995 Recognition Plan was implemented by the Bank and the Company as a means of providing officers and outside directors, respectively, of the Bank and the Company with a proprietary interest in the Bank in a manner designed to encourage such persons to remain with the Bank and the Company. In July 1995, the 1995 Recognition Plan acquired 54,321 shares of Bank Common Stock from authorized but unissued shares.

      A Committee of the Board of Directors of the Bank and the Company comprised of nonemployee directors administers the Recognition Plan, and makes awards to executive officers pursuant to the Plan. Awards under the Recognition Plan become immediately vested in the event of death, disability, retirement or a change in control of the Bank or its successors; provided, however, in the event of retirement, if the participant continues to perform services as a Director or consultant on behalf of the Bank, the Company, or an affiliate or, in the case of a retiring Director, as a consulting director, unvested awards continue to vest in accordance with their original vesting schedule until the recipient ceases to perform such services at which time any unvested awards would lapse.

      Officers, directors and employees of the Bank were awarded a total of 44,821 shares of Bank Common Stock during the fiscal year ended March 31, 1996. Of the total 54,321 shares of Bank Common Stock acquired by the 1995 Recognition Plan, 9,500 shares are presently unallocated. At the completion of the Conversion and Reorganization, the unallocated shares will be converted into shares of Company Common Stock in accordance with the applicable Exchange Ratio and will be available for grants to participants in the 1995 Recognition Plan.

      Employee Stock Ownership Plan and Trust. The Bank established an ESOP and related trust for eligible employees in connection with the MHC Reorganization. Employees employed with the Bank as of January 1, 1995 and employees of the Company or the Bank employed after such date, who have been credited with at least 1,000 hours during a 12 month period and who have attained the age of 21 will become participants.

      In January 1995, the ESOP borrowed $1.1 million from an unaffiliated lender to purchase 108,641 shares of Bank Common Stock issued in the 1995 MHC Reorganization ("1995 ESOP Loan"). Upon consummation of the Conversion and Reorganization, the Public Bank Shares held by the ESOP will convert into Common Stock based upon the Exchange Ratio. See "The Conversion and Reorganization - Effect on Existing Compensation Plans" and "Use of Proceeds."

      In connection with the establishment of the ESOP, a Committee of the Board of Directors was appointed to administer the ESOP (the "ESOP Committee"). An unrelated corporate trustee for the ESOP was appointed prior to the MHC Reorganization and continuing thereafter. The ESOP Committee may instruct the trustee regarding investment of funds contributed to the ESOP. The ESOP trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Under the ESOP, unallocated shares and allocated shares for which no instructions are given will be voted by the trustee in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock provided that such vote is in accordance with the provisions of ERISA.

      The ESOP intends to purchase 8% of the Conversion Stock issued in the Conversion, including shares issued to the Foundation. As part of the Conversion and in order to fund the ESOP's purchase of the Conversion Stock to be issued in the Conversion, the ESOP intends to borrow funds either from the Company or a third party lender, equal to 100% of the aggregate purchase price of the Conversion Stock. In either case, the loan will be repaid principally from the Company's or the Bank's contribution's to the ESOP over a period of fifteen years and the collateral for the loan will be the Common Stock purchased by the ESOP. This loan will be in addition to the 1995 ESOP Loan, which will continue to be repaid over its original term of five years. Subject to receipt of any necessary regulatory approvals or opinions, the Bank may make contributions to the ESOP for repayment of the loan since the participants are all employees of the Bank, or to reimburse the Company for contributions made by it. Contributions to the ESOP will be discretionary, however, the Company or the Bank intend to make annual contributions to the ESOP in an aggregate amount at least equal to the principal and interest requirement on the debt. The interest rate for the loan is expected to be the prime rate.

      Shares purchased by the ESOP will initially be pledged as collateral for the loan, and will be held in a suspense account until released for allocation among participants as the loan is repaid. The pledged shares will be released annually from the suspense account in an amount proportional to the repayment of the ESOP loan for each plan year. The released shares will be allocated among the accounts of participants on the basis of the participant's compensation for the year of allocation. Participants will vest in their ESOP account after five years of credited service. Participants vest completely if their service was terminated due to death, early retirement, permanent disability or a change in control. Forfeitures will be reallocated among remaining participating employees, in the same proportion as contributions. Benefits may be payable upon death, retirement, early retirement, disability or separation from service. The contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

      Adoption of Existing Bank Plans by Company. The Company has approved adoption of the Bank's existing 1995 Stock Option Plan and 1995 Recognition Plan (collectively the "Plans") as plans of the Company upon consummation of the Conversion and Reorganization and will issue Common Stock in lieu of Bank Common Stock to such Plans pursuant to the terms of such Plans. As of the effective date of the Conversion and Reorganization, rights outstanding under the Plans shall be assumed by the Company and thereafter shall be rights only for shares of Company Common Stock, with each such right being for a number of shares of Common Stock equal to the number of shares of Bank Common Stock that were available thereunder immediately prior to such effective date times the Exchange Ratio, and the price of each such right shall be adjusted to reflect the Exchange Ratio and so that the aggregate purchase price of the right is unaffected, but with no change in other terms or conditions of such right. The Company shall make appropriate amendments to the Plans to reflect the adoption of the Plans by the Company without adverse effect upon the rights outstanding thereunder.

NEW BENEFITS

      The Company intends to adopt certain stock benefit plans in connection with the Conversion and Reorganization.

      Stock Option Plans. Following the Conversion and Reorganization, the Board of Directors of the Company intends to adopt stock-based benefit plans which would provide for the granting of stock options to eligible officers, employees and directors of the Company and Bank. Stock options are intended to be granted under either a separate stock option plan for officers and employees (the "Incentive Option Plan") and a separate option plan for outside directors (the "Directors' Option Plan") (collectively, the "Option Plans") or under a single Master Stock-Based Benefit Plan which would incorporate the benefits and features of the Incentive Option Plan and Directors' Option Plan. At a meeting of stockholders of the Company following the Conversion, which under applicable OTS regulations may be held no earlier than six months after the completion of the Conversion, the Board of Directors intends to present the Option Plans or the Master Stock-Based Benefit Plan to stockholders for approval and has reserved an amount equal to 10% of the shares of Conversion Stock issued in the Conversion, including shares issued to the Foundation, or 384,200 shares (based upon the issuance of 3,449,300 shares of Conversion Stock), for issuance under the Option Plans or Master Stock-Based Benefit Plan. OTS regulations provide that no individual officer or employee of the Bank may receive more than 25% of the options granted under the Option Plans or Master Stock-Based Benefit Plan and non-employee directors may not receive more than 5% individually, or 30% in the aggregate of the options granted under the Option Plans.

      The stock option benefits provided under the Incentive Option Plan or Master Stock-Based Benefit Plan will be designed to attract and retain qualified personnel in key positions, provide officers and key employees with a propriety interest in the Company as an incentive to contribute to the success of the Company and reward key employees for outstanding performance. All employees of the Company and its subsidiaries will be eligible to participate in the Incentive Option Plan. The Incentive Option Plan or Master Stock-Based Benefit Plan will provide for the grant of: (i) options to purchase the Company's Common Stock intended to qualify as incentive stock options under Section 422 of the Code ("Incentive Stock Options"); (ii) options that do not so qualify ("Non-Statutory Stock Options"); and (iii) Limited Rights (discussed below) which will be exercisable only upon a change in control of the Bank or the Company. Unless sooner terminated, the Incentive Option Plan or Master Stock-Based Benefit Plan will be in effect for a period of ten years from the earlier of adoption by the Board of Directors or approval by the Company's stockholders. Subject to stockholder approval, the Company intends to grant options with Limited Rights under the Incentive Option Plan or Master Stock-Based Benefit Plan at an exercise price equal to the fair market value of the underlying Common Stock on the date of grant. Upon exercise of "Limited Rights" in the event of a change in control, the employee will be entitled to receive a lump sum cash payment equal to the difference between the exercise price of the related option and the fair market value of the shares of common stock subject to the option on the date of exercise of the right in lieu of purchasing the stock underlying the option. It is anticipated that all options granted contemporaneously with stockholder approval of the Incentive Option Plan will be intended to be Incentive Stock Options to the extent permitted under
Section 422 of the Code.

      Under the Incentive Option Plan or Master Stock-Based Benefit Plan, it is expected that the Board of Directors will determine which officers and employees will be granted options and Limited Rights, whether such options will be incentive or non-statutory stock options, the number of shares subject to each option, the exercise price of each non-statutory stock option, whether such options may be exercised by delivering other shares of Common Stock and when such options become exercisable. It is expected that the per share exercise price of an incentive stock option will be required to be at least equal to the fair market value of a share of Common Stock on the date the option is granted.

      If the Incentive Option Plan or Master Stock-Based Benefit Plan is adopted in the form described above, an employee will not be deemed to have received taxable income upon grant or exercise of any Incentive Stock Option, provided that such shares received through the exercise of such option are not disposed of by the employee for at least one year after the date the stock is received in connection with the option exercise and two years after the date of grant of the option. However, the exercise of such options may create a preference for purposes of the alternative minimum tax under the Code. No compensation deduction would be able to be taken by the Company as a result of the grant or exercise of Incentive Stock Options, provided such shares are not disposed of before the expiration of the period described above (a "disqualifying disposition"). In the case of a Non-Statutory Stock Option and in the case of a disqualifying disposition of an Incentive Stock Option, an employee will be deemed to receive ordinary income upon exercise of the stock option in an amount equal to the amount by which the exercise price is exceeded by the fair market value of the Common Stock purchased by exercising the option on the date of exercise. The amount of any ordinary income deemed to be received by an optionee upon the exercise of a Non-Statutory Stock Option or due to a disqualifying disposition of an Incentive Stock Option would be a deductible expense for tax purposes for the Company. In the case of Limited Rights, upon exercise, the option holder would have to include the amount paid to him upon exercise in his gross income for federal income tax purposes in the year in which the payment is made and the Company would be entitled to a deduction for federal income tax purposes of the amount paid.

      If the Incentive Option Plan or Master Stock-Based Benefit Plan is adopted in the form described above, stock options would become vested and exercisable in the manner specified by the Company, subject to applicable OTS regulations, which require that options begin vesting no earlier than one year from the date of shareholder approval of the Incentive Option Plan or Master Stock-Based Benefit Plan and thereafter vest at a rate of no more than 20% per year. Options granted in connection with the Incentive Option Plan or Master Stock-Based Benefit Plan could be exercisable for three months following the date on which the employee ceases to perform services for the Bank or the Company, except that in the event of death or disability, options accelerate and become fully vested and could be exercisable for up to one year thereafter or such longer period as determined by the Company. However, any Incentive Stock Options exercised more than three months following the date the employee ceases to perform services as an employee would be treated as a Non-Statutory Stock Option as described above. In the event of retirement, if the optionee continues to perform services as a director or consultant on behalf of the Bank, the Company or an affiliate, unvested options would continue to vest in accordance with their original vesting schedule until the optionee ceases to serve as a consultant or director. If the Incentive Stock Option Plan or Master Stock-Based Benefit Plan is adopted in the form described above, in the event of death, disability or normal retirement, the Company, if requested by the optionee, could elect, in exchange for vested options, to pay the optionee, or beneficiary in the event of death, the amount by which the fair market value of the Common Stock exceeds the exercise price of the options on the date of the employee's termination of employment.

      Under the Directors' Option Plan or Master Stock-Based Benefit Plan contemplated, the exercise price per share of each option granted may be equal to the fair market value of the shares of Common Stock on the date the option is granted. All Options granted to outside directors under the Directors' Option Plan or Master Stock-Based Benefit Plan would be Non-Statutory Stock Options and, pursuant to applicable OTS regulations, would vest and become exercisable commencing one year after the date of shareholder approval of the Directors Option Plan or Master Stock-Based Benefit Plan at the rate of 20% per year, and would expire upon the earlier of ten years following the date of grant or one year following the date the optionee ceases to be a director or consulting director. In the event of the death or disability of a participant, all previously granted options would immediately vest and become fully exercisable.

      Applicable OTS regulations currently do not permit accelerated vesting in the event of a change in control of stock options granted under a plan adopted within one year after conversion. Subject to any applicable regulatory requirements, the Incentive Option Plan and the Directors Option Plan or Master Stock-Based Benefit Plan, and any awards made thereunder, described above may be amended subsequent to the expiration of the one-year period following the Conversion and Reorganization to provide for accelerated vesting of previously granted options in the event of a change in control of the Company or the Bank. A change in control would be defined in the contemplated Incentive Option Plan, Master StockBased Benefit Plan or the Directors Option Plan generally to occur when a person or group of persons acting in concert acquires beneficial ownership of 20% or more of any class of equity security of the Company or the Bank or in the event of a tender or exchange offer, merger or other form of business combination, sale of all or substantially all of the assets of the Company or the Bank or contested election of directors which resulted in the replacement of a majority of the Board of Directors by persons not nominated by the directors in office prior to the contested election.

      Stock Programs. Following the Conversion and Reorganization, the Bank intends to establish Stock Programs as a method of providing officers, employees and non-employee directors of the Bank and Company with a proprietary interest in the Company in a manner designed to encourage such persons to remain with the Bank. The benefits intended to be granted under the Stock Programs may be provided for under either a separate plan for officers and employees and a separate plan for outside directors or under the Master Stock-Based Benefit Plan which would incorporate the benefits and features of such separate Stock Program plans. The Company intends to present the Stock Programs or Master StockBased Benefit Plan for stockholder approval at a meeting of stockholders, which pursuant to applicable

OTS regulations, may be held no earlier than six months after the completion of the Conversion and Reorganization.

      The Bank expects to contribute funds to the Stock Programs or Master Stock-Based Benefit Plan to enable the plans to acquire, in the aggregate, an amount equal to 4% of the shares of Conversion Stock issued in the Conversion, including shares issued to the Foundation, or 151,631 shares (based upon the issuance of 3,449,300 shares of Conversion Stock). These shares would be acquired through open market purchases, if permitted, or from authorized but unissued shares. Although no specific award determinations have been made, the Company anticipates that, if stockholder approval is obtained, it would provide awards to its directors and employees to the extent permitted by applicable regulations. OTS regulations provide that no individual employee may receive more than 25% of the shares of any plan and non-employee directors may not receive more than 5% of any plan individually or 30% in the aggregate for all directors.

      The Bank's Board of Directors would administer the Stock Programs or Master Stock-Based Benefit Plan described above. The Stock Programs or Master Stock-Based Benefit Plan are expected to be self-administered for grants or allocations made to non-employee directors, which would not be performance-based. Under the Stock Programs or Master Stock-Based Benefit Plan, awards would be granted in the form of shares of Common Stock held by the plans. Awards will be non-transferable and non-assignable. The Board intends to appoint an independent fiduciary to serve as trustee of the trust to be established pursuant to the Stock Programs or Master Stock-Based Benefit Plan. Allocations and grants to officers and employees under the Stock Programs or Master Stock-Based Benefit Plan may be made in the form of base grants and allocations based on performance goals established by the Board. In establishing such goals, the Board may utilize the annual financial results of the Bank, actual performance of the Bank as compared to targeted goals such as the ratio of the Bank's net worth to total assets, the Bank's return on average assets, or such other performance standards as determined by the Board of Directors. Performance allocations would be granted upon the achievement of performance goals and base grants and performance allocations would vest in annual installments established by the Board of Directors. Pursuant to applicable OTS regulations, base grants and allocations will commence vesting one year after the date of shareholder approval of the plan and thereafter at the rate of 20% per year.

      In the event of death, grants would be 100% vested. In the event of disability, grants would be 100% vested upon termination of employment of an officer or employee, or upon termination of service as a director. In the event of retirement, if the participant continues to perform services as a Director or consultant on behalf of the Bank, the Company or an affiliate or, in the case of a retiring Director, as a consulting director, unvested grants would continue to vest in accordance with their original vesting schedule until the recipient ceases to perform such services at which time any unvested grants would lapse.

      Applicable OTS regulations currently do not permit accelerated vesting in the event of a change in control of shares granted under the Stock Programs or Master Stock-Based Benefit Plan described above. Subject to any applicable regulatory requirements, the Stock Programs and any awards thereunder may be amended subsequent to the expiration of the one year period following the Conversion and Reorganization to provide for accelerated vesting in the event of a change in control of the Company or the Bank . A change in control is expected to be defined in the Stock Programs or Master Stock-Based Benefit Plan generally to occur when a person or group of persons acting in concert acquires beneficial ownership of 20% or more of a class of equity securities of the Company or the Bank or in the event of a tender or exchange offer, merger or other form of business combination, sale of all or substantially all of the assets of the Company or the Bank or contested election of directors which results in the replacement of a majority of the Board of Directors by persons not nominated by the directors in office prior to the contested election.

      When shares become vested in accordance with the Stock Programs or Master Stock-Based Benefit Plan described above, the participants would recognize income equal to the fair market value of the Common Stock at that time. The amount of income recognized by the participants would be a deductible expense for tax purposes for the Bank. When shares become vested and are actually distributed in accordance with the Stock Programs or Master Stock-Based Benefit Plan, the participants would receive amounts equal to any accrued dividends with respect thereto. Prior to vesting, recipients of grants could direct the voting of the shares awarded to them. Shares not subject to grants and shares allocated subject to the achievement of performance and high performance goals will be voted by the trustee of the Stock Programs or Master Stock-Based Benefit Plan in proportion to the directions provided with respect to shares subject to grants. Vested shares are distributed to recipients as soon as practicable following the day on which they are vested.

      In the event that additional authorized but unissued shares are acquired by the Stock Programs or Master Stock-Based Benefit Plan after the Conversion and Reorganization, the interests of existing shareholders would be diluted. See "Pro Forma Data."

TRANSACTIONS WITH CERTAIN RELATED PERSONS

      The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") required that all loans or extensions of credit to executive officers and directors be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000, or 5% of the Bank's capital and surplus (up to a maximum of $500,000) must have been approved in advance by a majority of the disinterested members of the Board of Directors.

      The Bank currently makes loans to executive officers and directors on the same terms and conditions offered to the general public. The Bank's policy provides that all loans made by the Bank to its executive officers and directors be made in the ordinary course of business, on substantially the same terms, including collateral, as those prevailing at the time for comparable transactions with other persons and may not involve more than the normal risk of collectibility or present other unfavorable features. The Bank may, in the future, determine to offer loans to executive officers and directors on terms not available to the public, but available to other employees, in accordance with recently modified regulations.

      Prior to the enactment of FIRREA, the Bank provided loans to Directors and executive officers at reduced rates and/or with points waived or reduced. The only such loans to the Bank's current executive officers and directors that exceeded $60,000 as of March 31, 1996, was a first mortgage loan to executive officer Collins. The largest principal amount outstanding on such loan during the year ended March 31, 1996 was $89,776, and the amount outstanding and the interest rate on such loan on such date were $84,453 and 6.5%, respectively. All other loans that exceeded $60,000 at any time during fiscal year 1996 to executive officers, directors, immediate family members of executive officers and directors, or organizations with which executive officers and directors are affiliated, were made in the ordinary course of business, on substantially the same terms including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons.

      Director Conaghan is currently general counsel to the Bank, and acted as general counsel during the year ended March 31, 1996 and the nine months ended December 31, 1996. Mr. Conaghan received fees from the Bank and fees from persons who filed loan applications with the Bank, which totalled approximately $26,600 for the nine months ended December 31, 1996 and $70,000 during the year ended

March 31, 1996. Director Sisk is employed, part-time, by the Bank to perform real estate inspections, and received $20,000 in compensation for such services during the fiscal year ended March 31, 1996.

                      BENEFICIAL OWNERSHIP OF CAPITAL STOCK

BENEFICIAL OWNERSHIP OF BANK COMMON STOCK

      The following table includes, as of December 31, 1996, certain information as to the Bank Common Stock beneficially owned by (i) the only persons or entities, including any "group" as that term issued in Section 13(d)(3) of the Exchange Act, who or which was known to the Bank to be the beneficial owner of more than 5% of the issued and outstanding Bank Common Stock, (ii) the directors of the Bank, (iii) certain executive officers of the Bank, and (iv) all directors and executive officers of the Bank as a group. For information concerning proposed subscriptions by directors and executive officers and the anticipated ownership of Common Stock by such persons upon consummation of the Conversion and Reorganization, see "- Proposed Subscriptions by Executive Officers and Directors."

                                        AMOUNT AND NATURE OF
       NAME OF BENEFICIAL                    BENEFICIAL             PERCENT OF
       OWNER OR NUMBER OF                 OWNERSHIP AS OF              BANK
        PERSONS IN GROUP(1)          DECEMBER 31, 1996(3)(4)(5)    COMMON STOCK
------------------------------------ --------------------------    ------------
Bayonne Bankshares, M.H.C.(2)
568 Broadway

Bayonne, New Jersey  07002-3896            1,659,485                  54.1%

Patrick F. X. Nilan                           50,370                    *
Patrick D. Conaghan                           19,074                    *
Sam P. Lamparello                             34,074                    *
James F. Sisk                                 14,374                    *
Fredrick G. Whelply                           24,074                    *
Joseph L. Wisniewski                          29,012                    *
Eugene J. Harz                                 6,555                    *
James E. Collins                               6,542                    *
Donald Mindiak                                 4,542                    *
Thomas Coughlin                                1,881                    *
Michael Nilan                                  7,042                    *
All Directors and Executive Officers
  as a Group (12 persons)                    197,540                  6.3%

----------
*     Less than 1%
(1) In accordance with Rule 13d-3 under the Securities Exchange, a person is deemed to be the beneficial owner for purposes of this table, of any shares of Common Stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as to which beneficial ownership is being determined. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.
(2) The Bank's executive officers and directors are also executive officers and directors of Bayonne Bankshares, M.H.C.
(3) Based upon filings made pursuant to the Exchange Act and information furnished by the respective individuals. Under regulations promulgated pursuant to the Exchange Act, shares of Bank Common Stock are deemed to be beneficially owned by a person if he directly or indirectly has or shares
      (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.
(4) Under applicable regulations, a person is deemed to have beneficial ownership of any shares of Bank Common Stock which may be acquired within 60 days of December 31, 1996 pursuant to the exercise of outstanding stock options. Shares of Bank Common Stock which are subject to stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding Bank Common Stock owned by such person or group or group but not deemed outstanding for the purpose of computing the percentage of Bank Common Stock owned by any other person or group.
(5) See definition of "beneficial ownership" in the table in "Voting Securities and Principal Holders Thereof." Includes the following amount of unvested shares of restricted stock awarded under the 1995 Recognition Plan which may be voted by the recipient pending vesting and distribution; 2,173 shares to each of Messrs. Conaghan, Whelply, Sisk and Lamparello; 10,864 shares to Mr. Patrick F.X. Nilan; 2,282 shares to each of Messrs. Harz, Collins, Mindiak and Michael Nilan; and 654 shares to Mr. Coughlin. Includes options to purchase stock pursuant to the Bank's Stock Option Plan which were vested as of December 31, 1996 in the following amounts:
      Patrick F.X. Nilan, 6,790 shares; Messrs. Conaghan, Sisk, Lamparello and Whelply, 1,358 shares each; Mr. Wisniewski, 5,888 shares; Mr. Harz, 690 shares; Mr. Collins, 690 shares; Mr. Mindiak, 690 shares; Mr. Coughlin, 564 shares; and Michael Nilan, 690 shares.

SUBSCRIPTIONS BY EXECUTIVE OFFICERS AND DIRECTORS

      The following table sets forth, for each of the Company's directors and for all of the directors and executive officers as a group, (i) the number of Exchange Shares to be held upon consummation of the Conversion and Reorganization, based upon their beneficial ownership of the Bank Common Stock as of December 31, 1996, (2) the proposed purchases of Conversion stock, assuming sufficient shares are available to satisfy their subscriptions, and (3) the total amount of Common Stock to be held upon consummation of the Conversion and Reorganization, in each case assuming that 3,449,300 shares of Conversion Stock are sold, which is the midpoint of the Valuation Price Range.

                                                           PROPOSED PURCHASES OF            TOTAL COMMON STOCK
                                                            CONVERSION STOCK(1)                 TO BE HELD
                                    NUMBER OF           ----------------------------   ----------------------------
                                EXCHANGE SHARES TO                         NUMBER        NUMBER        PERCENTAGE
                                 BE HELD (2)(3)(4)          AMOUNT        OF SHARES     OF SHARES       OF TOTAL
                              -----------------------   --------------   -----------   ------------  --------------
Patrick F. X. Nilan                   67,624                $400,000        40,000       103,479(5)         1.55%
Patrick D. Conaghan                   32,127                 200,000        20,000         52,127            0.78
Sam P. Lamparello                     63,132                  50,000         5,000         68,132            1.02
James F. Sisk                         22,412                  30,000         3,000         25,412            0.38
Fredrick G. Whelply                   42,462                  50,000         5,000         47,462            0.71
Joseph L. Wisniewski                  31,898                 100,000        10,000         41,898            0.63
Eugene J. Harz                         7,406                  10,000         1,000          8,406            0.13
James E. Collins                       7,379                  25,000         2,500          9,879            0.15
Donald Mindiak                         3,245                  25,000         2,500          5,745            0.09
Thomas Coughlin                        1,370                   5,000           500          1,870            0.03
Michael Nilan                          8,413                  50,000         5,000         13,413            0.20
Eugene Malinowski                         --                 200,000        20,000         20,000            0.30
All Directors and
Executive Officers
  as a Group (11 persons)            287,470              $1,145,000       114,500        397,825           6.00%

----------
(1) Includes proposed subscriptions, if any, by associates. Does not include subscription orders by the ESOP. Intended purchases by the ESOP are expected to be 8% of the shares issued in the Conversion, including shares to the Foundation.
(2) Excludes shares which may be received upon the exercise of outstanding stock options. Based upon the Exchange Ratio of 2.067 Exchange Shares for each Public Bank Share at the midpoint of the Valuation Price Range, the persons named in the table would have options to purchase Common Stock as follows: Mr. Patrick F.X. Nilan, 70,175 shares; Mr. Conaghan, 14,035 shares; Mr. Wisniewski, 12,170 shares; Mr. Lamparello, 14,035 shares; Mr. Sisk, 14,035 shares; Mr. Whelply, 14,035 shares; Mr. Harz, 7,129 shares; Mr. Collins, 7,129 shares; Mr. Mindiak, 7,129 shares; Mr. Michael Nilan, 7,129 shares; Mr. Coughlin, 5,823 shares; and all directors and executive officers as a group, 172,823 shares.
(3) Includes the following amount of shares awarded under the 1995 Recognition Plan, based upon the above Exchange Ratio, in the following amounts: Mr. Patrick F.X. Nilan, 5,614 shares; Mr. Conaghan, 1,112 shares; Mr. Lamparello, 1,112 shares; Mr. Sisk, 1,112 shares; Mr. Whelply, 1,112 shares; Mr. Harz, 1,178 shares; Mr. Collins, 1,178 shares; Mr. Mindiak, 1,178 shares; Mr. Michael Nilan, 1,178 shares; Mr. Coughlin, 337 shares; and all directors and executive officers as a group, 26,381 shares.
(4) Excludes stock options and awards to be granted under the Company's 1997 Stock Option Plan and 1997 Stock Program if such plans are approved by stockholders at an annual or special meeting of shareholders at least six months following the Conversion and Reorganization. See "Management of the Bank - New Benefits."
(5) Due to the purchase limitation, Mr. Nilan may only purchase 35,855 shares at the midpoint of the Estimated Price Range.


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

                        THE CONVERSION AND REORGANIZATION

      THE BOARDS OF DIRECTORS OF THE MUTUAL HOLDING COMPANY, THE BANK AND THE COMPANY HAVE APPROVED THE PLAN OF CONVERSION, AS HAS THE OTS, SUBJECT TO APPROVAL BY THE MEMBERS OF THE MUTUAL HOLDING COMPANY AND THE STOCKHOLDERS OF THE BANK ENTITLED TO VOTE ON THE MATTER AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. SUCH OTS APPROVAL, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY SUCH AGENCY.

GENERAL

      On December 19, 1996 the Boards of Directors of the Mutual Holding Company and the Bank unanimously adopted, subject to approval by the OTS, the Plan pursuant to which the Mutual Holding Company will convert to a stock form of organization; the Company will offer and sell the Conversion Stock; and the Company will issue Common Stock in exchange for the Public Bank Shares. It is intended that all of the outstanding capital stock of the Bank will be held by the Company, which is incorporated under Delaware law. The Plan was approved by the OTS, subject to, among other things, approval of the Plan by the Members of the Mutual Holding Company and the stockholders of the Bank. A special meeting of members has been called for this purpose to be held on _____________, 1997 and a special meeting of the Public Stockholders has been called for this purpose to be held on ______________, 1997.

      The Company filed an application with the OTS to become a savings and loan holding company and to acquire all of the Common Stock of the Bank to be issued in the Conversion and Reorganization. The Company plans to retain 50% of the net proceeds from the sale of the Conversion Stock, with all the remaining proceeds contributed to the Bank. The Conversion will be effected only upon completion of the sale of all of the shares of Conversion Stock of the Company to be issued pursuant to the Plan.

      The Plan provides generally that (i) the Mutual Holding Company will convert to the stock form of organization and (ii) the Company will offer shares of Conversion Stock for sale in the Subscription Offering to the Bank's Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders, and Other Members. Concurrently, shares will be offered in a Community Offering with a first preference given to the holders of the Public Bank Shares and a second preference given to natural persons residing in the City of Bayonne in the State of New Jersey. It is anticipated that all shares not subscribed for in the Subscription and Community Offerings will be offered for sale by the Company to the general public in a Syndicated Community Offering. The Primary Parties have the right to accept or reject, in whole or in part, any orders to purchase shares of the Conversion Stock received in the Community Offering or in the Syndicated Community Offering. See "- Community Offering" and "- Syndicated Community Offering."

      The aggregate price of the shares of Conversion Stock to be issued in the Conversion within the Estimated Price Range, currently estimated to be between $29.3 million and $39.7 million, will be determined based upon an independent appraisal, prepared by FinPro of the estimated pro forma market value of the Conversion Stock of the Company. All shares of Conversion Stock to be issued and sold in the Conversion will be sold at the same price. The independent appraisal will be affirmed or, if necessary, updated at the completion of the Subscription and Community Offerings, if all shares are subscribed for, or at the completion of the Syndicated Community Offering. The appraisal has been performed by FinPro, a consulting firm experienced in the valuation and appraisal of savings institutions. See "- Stock Pricing and Exchange Ratio" for additional information as to the determination of the estimated pro forma market value of the Conversion Stock.


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

      The following is a brief summary of pertinent aspects of the Conversion. The summary is qualified in its entirety by reference to the provisions of the Plan. A copy of the Plan is available for inspection at each branch of the Bank and at the Northeast Region and Washington, D.C. offices of the OTS. The Plan is also filed as an Exhibit to the Registration Statement of which this Prospectus is a part, copies of which may be obtained from the SEC. See "Additional Information."

ESTABLISHMENT OF THE CHARITABLE FOUNDATION

      General. In furtherance of the Bank's long-standing commitment to its local community, the Plan of Conversion provides for the establishment of a charitable foundation in connection with the Conversion and Reorganization. The Plan provides that the Bank and the Company will establish the Foundation, which will be incorporated under Delaware law as a non-stock corporation, and will be funded with Common Stock of the Company, as further described below. The Primary Parties believe that the funding of the Foundation with Common Stock of the Company is a means of establishing a common bond between the Bank and its community and thereby enables the Bank's community to share in the potential growth and success of the Company over the long term.

      The Foundation would be dedicated to the promotion of charitable purposes within the City of Bayonne, New Jersey, including, but not limited to, grants or donations to support housing assistance, scholarships, local education, not-for-profit medical facilities, not-for-profit community groups and other types of organizations or civic minded projects. Establishment of the Foundation is subject to the approval of a majority of the total outstanding votes of the Mutual Holding Company's members eligible to be cast at the special meeting being held to consider the Conversion and Reorganization. The Foundation will be considered as a separate matter from approval of the Plan of Conversion. If the Mutual Holding Company's members approve the Plan of Conversion, but not the Foundation, the Primary Parties intend to complete the Conversion without the establishment of the Foundation. Failure to approve the establishment of the Foundation may materially affect the pro forma market value of the Conversion Stock. In such an event, the Primary Parties may establish a new Estimated Price Range and commence a resolicitation of subscribers. In the event of a resolicitation, unless an affirmative response is received within a specified period of time, all funds will be promptly returned to investors, as described elsewhere herein. See "Stock Pricing and Exchange Ratio."

      Purpose of the Foundation. The purpose of the Foundation is to provide funding to support charitable causes within the City of Bayonne, New Jersey. The Bank has long emphasized community lending and community development activities and currently has a "satisfactory" Community Reinvestment Act ("CRA") rating. The Foundation is being formed as a complement to the Bank's existing community activities, not as a replacement for such activities. Indeed, the Bank intends to continue to emphasize community lending and community development activities following the Conversion and Reorganization. However, such activities are not the Bank's sole corporate purpose. The Foundation, conversely, will be completely dedicated to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to the Bank. Since the Bank has a satisfactory record of serving its community under the CRA and already engages in community development activities, the Primary Parties believe that the Foundation will enable the Company and the Bank to assist their local community in areas beyond community development and lending. In this regard, the Board of Directors believes the establishment of a charitable foundation is consistent with the Bank's commitment to community service. The Primary Parties also believe that the funding of the Foundation with Common Stock of the Company is a means of enabling the Bank's community to share in the potential growth and success of the Company long after completion of the Conversion and Reorganization. The establishment of the Foundation would also enable the Company and the Bank to develop a unified charitable donation strategy and would centralize the responsibility for administration and allocation of corporate charitable funds. The Bank, however, does not expect the contribution to the Foundation to take


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

the place of the Bank's traditional community lending and charitable activities. The Bank expects in future periods to continue making its ordinary charitable contributions within its communities.

      Structure of the Foundation. The Foundation will be incorporated under Delaware law as a non-stock corporation. Pursuant to the Foundation's bylaws, the Foundation's board of directors will be comprised of seven members, all of whom must be members of the boards of directors or officers of the Company or the Bank or an affiliate or subsidiary of the Company or the Bank. It is currently anticipated that the initial board of directors of the Foundation will consist of the same individuals who are Directors of the Company. On an on-going basis, a Nominating Committee of the Board, which is to be comprised of a minimum of any three members of the board, will nominate individuals eligible for election to the board of directors. The members of the Foundation, who are comprised of its board members, will elect the directors at the annual meeting of the Foundation from those nominated by the Nominating Committee. Directors will be divided into three classes with each class appointed for three-year terms. The certificate of incorporation of the Foundation provides that the corporation is organized exclusively for charitable and educational purposes as set forth in Section 501(c)(3) of the Code. The Foundation's certificate of incorporation further provides that no part of the net earnings of the Foundation will inure to the benefit of, or be distributable to its directors, officers or members.

      The members of the Foundation will be the board of directors of the Foundation. The authority for the affairs of the Foundation will be vested in the board of directors of the Foundation. The directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations by the Foundation, consistent with the stated purposes for which the Foundation was established. Although no formal policy governing Foundation grants exists at this time, the Foundation's board of directors will adopt such a policy upon establishment of the Foundation. The directors will also be responsible for directing the assets of the Foundation. Pursuant to the terms of the contribution as mandated by the OTS, all shares of Common Stock held by the Foundation must be voted in the same ratio as all other shares of the Company's Common Stock on all proposals considered by stockholders of the Company; provided, however, that the OTS will waive this voting restriction under certain circumstances if compliance with the restriction would: (i) cause a violation of the law of the State of Delaware and the OTS determines that federal law would not preempt the application of the laws of the State of Delaware to the Foundation; (ii) would cause the Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Foundation; or (iii) would cause the Foundation to be subject to an excise tax under Section 4941 of the Code. In order for the OTS to waive such voting restriction, the Company's or the Foundation's legal counsel must render an opinion satisfactory to OTS that compliance with the voting restriction would have the effect described in clauses (i), (ii) or (iii) above. Under those circumstances, the OTS will grant a waiver of the voting restriction upon submission of such legal opinion(s) by the Company or the Foundation. In the event that the OTS waived the voting restriction, the directors would direct the voting of the Common Stock held by the Foundation. However, a condition to the OTS approval of the Conversion provides that in the event such voting restriction is waived or becomes unenforceable, the Director of the OTS or his designees, at that time may impose conditions on the composition of the board of directors of the Foundation or such conditions or restrictions relating to the control of Common Stock held by the Foundation, any of which could limit the ability of the board of directors of the Foundation to control the voting of the Common Stock held by the Foundation. There will be no agreements or understandings with directors of the Foundation regarding the exercise of control, directly or indirectly, over the management or policies of the Company or the Bank, including agreements related to voting, acquisition or disposition of the Company's stock. As directors of a nonprofit corporation, directors of the Foundation will at all times be bound by their fiduciary duty to advance the Foundation's charitable goals, to protect the assets of the Foundation and to act in a manner consistent with the charitable purpose for which the Foundation is established. The Company will provide office space and administrative support services to the Foundation. Initially, the Foundation is expected to have no employees. The board of directors of the Foundation will appoint such officers as may be necessary to manage the operations of the Foundation. It is anticipated


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

that initially such officers will be selected from the board of directors of the Foundation. Any transaction between the Bank and the Foundation will comply with the affiliate transaction restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and will not violate self-dealing rules of the Code.

      The Company proposes to donate to the Foundation Company Common Stock in an amount equal to 9.9% of the total amount of Conversion Stock to be sold in connection with the Conversion and Reorganization. At the minimum, midpoint and maximum of the Estimated Price Range, the contribution to the Foundation would equal 290,200, 341,500 and 392,700 shares, which would have a market value of $2.9 million, $3.4 million and $3.9 million, respectively, assuming the Purchase Price of $10.00 per share. Such contribution, once made, will not be recoverable by the Company or the Bank. The Primary Parties determined to fund the Foundation with Common Stock rather than cash because it desired to form a bond with its community in a manner that would allow the community to share in the potential growth and success of the Company and the Bank over the long term. The funding of the Foundation with stock also provides the Foundation with a potentially larger endowment than if the Company contributed cash to the Foundation since, as a shareholder, the Foundation will share in the potential growth and success of the Company. As such, the contribution of stock to the Foundation has the potential to provide a self-sustaining funding mechanism which reduces the amount of cash that the Company, if it were not making the stock donation, would have to contribute to the Foundation in future years in order to maintain a level amount of charitable grants and donations.

      The Foundation would receive working capital from any dividends that may be paid on the Company's Common Stock in the future, and subject to applicable federal and state laws, loans collateralized by the Common Stock or from the proceeds of the sale of any of the Common Stock in the open market from time to time as may be permitted to provide the Foundation with additional liquidity. As a private foundation under Section 501(c)(3) of the Code, the Foundation will be required to distribute annually in grants or donations, a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of Common Stock by the Company is that the amount of Common Stock that may be sold by the Foundation in any one year shall not exceed 5% of the average market value of the assets held by the Foundation, except where the board of directors of the Foundation, by three-fourths vote, determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of the Foundation's assets and as such would jeopardize the Foundation's capacity to carry out its charitable and educational purposes. While there may be greater risk associated with a one-stock portfolio in comparison to a diversified portfolio, the Company believes any such risk is mitigated by the ability of the Foundation's directors to sell more than 5% of its stock in such circumstances. Upon completion of the Conversion and Reorganization and the contribution of shares to the Foundation immediately following the Conversion and Reorganization, the Company would have 5,690,300, 6,694,500 and 7,698,700 shares issued and outstanding at the minimum, midpoint and maximum of the Estimated Price Range. Because the Company will have an increased number of shares outstanding, the voting and ownership interests of shareholders in the Company's common stock would be diluted by 5.1%, as compared to their interests in the Company if the Foundation was not established. For additional discussion of the dilutive effect, see "Pro Forma Data."

      Tax Considerations. The Company and the Bank have been advised by their independent accountants that an organization created for the above purposes should qualify as a 501(c)(3) exempt organization under the Code, and should be classified as a private foundation rather than a public charity. A private foundation typically receives its support from one person or one corporation whereas a public charity receives its support from the public. The Foundation will submit a request to the IRS to be recognized as an exempt organization after approval of the Foundation by the Mutual Holding Company's members at the Special Meeting being held to consider the Conversion and Reorganization. As long as the Foundation files its application for tax-exempt status within 15 months from the date of its organization, and provided the IRS approves the application, the effective date of the Foundation's status as a Section 501(c)(3) organization will be the date of its organization. The Company's independent


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

accountants, however, have not rendered any advice on the condition of the gift which requires that all shares of Common Stock of the Company held by the Foundation must be voted in the same ratio as all other outstanding shares of the Company's Common Stock, on all proposals considered by stockholders of the Company. In the event that the Company or the Foundation receives an opinion of their tax counsel satisfactory to the OTS that compliance with the voting restriction would cause the Foundation to lose its tax-exempt status, otherwise have a material adverse tax consequence on the Foundation or subject the Foundation to an excise tax under Section 4941 of the Code, the OTS will waive such condition upon submission of such opinion(s) by the Company or the Foundation. See "Establishment of the Charitable Foundation - Regulatory Conditions Imposed on the Foundation."

      A legal opinion of the OTS which addresses the establishment of charitable foundations by savings associations opines that as a general rule funds contributed to a charitable foundation should not exceed the deductible limitations set forth in the Code, and if an association's contributions exceed the deductible limit, such action must be justified by the board of directors. In addition, under Delaware law, the Company is authorized by statute to make charitable contributions and case law has recognized the benefits of such contributions to a Delaware corporation. In this regard, Delaware case law provides that a charitable gift must merely be within reasonable limits as to amount and purpose to be valid. Under the Code, the Company may deduct up to 10% of its taxable income in any one year and any contributions made by the Company in excess of the deductible amount will be deductible over each of the five succeeding taxable years. The Primary Parties believe that the Conversion and Reorganization presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised in the Conversion and Reorganization. In making such a determination, the Primary Parties considered the dilutive impact of the Foundation on the amount of Common Stock available to be offered for sale in the Conversion and Reorganization. See "Comparison of Valuation and Pro Forma Information with No Foundation." Based on such consideration, the Primary Parties believe that the contribution to the Foundation in excess of the 10% annual limitation is justified given the Bank's capital position and its earnings, the substantial additional capital being raised in the Conversion and Reorganization and the potential benefits of the Foundation to the Bank's community. In this regard, assuming the sale of the Conversion Stock at the midpoint of the Estimated Price Range, the Company would have pro forma consolidated capital of $79.8 million, or 13.11% of consolidated assets and the Bank's pro forma tangible, core and risk-based capital ratios would be 11.41%, 11.41% and 32.39%, respectively. See "Regulatory Capital Compliance," "Capitalization," and "Comparison of Valuation and Pro Forma Information with No Foundation." Thus, the amount of the contribution will not adversely impact the financial condition of the Company and the Bank and the Primary Parties therefore believe that the amount of the charitable contribution is reasonable given the Company and the Bank's pro forma capital positions. As such, the Primary Parties believe that the contribution does not raise safety and soundness concerns.

      The Primary Parties have received an opinion of their independent accountants that the Company's contribution of its own stock to the Foundation would not constitute an act of self-dealing, and that the Company should be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal par value that the Foundation is required to pay to the Company for such stock, subject to a limitation based on 10% of the Company's annual taxable income. The Company, however, would be able to carryforward any unused portion of the deduction for five years following the year in which the contribution is made. Thus, while the Company expects to receive a charitable contribution deduction of approximately $460,000 in fiscal year 1998, the Company is permitted under the Code to carryover the excess contribution over a five-year period for income tax purposes. Assuming the close of the Offerings at the maximum of the Estimated Price Range, the Company estimates that substantially all of the deduction should be deductible over the combined six-year period. However, no assurances can be made that the Company will have sufficient pre-tax income over the five year period to fully utilize the carryover related to the excess contribution. Neither the Company nor the Bank expect to make any further contributions to the Foundation within the first five years following the initial


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

contribution. After that time, the Company and the Bank may consider future contributions to the Foundation. Any such decisions would be based on an assessment of, among other factors, the financial condition of the Company and the Bank at that time, the interests of shareholders and depositors of the Company and the Bank, and the financial condition and operations of the Foundation.

      Although the Primary Parties have received an opinion of their independent accountants that the Company would be entitled to a deduction for the charitable contribution, there can be no assurances that the IRS will recognize the Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, the Company's contribution to the Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the IRS makes such a determination. See "Risk Factors - Establishment of the Charitable Foundation." In cases of willful, flagrant or repeated acts or failures to act which result in violations of the IRS rules governing private foundations, a private foundation's status as a private foundation may be involuntarily terminated by the IRS. In such event, the managers of a private foundation could be liable for excise taxes based on such violations and the private foundation could be liable for a termination tax under the Code. The Foundation's certificate of incorporation provides that it shall have a perpetual existence. In the event, however, the Foundation were subsequently dissolved as a result of a loss of its tax exempt status, the Foundation would be required under the Code and its certificate of incorporation to distribute any assets remaining in the Foundation at that time for one or more exempt purposes within the meaning of Section 501(c)(3) of the Code, or to distribute such assets to the federal government, or to a state or local government, for a public purpose.

      As a private foundation, earnings and gains, if any, from the sale of Common Stock or other assets are exempt from federal and state corporate taxation. However, investment income, such as interest, dividends and capital gains, will be subject to a federal excise tax of 2.0%. The Foundation will be required to make an annual filing with the IRS within four and one-half months after the close of the Foundation's fiscal year to maintain its tax-exempt status. The Foundation will be required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of such public notice. The information return for a private foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the Foundation's managers and a concise statement of the purpose of each grant.

      Regulatory Conditions Imposed on the Foundation. Establishment of the Foundation is subject to the following conditions imposed by the OTS: (i) the Foundation will be subject to examination by the OTS, at the Foundation's own expense; (ii) the Foundation must comply with supervisory directives imposed by the OTS; (iii) the Foundation will provide annual reports to the OTS describing grants made and grant recipients; (iv) the Foundation will operate in accordance with written policies adopted by the board of directors, including a conflict of interest policy; (v) the Foundation will not engage in self-dealing and will comply with all laws necessary to maintain its tax-exempt status; and (vi) any shares of Common Stock of the Company held by the Foundation must be voted in the same ratio as all other outstanding shares of Common Stock on all proposals considered by stockholders of the Company; provided, however, that the OTS will waive this voting restriction under certain circumstances if compliance with the voting restriction would: (a) cause a violation of the law of the State of Delaware and the OTS determines the federal law does not preempt the application of the laws of the State of Delaware to the Foundation; (b) cause the Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Foundation; or (c) cause the Foundation to be subject to an excise tax under Section 4941 of the Code. In order for the OTS to waive such voting restriction, the Company's or the Foundation's legal counsel must render an opinion satisfactory to OTS that compliance with the voting restriction would have the effect described in clauses (a), (b) or (c) above. Under those circumstances, the OTS will grant a waiver of the voting restriction upon submission of such opinion(s) by the Company or the Foundation. There can be no assurances that either a legal or tax opinion addressing these issues


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

will be rendered, or if rendered, that the OTS will grant an unconditional waiver of the voting restriction. In this regard, a condition to the OTS approval of the Conversion provides that in the event such voting restriction is waived or becomes unenforceable, the Director of the OTS or his designees, at that time may impose conditions on the composition of the board of directors of the Foundation, or such other conditions or restrictions relating to the control of the Common Stock held by the Foundation, any of which could limit the ability of the board of directors of the Foundation to control the voting of the Common Stock held by the Foundation. In no event will the voting restriction survive the sale of shares of the Common Stock held by the Foundation.

      In addition, establishment of the Foundation is subject to the approval of a majority of the total outstanding votes of the Mutual Holding Company's members eligible to be cast at the special meeting being held to consider the Conversion and Reorganization. The Foundation will be considered as a separate matter from approval of the Plan of Conversion. If the Mutual Holding Company's members approve the Plan of Conversion, but not the Foundation, the Primary Parties intend to complete the Conversion and Reorganization without the establishment of the Foundation. Failure to approve the Foundation may materially increase the pro forma market value of the Conversion Stock being offered for sale in the Offerings since the Valuation Range, as set forth herein, takes into account the dilutive impact of the issuance of shares to the Foundation. See "Comparison of Valuation and Pro Forma Information with No Foundation."

PURPOSES OF THE CONVERSION AND REORGANIZATION

      The Mutual Holding Company, as a federally-chartered mutual holding company, does not have stockholders and has no authority to issue capital stock. As a result of the Conversion and Reorganization, the Mutual Holding Company will be restructured into the form used by holding companies of commercial banks, other business entities and a growing number of savings institutions. The Conversion and Reorganization will enhance the ability of the Company and the Bank to access capital markets, expand current operations, acquire other financial institutions or branch offices, provide affordable home financing opportunities to the communities the Bank serves or diversify into other financial services to the extent allowable by applicable law and regulation.

      The stock holding company form of organization would provide additional flexibility to diversify the Bank's business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with both mutual and stock institutions, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, the Company will be in a position after the Conversion and Reorganization, subject to regulatory limitations and the Company's financial position, to take advantage of any such opportunities that may arise. See "Use of Proceeds."

      While the Bank prior to the consummation of the Conversion and Reorganization has the ability to raise additional capital through the sale of additional shares of its common stock, that ability is limited by the mutual holding company structure which, among other things, requires that the Mutual Holding Company own a majority of the outstanding shares of its savings institution subsidiary's common stock. The Conversion will significantly increase the Bank's capital position to a level whereby the Bank will be better positioned to take advantage of business opportunities as they arise. At December 31, 1996, the Bank had stockholders' equity, determined in accordance with GAAP, of $49.6 million, or 8.6% of total assets. Assuming that the Company contributes 50% of net proceeds of the Offerings to the Bank, the Bank's GAAP capital will increase to $67.7 million or a ratio of GAAP capital to adjusted assets, on a pro forma basis, of 11.41% after the Conversion and Reorganization. The investment of the net proceeds from the sale of the Conversion Stock is expected to provide the Bank with additional income to increase further its capital position. The additional capital may also assist the Bank in offering new programs and expanded services to its customers. See "Use of Proceeds."


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

      If the Bank had undertaken a standard conversion involving the formation of a stock holding company in 1995 when it reorganized into mutual holding company form, applicable OTS regulations would have required a greater amount of common stock to be sold than the $12.5 million raised in the MHC Reorganization, and in light of then prevailing market conditions there was uncertainty as to whether the greater amount of common stock could have been sold. A standard conversion in 1995 also would have immediately eliminated all aspects of the mutual form of organization. In light of current market conditions for the stocks of savings institutions and their holding companies and the Bank's financial condition, the Boards of Directors of the Bank and the Mutual Holding Company believe that it is in the best interests of such companies and their respective stockholders and members to raise additional capital at this time, and that the most feasible way to do so is through the Conversion.

      After completion of the Conversion and Reorganization, the unissued common and preferred stock authorized by the Company's Certificate of Incorporation will permit the Company, subject to market conditions and regulatory approval of an offering, to raise additional equity capital through further sales of securities, and to issue securities in connection with possible acquisitions. At the present time, the Company has no plans with respect to additional offerings of securities, other than the issuance of additional shares upon exercise of stock options under the Stock Option Plans or Master Stock-Based Benefit Plan or the possible issuance of authorized but unissued shares to the Stock Programs under the Stock Option Plans or Master Stock-Based Benefit Plan. Following the Conversion and Reorganization, the Company will also be able to use stock-related incentive programs to attract and retain executive and other personnel for itself and its subsidiaries. See "Management of the Bank - Executive Compensation."

DESCRIPTION OF THE CONVERSION

      The Boards of Directors of the Bank and the Mutual Holding Company adopted the Plan on December 19, 1996. Thereafter, the Bank caused the Company to be incorporated under Delaware law as a first-tier, wholly owned subsidiary of the Bank, and the Board of Directors of the Company adopted the Plan on February 6, 1997. After receipt of all requisite regulatory approvals, the Company will form Interim B as a first-tier, wholly owned subsidiary of the Company, and the Board of Directors of Interim B shall adopt the Plan by at least a two-thirds vote. In addition, the Bank and the Company shall approve the Plan in their capacities as the sole shareholders of the Company and Interim B, respectively.

      Promptly following approval of the Conversion by the OTS, the Plan will be submitted to the members for their consideration and approval at the Special Meeting and to the Public Stockholders for their consideration and approval at the Stockholders' Meeting. Pursuant to OTS regulations, the Plan must be approved by the affirmative vote of at least a majority of the total number of votes eligible to be cast by Members at the Special Meeting and by holders of at least two-thirds of the outstanding common stock of the Bank at the Stockholders' Meeting.

      The following diagram outlines the current organizational structure of the parties' ownership interests:

     BAYONNE BANKSHARES, M.H.C.               HOLDERS OF PUBLIC BANK SHARES

                 54.2%                                       45.8%

                      FIRST SAVINGS BANK OF NEW JERSEY, SLA

                                          100%

                            BAYONNE BANCSHARES, INC.

                                          100%

                             INTERIM (TO BE FORMED)


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

      The following diagram reflects the resulting structure of the parties upon consummation of the Conversion and Reorganization, including (i) the merger of the Mutual Holding Company (following its conversion into an interim federal stock savings institution) with and into the Bank, (ii) the merger of Interim with and into the Bank, pursuant to which the Public Bank Shares will be converted into Exchange Shares, (iii) the offering of Conversion Stock, and (iv) the issuance of shares of Common Stock to the Charitable Foundation. The diagram assumes that there are no fractional shares and does not give effect to purchase of Conversion Stock by holders of Public Bank Shares or the exercise of outstanding stock options.

           BAYONNE                  CHARITABLE              HOLDERS OF
      BANKSHARES, M.H.C.            FOUNDATION          PUBLIC BANK SHARES

                51.55%                   5.10%                   43.35%

                            BAYONNE BANCSHARES, INC.

                                      100%

                      FIRST SAVINGS BANK OF NEW JERSEY, SLA

EFFECTS OF THE CONVERSION AND REORGANIZATION

      General. Each depositor in the Bank has both a deposit account in the institution and a pro rata ownership interest in the net worth of the institution based upon the balance in his account, which interest may only be realized in the event of a liquidation of the Mutual Holding Company. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in the net worth of the Mutual Holding Company without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of the Mutual Holding Company, which is lost to the extent that the balance in the account is reduced.

      Consequently, the depositors of the Bank normally have no way to realize the value of their ownership interest, which has realizable value only in the unlikely event that the Mutual Holding Company is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves after other claims, including claims of depositors to the amounts of their deposits, are paid.

      Upon consummation of the Conversion and Reorganization, permanent nonwithdrawable capital stock is created to represent the ownership of the net worth of the Company. THE COMMON STOCK OF THE COMPANY IS SEPARATE AND APART FROM DEPOSIT ACCOUNTS AND CANNOT BE AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY. Certificates are issued to evidence ownership of the capital stock. The stock certificates are transferable and, therefore, the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in the Bank.

      Continuity. While the Conversion and Reorganization is being accomplished, the normal business of the Bank of accepting deposits and making loans will continue without interruption. The Bank will continue to be subject to regulation by the OTS and the FDIC. After the Conversion and Reorganization, the Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

      The Directors serving the Bank at the time of Conversion and Reorganization will serve initially as Directors of the Bank after the Conversion and Reorganization. The Directors of the Company will consist initially of individuals currently serving on the Board of Directors of the Mutual Holding Company. All officers of the Bank at the time of Conversion and Reorganization will retain their positions immediately after Conversion and Reorganization.

      Effect on Public Bank Shares. Under the Plan, upon consummation of the Conversion and Reorganization, the Public Bank Shares shall be converted into Common Stock based upon the Exchange Ratio without any further action on the part of the holder thereof. Upon surrender of the Public Bank Shares, Common Stock will be issued in exchange for such shares.

      Upon consummation of the Conversion and Reorganization, the Public Stockholders of the Bank, a New Jersey chartered savings association, will become stockholders of the Company, a Delaware corporation. For a description of certain changes in the rights of stockholders as a result of the Conversion and Reorganization, see "Comparison of Stockholders' Rights" below.

      Under New Jersey law, Public Stockholders of the Bank will not have dissenters' rights or appraisal rights in connection with the Conversion and Reorganization. See "Comparison of Stockholders' Rights - Dissenters' Rights of Appraisal."

      Effect on Deposit Accounts. Under the Plan, each depositor in the Bank at the time of Conversion and Reorganization will automatically continue as a depositor after the Conversion and Reorganization, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms. Each such account will be insured by the FDIC to the same extent as before the Conversion (i.e., up to $100,000 per depositor). Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

      Effect on Loans. No loan outstanding from the Bank will be affected by the Conversion and Reorganization, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the Conversion and Reorganization.

      Effect on Voting Rights of Members. At present, all depositors and certain borrowers of the Bank are members of, and have voting rights in, the Mutual Holding Company as to all matters requiring membership action. Upon Conversion and Reorganization, depositors and borrowers will cease to be members and will no longer be entitled to vote at meetings of the Mutual Holding Company. Upon Conversion and Reorganization, all voting rights in the Bank will be vested in the Company as the sole stockholder of the Bank. Exclusive voting rights with respect to the Company will be vested in the holders of Common Stock. Depositors and borrowers of the Bank will not have voting rights in the Company after the Conversion and Reorganization except to the extent that they become stockholders of the Company.

      Tax Effects. The Primary Parties have received an opinion from KPMG Peat Marwick LLP with regard to federal income taxation and New Jersey taxation which provides that the adoption and implementation of the Plan of Conversion and Agreement and Plan of Reorganization set forth herein will not be taxable for federal or New Jersey tax purposes to the Primary Parties or the Bank's Eligible Account Holders, Supplemental Eligible Account Holders or Other Members, except as discussed below. See "- Tax Aspects."

      Effect on Liquidation Rights. If the Mutual Holding Company were to liquidate, all claims of creditors (including those of depositors, to the extent of deposit balances) would be paid first. Thereafter, if there were any assets remaining, depositors would be entitled to such remaining assets, pro rata, based upon the deposit balances in their deposit accounts immediately prior to liquidation. In the unlikely event that the Bank were to liquidate after Conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) would also be paid first, followed by distribution of the "liquidation account" to certain depositors (see "- Liquidation Rights"), with any assets remaining thereafter distributed to the Company as the holder of the Bank's capital stock. Pursuant to the rules and regulations of the OTS, a post-Conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

EFFECT ON EXISTING COMPENSATION PLANS

      Under the Plan, the Bank's 1995 Stock Option Plan and 1995 Recognition Plan will become stock benefit plans of the Company and the Bank's 1995 ESOP will continue as a benefit plan of the Bank and shares of Common Stock will be issued (or reserved for issuance) pursuant to such benefit plans. See "Management of the Bank - Benefit Plans."

STOCK PRICING AND EXCHANGE RATIO

      The Plan of Conversion requires that the Aggregate Purchase Price of the Conversion Stock must be based on the appraised pro forma market value of the Conversion Stock, as determined on the basis of an independent valuation. The Primary Parties have retained FinPro to make such valuation. For its services in making such appraisal, FinPro will receive a fee of $20,000, plus reasonable expenses. The Primary Parties have agreed to indemnify FinPro and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where FinPro liability results from its negligence, willful misconduct or bad faith.

      An appraisal has been made by FinPro in reliance upon the information contained in this Prospectus, including the Consolidated Financial Statements. FinPro also considered the following factors, among others: the present and projected operating results and financial condition of the Primary Parties and the economic and demographic conditions in the Mutual Holding Company's and the Bank's existing marketing area; certain historical, financial and other information relating to the Mutual Holding Company and the Bank; a comparative evaluation of the operating and financial statistics of the Bank with those of other similarly situated publicly-traded savings banks and savings institutions located in the Mutual Holding Company's and the Bank's primary market area and northeastern United States; the aggregate size of the offering of the Conversion Stock; the impact of Conversion and Reorganization on the Mutual Holding Company's and the Bank's net worth and earnings potential; the proposed dividend policy of the Company and the Bank; and the trading market for the Bank Common Stock and securities of comparable institutions and general conditions in the market for such securities.

      On the basis of the foregoing, FinPro has advised the Primary Parties in its opinion the estimated pro forma market value of the Bank and the Mutual Holding Company on a combined basis was $66,950,000 as of March 3, 1997. Because the holders of the Public Bank Shares will continue to hold approximately the same aggregate percentage ownership interest in the Company as they currently hold in the Bank (before giving effect to the payment of cash in lieu of issuing fractional Exchange Shares, and any shares of Conversion Stock purchased by the Bank's stockholders in the Offerings or by the ESOP thereafter), the Appraisal was multiplied by the Mutual Holding Company's percentage interest in the Bank which corresponds with the amount of Conversion Stock to be sold in the Offerings (i.e., 51.6%), to determine the midpoint of the valuation ($34,493,000), and the minimum and maximum of the valuation were set at 15% below and above the midpoint, respectively, resulting in a range of $29,318,000 to $39,667,000. The Boards of Directors of the Primary Parties determined that the Conversion Stock would be sold at $10.00 per share, resulting in a range of 2,931,800 to 3,966,700 shares of Conversion Stock being offered. Upon consummation of the Conversion and Reorganization, the Conversion Stock and the Exchange Shares will represent approximately 51.6% and 43.3%, respectively, of the Company's total outstanding shares and shares issued to the Foundation will represent approximately 5.1% of the Company's total outstanding shares. The Boards of Directors of the Primary Parties reviewed FinPro's appraisal report, including the methodology and the assumptions used by FinPro, and determined that the Valuation Price Range was reasonable and adequate. The Boards of Directors of the Primary Parties also established the formula for determining the Exchange Ratio. Based upon such formula and the Valuation Price Range, the Exchange Ratio ranged from a minimum of 1.757 to a maximum of 2.377 Exchange Shares for each Public Bank Shares, with a midpoint of 2.067. Based upon these Exchange Ratios, the Company expects to issue between 2,468,200 and 3,339,300 shares of Exchange Shares to the holders of Public Bank Shares outstanding immediately prior to the consummation of the Conversion and Reorganization. The Valuation Price Range and the Exchange Ratio may be amended with the approval of the OTS, if required, or if necessitated by subsequent developments in the financial condition of any of the Primary Parties or market conditions generally. In the event the Appraisal is updated to below $29,318,000 or above $39,667,000 (the maximum of the Valuation Price Range, as adjusted by 15%), such Appraisal will be filed with the SEC by post-effective amendment.

      Based upon current market and financial conditions and recent practices and policies of the OTS, in the event the Company receives orders for Conversion Stock in excess of $39,667,000 (the maximum of the Valuation Price Range) and up to $45,617,000 (the maximum of the Valuation Price Range, as adjusted by 15%), the Company may be required by the OTS to accept all such orders. No assurances, however, can be made that the Company will receive orders for Conversion Stock in excess of the maximum of the Valuation Price Range or that, if such orders are received, that all such orders will be accepted because the Company's final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from FinPro which reflects such an increase in the valuation and the approval of such increase by the OTS. There is no obligation or understanding on the part of management to take and/or pay for any shares of Conversion Stock in order to complete the Offerings.

      The following table sets forth, based upon the minimum, midpoint, maximum and 15% above the maximum of the Valuation Price Range, the following: (i) the total number of shares of Conversion Stock, Exchange Shares and the shares issued to the Foundation to be issued in the Conversion and Reorganization; (ii) the percentage of the total Common Stock represented by the Conversion Stock, the Exchange Shares and the shares issued to the Foundation; and (iii) the Exchange Ratio. The table assumes that there is no cash paid in lieu of issuing fractional Exchange Shares.


                      CONVERSION STOCK TO BE    EXCHANGE SHARES TO BE    SHARES TO BE ISSUED
                              ISSUED                  ISSUED              TO THE FOUNDATION    TOTAL SHARES OF
                      ----------------------   ---------------------   --------------------    COMMON STOCK TO     EXCHANGE
                       AMOUNT      PERCENT      AMOUNT      PERCENT     AMOUNT     PERCENT      BE OUTSTANDING       RATIO
                      ---------   ----------   --------    ---------   ---------   --------   ----------------   -----------
Minimum.............  2,931,800     51.5%      2,468,200     43.4%     290,200      5.1%          5,690,000         1.757
Midpoint............  3,449,300     51.5       2,903,400     43.4      341,500      5.1           6,694,200         2.067
Maximum.............  3,966,700     51.5       3,338,800     43.4      392,700      5.1           7,698,200         2.377
15% above maximum...  4,561,700     51.5       3,840,300     43.4      451,600      5.1           8,853,600         2.734

      SUCH VALUATION, HOWEVER, IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING SUCH SHARES. FINPRO DID NOT INDEPENDENTLY VERIFY THE CONSOLIDATED FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY THE BANK AND THE MUTUAL HOLDING COMPANY, NOR DID FINPRO VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF THE BANK AND THE MUTUAL HOLDING COMPANY. THE VALUATION CONSIDERS THE BANK AND THE MUTUAL HOLDING COMPANY AS GOING CONCERNS AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF THE BANK AND THE MUTUAL HOLDING COMPANY. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING CONVERSION STOCK OR RECEIVING EXCHANGE STOCK IN THE CONVERSION AND REORGANIZATION WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT PRICES AT OR ABOVE THE PURCHASE PRICE OR IN THE RANGE OF THE FOREGOING VALUATION OF THE PRO FORMA MARKET VALUE THEREOF. SEE "MARKET FOR THE COMMON STOCK."

      Following commencement of the Subscription and Community Offerings, the maximum of the Estimated Price Range may be increased up to 15% and the number of shares of Conversion Stock to be issued in the Conversion may be increased to 4,561,700 shares due to regulatory considerations, changes in the market and general financial and economic conditions, without the resolicitation of subscribers. See "- Limitations on Conversion Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the Estimated Price Range to fill unfilled orders in the Subscription and Community Offerings.

      No sale of shares of Conversion Stock may be consummated unless, prior to such consummation, FinPro confirms to the Primary Parties and the OTS that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, would cause FinPro to conclude that the value of the Conversion Stock at the price so determined is incompatible with its estimate of the pro forma market value of the Conversion Stock at the conclusion of the Subscription and Community Offerings.

      If the pro forma market value of the Conversion Stock is either more than 15% above the maximum of the Estimated Price Range or less than the minimum of the Estimated Price Range, the Bank and the Company, after consulting with the OTS, may terminate the Plan and return all funds promptly with interest at the Bank's passbook rate of interest on payments made by check, bank draft or money order, extend or hold a new Subscription and Community Offering, establish a new Estimated Price Range, commence a resolicitation of subscribers or take such other actions as permitted by the OTS in order to complete the Conversion. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above. A resolicitation, if any, following the conclusion of the Subscription and Community Offerings would not exceed 45 days unless further extended by the OTS for periods of up to 90 days not to extend beyond ____________________, 1999.

      If all shares of Conversion Stock are not sold through the Subscription and Community Offerings, then the Bank and the Company expect to offer the remaining shares in a Syndicated Community Offering which would occur as soon as practicable following the close of the Subscription and Community Offerings but may commence during the Subscription and Community Offerings subject to prior rights of subscribers. All shares of Conversion Stock will be sold at the same price per share in the Syndicated Community Offering as in the Subscription and Community Offerings. See "-- Syndicated Community Offering."

      No sale of shares of Conversion Stock may be consummated unless, prior to such consummation, FinPro confirms to the Bank, the Company and the OTS that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, including those which would be involved in a cancellation of the Syndicated Community Offering, would cause FinPro to conclude that the aggregate value of the Conversion Stock at the Purchase Price is incompatible with its estimate of the pro forma market value of the Common Stock of the Company at the time of the Syndicated Community Offering. Any change which would result in an aggregate purchase price which is below or more than 15% above the Estimated Price Range would be subject to OTS approval. If such confirmation is not received, the Primary Parties may extend the Conversion, extend, reopen or commence new Subscription and Community Offerings or Syndicated Community Offering, establish a new Estimated Price Range and commence a resolicitation of all subscribers with the approval of the OTS or take such other actions as permitted by the OTS in order to complete the Conversion, or terminate the Plan and cancel the Subscription and Community Offerings and/or the Syndicated Community Offering. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the Estimated Price Range or more than 15% above the maximum of such range, and the Company and the Bank determine to continue the Conversion, subscribers will be resolicited (i.e., be permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at the Bank's passbook rate of interest, or be permitted to decrease or cancel their subscriptions). Any change in the Estimated Price Range must be approved by the OTS. A resolicitation, if any, following the conclusion of the Subscription and Community Offerings would not exceed 45 days, or if following the Syndicated Community Offering, 90 days, unless further extended by the OTS for periods up to 90 days not to extend beyond ____________, 1999. If such resolicitation is not effected, the Bank will return all funds promptly with interest at the Bank's passbook rate of interest on payments made by check, bank draft or money order.

      Copies of the appraisal report of FinPro including any amendments thereto, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of the Bank and the other locations specified under "Additional Information."

INTERPRETATION, AMENDMENT AND TERMINATION

      All interpretations of the Plan by the Boards of Directors of the Primary Parties will be final, subject to the authority of the OTS, including but not limited to interpretations relating to residence requirements applicable to subscribers and purchase limitations. The Plan provides that, if deemed necessary or desirable by the Boards of Directors of the Primary Parties, the Plan may be substantively amended prior to the solicitation of proxies from members entitled to vote on the Plan by a two-thirds vote of the Boards of Directors; amendment of the Plan thereafter requires the approval of the OTS. The

Plan will terminate if the sale of all shares of stock being offered pursuant to the Plan is not completed prior to 24 months after the date of the Special Meeting. The Plan may be terminated by a two-thirds vote of the Boards of Directors of the Primary Parties at any time prior to the Special Meeting, and thereafter by such a vote with the approval of the OTS.

NUMBER OF SHARES TO BE ISSUED

      Depending upon market or financial conditions following the commencement of the Subscription and Community Offerings, the total number of shares of Conversion Stock to be issued in the Conversion and Reorganization may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the price per share is not below the minimum of the Estimated Price Range or more than 15% above the maximum of the Estimated Price Range. Based on a fixed purchase price of $10.00 per share and the FinPro estimate of the pro forma market value of the Conversion Stock ranging from a minimum of $29,318,000 to a maximum, as increased by 15%, of $45,617,000 the number of shares of Conversion Stock expected to be issued is between a minimum of 2,931,800 shares and a maximum, as adjusted by 15%, of 4,561,700 shares. The actual number of shares issued between this range will depend on a number of factors and shall be determined by the Primary Parties subject to OTS approval, if necessary.

      In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the Estimated Price Range or more than 15% above the maximum of the Estimated Price Range and, if the Plan is not terminated by the Primary Parties after consultation with the OTS, purchasers will be resolicited (i.e., permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded, or be permitted to modify or rescind their subscriptions). Any change in the Estimated Price Range must be approved by the OTS. If the number of shares issued in the Conversion is increased due to an increase of up to 15% in the Estimated Price Range to reflect changes in market or financial condition, persons who subscribed for the maximum number of shares will not be given the opportunity to subscribe for an adjusted maximum number of shares, except for the ESOP which will be able to subscribe for such adjusted amount. See "- Limitations on Conversion Stock Purchases." Any increase or decrease in the number of shares of Common Stock will result in a corresponding change in the number of Exchange Shares, so that upon consummation of the Conversion and Reorganization, the Conversion Stock and the Exchange Shares will represent approximately 54.2% and 45.8%, respectively, of the Company's total outstanding shares of Common Stock, prior to giving effect to the dilutive effect of the establishment of the Foundation. If the Foundation is established, the Conversion Stock and the Exchange Shares will represent approximately 51.5% and 43.4%, respectively, of the Company's total outstanding shares of Common Stock.

      An increase in the number of shares of Conversion Stock as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and the Company's pro forma net earnings and stockholders' equity on a per share basis while increasing pro forma net earnings and stockholders' equity on an aggregate basis. A decrease in the number of shares of Conversion Stock would increase both a subscriber's ownership interest and the Company's pro forma net earnings and stockholders' equity on a per share basis while decreasing pro forma net earnings and stockholder's equity on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS

      In accordance with the Plan of Conversion, rights to subscribe for the purchase of Conversion Stock have been granted under the Plan of Conversion to the following persons in the following order of descending priority: (1) holders of deposit accounts with a balance of $50 or more as of December 31,

1994 ("Eligible Account Holders"); (2) the ESOP; (3) holders of deposit accounts with a balance of $50 or more as of December 31, 1996 ("Supplemental Eligible Account Holders")); and (4) members of the Bank, consisting of depositors of the Bank as of _____________, 1997, the Voting Record Date, and borrowers with loans outstanding as of January 6, 1995, which continue to be outstanding as of the Voting Record Date other than Eligible Account Holders and Supplemental Eligible Account Holders ("Other Members"). All subscriptions received will be subject to the availability of Conversion Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion and as described below under "- Limitations on Conversion Stock Purchases."

      Priority 1: Eligible Account Holders. Each Eligible Account Holder will receive, without payment therefor, first priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of the amount permitted to be purchased in the Community Offering, currently $200,000 of Conversion Stock offered, one-tenth of one percent (.10%) of the total offering of shares of Conversion Stock or fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock to be issued by a fraction of which the numerator is the amount of the Eligible Account Holder's Qualifying Deposit (defined by the Plan as any deposit account in the Bank with a balance of $50 or more as of December 31, 1994) and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the overall purchase limitation and exclusive of an increase in the shares issued pursuant to an increase in the Estimated Price Range of up to 15%. See "- Limitations on Conversion Stock Purchases."

      In the event that Eligible Account Holders exercise subscription rights for a number of shares in excess of the total number of shares eligible for subscription, the shares will be allocated so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all remaining Eligible Account Holders whose subscriptions remain unfilled, exclusive of any increase in the shares issued pursuant to an increase in the Estimated Price Range of up to 15%.

      To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in less shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also Directors or Officers of the Bank or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding December 31, 1994.

      Priority 2: Employee Stock Ownership Plan. To the extent that there are sufficient shares remaining after satisfaction of the subscriptions by Eligible Account Holders, the ESOP will receive, without payment therefor, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 10% of Conversion Stock issued in the Conversion, including any increase in the number of shares of Conversion Stock to be issued in the Conversion after the date hereof as a result of an increase of up to 15% in the maximum of the Estimated Price Range. The ESOP intends to purchase 8% of the shares to be issued in the Conversion, including shares issued to the Foundation, or 257,760 shares and 348,752 shares, based on the issuance of 2,931,800 shares and 3,966,700 shares, respectively. Subscriptions by the ESOP will not be aggregated with shares of Conversion Stock purchased directly by or which are otherwise attributable to any other participants in the Subscription and Community Offerings, including subscriptions of any of the Bank's directors, officers, employees or associates thereof. See "Management of the Bank - Benefit Plans - Employee Stock Ownership Plan and Trust."

      Priority 3: Supplemental Eligible Account Holders. Each Supplemental Eligible Account Holder will receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of the amount permitted to be purchased in the Community Offering, currently $200,000 of Conversion Stock offered, one-tenth of one percent (.10%) of the total offering of shares of Conversion Stock or fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock to be issued by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder's Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the overall purchase limitation and exclusive of an increase in the shares issued pursuant to an increase in the Estimated Price Range of up to 15%. See "- Limitations on Conversion Stock Purchases."

      In the event that Supplemental Eligible Account Holders exercise subscription rights for a number of shares in excess of the total number of shares eligible for subscription, the shares will be allocated so as to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all remaining Supplemental Eligible Account Holders whose subscriptions remain unfilled, exclusive of any increase in the shares issued pursuant to an increase in the Estimated Price Range of up to 15%.

      To ensure proper allocation of stock, each Supplemental Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in less shares being allocated than if all accounts had been disclosed. The subscription rights received by Eligible Account Holders will be applied in partial satisfaction to the subscription rights to be received as a Supplemental Eligible Account Holder.

      Priority 4: Other Members. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by the Eligible Account Holders, the ESOP and the Supplemental Eligible Account Holders, each Other Member will receive, without payment therefor, fourth priority nontransferable subscription rights to subscribe for Conversion Stock in the Subscription Offering up to the greater of the amount permitted to be purchased in the Community Offering, currently $200,000 of Conversion Stock offered, or one-tenth of one percent (.10%) of the total offering of shares of Conversion Stock, subject to the overall purchase limitation and exclusive of an increase in shares issued pursuant to an increase in the Estimated Price Range of up to 15%. See "- Limitations on Conversion Stock Purchases."

      In the event that Other Members exercise subscription rights for a number of shares in excess of the total number of shares eligible for subscription, the shares will be allocated so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining subscribing Other Members whose subscriptions remain unfilled on a pro rata basis in the same proportion as a subscribing Other Member's total votes on the Voting Record Date for the Special Meeting bears to the total votes of all subscribing Other Members on such date.

      Expiration Date for the Subscription Offering. The Subscription Offering will expire at ______ _.m., New Jersey time, on ___________, 1997, unless extended for up to 45 days by the Primary Parties or such additional periods with the approval of the OTS. Subscription rights which have not been exercised prior to the Expiration Date will become void.


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

      The Primary Parties will not execute orders until all shares of Conversion Stock have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Expiration Date, unless such period is extended with the consent of the OTS, all funds delivered to the Bank pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be cancelled. If an extension beyond the 45 day period following the Expiration Date is granted, the Primary Parties will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions and have their funds returned promptly with interest, and of the time period within which subscribers must affirmatively notify the Primary Parties of their intention to confirm, modify, or rescind their subscription. If an affirmative response to any resolicitation is not received by the Company from a subscriber, such order will be rescinded and all subscription funds will be promptly returned with interest. Such extensions may not go beyond __________, 1999.

COMMUNITY OFFERING

      To the extent that shares remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, the ESOP, the Supplemental Eligible Account Holders and Other Members, the Primary Parties have determined to offer shares pursuant to the Plan to certain members of the general public, with a first preference given to holders of Public Bank Shares and a second preference given to natural persons residing in the county in which the Bank maintains an office in the State of New Jersey (such natural persons referred to as "Preferred Subscribers"), subject to the right of the Company to accept or reject any such orders, in whole or in part, in their sole discretion. Such persons, together with associates of and persons acting in concert with such persons, may purchase up to $200,000 of Conversion Stock offered subject to the maximum overall purchase limitation and exclusive of shares issued pursuant to an increase in the Estimated Price Range by up to 15%. See "- Limitations on Conversion Stock Purchases." This amount may be increased to up to a maximum of 5% of the Conversion Stock offered or decreased to less than $200,000 of Conversion Stock at the sole discretion of the Primary Parties. THE OPPORTUNITY TO SUBSCRIBE FOR SHARES OF CONVERSION STOCK IN THE COMMUNITY OFFERING CATEGORY IS SUBJECT TO THE RIGHT OF THE PRIMARY PARTIES, IN THEIR SOLE DISCRETION, TO ACCEPT OR REJECT ANY SUCH ORDERS IN WHOLE OR IN PART EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE EXPIRATION DATE.

      Subject to the foregoing, if the amount of stock remaining is insufficient to fill the orders of the Public Stockholders after completion of the Subscription and Community Offerings, such stock will be allocated first to each holder of Public Bank Shares whose order is accepted by the Bank, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Public Stockholder, if possible. Thereafter, unallocated shares will be allocated among the Public Stockholders whose order remains unsatisfied on a 100 shares per order basis until all such orders have been filled or the remaining shares have been allocated. To the extent that there are shares remaining after all subscriptions by Public Stockholders have been filed, shares will be allocated, applying the same allocation formula described above, to Preferred Subscribers. If there are any shares remaining, shares will be allocated to other persons of the general public who purchase in the Community Offering applying the same allocation described above for Public Stockholders and Preferred Subscribers.

      Persons in Nonqualified States or Foreign Countries. The Primary Parties will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, the Plan provides that the Primary Parties are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which both of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares of Conversion Stock reside in such state; and
(ii) the Primary Parties determines that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including but not limited to a request that the Primary


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

Parties or their officers, directors or trustees register as a broker, dealer, salesman or selling agent, under the securities laws of such state, or a request to register or otherwise qualify the subscription rights or Conversion Stock for sale or submit any filing with respect thereto in such state. Where the number of persons eligible to subscribe for shares in one state is small, the Primary Parties will base their decision as to whether or not to offer the Conversion Stock in such state on a number of factors, including the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register the Company, its officers, directors or employees as brokers, dealers or salesmen.

MARKETING AND UNDERWRITING ARRANGEMENTS

      The Bank has engaged Sandler O'Neill as a consultant and financial advisor in connection with the offering of the Conversion Stock, and Sandler O'Neill has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of Conversion Stock in the Offerings. Based upon negotiations between the Primary Parties concerning fee structure, Sandler O'Neill will receive a fee equal to 2.0% of the aggregate Purchase Price of all shares sold in the Subscription Offering and Community Offering, excluding shares purchased by directors, officers, employees and any immediate family member thereof and the ESOP for which Sandler O'Neill will not receive a fee. In the event that a selected dealers agreement is entered into in connection with a Syndicated Community Offering, the Bank will pay a fee (to be negotiated at such time under such agreement) to such selected dealers, any sponsoring dealers fees, and a management fee to Sandler O'Neill of 2.0% for shares sold by a National Bank of Securities Dealers, Inc. ("NASD") member firms pursuant to a selected dealers agreement; provided, however, that any fees payable to Sandler O'Neill for Conversion Stock sold by them pursuant to such a selected dealers agreement shall not exceed 2.0% of the Purchase Price and provided, further, however, that the aggregate fees payable to Sandler O'Neill and the selected dealers will not exceed 7.0% of the aggregate purchase price of the Conversion Stock sold by selected dealers. Fees to Sandler O'Neill and to any other broker-dealer may be deemed to be underwriting fees, and Sandler O'Neill and such broker-dealers may be deemed to be underwriters. Sandler O'Neill will also be reimbursed for its reasonable out-of-pocket expenses, including legal fees, in an amount not to exceed $50,000. Notwithstanding the foregoing, in the event the Offerings are not consummated or Sandler O'Neill ceases, under certain circumstances after the subscription solicitation activities are commenced, to provide assistance to the Company, Sandler O'Neill will be entitled to a fee for its management advisory services in an amount to be agreed upon by the Bank and Sandler O'Neill, and based upon the amount of services performed by Sandler O'Neill and will also be reimbursed for its reasonable out-of-pocket expenses as described above. The Primary Parties have agreed to indemnify Sandler O'Neill for reasonable costs and expenses in connection with claims or liabilities under applicable federal or state law, or otherwise, related to or arising out of the Conversion to the extent that such claim or liability arose out of or was based upon any untrue statement of material fact, omission of a material fact related to or made in reliance upon and in conformity with written information furnished to the Primary Parties by Sandler O'Neill or such claim or liability was primarily attributable to the gross negligence, willful misconduct or bad faith of Sandler O'Neill. Such claims and liabilities could include claims under the federal and state securities laws. Sandler O'Neill has received advances towards its fees totalling $50,000. Total marketing fees to Sandler O'Neill are expected to be $525,000 and $714,000 at the minimum and the maximum of the Estimated Price Range, respectively. See "Pro Forma Data" for the assumptions used to arrive at these estimates.

      Sandler O'Neill also will perform proxy solicitation services, conversion agent services and records management services for the Primary Parties in the Conversion and is expected to receive a fee for these services of approximately $22,500, plus reimbursement of reasonable out-of-pocket expenses. Sandler O'Neill has received advances toward its fees totalling $5,000.

      Directors and executive officers of the Primary Parties may participate in the solicitation of offers to purchase Common Stock. Other employees of the Bank may participate in the Offering in ministerial capacities or providing clerical work in effecting a sales transaction. Other questions of prospective


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purchasers will be directed to executive officers or registered representatives.
Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. The Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Common
Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of Common Stock. No officer, director or employee of Primary Parties will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Conversion Stock.

PROCEDURE FOR PURCHASING SHARES IN SUBSCRIPTION AND COMMUNITY OFFERINGS

      To ensure that each purchaser receives a prospectus at least 48 hours before the Expiration Date in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the stock order form and certification form will confirm receipt or delivery in accordance with Rule 15c2-8. Stock order and certification forms will only be distributed with a prospectus.

      To purchase shares in the Subscription and Community Offerings, an executed stock order form and certification form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from the Bank's deposit account (which may be given by completing the appropriate blanks in the stock order form), must be received by the Bank at any of its offices by 12:00 noon, New Jersey Time, on the Expiration Date. Stock order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. In addition, the Primary Parties are not obligated to accept orders submitted on photocopied or facsimilied stock order forms and will not accept stock order forms unaccompanied by an executed certification form. Notwithstanding the foregoing, the Company shall have the right, in its sole discretion, to permit institutional investors to submit irrevocable orders together with a legally binding commitment for payment and to thereafter pay for the shares of Conversion Stock for which they subscribe in the Community Offering at any time prior to 48 hours before the completion of the Conversion. The Primary Parties have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that they will do so. Once received, an executed stock order form may not be modified, amended or rescinded without the consent of the Primary Parties unless the Conversion has not been completed within 45 days after the end of the Subscription and Community Offerings, unless such period has been extended.

      In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priorities, depositors as of the Eligibility Record Date (December 31, 1994) and/or the Supplemental Eligibility Record Date (December 31, 1996) and/or the Voting Record Date (__________________, 1997) must list all accounts on the stock order form giving all names in each account and the account number.

      Payment for subscriptions may be made (i) in cash if delivered in person at any branch office of the Bank, (ii) by check, bank draft or money order, or
(iii) by authorization of withdrawal from deposit accounts maintained with the Bank. No wire transfers will be accepted. Interest will be paid on payments made by cash, check, bank draft or money order at the Bank's passbook rate of interest from the date payment is received until the completion or termination of the Conversion. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the Conversion, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Conversion.

      If a subscriber authorizes the Bank to withdraw the amount of the purchase price from his deposit account, the Bank will do so as of the effective date of the Conversion. The Bank will waive any


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applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be cancelled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the Bank's passbook rate.

      If the ESOP subscribes for shares during the Subscription Offering, the ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but rather, may pay for such shares of Conversion Stock subscribed for at the Purchase Price upon consummation of the Subscription and Community Offering, if all shares are sold, or upon consummation of the Syndicated Community Offering if shares remain to be sold in such offering; provided, that there is in force from the time of its subscription until such time, a loan commitment from an unrelated financial institution or the Company to lend to the ESOP, at such time, the aggregate Purchase Price of the shares for which it subscribed.

      Owners of self-directed Individual Retirement Accounts ("IRAs") may use the assets of such IRAs to purchase shares of Conversion Stock in the Subscription and Community Offerings, provided that such IRAs are not maintained at the Bank. Persons with self-directed IRAs maintained at the Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Common Stock in the Subscription and Community Offerings. In addition, the provisions of ERISA and IRS regulations require that officers, directors and ten percent shareholders who use self-directed IRA funds to purchase shares of Conversion Stock in the Subscription and Community Offerings, make such purchases for the exclusive benefit of the IRAs.

      Certificates representing shares of Conversion Stock purchased will be mailed to purchasers at the address specified in properly completed stock order forms, as soon as practicable following consummation of the sale of all shares of Conversion Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

      Prior to the completion of the Conversion, the OTS conversion regulations prohibit any person with subscription rights, including the Eligible Account Holders, the ESOP, the Supplemental Eligible Account Holders and Other Members of the Bank, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Conversion Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his account. Each person exercising such subscription rights will be required to certify that he is purchasing shares solely for his own account and that he has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Conversion Stock prior to the completion of the Conversion.

      THE PRIMARY PARTIES WILL PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES (INCLUDING FORFEITURE) IN THE EVENT THEY BECOME AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN BY THEM TO INVOLVE THE TRANSFER OF SUCH RIGHTS.

SYNDICATED COMMUNITY OFFERING

      As a final step in the Conversion, the Plan provides that, if feasible, all shares of Conversion Stock not purchased in the Subscription and Community Offerings, if any, will be offered for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers to be formed and managed by Sandler O'Neill acting as agent of the Company to assist the Company and the Bank in the sale of the Conversion Stock. The Company and the Bank have the right to reject orders in whole


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

or in part in their sole discretion in the Syndicated Community Offering. Neither Sandler O'Neill nor any registered broker-dealer shall have any obligation to take or purchase any shares of the Conversion Stock in the Syndicated Community Offering, however, Sandler O'Neill have agreed to use their best efforts in the sale of shares in the Syndicated Community Offering.

      The price at which Conversion Stock is sold in the Syndicated Community Offering will be determined as described above under "- Stock Pricing and Exchange Ratio." Subject to overall purchase limitations, no person, together with any associate or group of persons acting in concert, will be permitted to subscribe in the Syndicated Community Offering for more than $200,000 of the total number of shares offered in the Conversion, exclusive of an increase in shares issued pursuant to an increase in the Estimated Price Range of up to 15%; provided, however, that shares of Conversion Stock purchased in the Community Offering by any persons, together with associates of or persons acting in concert with such persons, will be aggregated with purchases in the Syndicated Community Offering and be subject to the overall maximum purchase limitation, exclusive of an increase in shares issued pursuant to an increase in the Estimated Price Range by up to 15%.

      Payments made in the form of a check, bank draft, money order or in cash will earn interest at the Bank's passbook rate of interest from the date such payment is actually received by the Bank until completion or termination of the Conversion.

      In addition to the foregoing, if a syndicate of broker-dealers ("selected dealers") is formed to assist in the Syndicated Community Offering, a purchaser may pay for his shares with funds held by or deposited with a selected dealer. If an order form is executed and forwarded to the selected dealer or if the selected dealer is authorized to execute the order form on behalf of a purchaser, the selected dealer is required to forward the order form and funds to the Bank for deposit in a segregated account on or before noon of the business day following receipt of the order form or execution of the order form by the selected dealer. Alternatively, selected dealers may solicit indications of interest from their customers to place orders for shares. Such selected dealers shall subsequently contact their customers who indicated an interest and seek their confirmation as to their intent to purchase. Those indicating an intent to purchase shall execute order forms and forward them to their selected dealer or authorize the selected dealer to execute such forms. The selected dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the third business day after the customer has confirmed his intent to purchase (the "debit date") and on or before noon of the next business day following the debit date will send order forms and funds to the Bank for deposit in a segregated account. Although purchasers' funds are not required to be in their accounts with selected dealers until the debit date in the event that such alternative procedure is employed once a confirmation of an intent to purchase has been received by the selected dealer, the purchaser has no right to rescind his order.

      Certificates representing shares of Conversion Stock purchased, together with any refund due, will be mailed to purchasers at the address specified in the order form, as soon as practicable following consummation of the sale of the Conversion Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

      The Syndicated Community Offering will terminate no more than 45 days following the Subscription Expiration Date, unless extended by the Company with the approval of the OTS. Such extensions may not be beyond ____________, 1999. See "- Stock Pricing and Exchange Ratio" above for a discussion of rights of subscribers, if any, in the event an extension is granted.

LIMITATIONS ON CONVERSION STOCK PURCHASES

      The Plan includes the following limitations on the number of shares of Conversion Stock which may be purchased during the Conversion:

      (1)   No less than 25 shares;

      (2) Each Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of the amount permitted to be purchased in the Community Offering, currently $200,000 of Conversion Stock offered, one-tenth of one percent (.10%) of the total offering of shares of Conversion Stock or fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders in each case on the Eligibility Record Date subject to the overall maximum purchase limitation in (8) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%;

      (3) The ESOP is permitted to purchase in the aggregate up to 10% of the shares of Conversion Stock issued in the Conversion, including shares issued in the event of an increase in the Estimated Price Range of 15% and intends to purchase 8% of the shares of Conversion Stock issued in the Conversion, including shares issued to the Foundation;

      (4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of the amount permitted to be purchased in the Community Offering, currently $200,000 of Conversion Stock offered, one-tenth of one percent (.10%) of the total offering of shares of Conversion Stock or fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders in such case on the Supplemental Eligibility Record Date subject to the overall maximum purchase limitation in (8) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%;

      (5) Each Other Member may subscribe for and purchase in the Subscription Offering up to the greater of the amount permitted to be purchased in the Community Offering, currently $200,000 of Conversion Stock offered, or one-tenth of one percent (.10%) of the total offering of shares of Conversion Stock subject to the overall maximum purchase limitation in (8) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%;

      (6) Persons purchasing shares of Conversion Stock in the Community Offering, together with associates of and groups of persons acting in concert with such persons, may purchase in the Community Offering up to $200,000 of Conversion Stock offered in the Conversion subject to the overall maximum purchase limitation in (8) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%;

      (7) Persons purchasing shares of Conversion Stock in the Syndicated Community Offering, together with associates of and persons acting in concert with such persons, may purchase in the Syndicated Offering up to $200,000 of shares of Conversion Stock offered in the Conversion subject to the overall maximum purchase limitation in (8) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15% and, provided further that shares of Conversion Stock purchased in the Community Offering by any persons, together with associates of and persons acting in concert with such persons, will be aggregated with purchases in the Syndicated Community Offering in applying the $200,000 purchase limitation;

      (8) Eligible Account Holders, Supplemental Eligible Account Holders and Other Members may purchase stock in the Community Offering and Syndicated Community Offering subject to the purchase limitations described in (6) and (7) above, provided that, except for the ESOP, the overall maximum number of shares of Conversion Stock subscribed for or purchased in all categories of the Conversion by any person, together with associates of and groups of persons acting in concert with such persons when combined with any Exchange Shares received by such persons, shall not exceed 3.0% of the shares of Conversion Stock offered in the Conversion and Reorganization and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%; and

      (9) No more than 25.00% of the total number of shares of Conversion Stock offered for sale in the Conversion may be purchased by directors and officers of the Bank and the Mutual Holding Company and their associates in the aggregate, when combined with any Exchange Shares received and excluding purchases by the ESOP.

      Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of the Mutual Holding Company or the Public Stockholders of the Bank, both the individual amount permitted to be subscribed for and the overall maximum purchase limitation may be increased to up to a maximum of 5% at the sole discretion of the Primary Parties. If such amount is increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Bank may be, given the opportunity to increase their subscriptions up to the then applicable limit. In addition, the Boards of Directors of the Primary Parties may, in their sole discretion, increase the maximum purchase limitation referred to above up to 9.99%, provided that orders for shares exceeding 5% of the shares being offered in the Subscription and Community Offerings shall not exceed, in the aggregate, 10% of the shares being offered in the Subscription and Community Offerings. Requests to purchase additional shares of Conversion Stock under this provision will be determined by the Boards of Directors and, if approved, allocated on a pro rata basis giving priority in accordance with the priority rights set forth herein.

      The overall maximum purchase limitation may not be reduced to less than 1% but the individual amount permitted to be subscribed for may be reduced by the Primary Parties to less than 1%, subject to paragraphs (2), (4), and above without the further approval of members or Public Stockholders or resolicitation of subscribers. An individual Eligible Account Holder, Supplemental Eligible Account Holder or Other Member may not purchase individually in the Subscription Offering the overall maximum purchase limit of 3.0% of the shares of Conversion Stock offered, but may make such purchase, together with associates of and persons acting in concert with such person, by also purchasing in other available categories of the Conversion, subject to availability of shares and the overall maximum purchase limit for purchases in the Conversion.

      In the event of an increase in the total number of shares offered in the Conversion due to an increase in the Estimated Price Range of up to 15% (the "Adjusted Maximum"), the additional shares will be allocated in the following order or priority in accordance with the Plan: (i) to fill the ESOP's subscription of 8% of the Adjusted Maximum number of shares; (ii) in the event that there is an oversubscription by Eligible Account Holders, to fill unsatisfied subscriptions of Eligible Account Holders, exclusive of the Adjusted Maximum; (iii) in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unsatisfied subscriptions of Supplemental Eligible Account Holders,

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exclusive of the Adjusted Maximum; (iv) in the event that there is an oversubscription by Other Members, to fill unsatisfied subscriptions of Other Members exclusive of the Adjusted Maximums; and (v) to fill unsatisfied subscriptions in the Community Offering to the extent possible, exclusive of the Adjusted Maximum and with a first preference to Public Stockholders and a second preference to Preferred Subscribers.

      The term "associate" of a person is defined to mean: (i) any corporation (other than the Primary Parties or a majority-owned subsidiary of the Bank) of which such person is an officer, partner or 10% stockholder; (ii) any trust or other estate in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, such term shall not include any employee stock benefit plan of the Bank in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of the Bank. Directors are not treated as associates of each other solely because of their Board membership. For a further discussion of limitations on purchases of a converting institution's stock at the time of Conversion and subsequent to Conversion, see "Beneficial Ownership of Capital Stock - Subscriptions by Executive Officers and Directors," "- Certain Restrictions on Purchase or Transfer of Shares After Conversion" and "Restrictions on Acquisition of the Company and the Bank."

LIQUIDATION RIGHTS

      In the unlikely event of a complete liquidation of the Mutual Holding Company in its present mutual form, each depositor would receive his pro rata share of any assets of the Mutual Holding Company remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts in the Bank at the time of liquidation. After the Conversion and Reorganization, each depositor, in the event of a complete liquidation, would have a claim as a creditor of the same general priority as the claims of all other general creditors of the Bank. However, except as described below, his claim would be solely in the amount of the balance in his deposit account plus accrued interest. He would not have an interest in the value or assets of the Bank or the Company above that amount.

      The Plan provides for the establishment, upon the completion of the Conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the greater of (1) the Bank's retained earnings at August 31, 1994, the date of the latest statement of financial condition contained in the final offering circular utilized in the 1995 MHC Reorganization or (2) 54.2% of the Bank's shareholders' equity as of the date of its latest balance sheet contained in the final Prospectus used in connection with the Conversion and Reorganization. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he were to continue to maintain his deposit account at the Bank, would be entitled, on a complete liquidation of the Bank after the Conversion and Reorganization, to an interest in the liquidation account prior to any payment to the stockholders of the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including regular accounts, transaction accounts such as NOW accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in the Bank on December 31, 1994 and December 31, 1996, respectively. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account based on the proportion that the balance of his Qualifying Deposits on the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, bore to the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders in the Bank. For deposit accounts in existence at both dates separate subaccounts shall be determined on the basis of the Qualifying Deposits in such deposit accounts on such respective record dates.


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      If, however, on any annual closing date subsequent to the Eligibility
Record Date or Supplemental Eligibility Record Date, the amount of the Qualifying Deposit of an Eligible Account Holder or Supplemental Eligible Account Holder is less than the amount of the Qualifying Deposit of such Eligible Account Holder or Supplemental Eligible Account Holder as of the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, or less than the amount of the Qualifying Deposits as of the previous annual closing date, then the interest in the liquidation account relating to such Qualifying Deposit would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such Qualifying Deposit accounts are closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related Qualifying Deposit. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Company as the sole stockholder of the Bank.

TAX ASPECTS

      Consummation of the Conversion and Reorganization is expressly conditioned upon the receipt by the Primary Parties of either a favorable ruling from the IRS or an opinion of counsel with respect to federal income taxation, and an opinion of an independent accountant with respect to New Jersey, to the effect that the Conversion and Reorganization will not be a taxable transaction to the Mutual Holding Company, the Company, the Bank, Eligible Account Holders, or Supplemental Eligible Account Holders except as noted below.

      No private ruling will be received from the IRS with respect to the proposed Conversion. Instead, the Bank has received an opinion of KPMG Peat Marwick LLP, to the effect that for federal income tax purposes, among other matters: (1) the conversion of the Mutual Holding Company from mutual form to a federal interim stock savings institution and its simultaneous merger with and into the Bank, with the Bank being the surviving institution, will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, (2) no gain or loss will be recognized by the Bank upon the receipt of the assets of the Mutual Holding Company in such merger, (3) the merger of the Interim with and into the Bank, with the Bank being the surviving institution, will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, (4) no gain or loss will be recognized by Interim upon the transfer of its assets to the Bank, (5) no gain or loss will be recognized by the Bank upon the receipt of the assets of Interim, (6) no gain or loss will be recognized by the Company upon the receipt of Bank Common Stock solely in exchange for Common Stock, (7) no gain or loss will be recognized by the Public Stockholders upon the receipt of Common Stock solely in exchange for their Public Bank Shares, (8) the basis of the Common Stock to be received by the Public Stockholders will be the same as the basis of the Public Bank Shares surrendered in exchange therefore, before giving effect to any payment of cash in lieu of fractional shares, (9) the holding period of the Common Stock to be received by the Public Stockholders will include the holding period of the Public Bank Shares, provided that the Public Bank Shares were held as a capital asset on the date of the exchange,
(10) no gain or loss will be recognized by the Company upon the sale of shares of Conversion Stock in the Offering, (11) the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will recognize gain, if any, upon the issuance to them of withdrawable savings accounts in the Bank following the Conversion and Reorganization, interests in the liquidation account and nontransferable subscription rights to purchase Conversion Stock, but only to the extent of the value, if any, of the subscription rights, and
(12) the tax basis to the holders of Conversion Stock purchased in the Offerings will be the amount paid therefore, and the holding period for the shares of Conversion Stock will begin on the date of consummation of the Offerings if purchased through the exercise of subscription rights and on the day after the date of purchase if purchased in the Community Offering or Syndicated Community Offering. Peat Marwick has also opined that the Conversion will not be a taxable transaction to the Company, the Bank, Eligible Account Holders or Supplemental Eligible Account Holders for New Jersey income and/or franchise tax purposes.


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

Certain portions of both the federal and the state and local tax opinions are based upon the that the subscription rights issued in connection with the Conversion will have no value.

      Unlike private rulings, an opinion of counsel or an opinion of an independent accountant is not binding on the IRS and the IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

      In the opinion of FinPro, the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the Conversion Stock at a price equal to its estimated fair market value, which will be the same price as the Purchase Price for the unsubscribed shares of Conversion Stock. Such valuation is not binding on the IRS. If the subscription rights granted to Eligible Account Holders or Supplemental Eligible Account Holders are deemed to have an ascertainable value, receipt of such rights could be taxable to those Eligible Account Holders or Supplemental Eligible Account Holders who receive and/or exercise the subscription rights in an amount equal to such value and the Bank could recognize gain on such distribution. Eligible Account Holders and Supplemental Eligible Account Holders are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

CERTAIN RESTRICTIONS ON PURCHASE OR TRANSFER OF SHARES AFTER CONVERSION

      All shares of Conversion Stock purchased in connection with the Conversion by a director or an executive officer of the Primary Parties will be subject to a restriction that the shares not be sold for a period of one year following the Conversion, except in the event of the death of such director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction. Any shares of Common Stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to such restricted stock will be subject to the same restrictions. The directors and executive officers of the Company and the Bank will also be subject to the insider trading rules promulgated pursuant to the Exchange Act and any other applicable requirements of the federal securities laws.

      Purchases of outstanding shares of Conversion Stock of the Company by directors, executive officers (or any person who was an executive officer or director of the Primary Parties after adoption of the Plan of Conversion) and their associates during the three-year period following Conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OTS. This restriction does not apply, however, to negotiated transactions involving more than 1.0% of the Company's outstanding Common Stock or to the purchase of stock pursuant to any Stock Option Plan to be established after the Conversion.

      Unless approved by the OTS, the Company, pursuant to OTS regulations, will be prohibited from repurchasing any shares of the Common Stock for three years except: (i) for an offer to all stockholders on a pro rata basis; or (ii) for the repurchase of qualifying shares of a director. Notwithstanding the foregoing, beginning one year following completion of the Conversion the Company may repurchase its Common Stock so long as: (i) the repurchases within the following two years are part of an open-market program not involving greater than 5% of its outstanding capital stock during a twelve-month period; (ii) the repurchases do not cause the Company to become undercapitalized; and (iii) the Company provides to the Regional Director of the OTS no later than ten days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director. In addition, under current OTS policies, repurchases may be allowed in the first year following Conversion and in amounts greater than 5% in the second and third


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

years following the Conversion, provided there are valid and compelling business reasons for such repurchases and the OTS does not object to such repurchases.

                       COMPARISON OF STOCKHOLDERS' RIGHTS

GENERAL

      As a result of the Conversion and Reorganization, holders of the Bank Common Stock will become stockholders of the Company. There are certain differences in stockholder rights arising from distinctions between the Bank's certificate of incorporation and bylaws and the Company's Certificate of Incorporation and Bylaws and from distinctions between laws with respect to New Jersey chartered savings associations and Delaware law.

      The discussion herein is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the more significant differences and certain important similarities. The discussion herein is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws of the Company and Delaware General Corporation law.

      Authorized Capital Stock. The Company's authorized capital stock consists of 22,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock, par value $.01 per share, whereas the Bank's authorized capital stock consists of 20,000,000 shares of Bank Common Stock and 10,000,000 shares of serial preferred stock, par value $.10 per share (the "Bank Preferred Stock"). The increased authorized capitalization will provide the Company's Board of Directors with additional flexibility to effect, among other transactions, acquisitions, financings, stock dividends, stock splits and stock benefit plans. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board of Directors currently has no plans for the issuance of additional shares, other than the issuance of additional shares pursuant to the terms of the Stock Programs and upon exercise of stock options to be issued pursuant to the terms of the Stock Option Plans or Master StockBased Benefit Plan all of which are to be established and presented to stockholders at a meeting after the Conversion.

      The Company will be subject to annual franchise taxes under Delaware law based on its authorized capitalization. As a New Jersey chartered institution, the Bank is not subject to franchise taxes, regardless of the amount of its authorized capitalization.

      Issuance of Capital Stock. Pursuant to applicable laws and regulations, the Mutual Holding Company is required to own not less than a majority of the outstanding Bank Common Stock. There will be no such restriction applicable to the Company following consummation of the Conversion and Reorganization.

      Neither the Certificate of Incorporation of the Bank nor the Certificate of Incorporation of the Company contains a restriction on the issuance of shares of capital stock to directors, officers or controlling persons of the Company and the Bank, respectively. Thus, stock-related compensation plans such as stock option plans could be adopted by the Company and the Bank without stockholder approval and shares of Company capital stock and Bank capital stock could be issued directly to directors, officers or controlling persons without stockholder approval. The Bylaws of the NASD, however, generally


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require corporations with securities which are quoted on the Nasdaq National
Market to obtain stockholder approval of most stock compensation plans for directors, officers and key employees of the corporation. Moreover, although generally not required, stockholder approval of stock-related compensation plans may be sought in certain instances in order to qualify such plans for favorable federal income tax and securities law treatment under current laws and regulations.

      Voting Rights. Both the Bank's Bylaws and the Certificate of Incorporation and Bylaws of the Company prohibit cumulative voting in elections of directors. The prohibition on cumulative voting will help to ensure continuity and stability of the Company's Board of Directors and the policies adopted by it by making it more difficult for the holders of a relatively small amount of the Common Stock to elect their nominees to the Board of Directors and possibly by delaying, deterring or discouraging proxy contests.

      Neither the Certificate of Incorporation of the Bank nor the Certificate of Incorporation and Bylaws of the Company provide for pre-emptive rights to stockholders in connection with the issuance of capital stock.

      For additional information relating to voting rights, see "- General - Limitation on Acquisitions of Voting Stock and Voting Rights" below.

      Payment of Dividends. The ability of the Bank to pay dividends on its capital stock is restricted by federal regulations and New Jersey law and regulations and by tax considerations related to savings associations such as the Bank. See "Regulation - Federal Regulation of Savings Institutions -- Capital Distributions" and "Federal and State Taxation - Federal Taxation." Although the Company is not subject to these restrictions as a Delaware corporation, such restrictions will indirectly affect the Company because dividends from the Bank will be a primary source of funds of the Company for the payment of dividends to stockholders of the Company.

      The Delaware General Corporation Law generally provides that, subject to any restrictions in the corporation's Certificate of Incorporation, dividends may be declared from the corporation's surplus or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. However, if the corporation's capital (generally defined in the Delaware General Corporation Law as the sum of the aggregate par value of all shares of the corporation's capital stock, where all such shares have a par value and the board of directors has not established a higher level of capital) has been diminished to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, dividends may not be declared and paid out of such net profits until the deficiency in such capital has been repaired.

      Board of Directors. The Bank's Certificate of Incorporation and the Certificate of Incorporation and Bylaws of the Company, respectively, require the Board of Directors of the Bank and the Company to be divided into three classes as nearly equal in number as possible and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

      Under the Bank's Bylaws, any vacancies in the Board of Directors of the Bank may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the board of directors. Persons elected by the directors of the Bank to fill vacancies may only serve until the next annual meeting of stockholders. However, under the Company's Certificate of Incorporation, any vacancy occurring in the Board of Directors of the Company, including any vacancy created by reason of an increase in the number of directors, may be filled by the remaining directors, and any director so chosen


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

shall hold office for the remainder of the term to which the director has been elected and until his successor is elected and qualified.

      Under the Bank's Bylaws, any director may be removed for cause by a two-thirds vote of the Board of Directors or by the affirmative vote of at least 80% of the voting power of the then outstanding shares of capital stock of the Bank entitled to vote in an election of directors. Under the Company's Certificate of Incorporation, a director or the entire board of directors may be removed only for cause and only by the affirmative vote of the holders of at least 80% of the outstanding voting shares of the Company.

      Limitations on Liability. The Company's Certificate of Incorporation provides that the personal liability of the directors and officers of the Company for monetary damages shall be eliminated to the fullest extent permitted by the Delaware General Corporation Law as it exists on the effective date of the Certificate of Incorporation or as such law may be thereafter in effect.
Section 102(b)(7) of the Delaware General Corporation Law currently provides that directors (but not officers) of corporations that have adopted such a provision will not be so liable, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for the payment of certain unlawful dividends and the making of certain stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

      If Delaware law was amended in the future to provide for greater limitations on the personal liability of directors or to permit corporations to limit the personal liability of officers, the provision in the Company's Certificate of Incorporation limiting the personal liability of directors and officers would automatically incorporate such authorities without further action by stockholders. Similarly, if Delaware law was amended in the future to restrict the ability of a corporation to limit the personal liability of directors, the Company's Certificate of Incorporation would automatically incorporate such restrictions without further action by stockholders.

      The Bank's current Certificate of Incorporation contains similar provisions regarding the elimination of director liability consistent with New Jersey law.

      Indemnification of Directors, Officers and Employees. The Bank's Certificate of Incorporation provides that the Bank shall indemnify its directors, officers and employees for any costs incurred in connection with any litigation involving any such person's activities as a director, officer or employee. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person or final judgment other than on the merits, if it is determined by the board of directors and the Commission that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could have reasonably believed under the circumstances was in the best interest of the Bank or its stockholders.

      The Company's Certificate of Incorporation provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suite or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or employee of the Company or any predecessor of the Company, or is or was serving at the request of the Company or any predecessor of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, liability and loss reasonably incurred or suffered by such indemnitee in connection therewith to the fullest extent authorized by the Delaware General Corporation Law of the State of Delaware against expenses, liability and loss reasonably incurred or suffered by such indemnitee in connection therewith.


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

      The Company's Certificate of Incorporation also provide that reasonable expenses (including attorneys' fees) incurred by a director, officer or employee of the Company in defending any civil, criminal, administrative or investigative action, suit or proceeding described above shall be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Company.

      Special Meetings of Stockholders. The Bank's Bylaws provide that special meetings of the stockholders of the Bank may be called by the Chairman, President, a majority of the Board of Directors or the holders of not less than ten percent of the outstanding capital stock of the Bank entitled to vote at the meeting. The Certificate of Incorporation and Bylaws of the Bank provide, however, that until the fifth anniversary of the MHC Reorganization, special meetings of stockholders relating to changes in control of the Bank or amendments to its Certificate of Incorporation may only be called upon direction of the Board of Directors of the Bank. The Company's Certificate of Incorporation contains a provision pursuant to which special meetings of stockholders of the Company only may be called by the Board of Directors of the Company.

      Stockholder Nominations and Proposals. The Bank's Bylaws generally provide that stockholders may submit nominations for election as director at an annual meeting of stockholders 60 days prior to the annual meeting and any new business to be taken up at such a meeting at least 60 days before the date of any such meeting.

      The Company's Bylaws require a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a stockholder meeting to give at least 90 days advance notice to the Secretary of the Company. The notice provision requires a stockholder who desires to raise new business to provide certain information to the Company concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide the Company with certain information concerning the nominee and the proposing stockholder.

      Inspectors of Election. The Bank's Bylaws provide that the Board of Directors may appoint one or more persons other than nominees for office as inspectors of election at a meeting of stockholders and that if inspectors of election are not so appointed, the Chairman of the Board or the President may, and on the request of not less than 10% of the votes represented at the meeting shall, make such appointment at the meeting. The Company's Bylaws provide that the Board of Directors of the Company shall appoint one or more persons as inspectors of election, and that the chairman of any meeting of stockholders shall make such an appointment in the event that the inspector(s) appointed by the Board of Directors shall be unable to act or the board shall fail to appoint any inspector. The Bylaws of the Bank and the Company also specify the duties of inspectors of election.

      Stockholder Action Without a Meeting. The Bylaws of the Bank provide that any action to be taken or which may be taken at any annual or special meeting of stockholders must be taken at such annual or special meeting and may not be taken without a meeting. The Certificate of Incorporation of the Company provides that no action required by Delaware law to be taken at any annual or special meetings of stockholders, nor any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote of such stockholders.

      Limitations on Acquisitions of Voting Stock and Voting Rights. The Company's Certificate of Incorporation provides that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of (i) more than 10% of the issued and outstanding shares of any class of an equity security


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of the Company, or (ii) any securities convertible into, or exercisable for, any equity securities of the Company if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for, such equity securities (but if no securities convertible into, or exercisable for, such equity securities of which such person is not the beneficial owner), such person would be the beneficial owner of more than 10% of any class of any equity security of the Company. The term "beneficial ownership" is defined in the Certificate of Incorporation to include any shares of stock (whether or not owned of record) with respect to which a person has (i) investment power, including the power to dispose of or to direct the disposition of such shares of stock, and/or (ii) voting power, including the power to vote or direct the voting of such shares of stock (which would include the power to vote pursuant to revocable proxies and thus prevent any person from acquiring such amount of Common Stock and/or proxies related thereto). The term "person" is broadly defined in the Certificate of Incorporation to prevent circumvention of the foregoing restriction.

      The foregoing restrictions do not apply to (i) any offer with a view toward public resale made exclusively to the Company by underwriters or a selling group acting on its behalf; (ii) any tax-qualified employee benefit plan or arrangement established by the Company or the Bank and any trustee of such a plan or arrangement, and (iii) any other offer or acquisition approved in advance by the affirmative vote of two-thirds of the Company's Board of Directors. In the event that shares are acquired in violation of this restriction, all shares beneficially owned by any person in excess of 10% shall be considered "Excess Shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to stockholders for a voted, and the Board of Directors may cause such Excess Shares to be transferred to an independent trustee for sale on the open market or otherwise, with the expenses of such trustee to be paid out of the proceeds of the sale.

      The Certificate of Incorporation of the Bank contains a provision which imposes the same restrictions with respect to the acquisition and voting of Bank Common Stock during the five year period following consummation of the MHC Reorganization.

      Mergers, Consolidations and Sales of Assets. The Bank's Certificate of Incorporation and Bylaws do not impose any specific vote requirement for stockholder approval of mergers and certain business transactions.

      The Delaware General Corporation Law requires the approval of the Board of Directors and the holders of a majority of the outstanding stock of the Company entitled to vote thereon for mergers or consolidations, and for sale, leases or exchanges of all or substantially all of the Company's assets, unless a higher requirement is specified in the Company's Certificate of Incorporation.

      As holder of all of the outstanding Bank Common Stock after consummation of the Conversion and Reorganization, the Company generally will be able to authorize a merger, consolidation or other business combination involving the Bank without the approval of the stockholders of the Company. In addition, the Company's Certificate of Incorporation requires the approval of the holders of at least 80% of the Company's outstanding shares of voting stock to approve certain "Business Combinations" as defined therein. See "Restrictions on Acquisition of the Company and the Bank - Restrictions in the Company's Certificate of Incorporation and Bylaws."

      Dissenters' Rights of Appraisal. Under New Jersey corporate law, which is applicable to the Bank generally, a stockholder of a New Jersey corporation which engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such corporation payment of the fair or appraised value of his stock in the New Jersey corporation, subject to specified procedural requirements. This law also provides, however, that the stockholders of a New Jersey chartered corporation with stock which is listed on a national securities exchange or which has more than 1,000 shareholders are not entitled to dissenters' rights in connection with a merger involving such corporation if the stockholder is required to accept only "qualified consideration" for his stock, which is defined to include cash, shares of stock of any corporation which at the effective date of the merger will be listed on a national securities exchange or quoted on the Nasdaq System or any combination of such shares of stock and cash.

      After the Conversion and Reorganization, the rights of appraisal of dissenting stockholders of the Company will be governed by the Delaware General Corporation Law. Pursuant thereto, a stockholder of a Delaware corporation generally has the right to dissent from any merger or consolidation involving the corporation or sale of all or substantially all of the corporation's assets, subject to specified procedural requirements. However, no such appraisal rights are available for the shares of any class or series of a corporation's capital stock if (i) as of the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, such shares were either listed on a national securities exchange or held of record by more than 2,000 stockholders, or (ii) the corporation is the surviving corporation of a merger and the merger did not require the approval of the corporation's stockholders, unless in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that, at the effective date of the merger, will be listed on a national securities exchange or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares of a corporation described in clause (a) or (b) above; or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through (c) above.

      Amendment of Governing Instruments. No amendment of the Bank's Certificate of Incorporation may be made unless it is first proposed by the Board of Directors of the Bank, thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting and submitted to the Commissioner for action as specified by law or regulation. The Company's Certificate of Incorporation similarly provides that no amendment of the Company's Certificate of Incorporation may be made unless it is first approved by the Board of Directors of the Company and thereafter is approved by the holders of a majority of the shares of the Company entitled to vote generally in an election of directors, voting together in a single class; provided, however, that the affirmative vote of at least 80% of the outstanding voting stock entitled to vote is needed for certain amendments.

      The Bylaws of the Bank may be amended by a majority of the full Board of Directors of the Bank or by a majority vote of the votes cast by the stockholders of the Bank at any legal meeting. The Bylaws of the Company may be amended by a majority vote of the Board of Directors of the Company or by the affirmative vote of the holders of 80% of the votes cast by stockholders of the Company at a meeting of stockholders.

                   RESTRICTIONS ON ACQUISITION OF THE COMPANY
                                  AND THE BANK

GENERAL

      The Plan of Conversion provides for the Conversion of the Mutual Holding Company from the mutual to the stock form of organization. See "The Conversion and Reorganization -- General." Certain provisions in the Company's Certificate of Incorporation and Bylaws and in its management remuneration entered into in connection with the Conversion, together with provisions of Delaware corporate law, may have anti-takeover effects. In addition, regulatory restrictions may make it difficult for persons or companies to acquire control of either the Company or the Bank.

RESTRICTIONS IN THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

      A number of provisions of the Company's Certificate of Incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of certain provisions of the Company's Certificate of Incorporation and Bylaws and certain other statutory and regulatory provisions relating to stock ownership and transfers, the Board of Directors and business combinations, which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual Company stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Company more difficult. The following description of certain of the provisions of the Certificate of Incorporation and Bylaws of the Company is necessarily general and reference should be made in each case to such Certificate of Incorporation and Bylaws, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.

      Limitation on Voting Rights. The Certificate of Incorporation of the Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated pursuant to the Exchange Act, and includes shares beneficially owned by such person or any of his affiliates (as defined in the Certificate of Incorporation), shares which such person or his affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his affiliates have or share investment or voting power, but shall not include shares beneficially owned by the ESOP or directors, officers and employees of the Bank or Company or shares that are subject to a revocable proxy and that are not otherwise beneficially owned, or deemed by the Company to be beneficially owned, by such person and his affiliates. The Certificate of Incorporation of the Company further provides that this provision limiting voting rights may only be amended upon the vote of 80% of the outstanding shares of voting stock (after giving effect to the limitation on voting rights).

      Board of Directors. The Board of Directors of the Company is divided into three classes, each of which shall contain approximately one-third of the whole number of members of the Board. Each class shall serve a staggered term, with approximately one-third of the total number of directors being elected each year. The Company's Certificate of Incorporation and Bylaws provide that the size of the Board shall be determined by a majority of the directors. The Certificate of Incorporation and the Bylaws provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Company. The Certificate of Incorporation of the Company provides that a director may be removed from the Board of Directors prior to the expiration of his term only for cause, upon the vote of 80% of the outstanding shares of voting stock.

      In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of such holders' choice.

      Cumulative Voting, Special Meetings and Action by Written Consent. The Certificate of Incorporation does not provide for cumulative voting for any purpose. Moreover, special meetings of stockholders of the Company may be called only by the Board of Directors of the Company. The Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

      Authorized Shares. The Certificate of Incorporation authorizes the issuance of 22,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. The shares of Common Stock and Preferred Stock were authorized in an amount greater than that to be issued in the Conversion and Reorganization to provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board of Directors currently has no plans for the issuance of additional shares, other than the issuance of additional shares pursuant to the terms of the Stock Programs and upon exercise of stock options to be issued pursuant to the terms of the Stock Option Plans or Master StockBased Benefit Plan all of which are to be established and presented to stockholders at the first annual meeting after the Conversion.

      Stockholder Vote Required to Approve Business Combinations with Principal Stockholders. The Certificate of Incorporation requires the approval of the holders of at least 80% of the Company's outstanding shares of voting stock to approve certain "Business Combinations," as defined therein, and related transactions. Under Delaware law, absent this provision, Business Combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of Common Stock of the Company and any other affected class of stock. Under the Certificate of Incorporation, at least 80% approval of stockholders is required in connection with any transaction involving an Interested Stockholder (as defined below) except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of the Company's Board of Directors who are unaffiliated with the Interested Stockholder and were directors prior to the time when the Interested Stockholder became an Interested Stockholder or (ii) if the proposed transaction meets certain conditions set forth therein which are designed to afford the stockholders a fair price in consideration for their shares in which case, if a stockholder vote is required, approval of only a majority of the outstanding shares of voting stock would be sufficient. The term "Interested Stockholder" is defined to include any individual, corporation, partnership or other entity (other than the Company or its subsidiary) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of the Company. This provision of the Certificate of Incorporation applies to any "Business Combination," which is defined to include (i) any merger or consolidation of the Company or any of its subsidiaries with or into any Interested Stockholder or Affiliate (as defined in the Certificate of Incorporation) of an Interested Stockholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Stockholder or Affiliate of 25% or more of the assets of the Company or combined assets of the Company and its subsidiary; (iii) the issuance or transfer to any Interested Stockholder or its Affiliate by the Company (or any subsidiary) of any securities of the Company in exchange for any assets, cash or securities the value of which equals or exceeds 25% of the fair market value of the Common Stock of the Company; (iv) the adoption of any plan for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Stockholder or Affiliate thereof; and (v) any reclassification of securities, recapitalization, merger or consolidation of the Company which has the effect of increasing the proportionate share of Common Stock or any class of equity or convertible securities of the Company owned directly or indirectly by an Interested Stockholder or Affiliate thereof. The directors and executive officers of the Bank are purchasing in the aggregate approximately 2.0% of the shares of the Common Stock at the maximum of the Estimated Price Range. In addition, the ESOP intends to purchase 8% of the aggregate of the Conversion Stock sold in the Conversion and the shares issued to the Foundation. Additionally, if at a meeting of stockholders following the Conversion stockholder approval of the proposed Stock Programs and Stock Option Plans or Master Stock-Based Benefit Plan is received, the Company expects to acquire 4% of the aggregate of the Conversion Stock issued in the Conversion and the shares issued to the Foundation on behalf of the Stock Programs and expects to issue an amount equal to 10% of the aggregate of the Conversion Stock issued in the Conversion and the shares issued to the Foundation under the Stock Option Plans to directors and executive officers. As a result, assuming the Stock Programs and Stock Option Plans are approved by Stockholders, directors, executive officers and employees have the potential to control the voting of approximately 24% of the Company's Common Stock, thereby enabling them to prevent the approval of the transactions requiring the approval of at least 80% of the Company's outstanding shares of voting stock described hereinabove.

      Evaluation of Offers. The Certificate of Incorporation of the Company further provides that the Board of Directors of the Company, when evaluating any offer of another "Person" (as defined therein) to (i) make a tender or exchange offer for any equity security of the Company, (ii) merge or consolidate the Company with another corporation or entity, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, may, in connection with the exercise of its judgment in determining what is in the best interest of the Company, the Bank and the stockholders of the Company, give due consideration to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on the Company's customers and the Bank's present and future account holders, borrowers and employees; on the communities in which the Company and the Bank operate or are located; and on the ability of the Company to fulfill its corporate objectives as a savings and loan holding company and on the ability of the Bank to fulfill the objectives of a federally-chartered stock savings association under applicable statutes and regulations. By having these standards in the Certificate of Incorporation of the Company, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of the Company, even if the price offered is significantly greater than the then market price of any equity security of the Company.

      Amendment of Certificate of Incorporation and Bylaws. Amendments to the Company's Certificate of Incorporation must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock; provided, however, that an affirmative vote of at least 80% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the Certificate of Incorporation, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, calling special meetings, the number and classification of directors, director and officer indemnification by the Company and amendment of the Company's Bylaws and Certificate of Incorporation. The Company's Bylaws may be amended by its Board of Directors, or by a vote of 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

      Certain Bylaw Provisions. The Bylaws of the Company also require a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a stockholder meeting to give at least 90 days advance notice to the Secretary of the Company. The notice provision requires a stockholder who desires to raise new business to provide certain information to the Company concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide the Company with certain information concerning the nominee and the proposing stockholder.

ANTI-TAKEOVER EFFECTS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS AND MANAGEMENT REMUNERATION ADOPTED IN CONVERSION

      The provisions described above are intended to reduce the Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its Board of Directors. The provisions of the employment agreements, CIC Agreements, Severance Plan, Stock Programs, Stock Option Plans and Master Stock-Based Benefit Plan to be established may also discourage takeover attempts by increasing the costs to be incurred by the Bank and the Company in the event of a takeover. See "Management of the Bank - Employment Agreements" and "- New Benefits Stock Option Plans."

      The Company's Board of Directors believes that the provisions of the Certificate of Incorporation, Bylaws and management remuneration plans to be established are in the best interest of the Company and its stockholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of the Company and that otherwise is in the best interest of all stockholders.

DELAWARE CORPORATE LAW

      The state of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporate Law ("Section 203"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

      In general, Section 203 provides that a "Person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (an "Interested Stockholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" became an Interested Stockholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

      The statute exempts the following transactions from the requirements of
Section 203: (i) any business combination if, prior to the date a person became an Interested Stockholder, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an Interested Stockholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers and by certain employee stock plans; (iii) any business combination with an Interested Stockholder that is approved by the Board of Directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Stockholder; and (iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors. A corporation may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by Section 203. At the present time, the Board of Directors does not intend to propose any such amendment.

RESTRICTIONS IN THE BANK'S CHARTER AND BYLAWS

      Although the Board of Directors of the Bank is not aware of any effort that might be made to obtain control of the Bank after the Conversion and Reorganization, the Board of Directors believes that it is appropriate to retain certain provisions permitted by New Jersey law and to adopt certain new provisions to protect the interests of the Bank and its stockholders from any hostile takeover. Such provisions may, indirectly, inhibit a change in control of the Company, as the Bank's sole stockholder. See "Risk Factors -- Certain Anti-Takeover Provisions Which May Discourage Takeover Attempts."

      The Bank's Certificate of Incorporation will continue to contain a provision whereby the acquisition of or offer to acquire beneficial ownership of more than 10% of the issued and outstanding shares of any class of equity securities of the Bank by any person (i.e., any individual, corporation, group acting in concert, trust, partnership, joint stock company or similar organization), either directly or through an affiliate thereof, will be prohibited for a period of five years following the date of completion of the Conversion and Reorganization. Any stock in excess of 10% acquired in violation of the Certificate of Incorporation provision will not be counted as outstanding for voting purposes. This limitation shall not apply to any transaction in which the Bank forms a holding company without a change in the respective beneficial ownership interests of its stockholders other than pursuant to the exercise of any dissenter or appraisal rights. In the event that holders of revocable proxies for more than 10% of the shares of the Common Stock of the Company seek, among other things, to elect one-third or more of the Company's Board of Directors, to cause the Company's stockholders to approve the acquisition or corporate reorganization of the Company or to exert a continuing influence on a material aspect of the business operations of the Company, which actions could indirectly result in a change in control of the Bank, the Board of Directors of the Bank will be able to assert this provision of the Bank's Certificate of Incorporation against such holders. Although the Board of Directors of the Bank is not currently able to determine when and if it would assert this provision of the Bank's Certificate of Incorporation, the Board of Directors, in exercising its fiduciary duty, may assert this provision if it were deemed to be in the best interests of the Bank, the Company and its stockholders. It is unclear, however, whether this provision, if asserted, would be successful against such persons in a proxy contest which could result in a change in control of the Bank indirectly through a change in control of the Company. Finally, stockholders will not be permitted to call a special meeting of stockholders relating to a change of control of the Bank or a charter amendment or to cumulate their votes in the election of directors. Furthermore, the staggered terms of the Board of Directors could have an anti-takeover effect by making it more difficult for a majority of shares to force an immediate change in the Board of Directors since only one-third of the Board is elected each year. The purpose of these provisions is to assure stability and continuity of management of the Bank in the years immediately following the Conversion.

      Although the Bank has no arrangements, understandings or plans at the present time, except as described in "Description of Capital Stock of the Company - Preferred Stock," for the issuance or use of the shares of Bank Preferred Stock proposed to be authorized, the Board of Directors believes that the availability of such shares will provide the Bank with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which may arise. In the event of a proposed merger, tender offer or other attempt to gain control of the Bank of which management does not approve, it might be possible for the Board of Directors to authorize the issuance of one or more series of Bank Preferred Stock with rights and preferences which could impede the completion of such a transaction. An effect of the possible issuance of such Bank Preferred Stock, therefore, may be to deter a future takeover attempt. The Board of Directors does not intend to issue any Bank Preferred Stock except on terms which the Board deems to be in the best interest of the Bank and its then existing stockholders.

REGULATORY RESTRICTIONS

      The Plan of Conversion prohibits any person, prior to the completion of the Conversion and Reorganization, from transferring, or from entering into any agreement or understanding to transfer, to the account of another, legal or beneficial ownership of the subscription rights issued under the Plan or the Conversion Stock to be issued upon their exercise. The Plan also prohibits any person, prior to the completion of the Conversion, from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or Conversion Stock.

      For three years following the Conversion and Reorganization, OTS regulations prohibit any person from acquiring or making an offer to acquire more than 10% of the stock of any converted savings institution, except for: (i) offers that, if consummated, would not result in the acquisition by such person during the preceding 12-month period of more than 1% of such stock; (ii) offers for up to 25% in the aggregate by the ESOP or other tax qualified plans of the Bank or the Company; or (iii) offers which are not opposed by the Board of Directors of the Bank and which receive the prior approval of the OTS. Such prohibition is also applicable to the acquisition of the stock of the Company. Such acquisition may be disapproved by the OTS if it is found, among other things, that the proposed acquisition (a) would frustrate the purposes of the provisions of the regulations regarding conversions; (b) would be manipulative or deceptive; (c) would subvert the fairness of the conversion; (d) would be likely to result in injury to the savings institution; (e) would not be consistent with economical home financing; (f) would otherwise violate law or regulation; or (g) would not contribute to the prudent deployment of the savings institution's conversion proceeds. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of stockholders. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for the Company's stock under circumstances that give rise to a conclusive or rebuttable determination of control under the OTS regulations.

      In addition, any proposal to acquire 10% of any class of equity security of the Company generally would be subject to approval by the OTS under the Change in Bank Control Act. The OTS requires all persons seeking control of a savings institution and, therefore, indirectly its holding company, to obtain regulatory approval prior to offering to obtain control. Federal law generally provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire directly or indirectly "control," as that term is defined in OTS regulations, of a federally-insured savings institution without giving at least 60 days' written notice to the OTS and providing the OTS an opportunity to disapprove the proposed acquisition. Such acquisitions of control may be disapproved if it is determined, among other things, that (i) the acquisition would substantially lessen competition; (ii) the financial condition of the acquiring person might jeopardize the financial stability of the savings institution or prejudice the interests of its depositors; or (iii) the competency, experience or integrity of the acquiring person or the proposed management personnel indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person. Such change in control restrictions on the acquisition of holding company stock are not limited to three years after conversion but will apply for as long as the regulations are in effect. Persons holding revocable or irrevocable proxies may be deemed to be beneficial owners of such securities under OTS regulations and therefore prohibited from voting all or the portion of such proxies in excess of the 10% aggregate beneficial ownership limit. Such regulatory restrictions may prevent or inhibit proxy contests for control of the Company or the Bank which have not received prior regulatory approval.

                   DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

GENERAL

      The Company is authorized to issue 22,000,000 shares of Common Stock having a par value of $.01 per share and 2,000,000 shares of preferred stock having a par value of $.01 per share (the "Preferred Stock"). The Company currently expects to issue up to 7,698,700 shares of Common Stock (or 8,853,600 in the event of an increase of 15% in the Estimated Price Range) and no shares of Preferred Stock in the Conversion. Except as discussed above in "Restriction on Acquisition of the Company and the Bank." Each share of the Company's Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock. Upon payment of the Purchase Price for the common stock, in accordance with the Plan, all such stock will be duly authorized, fully paid and non-assessable.

      THE COMMON STOCK OF THE COMPANY WILL REPRESENT NON-WITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC.

COMMON STOCK

      Dividends. The Company can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors. The payment of dividends by the Company is subject to limitations which are imposed by law and applicable regulation. See "Dividend Policy" and "Regulation." The holders of Common Stock of the Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. If the Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

      Voting Rights. Upon Conversion, the holders of Common Stock of the Company will possess exclusive voting rights in the Company. They will elect the Company's Board of Directors and act on such other matters as are required to be presented to them under Delaware law or the Company's Certificate of Incorporation or as are otherwise presented to them by the Board of Directors. Except as discussed in "Restrictions on Acquisition of the Company and the Bank," each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If the Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights. Certain matters require an 80% stockholder vote. See "Restrictions on Acquisition of the Company and the Bank."

      Subsequent to Conversion, voting rights will be vested exclusively in the owners of the shares of capital stock of the Bank, which will be the Company, and voted at the direction of the Company's Board of Directors. Consequently, the holders of the Common Stock will not have direct control of the Bank.

      Liquidation. In the event of any liquidation, dissolution or winding up of the Bank, the Company, as holder of the Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see "The Conversion and Reorganization -- Liquidation Rights"), all assets of the Bank available for distribution. In the event of liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

      Preemptive Rights. Holders of the Common Stock of the Company will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock is not subject to redemption.

PREFERRED STOCK

      None of the shares of the Company's authorized Preferred Stock will be issued in the Conversion. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                    DESCRIPTION OF CAPITAL STOCK OF THE BANK

GENERAL

      The Certificate of Incorporation of the Bank authorizes the issuance of capital stock consisting of 20,000,000 shares of common stock, par value $.10 per share, and 10,000,000 shares of preferred stock, par value $.10 per share, which preferred stock may be issued in series and classes having such rights, preferences, privileges and restrictions as the Board of Directors may determine. Each share of Common Stock of the Bank has the same relative rights as, and will be identical in all respects with, each other share of common stock. After the Conversion and Reorganization, the Board of Directors will be authorized to approve the issuance of Common Stock up to the amount authorized by the Certificate of Incorporation without the approval of the Bank's stockholders. Following the Conversion and Reorganization, all of the issued and outstanding common stock of the Bank will be held by the Company as the Bank's sole stockholder. THE CAPITAL STOCK OF THE BANK WILL REPRESENT NON-WITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC.

COMMON STOCK

      Dividends. The holders of the Bank's common stock will be entitled to receive and to share equally in such dividends as may be declared by the Board of Directors of the Bank out of funds legally available therefor. See "Dividend Policy" for certain restrictions on the payment of dividends and "Federal and State Taxation - Federal Taxation" for a discussion of the consequences of the payment of cash dividends from income appropriated to bad debt reserves.

      Voting Rights. Immediately after the Conversion and Reorganization, the holders of the Bank's common stock will possess exclusive voting rights in the Bank. Each holder of shares of common stock will be entitled to one vote for each share held, provided that cumulation of votes will not be permitted. See "Restrictions on Acquisition of the Company and the Bank - Anti-Takeover Effects of the Company's Certificate of Incorporation and Bylaws and Management Remuneration Adopted in Conversion."

      Liquidation. In the event of any liquidation, dissolution, or winding up of the Bank, the holders of common stock will be entitled to receive, after payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon), and distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders, all assets of the Bank available for distribution in cash or in kind. If additional preferred stock is issued subsequent to the Conversion and Reorganization, the holders thereof may also have priority over the holders of common stock in the event of liquidation or dissolution.

      Preemptive Rights; Redemption. Holders of the common stock of the Bank will not be entitled to preemptive rights with respect to any shares of the Bank which may be issued. The common stock will not be subject to redemption. Upon receipt by the Bank of the full specified purchase price therefor, the common stock will be fully paid and non-assessable.

                          TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for the Common Stock is Chase Mellon Shareholder Services, Ridgefield Park, New Jersey.

                                     EXPERTS

      The consolidated financial statements of the Bank and its subsidiaries as of March 31, 1996 and 1995 and for the year ended March 31, 1996, ten month period ended March 31, 1995 and the year ended May 31, 1994 have been included herein, in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

      The report of KPMG Peat Marwick LLP for the year ended May 31, 1994 refers to changes in the methods of accounting for income taxes, postemployment benefits other than pensions and securities.

      FinPro, Inc. has consented to the publication herein of the summary of its report to the Bank and Company setting forth its opinion as to the estimated pro forma market value of the Common Stock upon Conversion and its valuation with respect to subscription rights.

                             LEGAL AND TAX OPINIONS

      The legality of the Common Stock will be passed upon for the Bank and the Company by Muldoon, Murphy & Faucette, Washington, D.C., special counsel to the Bank and the Company. Muldoon, Murphy & Faucette will rely as to certain matters of Delaware law on the opinion of Morris, Nichols, Arsht & Tunnell. The federal income and New Jersey tax consequences of the Conversion and Reorganization will be passed upon for the Bank and the Company by KPMG Peat Marwick LLP. Certain legal matters will be passed upon for Sandler O'Neill by Breyer & Aguggia, Washington, D.C.

                             ADDITIONAL INFORMATION

      The Company has filed with the SEC a registration statement under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information, including the Conversion Valuation Appraisal Report which is an exhibit to the Registration Statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company. This Prospectus contains a description of the material terms and features of all material contracts, reports or exhibits to the Registration Statement required to be described, however, the statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

      The Mutual Holding Company has filed an application for conversion with the OTS with respect to the Conversion. Pursuant to the rules and regulations of the OTS, this Prospectus omits certain information contained in that application. The application may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Office of the Regional Director of the OTS located at 10 Exchange Place, 18th Floor, Jersey City, New Jersey 07302.

      In connection with the Conversion, the Company will register its Common Stock with the SEC under Section 12(b) of the Exchange Act and, upon such registration, the Company and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the Plan, the Company has undertaken that it will not terminate such registration for a period of at least three years following the Conversion.

      A copy of the Certificate of Incorporation and the Bylaws of the Company and the Stock Charter and Bylaws of the Bank are available without charge from the Bank.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
First Savings Bank of New Jersey:

We have audited the accompanying consolidated statements of financial condition of First Savings Bank of New Jersey and subsidiaries as of March 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended March 31, 1996, the ten-month period ended March 31, 1995 and the year ended May 31, 1994. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Savings Bank of New Jersey and subsidiaries as of March 31, 1996 and 1995, and the results of their operations and their cash flows for the year ended March 31, 1996, the ten-month period ended March 31, 1995 and the year ended May 31, 1994 in conformity with generally accepted accounting principles.

As discussed in notes 1, 4, 12 and 14 to the consolidated financial statements, as of June 1, 1993, the Bank adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", Statement of Financial Accounting Standards No. 106, "Accounting for Postretirement Benefits Other Than Pensions," and Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities".

                                                           KPMG Peat Marwick LLP

Short Hills, New Jersey
April 30, 1996

                        FIRST SAVINGS BANK OF NEW JERSEY
                                AND SUBSIDIARIES

                 Consolidated Statements of Financial Condition

                              December 31, 1996 and
                             March 31, 1996 and 1995
                                 (in thousands)

                                                                                   March 31,
                                                              Dec. 31,       ---------------------
                                    Assets                     1996           1996            1995
                                    ------                    --------        ----            ----
                                                            (Unaudited)
Cash and cash equivalents:
  Cash on hand and in banks ............................    $   4,531          5,782          5,029
  Deposits with financial institutions .................       13,000           --              323
  AMF short-term fund ..................................        1,849          6,009            760
       Total cash and cash equivalents .................       11,791          6,112
Securities available for sale at market value
 (note 4) ..............................................      285,952        382,721        181,542
Securities held to maturity, estimated market
 value of $11,384, $11,674 and $79,790 at
 December 31, 1996, March 31, 1996 and
 1995, respectively (note 5) ...........................       11,277         11,355         87,699
Loans receivable, net (note 6) .........................      239,194        224,028        218,554
Accrued interest receivable, net (note 7) ..............        3,629          3,744          3,205
Federal Home Loan Bank stock, at cost ..................        7,460          7,526          1,914
Real estate acquired in settlement of loans ............          481             24            233
Office properties and equipment, net (note 9) ..........        5,946          6,000          6,387
Prepaid expenses .......................................          191            463            827
Other assets ...........................................        5,064          4,293          5,654
                                                            ---------      ---------      ---------
       Total assets ....................................    $ 578,574        651,945        512,127
                                                            =========      =========      =========


       Liabilities and Stockholders' Equity
       ------------------------------------
Liabilities:
 Deposits (note 10) ....................................      441,289        445,424        444,380
 Borrowings (note 11) ..................................       80,000        150,519         14,000
 Employee Stock Ownership Plan (ESOP) debt
  (note 13) ............................................          651            815          1,032
 Advance payment by borrowers for taxes and
   insurance ...........................................        1,441          1,093          1,292
 Accrued expenses and other liabilities ................        5,608          4,575          4,798
                                                            ---------      ---------      ---------
       Total liabilities ...............................      528,989        602,426        465,502
                                                            ---------      ---------      ---------

Stockholders' equity (notes 2, 3 and 12):
  Common stock, $0.10 par value. Authorized
   20,000,000 shares; issued and outstanding
   3,064,131 shares at December 31, 1996 and 3,062,321
   shares at March 31, 1996 and
   March 31, 1995, respectively ........................          306            306            302
Additional paid-in capital .............................       12,316         12,216         11,508
Unallocated ESOP shares ................................         (651)          (815)        (1,032)
Unamortized MRP shares .................................         (408)          (495)          --
Retained earnings - substantially restricted ...........       41,253         44,575         44,669
Net unrealized loss on securities available for
 sale, net of tax ......................................       (3,231)        (6,268)        (8,822)
                                                            ---------      ---------      ---------
       Total stockholders' equity ......................       49,585         49,519         46,625
Commitments and contingencies (notes 8 and 15)

       Total liabilities and stockholders' equity ......    $ 578,574        651,945        512,127
                                                            =========        =======        =======



See accompanying notes to consolidated financial statements.

                        FIRST SAVINGS BANK OF NEW JERSEY
                                AND SUBSIDIARIES

                      Consolidated Statements of Operations
             For the nine-month periods ended December 31, 1996 and
                    1995, the year ended March 31, 1996, the
                      ten-month period ended March 31, 1995
                         and the year ended May 31, 1994

                     (in thousands, except per share amount)


                                                                                                            Ten
                                                               Nine-months ended            Year           months          Year
                                                                 December 31,              ended           ended          ended
                                                              -------------------         March 31,       March 31,       May 31,
                                                              1996           1995           1996            1995           1994
                                                              ----           ----           ----            ----           ----
                                                                  (Unaudited)


Interest and dividend income:
     Loans                                                  $14,933         14,342         19,196          14,935         19,487
     Securities available for sale                           14,813          8,457         14,032           8,998         12,777
     Securities held to maturity                                934          3,447          3,827           4,133          2,382
     Deposits with financial institutions                       530            151            254             365            970
                                                             ------         ------         ------          ------         ------
           Total interest and dividend income                31,210         26,397         37,309          28,431         35,616
                                                             ------         ------         ------          ------         ------

Interest expense:
     Interest on deposits (note 10)                          15,719         15,543         20,760          15,628         19,267
     Interest on borrowings                                   5,581            816          3,082             203          1,528
                                                             ------         ------         ------          ------         ------
           Total interest expense                            21,300         16,359         23,842          15,831         20,795
                                                             ------         ------         ------          ------         ------

           Net interest income                                9,910         10,038         13,467          12,600         14,821
Provision for loan losses (note 6)                               90            300            450             350            500
                                                             ------         ------         ------          ------         ------
           Net interest income after provision
            for loan losses                                   9,820          9,738         13,017          12,250         14,321
                                                              -----          -----         ------          ------         ------

Noninterest (loss) income:
     Loan fees and service charges                              235            206            307             285            428
     (Loss) gain on securities available for
       sale, net (note 4)                                    (2,812)        (2,514)        (2,217)           (547)           262
     (Loss) gain on sales of real estate
       acquired in settlement of loans                          (52)           (52)            (7)            -               62
     (Loss) gain from real estate operations,
      net (note 8)                                                             (25)           (25)            (62)           172
     Other                                                      690            514            729             452            856
                                                             ------         ------         ------          ------         ------
           Total noninterest (loss) income                   (1,939)        (1,871)        (1,213)            128          1,780
                                                             ------         ------         ------             ---          -----

Operating expenses:
     Compensation and employee benefits (note 14)             4,256          4,417          5,821           4,674          4,735
     Occupancy                                                  574            595            802             630            648
     Equipment                                                  831            839          1,092             858            972
     Advertising and promotion                                   46            146            176             123             91
     Federal insurance premiums                                 883            873          1,163             990          1,210
     SAIF assessment                                          2,985              -              -               -              -
     Other                                                    1,070          1,320          1,761           1,676          1,860
                                                             ------         ------         ------          ------         ------
           Total operating expenses                          10,555          8,190         10,815           8,951          9,516
                                                             ------          -----         ------           -----          -----

           Income (loss) before income tax
            expense and cumulative effect of
            accounting changes                               (2,674)          (323)           989           3,427          6,586
Income tax expense (benefit) (note 12)                          297           (112)           374           1,236          2,247
                                                             ------         -------        ------          ------         ------
           Income (loss) before cumulative effect
            of accounting changes                            (2,971)          (211)           615           2,191          4,338
Cumulative effect of accounting changes:
     Income taxes (note 12)                                       -              -              -               -            400
     Postretirement benefits, net of tax benefit (note 14)        -              -              -               -         (1,216)
     Investments, net of tax expense (note 4)                     -              -              -               -            471
                                                             ------         ------         ------          ------         ------
           Net income (loss)                                $(2,971)          (211)           615           2,191          3,993
                                                            =======         ======         ======          ======         ======

Earnings (loss) per share                                    (0.98)         (0.07)          0.21                -              -
                                                            =======         ======         ======          ======         ======



See accompanying notes to consolidated financial statements.

                        FIRST SAVINGS BANK OF NEW JERSEY
                                AND SUBSIDIARIES

                 Consolidated Statements of Stockholders' Equity
                  For the nine-month period ended December 31,
                    1996, the year ended March 31, 1996, the
                      ten-month period ended March 31, 1995
                         and the year ended May 31, 1994

                                 (in thousands)

                                                                                                         Net
                                                                                                     unrealized
                                                                                                      loss on          Unallo-
                                                                                   Additional        securities         cated
                                                                      Common         paid-in          available          ESOP
                                                                      stock          capital          for sale          shares
                                                                     -------       ----------        -----------      ---------
Balance at May 31, 1993                                              $    -           -                 -                 -
     Net income for the year                                              -           -                 -                 -
     Cumulative effect of accounting change - investments,
        net of income tax benefit of $265                                 -           -                (471)              -
     Net unrealized loss on securities available for sale,
        net of income tax benefit of $2,748                               -           -              (8,097)              -
                                                                         ---       ------             -----             -----
Balance at May 31, 1994                                                   -           -              (8,568)              -
     Net income for the ten-month period                                  -           -                 -                 -
     Net proceeds of stock offering                                      302       11,702               -                 -
     Capitalization of mutual holding company                             -          (200)              -                 -
     Common stock acquired by ESOP                                        -           -                 -              (1,086)
     Amortization of ESOP shares                                          -             6               -                  54
     Net change in net unrealized losses on securities
        available for sale, net of income tax benefit
        of $248                                                           -           -                (254)              -
     Dividends declared at $0.125 per share                               -           -                 -                 -
                                                                         ---       ------             -----             -----
Balance at March 31, 1995                                                302       11,508            (8,822)           (1,032)
     Net income for the year                                              -           -                 -                 -
     Amortization of ESOP                                                 -           110               -                 217
     Common stock issued to MRP                                            4          578               -                 -
     Amortization of MRP                                                  -            20               -                 -
     Dividends declared at $0.5 per share                                 -           -                 -                 -
     Net change in unrealized losses on securities available
        for sale, net of income tax expense of $1,016                     -           -               2,554               -
                                                                         ---       ------             -----             -----
Balance at March 31, 1996                                                306       12,216            (6,268)             (815)
     Net loss for the period                                              -           -                 -                 -
     Amortization of ESOP                                                 -            85               -                 164
     Common stock issued to MRP                                                                         -                 -
     Amortization of MRP                                                  -            15               -                 -
     Dividends declared at $.125 per share                                -           -                 -                 -
     Net change in unrealized losses on securities available
        for sale, net of income tax expense of $428                       -           -               3,037               -
                                                                     -------       ------             -----             -----
Balance at December 31, 1996 (unaudited)                             $   306       12,316            (3,231)             (651)
                                                                     =======       ======            ======              ====

                                                                                      Retained
                                                                      Unamor-         earnings-        Total
                                                                       tized          substan-         stock-
                                                                        MRP            tially          holders'
                                                                      shares         restricted        equity
                                                                     --------        ----------       --------
Balance at May 31, 1993                                                   -            38,642          38,642
     Net income for the year                                              -             3,993           3,993
     Cumulative effect of accounting change - investments,
        net of income tax benefit of $265                                 -               -              (471)
     Net unrealized loss on securities available for sale,
        net of income tax benefit of $2,748                               -               -            (8,097)
                                                                         ---           ------          ------
Balance at May 31, 1994                                                   -            42,635          34,067
     Net income for the ten-month period                                  -             2,191           2,191
     Net proceeds of stock offering                                       -               -            12,004
     Capitalization of mutual holding company                             -               -              (200)
     Common stock acquired by ESOP                                        -               -            (1,086)
     Amortization of ESOP shares                                          -               -                60
     Net change in net unrealized losses on securities
        available for sale, net of income tax benefit
        of $248                                                           -               -              (254)
     Dividends declared at $0.125 per share                               -              (157)           (157)
                                                                         ---           ------          ------
Balance at March 31, 1995                                                 -            44,669          46,625
     Net income for the year                                              -               615             615
     Amortization of ESOP                                                 -               -               327
     Common stock issued to MRP                                         (582)             -               -
     Amortization of MRP                                                  87              -               107
     Dividends declared at $0.5 per share                                 -              (709)           (709)
     Net change in unrealized losses on securities available
        for sale, net of income tax expense of $1,016                     -               -             2,554
                                                                         ---           ------          ------
Balance at March 31, 1996                                               (495)          44,575          49,519
     Net loss for the period                                              -            (2,971)         (2,971)
     Amortization of ESOP                                                 -               -               249
     Common stock issued to MRP                                           -               -               -
     Amortization of MRP                                                  88              -               103
     Dividends declared at $.125 per share                                -             (352)           (352)
     Net change in unrealized losses on securities available
        for sale, net of income tax expense of $428                       -               -             3,037
                                                                        ----           ------          ------
Balance at December 31, 1996 (unaudited)                                (407)          41,252          49,585
                                                                        ====           ======          ======

See accompanying notes to consolidated financial statements.

                        FIRST SAVINGS BANK OF NEW JERSEY
                                AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

             For the nine-month periods ended December 31, 1996 and
                    1995, the year ended March 31, 1996, the
                      ten-month period ended March 31, 1995
                         and the year ended May 31, 1994

                                 (in thousands)



                                                                                           Nine-months ended              Year
                                                                                              December 31,                ended
                                                                                         --------------------           March 31,
                                                                                         1996            1995             1996
                                                                                         ----            ----             ----
                                                                                              (Unaudited)
Cash flows from operating activities:
     Net income (loss)                                                                  $ (2,971)           (211)            615
     Adjustments to reconcile net income to net cash (used in)
        provided by operating activities:
           Depreciation of office properties and equipment                                   425             460             528
           Loss (gain) on securities available for sale, net                                (373)          2,514           2,217
           Loss (gain) on sales of real estate acquired in
               settlement of loans                                                           (11)             52               7
           Provision for loan losses                                                          90             300             450
           Proceeds from sales of real estate acquired in settlement
               of loans                                                                      207             224             296
           Provision for loss on property                                                      -               -             -
           Amortization of ESOP and MRP shares                                               352             221             435
           Amortization (accretion) of premiums and discounts on
               investment securities and mortgage-backed securities                       (1,803)            (11)             15
           Net (decrease) increase in deferred loan fees                                    (116)              2             (65)
           Net (increase) decrease in accrued interest receivable,
               net                                                                           115            (920)           (540)
           Net decrease (increase) in prepaid expenses                                       272             627             363
           Net decrease (increase) in other assets                                        (1,202)           (885)            345
           Net (decrease) increase in accrued expenses and other
               liabilities                                                                 1,031            (810)           (241)
           Fair value adjustment of ESOP and MRP                                             -                94             -
                                                                                         -------         -------         -------
                  Total adjustments                                                       (1,013)          1,868           3,810
                                                                                         -------         -------         -------
                  Net cash (used in) provided by operating activities                     (3,984)          1,657           4,425
                                                                                         -------         -------         -------

Cash flows from investing activities:
     (Increase) decrease in loans receivable                                             (15,792)        (10,000)         (5,953)
     (Purchase) sale of investments                                                            -          11,395         (10,000)
     Principal payments and maturities of investments held to
        maturity                                                                              78          (5,653)         42,853
     Proceeds from maturities of securities available for sale                            21,061           2,631           5,000
     Proceeds from sales of securities available for sale                                142,227          22,486          25,871
     Purchases of securities available for sale                                          (60,877)       (150,399)       (187,221)
     (Purchase) sale of Federal Home Loan Bank stock                                          66          (1,586)         (5,612)
     Purchases of premises and equipment                                                    (371)           (192)           (141)
     Net increase in investments and loans to joint ventures                                 -               -               -
                                                                                         -------         -------         -------
                  Net cash provided by (used in) investing activities                     86,392        (131,318)       (135,203)
                                                                                          ======        ========        ========


                                                                                           Ten-
                                                                                          months            Year
                                                                                           ended            ended
                                                                                         March 31,         May 31,
                                                                                           1995              1994
                                                                                           ----              ----
Cash flows from operating activities:
     Net income (loss)                                                                      2,191             3,993
     Adjustments to reconcile net income to net cash (used in)
        provided by operating activities:
           Depreciation of office properties and equipment                                    427               471
           Loss (gain) on securities available for sale, net                                  547              (262)
           Loss (gain) on sales of real estate acquired in
               settlement of loans                                                         -                 (62)
           Provision for loan losses                                                          350               500
           Proceeds from sales of real estate acquired in settlement
               of loans                                                                     1,704               573
           Provision for loss on property                                                     -                 100
           Amortization of ESOP and MRP shares                                                 54               -
           Amortization (accretion) of premiums and discounts on
               investment securities and mortgage-backed securities                           (22)             (343)
           Net (decrease) increase in deferred loan fees                                      204              (425)
           Net (increase) decrease in accrued interest receivable,
               net                                                                            360              (927)
           Net decrease (increase) in prepaid expenses                                        174              (486)
           Net decrease (increase) in other assets                                           (334)           (1,400)
           Net (decrease) increase in accrued expenses and other
               liabilities                                                                  1,124             2,215
           Fair value adjustment of ESOP and MRP                                              -                 -
                                                                                           ------           -------
                  Total adjustments                                                         4,588               (47)
                                                                                           ------           -------
                  Net cash (used in) provided by operating activities                       6,779             3,946
                                                                                           ------           -------

Cash flows from investing activities:
     (Increase) decrease in loans receivable                                              (30,543)           32,590
     (Purchase) sale of investments                                                        (5,534)          (83,828)
     Principal payments and maturities of investments held to
        maturity                                                                            1,340            27,746
     Proceeds from maturities of securities available for sale                                -                 355
     Proceeds from sales of securities available for sale                                  25,000           319,337
     Purchases of securities available for sale                                               -            (276,012)
     (Purchase) sale of Federal Home Loan Bank stock                                          586             1,680
     Purchases of premises and equipment                                                     (816)             (602)
     Net increase in investments and loans to joint ventures                                  -                 (21)
                                                                                           ------           -------
                  Net cash provided by (used in) investing activities                      (9,967)           21,245
                                                                                           ======            ======

                                                                                                         (Continued)


                        FIRST SAVINGS BANK OF NEW JERSEY
                                AND SUBSIDIARIES

                Consolidated Statements of Cash Flows, Continued




                                                                             Nine-months ended               Year
                                                                                December 31,                 ended
                                                                          -----------------------          March 31,
                                                                          1996               1995            1996
                                                                          ----               ----            ----
                                                                               (Unaudited)


Cash flows from financing activities:
     Net increase (decrease) in deposits                                  $  (4,134)          3,403            1,044
     Net (decrease) increase in advance payments by borrowers
        for taxes and insurance                                                 348            (211)            (199)
     Increase (decrease) in borrowings                                      (70,519)        135,944          136,519
     Stock subscriptions (refunded) received                                      -               -              -
     Purchase of ESOP shares                                                      -               -              -
     Payment on ESOP debt                                                      (163)           (163)            (217)
     Proceeds from ESOP debt                                                      -               -              -
     Net proceeds of stock offering                                               -               -              -
     Transfer of working capital to holding company                               -               -              -
     Dividends paid                                                            (351)           (358)            (690)
                                                                            -------         -------          -------
                  Net cash provided by (used in) financing activities       (74,819)        138,615          136,457
                                                                            -------         -------          -------
Net increase (decrease) in cash and cash equivalents                          7,589           8,954            5,679
Cash and cash equivalents at beginning of year                               11,791           6,112            6,112
                                                                          ---------         -------          -------
Cash and cash equivalents at end of year                                  $  19,380          15,066           11,791
                                                                          =========         =======          =======

Supplemental schedule of noncash investing and financing activities:
        Real estate acquired in settlement of loans and transfer
           from investments in and loans to joint ventures, net           $     653              61               94
                                                                          =========              ==               ==
        Taxes (received) paid                                             $   1,100           1,379             (210)
                                                                          =========           =====             ====
        Interest paid                                                     $  21,252          16,266           23,780
                                                                          =========          ======           ======
        Transfer from HTM to AFS                                          $       -          50,000                -
                                                                          =========          ======           ======
        Implementation of MRP                                             $       -             682                -
                                                                          =========             ===           ======



                                                                           Ten-
                                                                           months            Year
                                                                           ended            ended
                                                                          March 31,          May 31,
                                                                           1995              1994
                                                                           ----              ----



Cash flows from financing activities:
     Net increase (decrease) in deposits                                   (27,301)          (10,023)
     Net (decrease) increase in advance payments by borrowers
        for taxes and insurance                                                647               (60)
     Increase (decrease) in borrowings                                      14,000           (50,000)
     Stock subscriptions (refunded) received                               (37,485)           37,485
     Purchase of ESOP shares                                                (1,086)              -
     Payment on ESOP debt                                                      (54)              -
     Proceeds from ESOP debt                                                 1,086               -
     Net proceeds of stock offering                                         12,010               -
     Transfer of working capital to holding company                           (200)              -
     Dividends paid                                                           (156)              -
                                                                           -------           -------
                  Net cash provided by (used in) financing activities      (38,539)          (22,599)
                                                                           -------           -------
Net increase (decrease) in cash and cash equivalents                       (41,727)            2,592
Cash and cash equivalents at beginning of year                              47,839            45,247
                                                                           -------           -------
Cash and cash equivalents at end of year                                     6,112            47,839
                                                                           =======           =======

Supplemental schedule of noncash investing and financing activities:
        Real estate acquired in settlement of loans and transfer
           from investments in and loans to joint ventures, net                415             1,088
                                                                               ===             =====
        Taxes (received) paid                                                1,377             3,280
                                                                             =====             =====
        Interest paid                                                       15,831            20,951
                                                                            ======            ======
        Transfer from HTM to AFS                                                 -                 -
                                                                            ======            ======
        Implementation of MRP                                                    -                 -
                                                                            ======            ======





See accompanying notes to consolidated financial statements.

                        FIRST SAVINGS BANK OF NEW JERSEY
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1996 (Unaudited) and
                             March 31, 1996 and 1995

(1) Summary of Significant Accounting Policies

Principles of consolidation:

   The consolidated financial statements include the accounts of First Savings
    Bank of New Jersey (the Bank) and its wholly-owned subsidiaries, Bayonne Old Mill Service Corp., Bayonne Service Corp. and The Final Bayonne Service Corp. All significant intercompany balances and transactions have been eliminated in consolidation.

Business:

   The Bank provides a full range of banking services to individual and corporate customers in New Jersey. The Bank is subject to competition from other financial institutions and to the regulations of certain Federal and state agencies and undergoes periodic examinations by those regulatory authorities.

   As a result of the plan of reorganization and stock issuance (see note 2), the Bank adopted a reporting date to coincide with the calendar quarter ended March 31. These consolidated financial statements are presented for the nine-month periods ended December 31, 1996 and 1995, the year ended March 31, 1996, the ten-month period ended March 31, 1995 and the year ended May 31, 1994.

   In the opinion of management, the accompanying unaudited consolidated financial statements as of December 31, 1996 and for the nine-month periods ended December 31, 1996 and 1995, include all recurring adjustments considered necessary for a fair presentation. Operating results for the interim period ended December 31, 1996 are not necessarily indicative of results that may be expected for the year ended March 31, 1997.

   The following are the significant accounting policies which were followed in preparing and presenting these consolidated financial statements.

Basis of financial statement presentation:

   The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated statements of financial condition and income. Actual results could differ significantly from those estimates.

   Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the reserve for losses on investments in and loans to joint ventures, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses, the reserve for losses on investments in and loans to joint ventures, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, management generally obtains independent appraisals for significant properties.

                                                             (Continued)

                        FIRST SAVINGS BANK OF NEW JERSEY
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, cont.

   A substantial portion of the Bank's loans are secured by real estate in the New Jersey market. In addition, although not significant, real estate owned is located in that same market. Accordingly, as with most financial institutions in the market area, the ultimate collectibility of a substantial portion of the Bank's loan portfolio and the recovery of the carrying amount of real estate owned are susceptible to changes in market conditions.

Investment and mortgage-backed securities:

   On June 1, 1993, the Bank adopted Statement of Financial Accounting Standards
    No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). Accordingly, investment and mortgage-backed securities that are not categorized as either held to maturity or trading account securities are classified as securities available for sale. Securities available for sale include debt and mortgage-backed securities that are held for an indefinite period of time and are not intended to be held to maturity, as well as shares of mortgage-backed mutual funds. Securities available for sale include securities that management intends to use as part of its overall asset/liability management strategy and that may be sold in response to changes in interest rates and resultant prepayment risk and other factors related thereto. Securities available for sale are carried at fair value, and unrealized gains and losses (net of related tax effects) on such securities are excluded from earnings but are included in stockholders' equity. Upon realization, such gains and losses will be included in earnings using the specific identification method. Gains and losses on sales of mutual fund shares are based upon the weighted average cost method. Management determines the appropriate classification of investment and mortgage-backed securities as either available for sale or held to maturity at the purchase date. Investment securities and mortgage-backed securities, other than those designated as available for sale or trading, are comprised of debt securities that the Bank has the positive intent and ability to hold to maturity. These securities held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts using the level-yield method over the estimated lives of the securities.

Loans receivable:

   Loans are carried at their unpaid principal amount, less unearned discounts, net of deferred loan origination fees and costs and commitment fees. Unearned discounts are recognized over the contractual lives of the loans using the level-yield method.

   The accrual of interest income and amortization of deferred fee income on loans is generally discontinued when a loan is past due 120 days or more, or when certain factors indicate reasonable doubt as to the timely collectibility of such income. Loans that are past due on which the

                                                                     (Continued)

                        FIRST SAVINGS BANK OF NEW JERSEY
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, cont.

    accrual of income has been discontinued are designated as nonaccrual and all previously accrued interest income is reversed. Interest income is recognized subsequently only in the period collected. Loans are returned to an accrual status when factors indicating doubtful collectibility on a timely basis no longer exist.

 Allowance for loan losses

   A provision for loan losses is charged to operations based on management's evaluation of the credit risk in its portfolio. Such evaluation includes a review of all loans for which full collectibility may not be reasonably assured and considers, among other matters, the estimated net realizable value of the underlying collateral, economic conditions and other matters which warrant consideration.

   Management believes that the allowance for losses on loans is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions in their market area. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

 Loan impairment:

   Statement of Financial Accounting Standards SFAS No. 114, "Accounting by
    Creditors for Impairment of a Loan" (SFAS 114) and SFAS 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," were adopted prospectively on April 1, 1995. These statements address the accounting for impaired loans and specify how allowances for loan losses related to these impaired loans are calculated. The Bank defined the population of impaired loans to include nonaccrual loans in excess of $500,000. Smaller balance homogeneous loans that are collectively evaluated for impairment such as residential mortgage loans are specifically excluded from the impaired loan portfolio. Adoption of these new standards had no effect on the level of the allowance for loan losses or operating results for the year ended March 31, 1996. SFAS 114 also provides that in-substance foreclosed loans should not be included in real estate owned for financial reporting purposes, but rather should be included in the loan portfolio.

 Loan origination fees and costs:

   Loan origination fees, net of certain direct loan origination costs, are deferred and amortized into income over the lives of the related loans as an adjustment to the related loan yields.

                                                                    (Continued)

                        FIRST SAVINGS BANK OF NEW JERSEY
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, cont.

 Loan servicing

   The Bank services real estate loans for investors which are not included in the accompanying consolidated statements of financial condition. Net fees earned for servicing loans are reported as income when the related mortgage loan payments are collected and are not significant. Loan servicing costs are charged to expense as incurred.

 Real estate acquired in settlement of loans

   When properties are acquired through foreclosure or by deed in lieu of foreclosure, they are transferred at estimated fair value, and any required write-downs are charged to the allowance for loan losses. Subsequently, such properties are carried at the lower of the adjusted cost or fair value less estimated selling costs. Estimated fair value of the property is generally based on an appraisal. The Bank maintains an allowance for real estate losses for subsequent declines in estimated fair value. Certain costs incurred in preparing properties for sale are capitalized. Expenses of holding foreclosed properties, net of other income, are charged to operations as incurred. Gains and losses from sales of such properties are recognized as incurred.

 Office properties and equipment

   Depreciation on office properties and equipment, exclusive of land, is computed using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to expense, improvements are capitalized and gains or losses on disposals are credited or charged to operations.

 Income taxes

   Effective June 1, 1993, the Bank adopted Statement of Financial Accounting
    Standards No. 109, "Accounting for Income Taxes" (SFAS 109). The adoption of SFAS 109 changes the Bank's method of accounting for income taxes from the deferred method required under Accounting Principles Board Opinion No. 11 to the asset and liability method under SFAS 109. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying value amounts of existing assets and liabilities and their respective tax bases.

 Pension plans

   The Bank maintains a noncontributory defined benefit pension plan for the benefit of all eligible employees. It is the Bank's policy to fund the plan in an amount equal to at least the minimum contribution required by the Employee Retirement Income Security Act of 1974 (ERISA).

 Other postretirement benefit plans:

   In addition to the Bank's defined benefit plan, the Bank provides a retiree medical insurance plan to its retirees. The plan is first available to retirees at the age of 65 years and with 30 years of service to the Bank.

                                                                    (Continued)

                        FIRST SAVINGS BANK OF NEW JERSEY
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

 (1) Summary of Significant Accounting Policies, cont.

   Effective June 1, 1993, the Bank adopted Statement of Financial Accounting
    Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS 106), and elected immediate recognition of the transition obligation. The adoption of SFAS 106 changes the Bank's method of accounting for postretirement benefits from the cash basis to the accrual method under SFAS 106.

 Consolidated statements of cash flows:

   The Bank considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. For purposes of the consolidated statements of cash flows, cash equivalents consist of deposits in other financial institutions and short-term mutual funds.

 Earnings per share:

   Earnings per common share is calculated by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Comparative income per share data is not presented for 1995 as the Bank completed its initial public offering on January 9, 1995, and shares were not outstanding for the entire ten-month period ended March 31, 1995. The weighted average number of shares outstanding during the nine-month periods ended December 31, 1996 and 1995 and the year ended March 31, 1996 used in the earnings per share calculation was 2,989,356, 2,949,333 and 2,956,187, respectively.

 Reclassifications:

   Certain reclassifications have been made to the 1995 and 1994 amounts to conform to the 1996 presentation.

 (2) Plan of Reorganization and Stock Issuance

   In December 1993, the Board of Directors of the Bank unanimously adopted the Plan of Reorganization from a Mutual Savings and Loan Association to a Mutual Holding Company and Stock Issuance Plan, which plan was subsequently amended (as amended, the Plan). Pursuant to the Plan, the Bank reorganized from a New Jersey chartered mutual savings and loan association into a Federal mutual holding company and concurrently formed a New Jersey chartered capital stock savings and loan association subsidiary.

   Following the completion of the reorganization, all depositors who had membership or liquidation rights with respect to the Bank as of the effective date of the reorganization will continue to have such rights solely with respect to the holding company so long as they continue to hold deposit accounts with the Bank. In addition, all persons who become depositors of the Bank subsequent to the reorganization will have such membership and liquidation rights with respect to the holding company. Borrower members of the Bank at the time of the reorganization will have the same membership rights in the holding company that they had in the Bank immediately prior to the reorganization so long as their existing borrowings remain outstanding. Borrowers will not receive membership rights in connection with any new borrowings made after the reorganization.

                                                                    (Continued)

                        FIRST SAVINGS BANK OF NEW JERSEY
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

 (2) Plan of Reorganization and Stock Issuance, cont.

   As part of the reorganization, the Bank was authorized to offer stock in one or more offerings, up to a maximum of 49.9% of the issued and outstanding shares of its common stock.

   On April 15, 1994, the Bank received initial approval from the Office of Thrift Supervision (OTS) to solicit subscribers for stock. The initial subscription period ended on May 25, 1994. The Bank received $37.5 million in cash subscriptions and $9.0 million in subscriptions via withdrawal authorization from deposit accounts at the Bank.

   On July 15, 1994, the Bank terminated the initial subscription offering and returned all cash subscriptions due to lack of final OTS approval of the transaction.

   On January 9, 1995, the Bank completed its minority stock offering whereby the Bank issued 1,358,000 shares at $10 per share for a total of $13.6 million, which represents a minority ownership of 45% of the Bank based upon its valuation by an independent appraiser. The net proceeds of the stock offering, after reflecting offering expenses of $1.6 million, were $12.0 million. The proceeds were added to the Bank's general funds to be used for general corporate purposes.

   As part of the reorganization to the stock form of ownership, the First
    Savings Bank of New Jersey Employee Stock Ownership Plan (ESOP) purchased 109,000 shares of the Bank's common stock at $10 per share, or $1.1 million, which was funded by a loan from an unaffiliated lender. The Bank intends to make discretionary cash contributions to the ESOP sufficient to service the amount borrowed.

   In December 1996, the Board of Directors of Bayonne Bankshares, M.H.C., the mutual holding company of the Bank, adopted a proposed Plan of Conversion to convert Bayonne Bankshares, M.H.C. to stock form and to reorganize Bayonne Bancshares, M.H.C., and the Bank by forming a new stock Delaware corporation to become the parent company of the Bank. The new Delaware corporation will exchange certain shares of its common stock for the outstanding common stock of the Bank and will issue and offer for sale certain additional shares of its common stock. The additional shares of common stock of the new Delaware corporation will be offered to eligible account holders of the Bank as of December 31, 1994, who will receive nontransferable subscription rights to purchase these shares, as well as certain other persons as provided for in the Plan. The amount and pricing of the proposed stock opportunity will be based on an independent appraisal of the Bank.

                                                                     (Continued)

                        FIRST SAVINGS BANK OF NEW JERSEY
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

 (2) Plan of Reorganization and Stock Issuance, cont.

   In connection with the proposed transaction, Bayonne Bankshares, M.H.C. will file applications with the Office of Thrift Supervision and a registration statement with the U.S. Securities and Exchange Commission with respect to the reorganization and common stock offering. After receipt of the required regulatory approvals, the Plan of Conversion will be submitted to the members of Bayonne Bancshares, M.H.C. for approval by at least a majority of the votes eligible to be cast at a special meeting and will also be submitted by the Bank's stockholders for approval at a special meeting. The transaction is expected to be completed during the second quarter of 1997.

 (3) Regulatory Matters

   Capital distributions, in the form of any dividend paid or other distribution in cash or in kind, are limited by the OTS. A Tier 1 association, which is defined as an association that has capital immediately prior to a proposed capital distribution that is equal to or greater than the amount of its fully phased-in capital requirement, is authorized to make capital distributions during a calendar year up to the higher of 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year, or 75% of its net income over the most recent four-quarter period. The Bank is a Tier 1 association.

   The Financial Institutions Reform, Recovery and Enforcement Act of 1989
    (FIRREA) was signed into law on August 9, 1989 and the regulations for savings institutions' minimum capital requirements went into effect on December 7, 1989. In addition to its capital requirements, FIRREA includes provisions for changes in the Federal regulatory structure for institutions, including a new deposit insurance system, increased deposit insurance premiums, and restricted investment activities with respect to non-investment grade corporate debt and certain other investments. FIRREA also increases the required ratio of housing-related assets in order to qualify as a savings institution.

   The regulations require institutions to have a minimum regulatory tangible capital ratio equal to 1.5% of adjusted tangible assets, a minimum 3% core capital ratio and an 8% risk-based capital ratio.

   In addition, the OTS issued a final regulation on September 8, 1993, adding an interest rate risk (IRR) capital component to its risk-based capital rule. The effective date of the new rule has been delayed, but is expected to occur shortly. The OTS will measure an institution's IRR using the OTS market value model. An institution's IRR will be expressed as a change in its net portfolio value (NPV) resulting from a hypothetical 200 basis point increase or decrease in interest rates (whichever leads to a lower NPV) divided by the present value of its assets. Institutions whose measured IRR is less than or equal to 2% will not be required to maintain additional capital for IRR.
                                                                     (Continued)

                        FIRST SAVINGS BANK OF NEW JERSEY
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

 (3) Regulatory Matters, cont.

   The Federal Deposit Insurance Corporation Improvement Act (FDICIA) was signed into law on December 19, 1991. Regulations implementing the prompt corrective action provisions of FDICIA became effective on December 19, 1992. In addition to the prompt corrective action requirements, FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the Federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting and operations.

   The prompt corrective action regulations defined specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Institutions categorized as "undercapitalized" or worse are subject to certain restrictions, including the requirement to file a capital plan with the OTS, prohibitions on the payment of dividends and management fees, restrictions on executive compensation, and increased supervisory monitoring, among other things. Other restrictions may be imposed on the institution either by the OTS or by the Federal Deposit Insurance Corporation (FDIC), including requirements to raise additional capital, sell assets, or sell the entire institution. Once an institution becomes "critically undercapitalized," it is generally placed in receivership or conservatorship within 90 days.

   To be considered "well capitalized," an institution must generally have a leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6%, and a total risk-based capital ratio of at least 10%.

   New Jersey banking statutes further restrict the amounts of dividends paid by the Bank on its common stock to an amount which, following the payments of such dividends, will not reduce paid-in capital and retained earnings to an amount less than 50% of common stock or the payment of such dividend will not reduce the statutory surplus of the Bank.

   During the year ended March 31, 1996, the Bank declared cash dividends to holders of common stock of the Bank amounting to $.50 per share. The Bank's mutual holding company, waived the receipt of the cash dividends paid by the Bank, and it currently intends to continue this policy. There can be no assurance that the Bank's regulators will permit future dividend waivers or the terms of such waivers. Total waived dividends amount to $1.7 million and $1.0 million at December 31, 1996 and March 31, 1996, respectively.

                                                                     (Continued)

                        FIRST SAVINGS BANK OF NEW JERSEY
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

 (4) Securities Available for Sale

   As discussed in note 1, the Bank adopted SFAS 115 as of June 1, 1993. The cumulative effect of this change in accounting for investments of $471,000, net of income tax expense of $265,000, is determined as of June 1, 1993 and is reported separately in the consolidated statement of income for the year ended May 31, 1994.

   In November 1995, the Financial Accounting Standards Board issued a special report on the implementation of SFAS No. 115. This special report provided an opportunity for a one time reassessment of the classification of securities as of a single measurement date between November 15, 1995 and December 31, 1995. In December 1995, the Bank recorded a transfer of $50.0 million of U.S. Government Agency Securities and U.S. Treasury notes to available for sale from the held to maturity portfolio and subsequently sold $25.0 million of the securities prior to December 31, 1995

   Securities available for sale at December 31, 1996 and March 31, 1996 and
    1995 are summarized as follows (in thousands):


                                                          Gross           Gross
                                        Amortized      unrealized       unrealized        Market
                                           cost           gains           losses           value
                                      ------------     ----------       -----------      --------
December 31, 1996 (unaudited):
     U.S. Government and agency
        obligations                     $ 69,940             -            1,847           68,093
     Mortgage-backed securities:
        GNMA                              20,464             -               99           20,365
        FNMA                              21,788             62             119           21,731
        FHLMC                            130,076             43           2,201          127,918
        CMOs                              12,779             -              277           12,502
        Private issue                     35,952             -              609           35,343
                                        --------            ---          ------          -------
                                        $290,999            105           5,152          285,952
                                        ========            ===           =====          =======



                                                                     (Continued)

                        FIRST SAVINGS BANK OF NEW JERSEY
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(4) Securities Available for Sale, cont.


                                                         Gross           Gross
                                        Amortized      unrealized       unrealized      Market
                                          cost           gains           losses         value
                                       -----------     -----------      -----------     -------

March 31, 1996:
     U.S. Government and agency
        obligations                     $ 94,868             -            1,994           92,874
     Mutual funds                         71,440             -            2,274           69,166
     Mortgage-backed securities:
        GNMA                                  81             -              -                 81
        FNMA                              30,771             -              199           30,572
        FHLMC                            152,962             -            3,116          149,846
        CMOs                              13,664             -              363           13,301
        Private issue                     27,448             -              567           26,881
                                         -------            ---          ------          -------
                                        $391,234             -            8,513          382,721
                                        ========            ===           =====          =======

March 31, 1995:
     U.S. Government and agency
        obligations                       69,908             -            5,570           64,338
     Mutual funds                         67,089             -            3,020           64,069
     Mortgage-backed securities:                             -

        GNMA                                  90             -              -                 90
        FNMA                              15,464             -            1,214           14,250
        FHLMC                             26,428             -            1,150           25,278
        CMOs                              14,647             -            1,130           13,517
                                        --------            ---          ------          -------
                                        $193,626             -           12,084          181,542
                                        ========                         ======          =======



   The amortized cost and market value of securities available for sale at December 31, 1996 and March 31, 1996 by contractual maturity are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

                                                     Amortized        Market
                                                       cost            value
                                                    ----------        -------
December 31, 1996 (unaudited):
     Due with one year                               $      -               -
     Due after one year through five years             51,981          51,019
     Due after five years through ten years            14,967          14,213
     Due after ten years                                2,992           2,861
                                                      -------         -------
     Mortgage-backed securities                       221,059         217,859
                                                      -------         -------
                                                     $290,999         285,952
                                                     ========         =======

March 31, 1996:
     Due with one year                                 24,943          24,828
     Due after one year through five years             49,963          48,631
     Due after five years through ten years            14,964          14,437
     Due after ten years                                4,998           4,977
                                                      -------         -------
                                                       94,868          92,873
     Mutual funds                                      71,440          69,166
     Mortgage-backed securities                       224,926         220,682
                                                      -------         -------
                                                     $391,234         382,721
                                                     ========         =======


                                F-16
                                                                     (Continued)

                        FIRST SAVINGS BANK OF NEW JERSEY
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

 (4) Securities Available for Sale, cont.

   During the nine-month periods ended December 31, 1996 and 1995 and for the year ended March 31, 1996, the ten-month period ended March 31, 1995 and the year ended May 31, 1994, proceeds from sales of securities available for sale of $142.2 million, $22.5 million, $25.9 million, $25.0 million and $319.3 million, respectively, were received, resulting in gross gains of $464,000, $0, $296,000, $0 and $1.3 million, respectively, and gross losses of $3.3 million, $3.7 million, $2.5 million, $547,000 and $1.0 million, respectively.

   Pledged securities, under reverse repurchase agreements included above, amount to $38.0 million and $87.9 million as of December 31, 1996 and March 31, 1996, respectively, and had an estimated market value of $36.6 million and $86.1 million, respectively. The securities are predominantly United States Government agency securities and are under the joint control of the Bank and the counter party to the agreements at year end.

 (5) Securities Held to Maturity

   Securities held to maturity at December 31, 1996 and March 31, 1996 and 1995 are summarized as follows (in thousands):



                                                          Gross           Gross
                                       Amortized        unrealized      unrealized        Market
                                          cost            gains           losses          value
                                       ---------         --------       ----------        ------


December 31, 1996 (unaudited):
     Tax-exempt obligations             $ 2,422              107            -              2,529
     U.S. Government and agency
        obligations                       8,855               -             -              8,855
                                        -------              ---          -----           ------
                                        $11,277              107            -             11,384
                                        =======              ===          =====           ======
March 31, 1996:
     Tax-exempt obligations             $ 2,500               71            -              2,571
     U.S. Government and agency
        obligations                       8,855              248            -              9,103
                                        -------              ---          -----           ------
                                        $11,355              319            -             11,674
                                        =======              ===          -----           ======
March 31, 1995:
     Tax-exempt obligations               3,974               32              5            4,001
     U.S. Government and agency
        obligations                      83,725               -           7,936           75,789
                                         ------              ---          -----           ------
                                        $87,699               32          7,941           79,790
                                        =======               ==          =====           ======



                                                                     (Continued)

                        FIRST SAVINGS BANK OF NEW JERSEY
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

 (5) Securities Held to Maturity, cont.

   The amortized cost and market value of securities held to maturity at December 31, 1996 and March 31, 1996 by contractual maturity are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

                                                    Amortized        Market
                                                      cost           value
                                                    ---------        ------
December 31, 1996 (unaudited):
     Due in one year or less                        $    50              50
     Due after one year through five years            8,955           8,956
     Due after five years through ten years             982           1,028
     Due after ten years                              1,290           1,350
                                                     ------          ------
                                                    $11,277          11,384
                                                    =======          ======
March 31, 1996:
     Due in one year or less                             50              50
     Due after one year through five years            9,005           9,256
     Due after five years through ten years             983           1,018
     Due after ten years                              1,317           1,350
                                                    -------          ------
                                                    $11,355          11,674
                                                    =======          ======


 (6) Loans Receivable, Net

   A summary of loans receivable at December 31, 1996, March 31, 1996 and 1995 is as follows (in thousands):


                                                                 March 31,
                                        December 31,     ----------------------
                                           1996           1996            1995
                                        ------------     --------       -------

                                        (unaudited)

Real estate loans:
     One- to four-family residential     $205,343        189,283        190,685
     Multifamily and commercial             9,916         14,253         11,239
                                          -------        -------        -------
        Total real estate loans           215,259        203,536        201,924
                                          -------        -------        -------

Consumer loans:
     Home equity loans                     28,029         24,851         20,677
     Passbook                                 294            322            382
     Other                                    468            341            355
                                          -------        -------        -------
        Total consumer loans               28,791         25,514         21,414
                                           ------         ------         ------
        Total loans                       244,050        229,050        223,338

Unearned discounts and deferred fees       (1,927)        (2,043)        (2,108)
Allowance for loan losses                  (2,929)        (2,979)        (2,676)
                                         --------        -------        -------
                                         $239,194        224,028        218,554
                                         ========        =======        =======


                                                                     (Continued)

                        FIRST SAVINGS BANK OF NEW JERSEY
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

 (6) Loans Receivable, Net, cont.

   A summary of the activity in the allowance for loan losses for the nine-month periods ended December 31, 1996 and 1995, the year ended March 31, 1996, the ten-month period ended March 31, 1995 and the year ended May 31, 1994 is as follows (in thousands):



                                                                                      Ten
                                            Nine-months ended          Year          months          Year
                                              December 31,             ended          ended          ended
                                           ------------------        March 31,      March 31,       May 31,
                                           1996          1995          1996           1995           1994
                                           ----          ----          ----           ----           ----
                                               (unaudited)


Allowance for loan losses
  at beginning of period                 $2,979         2,677         2,677         2,918           2,597
Provision for loan losses                    90           300           450           350             500
Charge-offs, net                           (140)         (306)         (148)         (591)           (179)
                                          -----         -----         -----         -----           -----
Allowance for loan losses
  at end of period                       $2,979         2,671         2,979         2,677           2,918


   At December 31, 1996 and 1995, March 31, 1996 and 1995 and May 31, 1994,
    first mortgage loans serviced by the Bank for investors amounted to approximately $15.5 million, $20.1 million, $18.1 million, $21.7 million and $24.6 million, respectively.

   Nonaccrual loans totaled $3.8 million, $4.1 million, $4.8 million, $3.5 million and $5.4 million at December 31, 1996 and 1995, March 31, 1996, 1995 and May 31, 1994, respectively. In addition, at December 31, 1996 and 1995, March 31, 1996, 1995 and May 31, 1994, loans receivable 120-days delinquent and accruing interest totaled $450,000, $311,000, $456,000, $194,000 and
    $204,000, respectively. The amount of interest income on nonaccrual loans, which would have been recorded had these loans continued to pay interest at the original contract rate, was approximately $510,000, $200,000, $468,000, $241,000 and $440,000 for the nine-month periods ended December 31, 1996 and 1995, for the year ended March 31, 1996, the ten-month period ended March 31, 1995 and the year ended May 31, 1994, respectively.

   The recorded investment in loans receivable considered impaired under the provisions of SFAS 114, as adopted was $0 at December 31, 1996 and March 31, 1996.

   At December 31, 1996, March 31, 1996 and 1995, loans to officers and directors amounted to approximately $1.4 million, $739,000 and $828,000, respectively. All loans were performing according to their terms.

                                                                     (Continued)

                        FIRST SAVINGS BANK OF NEW JERSEY
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

 (7) Accrued Interest Receivable

   A summary of accrued interest receivable at December 31, 1996, March 31, 1996 and 1995 is as follows (in thousands):

                                                                March 31,
                                        Dec. 31,          -------------------
                                         1996             1996           1995
                                         ----             ----           ----
                                      (unaudited)

Loans                                   $1,628           1,584          1,476
Mortgage-backed securities               1,099           1,065            258
Investment securities                      902           1,095          1,471
                                         -----           -----          -----
                                        $3,629           3,744          3,205




 (8) Investments in and Loans to Joint Ventures, Net

   The Bank, through its wholly-owned subsidiaries Bayonne Service Corp. and Bayonne Old Mill Service Corp. (Service Corp.), had entered into joint venture agreements with builders and developers whereby the Bank and its subsidiaries have made equity investments in and loans to these joint ventures. The Bank had 50% interests in two joint ventures, Old Mill Estates and Turtle Creek Associates (Turtle Creek). Old Mill Estates was liquidated during the year ended May 31, 1993.

   The Bank placed the loan to Turtle Creek on nonaccrual status during 1991. If this loan had continued to realize interest in accordance with contractual terms, approximately $40,000 of additional interest income would have been realized for the year ended May 31, 1994.

   The Bank sold its interest in the Turtle Creek joint venture in November 1993 for $425,000 in cash and a $48,000 note receivable, and recorded a $210,000 gain from real estate operations. At March 31, 1996 and 1995 and May 31, 1994, the Bank has no investments in or loans to joint ventures. However, the Bank remains contingently liable for irrevocable letters of credit amounting to $165,000, $165,000 and $598,000 at December 31, 1996, March 31,
    1996 and 1995, respectively. The Bank's irrevocable letters of credit expire annually, with automatic renewal clauses until completion of the project. The letters of credit were issued to the City of Medford, and may be drawn upon by the city in the event certain improvements are not completed on land previously owned by the joint venture of the Bank.

                                                                    (Continued)

                        FIRST SAVINGS BANK OF NEW JERSEY
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

 (8) Investments in and Loans to Joint Ventures, Net, cont.

   (Loss) gain from real estate operations, net, for the nine-month periods ended December 31, 1996 and 1995, the year ended March 31, 1996, the ten-month period ended March 31, 1995 and the year ended May 31, 1994 is summarized as follows (in thousands):


                                      Nine-                                 Ten
                                   months ended            Year            months         Year
                                   December 31,           ended            ended          ended
                                 ---------------         March 31,        March 31,      May 31,
                                 1996       1995           1996             1995          1994
                                 ----       ----           ----             ----          ----
                                   (unaudited)
Gain on sale of Turtle
     Creek investment          $   -                         -               -            210
Other                              -        (25)           (25)            (62)           (38)
                               -----        ---            ---             ---            ---
                               $   -        (25)           (25)            (62)           172
                               ----         ---            ---             ---            ---



(9) Office Properties and Equipment, Net

   Office properties and equipment at December 31, 1996, March 31, 1996 and 1995 are summarized as follows (in thousands):


                                                              March 31,
                                  Dec. 31,            ---------------------
                                    1996              1996             1995
                                 --------             ----             ----
                                (unaudited)

Land                              $1,693              1,693            1,693
Building and improvements          5,247              5,237            5,215
Furniture, equipment and
 automobiles                       3,343              2,876            2,757
                                  ------              -----            -----
                                  10,283              9,806            9,665
Less accumulated depreciation
 and amortization                  4,337              3,806            3,278
                                  ------              -----            -----
                                  $5,946              6,000            6,387
                                  ======              =====            =====



                                                                    (Continued)

                        FIRST SAVINGS BANK OF NEW JERSEY
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(10) Deposits

        Deposits at December 31, 1996, March 31, 1996 and 1995 are summarized as follows (in thousands):



                                                            As of December 31, 1996 (Unaudited)
                                                            -----------------------------------
                                            Interest           Weighted
                                              rate             average
                                             range              rate                 Amount             %
                                            --------           --------              ------           -----
Types of deposits:
     Passbooks                               2.92               2.92                $132,370          30.00
     NOW accounts                            2.44               2.44                  29,736           6.74
     Money market deposit accounts           2.44               2.44                  14,192           3.22
     Noninterest-bearing demand               -                   -                   10,664           2.42
     Club accounts                            -                   -                      442           0.09
                                                                                     -------          -----
                                                                                     187,404          42.47

Certificates of deposit                   4.34-9.50             5.97                 253,885          57.53
                                                                                     -------          -----
        Total deposits                                                              $441,289         100.00
                                                                                    ========         ======



                                                                    As of March 31, 1996
                                                               -----------------------------
                                            Interest           Weighted
                                              rate             average
                                             range              rate                 Amount             %
                                            --------           --------              ------           -----
Types of deposits:
     Passbooks                             2.92%                2.90%               $134,939          30.29
     NOW accounts                           2.44                2.48                  30,288           6.80
     Money market deposit accounts          2.44                2.50                  14,279           3.21
     Noninterest-bearing demand              -                    -                    8,333           1.87
     Club accounts                           -                    -                      671           0.15
                                                                                     -------         ------
                                                                                     188,510          42.32
Certificates of deposit                     2.92-9.50           6.03%                256,914          57.68
                                                                                    --------         ------
        Total deposits                                                              $445,424         100.00
                                                                                    ========         ======



                                                                    As of March 31, 1995
                                                               -----------------------------
                                            Interest           Weighted
                                              rate             average
                                             range              rate                 Amount             %
                                            --------           --------              ------           -----
Types of deposits:
     Passbooks                             2.92%                2.92%               $142,837          32.14
     NOW accounts                           2.44                2.21                  27,772           6.25
     Money market deposit accounts          2.44                2.44                  16,095           3.62
     Noninterest-bearing demand              -                    -                    5,185           1.17
     Club accounts                           -                    -                      707           0.15
                                                                                     -------         ------
                                                                                     192,596          43.33
Certificates of deposit                     2.96-9.50            6.10                251,784          56.67
                                                                                     -------         ------
        Total deposits                                                              $444,380         100.00
                                                                                    ========         ======


                                                                     (Continued)

                        FIRST SAVINGS BANK OF NEW JERSEY
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(10) Deposits, cont.

   Certificates of deposit at December 31, 1996 and March 31, 1996 have scheduled maturities as follows (in thousands):

December 31, 1996 (unaudited):
     Within one year                      $ 68,969
     One to three years                    173,810
     Three to five years                    11,106
                                           -------
                                          $253,885
                                          ========

March 31, 1996:
     Within one year                       155,224
     One to three years                     90,747
     Three to five years                    10,538
     Thereafter                                405
                                          --------
                                          $256,914
                                          ========



   Interest expense on deposits for the nine-month periods ended December 31, 1996 and 1995, the year ended March 31, 1996, the ten-month period ended March 31, 1995 and the year ended May 31, 1994 is comprised of the following (in thousands):

                                                                                            Ten-
                                             Nine-months ended             Year            months           Year
                                                December 31,               ended            ended           ended
                                            --------------------          March 31,        March 31,        May 31,
                                            1996           1995             1996             1995             1994
                                            ----           ----           --------         ---------        -------
                                                (unaudited)
Regular, club and certificates
  of deposit                               $14,860         14,705          19,611            14,633          18,093
NOW and money market checking                  859            838           1,149               995           1,174
                                            ------         ------          ------            ------          ------
                                           $15,719         15,543          20,760            15,628          19,267
                                           =======         ======          ======            ======          ======


   Time deposits of $100,000 or more totaled approximately $45.5 million, $42.9 million and $30.5 million as of December 31, 1996, March 31, 1996 and 1995, respectively.

(11) Borrowings

   Borrowings are summarized as follows (in thousands):

                                                                        March 31,
                                        December 31,           -----------------------
                                           1996                1996               1995
                                        ------------           ----               ----
                                        (unaudited)

FHLB advances                              $ 50,000            59,600           14,000
Securities sold under agreements
 to repurchase                               30,000            90,919               -
                                             ------           -------           ------
     Total borrowings                      $ 80,000           150,519           14,000
                                           ========           =======           ======



                                                                     (Continued)

                        FIRST SAVINGS BANK OF NEW JERSEY
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(11) Borrowings, cont.

   The FHLB advances are as follows at December 31, 1996, March 31, 1996 and
    1995(in thousands):

                                         Available         Drawn         Rate        Maturity
                                        -----------       --------      ------      ----------

December 31, 1996 (unaudited):
     Term loans:                          $10,000           10,000       5.59%       Jan. 1999
                                           10,000           10,000       5.51        Jan. 1998
                                            5,000            5,000       5.47        Jan. 1997
                                           25,000           25,000       5.57        Jan. 2001
                                           ------           ------
                   Total                  $50,000           50,000
                                          =======           ======

March 31, 1996:
     Revolving line of credit             $25,600           25,600       5.50%         Daily
     Companion line of credit              25,600            9,000       5.50          Daily
     Term loans:                           10,000           10,000       5.59        Jan. 1999
                                           10,000           10,000       5.51        Jan. 1998
                                            5,000            5,000       5.47        Jan. 1997
                                           ------           ------
                   Total                  $76,200           59,600
                                          =======           ======

March 31, 1995:
     Revolving line of credit             $14,000           14,000       5.88%         Daily
                                          =======           ======



   The lines of credit and term loans are secured by certain mortgage loans under a blanket collateral agreement.

   The securities sold under agreements to repurchase at December 31, 1996 and March 31, 1996, are as follows (in thousands):


      Counter party               Amount        Rate       Maturity
      -------------               ------        ----       --------
December 31, 1996:
     FHLB of New York            $15,000        5.72%      Nov.1998
     FHLB of New York             15,000        5.51       Nov.1997
                                  ------
                Total            $30,000

March 31, 1996:
     FHLB of New York             36,400        5.42%      Apr.1996
     FHLB of New York             54,519        5.37       Apr.1996
                                  ------
                Total            $90,919



   The maximum amount outstanding under such agreements during the nine-month period ended December 31, 1996 and the year ended March 31, 1996 $91.0 million, $90.9 million, respectively and the average amount outstanding was $78.2 million and $22.6 million, respectively.

                                                                     (Continued)

                        FIRST SAVINGS BANK OF NEW JERSEY
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(12) Income Taxes

   Under tax law that existed prior to 1996, the Bank was generally allowed a special bad debt deduction in determining income for tax purposes. The deduction was based on either specified experience formulas or a percentage of taxable income before such deduction. Legislation was enacted in August 1996 which repealed for tax purposes the percentage of taxable income bad debt reserve method. As a result, the Bank must use the direct charge-off method to complete its bad debt deduction. The legislation also requires the Bank to recapture its post-1987 net additions to the tax bad debt reserves, the Bank has previously accrued for this liability in the consolidated financial statements.

   Retained earnings at December 31, 1996 includes approximately $11.5 million for which no provision for income tax has been made. This amount represents an allocation for income to bad debt deductions for tax purposes only. Events that would result in taxation of these reserve include failure to qualify as a bank for tax purposes, distributions in complete or partial liquidation, stock redemptions and excess distributions to shareholders. At December 31, 1996, the Bank had an unrecognized deferred tax liability of $4.1 million with respect to this reserve.

   As discussed in note 1, the Bank adopted SFAS 109 as of June 1, 1993. The cumulative effect of this change in accounting for income taxes of $400,000 is determined as of June 1, 1993 and is reported separately in the consolidated statement of income for the year ended May 31, 1994.

   Income tax expense (benefit) for the nine-months ended December 31, 1996 and 1995, the year ended March 31, 1996, the ten-month period ended March 31, 1995 and the year ended May 31, 1994 is comprised of the following components (in thousands):


                                                      Nine-
                                                   months ended         Year          Ten-months       Year
                                                   December 31,         ended           ended          ended
                                                ----------------       March 31,       March 31,       May 31,
                                                1996`       1995         1996           1995            1994
                                                -----       ----      ----------       ----------       -----
                                                   (unaudited)

Current income tax expense:
Federal                                        $ 509        169          87             1,351           2,424
State                                            166         26          15                80              87
                                                 ---        ---         ---             -----           -----
                                                 675        195         102             1,431           2,511
                                                 ---        ---         ---             -----           -----
Deferred income tax expense (benefit):
Federal                                         (283)      (281)        257              (183)           (249)
State                                            (95)       (26)         15               (12)            (15)
                                                 ---        ---         ---             -----           -----
                                                (378)      (307)        272               195)           (264)
                                                   -          -           -                 -               -
Total income tax expense
 (benefit)                                     $(297)      (112)        374             1,236           2,247
                                               =====       ====         ===             =====           =====



   Also, as described in notes 1 and 4, the Bank adopted SFAS 115 as of June 1, 1993. As a result of this standard, deferred tax of $428,000, $1.0 million and $248,000 has been recorded directly through equity during the nine-month period ended December 31, 1996, the year ended March 31, 1996 and the ten-month period ended March 31, 1995, respectively.

                                                                     (Continued)

                        FIRST SAVINGS BANK OF NEW JERSEY
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(12) Income Taxes, cont.

   A reconciliation between the effective income tax expense and the expected amount computed using the applicable statutory Federal income tax rate for the nine-month periods ended December 31, 1996 and 1995, the year ended March 31, 1996, the ten-month period ended March 31, 1995 and the year ended May 31, 1994 are as follows (in thousands):


                                                Nine-                           Ten-
                                            months ended           Year        months         Year
                                            December 31,          ended         ended         ended
                                         ------------------      Mar. 31,     Mar. 31,       May 31,
                                          1996        1995         1996         1995          1994
                                          ----        ----       --------     --------       -------
                                             (unaudited)

Income before income taxes              $(2,674)       (324)       989        3,427           6,586
Applicable statutory Federal
  tax rate                                   34%         34%        34%          34%             34%
Expected Federal income tax
  expense                                  (909)       (110)       336        1,165           2,239
State tax net of Federal benefit             47           -         19           53              48
Decrease in Federal income
  tax benefit resulting from
  - tax-exempt income                       (16)        (18)       (31)         (51)            (66)
Valuation allowance                         972           -         -           186             -
Other                                       203          16         49         (117)             26
                                          -----       -----        ---        -----           -----
                                        $   297        (112)       373        1,236           2,247
                                        =======       =====        ===        =====           =====
Effective tax rate                          N/A        34.6%      37.8%        36.1%           34.1%
                                        =======       =====        ===        =====           =====


   The tax effects of temporary differences that give rise to significant portions of the deferred tax asset at December 31, 1996, March 31, 1996 and 1995 are as follows:


                                                   Federal          State           Total
                                                 ---------         -------         -------
December 31, 1996 (unaudited):
     Deferred tax assets:
        Allowance for doubtful accounts          $ 1,131               103          1,234
        Loss carryforward                            891                81            972
        Loan fees                                    313                29            342
        Deferred directors' compensation             105                 9            114
        Uncollected interest                         168                15
        Unrealized loss on securities
         available for sale                        1,665               151
        Postretirement benefits                    1,428               130          1,558
        Other                                         89                 8             97
        Valuation allowance                         (891)             (817)          (972)
                                                  ------              ----          -----
                                                   4,899               445          5,344

     Deferred tax liabilities:
        Tax reserve for loan losses                  744                68            812
        Depreciation                                  66                 6             72
        Other                                          4               -                4
                                                  ------               ---          -----
           Net deferred tax asset                $ 4,085               371          4,456
                                                 =======               ===          =====


                                                                     (Continued)

                        FIRST SAVINGS BANK OF NEW JERSEY
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(12) Income Taxes, cont.



                                                     Federal           State            Total
                                                    --------          -------          -------

March 31, 1996:
     Deferred tax assets:
        Allowance for doubtful accounts             $ 1,183                69          1,252
        Loan fees                                       678                40            718
        Deferred directors' compensation                120                 7            127
        Uncollected interest                            333                19            352
        Unrealized loss on securities
         available for sale                           2,894               169          3,063
        Postretirement benefits                         797                46            843
        Other                                           373                22            395
        Valuation allowance                            (773)              (45)          (818)
                                                      -----               ---          -----
                                                      5,605               327          5,932
     Deferred tax liabilities:
        Tax reserve for loan losses                   1,156                67          1,223
        Depreciation                                    184                11            195
        Other                                             7                -               7
                                                    -------               ---          -----
           Net deferred tax asset                   $ 4,258               249          4,507
                                                    =======               ===          =====



                                                     Federal           State            Total
                                                    --------          -------          -------
March 31, 1995:
     Deferred tax assets:
        Allowance for doubtful accounts             $   132                 8             140
        Loan fees                                       691                40             731
        Deferred directors' compensation                141                 8             149
        Uncollected interest                            119                 7             126
        Unrealized loss on securities
          available for sale                          4,109               239           4,348
        Postretirement benefits                        731                43             774
        Other                                           745                43             788
        Valuation allowance                          (1,027)              (60)         (1,087)
                                                      -----               ---           -----
                                                      5,641               328           5,969
     Deferred tax liabilities:
        Depreciation                                    153                 9             162
        Other                                             7                 1               8
                                                    -------               ---           -----
           Net deferred tax asset                   $ 5,481               318           5,799
                                                    =======               ===           =====




                                                                     (Continued)

                        FIRST SAVINGS BANK OF NEW JERSEY
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(12) Income Taxes, cont.

   The valuation allowance decreased from $1.1 million at March 31, 1995 to $818,000 at March 31, 1996 and increased to $972,000 at December 31, 1996. The valuation allowance relates to temporary differences in the unrealized loss on certain securities available for sale, as these losses, if realized, may not be available to offset ordinary income.

   Management has determined that it is more likely than not that it will realized the deferred tax assets based upon the nature and timing of the items listed above. There can be no assurances, however, that there will be no significant differences in the future between taxable income and pre-tax book income if circumstances change. In order to fully realize the net deferred tax asset, the Bank will need to generate future taxable income. Management has projected that the Bank will generate sufficient taxable income to utilize the net deferred tax asset; however, there can be no assurance as to such levels of taxable income generated.

(13) Benefit Plans

  (a)Pension Plan

   The Bank has a qualified, noncontributory defined benefit pension plan covering all eligible employees. Retirement benefits are based upon a formula utilizing years of service and average monthly compensation, as defined. It is the Bank's policy to fund the maximum amount that can be deducted for Federal income tax purposes.

   The following table sets forth the plan's funded status and amounts recognized as of March 31, 1996 and 1995:

                                                   1996            1995
                                                   ----            ----
Actuarial present value of benefit
 obligations accumulated benefit obligations:
        Vested                                     $4,500         4,000
        Nonvested                                       8             8
                                                    -----         -----
                                                   $4,508         4,008
                                                   ======         =====

Projected benefit obligation for
 service rendered to date                           5,743         5,162
Plan assets at fair value                           5,704         5,438
                                                    -----         -----
(Deficit)/excess of plan assets over
     projected benefit obligation                     (39)          276
Unrecognized net gain deferred                        -              (8)
Unrecognized net transition liability                  29            35
                                                    -----         -----
        (Accrued) prepaid pension cost             $  (10)          303
                                                   ======           ===


                                                                     (Continued)

                        FIRST SAVINGS BANK OF NEW JERSEY
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(13) Benefit Plans, cont.

   The components of net pension expense for the year ended March 31, 1996, the ten-month period ended March 31, 1995 and the year ended May 31, 1994 are as follows:

                                       1996         1995         1994
                                       ----         ----         ----
Service cost - benefits
 earned during the period            $ 219          221          204
Interest cost on projected
 benefit obligation                    361          343          309
Actual return on plan assets          (365)        (332)        (299)
Net amortization and deferral           (6)          17           13
                                       ---          ---          ---
     Net pension expense             $ 209          249          227
                                     =====          ===          ===



   Assumptions used to develop the net periodic pension cost for the year ended
    March 31, 1996, the ten-month period ended March 31, 1995 and the year ended May 31, 1994 are as follows:

                                     1996          1995           1994
                                     ----          ----           ----
Discount rate                         7%            7%             7%
Expected long-term rate of
 return on assets                     7             7              7
Rate of increase in
 compensation levels                  5             5              5
                                      =             =              =




   The Bank maintains nonqualified supplemental executive retirement income-deferred compensation agreements (Executive Agreements) for certain executives of the Bank and their beneficiaries. At December 31, 1996, there were two executive employees participating in the Executive Agreements. The Executive Agreements are considered unfunded plans for tax and ERISA purposes. All obligations arising under the Executive Agreements are payable from the general assets of the Bank.

                                                                    (Continued)

                        FIRST SAVINGS BANK OF NEW JERSEY
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(13) Benefit Plans, cont.

 (b) Employee Stock Ownership Plan

   The Bank has an ESOP for the benefit of employees who meet the eligibility requirements which include having completed five years of service with the Bank. The ESOP Trust purchased 109,000 shares of common stock in the Bank's initial public offering with proceeds from a loan from an unaffiliated lender. The Bank makes cash contributions to the ESOP on an annual basis sufficient to enable the ESOP to make the required loan payments to the unaffiliated lender.

   The note payable referred to above bears interest at the lender's prime rate which was 8.25% at December 31, 1996 and March 31, 1996, with interest and principal payable quarterly in installments over five years. During the nine-month period ended December 31, 1996 and the year ended March 31, 1996, $41,000 and $34,000, respectively, of dividends paid on ESOP shares were used to pay down the ESOP debt. The loan is secured by the shares of the stock purchased and by compensating balances of $300,000 in Federal funds at the unaffiliated lending institution.

   As the debt is repaid, shares are released from collateral and allocated to qualified employees based on the proportion of debt service paid in the year although rights to the shares do not vest until the fifth year. Shares pledged as collateral are reported as deferred ESOP shares in the consolidated statements of financial position. As shares are released from collateral, the Bank reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations.

   Accordingly, during the nine-months ended December 31, 1996 and the year ended March 31, 1996, the unearned ESOP shares were amortized by $164,000 and $217,000, respectively. At December 31, 1996, 81,000 shares were unallocated and had a fair value of $1.2 million.

(c) Management Recognition Plan

   During July 1995, subsequent to stockholders' approval, the Bank transferred
    45,000 shares of authorized but unissued common stock to the management recognition plan. The Bank has approval for a total of 54,000 shares that may be transferred before further stockholders' approval is required. In July 1996, 8,975 shares were awarded under the plan to current employees and 4,345 shares on September 1996 to a retired employee.

(d) Stock Option Plans

   At the 1995 annual meeting of the Bank's stockholders a stock option plan was approved, authorizing 136,000 shares available to be granted to certain directors, officers and employees of the Bank. Options granted under the plan at December 31, 1996 and March 31, 1996 amount to 113,000 shares and are exercisable at $13.00 per share. The options vest over a five-year term, and expire after ten years from the date of grant. For the nine-months ended December 31, 1996, 7,692 shares were exercised at a price of $13.00 per share.

                                                                    (Continued)

                        FIRST SAVINGS BANK OF NEW JERSEY
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(14) Postretirement Benefits

   As discussed in note 1, the Bank adopted SFAS 106 as of June 1, 1993 and elected immediate recognition of the transition obligation. The cumulative effect of this accounting change is $1.2 million (net of a $684,000 tax benefit) and is reported separately in the consolidated statement of income for the year ended May 31, 1994.

   Netpostretirement benefit costs for the year ended March 31, 1996, the ten-month period ended March 31, 1995 and the year ended May 31, 1994 are as follows:

                                                    Ten-
                                       Year        months         Year
                                      ended         ended        ended
                                     Mar. 31,     Mar. 31,      May 31,
                                       1996         1995          1994
                                     -------      --------      -------
Service cost                           $ 65          48            70
Interest cost on accumulated
 postretirement benefit
 obligation                             114         120           132
Amortization of unrecognized
 net gain                               (14)         -             -
                                       ----         ---           ---
                                       $165         168           202
                                       ====         ===           ===


   For measurement purposes, the cost of medical benefits was projected to increase at a rate of 13% in 1994, thereafter decreasing 1% per year until a stable 5% medical inflation rate is reached. The present value of the accumulated benefit obligation assumed a 7% discount rate compounded annually. The plan is unfunded as of March 31, 1996, as the Bank funds the plan on a cash basis.

(15) Commitments and Contingencies

   The Bank is a party to commitments to extend credit in the normal course of business to meet the financial needs of its customers. Commitments to extend credit are agreements to lend money to a customer as long as there is no violation of any condition established in the contract. Commitments to fund mortgage loans generally have fixed expiration dates or other termination clauses, whereas home equity lines of credit have no expiration date. Since some commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. Collateral is not required by the Bank for loan commitments. The Bank's loans are located primarily in the State of New Jersey.

                                                                    (Continued)

                        FIRST SAVINGS BANK OF NEW JERSEY
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(15) Commitments and Contingencies, cont.

   At December 31, 1996, March 31, 1996 and 1995, the Bank had loan commitments of $4.2 million, $11.5 million and $6.4 million, respectively, consisting primarily of fixed rate loans which are not included in the accompanying consolidated financial statements. The commitments at December 31, 1996 have commitment periods that range from 90 to 120 days and interest rates that range from 6.625% to 15.50%. There is no exposure to credit loss in the event the other party to commitments to extend credit does not exercise its right to borrow under the commitment.

   In the normal course of business, the Bank may be a party to various outstanding legal proceedings and claims. In the opinion of management, the financial position of the Bank will not be materially affected by the outcome of such legal proceedings and claims.

(16) Fair Value of Financial Instruments

   In December 1991, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments" (SFAS 107). SFAS 107 requires disclosures of information about the fair value of all financial instruments. The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. Such estimates do not include any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other assumptions, many of which involve circumstances outside the control of management. Because of the uncertainties surrounding these factors and assumptions, the reported fair values represent estimates only and, therefore, cannot be compared to the historical accounting model. Changes in assumptions or methodologies could significantly affect the estimates of fair value.

   Fair value estimates presented are based on financial instruments both on- and off-balance-sheet, and no attempt has been made to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in any of the estimates. The fair value information supplements the basic consolidated financial statements and other traditional financial data presented throughout the consolidated financial statements, and the aggregate fair value of financial instruments presented does not represent the underlying value of the Bank taken as a whole and should not be compared with the fair value of other financial institutions, which may differ depending on the assumptions used and the valuation techniques employed.

                                                                    (Continued)

                        FIRST SAVINGS BANK OF NEW JERSEY
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(16) Fair Value of Financial Instruments, cont.

   The following methods and assumptions were used to estimate the fair value of significant financial instruments at March 31, 1996 and 1995:

Financial Assets:

   The carrying amount of cash and cash equivalents is considered to approximate fair value. The fair values of securities available for sale and investment securities are based on quoted market prices. The fair value of loans represents the present value of the estimated future cash flows discounted at estimates of market interest rates adjusted for criteria discussed above. Fair value of significant nonperforming loans is generally based on appraisals of collateral securing such loans. If such appraisals are not available, estimated cash flows are discounted employing a rate that incorporates the risk associated with such cash flows. The fair value of the FHLB and FHLMC stock is the same as its carrying value.

Financial Liabilities:

   The carrying amounts of deposit liabilities payable on demand are considered to approximate fair value. The fair value of fixed maturity deposits was estimated by discounting estimated future cash flows using rates currently offered for deposit products with similar maturities. Long-term borrowing fair values are discounted using rates available on borrowings with similar terms and maturities.

Off-balance-sheet Financial Instruments:

   The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar arrangements. The fair value of letters of credit is based on the estimated costs to terminate them or otherwise settle the obligations with the counterparts.

           The carrying amounts and related fair values at March 31, 1996 and 1995 are as follows:

                                                         1996
                                             -------------------------
                                             Carrying            Fair
                                              amount             value
                                             --------            -----
Financial assets:
   Cash and cash equivalents                $ 11,791            11,791
   Securities available for sale             382,721           382,721
   Securities held to maturity                11,355            11,674
   Net loans                                 224,028           228,469
   FHLB stock                                  7,526             7,526
Financial liabilities - deposits             445,424           451,167
                                             =======           =======

                                                                   (Continued)

                        FIRST SAVINGS BANK OF NEW JERSEY
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(16) Fair Value of Financial Instruments, cont.

                                                        1995
                                              ------------------------
                                              Carrying          Fair
                                               amount           value
                                              ---------        -------
Financial assets:
 Cash and cash equivalents                   $  6,112           6,112
 Securities available for sale                181,542         181,542
 Securities held to maturity                   87,699          79,790
 Net loans                                    218,534         221,666
 FHLB stock                                     3,205           3,205
 Financial liabilities - deposits             444,380         446,037
 Off-balance-sheet instruments -
   letters of credit - unrealized
   loss                                            -               50
                                             ========         =======

(17) Recent Accounting Pronouncements

   In October 1995, the Financial Accounting Standards Board (FASB) issued
    Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). This statement establishes financial accounting and reporting standards for stock-based employee compensation plans. SFAS 123 encourages all entities to adopt the "fair value based method" of accounting for employee stock compensation plans. However, SFAS 123 also allows an entity to continue to measure compensation cost under such plans using the "intrinsic value based method." Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, usually the vesting period. Fair value is determined using an option pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock and the expected dividends on it, and the risk-free interest rate over the expected life of the option. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. Most stock plans have no intrinsic value at date of grant, and under previous accounting guidance, no compensation cost was to be recognized.

   The accounting requirements of this statement are effective for transactions entered into in fiscal years that begin after December 15, 1995. The Bank intends to continue accounting for compensation cost under the intrinsic value based method and will provide pro forma disclosures for all awards granted after March 31, 1995 in the Bank's consolidated financial statements as of March 31, 1997. Such disclosures include net income and earnings per share as if the fair value based method of accounting had been applied.

                                                                     (Continued)

                        FIRST SAVINGS BANK OF NEW JERSEY
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(17) Recent Accounting Pronouncements, cont.

   In June 1996, the Financial Accounting Standards Board (FASB) issued SFAS No.
    125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. These standards are based on consistent application of a financial-component approach that focuses on control. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS 125 is effective for transfers occurring after December 31, 1996 and has been applied prospectively.

   In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective
    Date of Certain Provisions of FASB Statement No. 125", an amendment of SFAS
    125. SFAS 127 defers for one year the effective date of portions of SFAS 125 that address secured borrowings and collateral for all transactions. Additionally, SFAS 127 defers for one year the effective date of transfers of financial assets that are part of repurchase agreements, securities lending and similar transactions. The adoption of SFAS 125 and SFAS 127 is not expected to have a material effect on the Bank's future financial position or results of operations.

(18) Related-party Transactions

   The Bank has paid amounts of $27,000, $16,000, $23,000 and $31,000 for the nine-months ended December 31, 1996, the year ended March 31, 1996, the ten-month period ended March 31, 1995 and the year ended May 31, 1994, respectively, to a director of the Bank for legal services in connection with the acquisition of real estate on foreclosed loans. The Bank has also paid amounts of $15,000, $20,000, $20,000 and $24,000 for the nine-months ended December 31, 1996, the year ended March 31, 1996, the ten-month period ended March 31, 1995 and the year ended May 31, 1994, respectively, to a director for inspection fees of properties maintained by the Bank in the real estate portfolio.

================================================================================

      No dealer, salesman or any other person has been authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offering made hereby, and, if given or made, such other information or representation must not be relied upon as having been authorized by Bayonne Bancshares, Inc., the Bank or Sandler O'Neill & Partners, L.P. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Bayonne Bancshares, Inc. or the Bank since any of the dates as of which information is furnished herein or since the date hereof.

                          -----------------------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Summary....................................................................
Selected Financial and Other Data..........................................
Risk Factors  .............................................................
Bayonne Bancshares, Inc....................................................
Bayonne Bankshares, M.H.C..................................................
First Savings Bank of New Jersey, SLA......................................
Regulatory Capital Compliance..............................................
Use of Proceeds............................................................
Dividend Policy............................................................
Market for the Common Stock................................................
Capitalization.............................................................
Pro Forma Data.............................................................
Comparison of Valuation and Pro Forma
     Information with No Foundation........................................
First Savings Bank of New Jersey, SLA
     and Subsidiaries Consolidated Statements
     of Income.............................................................
Management's Discussion and Analysis of Financial
    Condition and Results of Operations....................................
Business of the Bank.......................................................
Federal and State Taxation.................................................
Regulation.................................................................
Management of the Company..................................................
Management of the Bank.....................................................
Beneficial Ownership of Capital Stock......................................
The Conversion and Reorganization..........................................
Comparison of Stockholders' Rights.........................................
Restrictions on Acquisition of the Company
    and the Bank...........................................................
Description of Capital Stock of the Company................................
Description of Capital Stock of the Bank...................................
Transfer Agent and Registrar...............................................
Experts....................................................................
Legal and Tax Opinions.....................................................
Additional Information.....................................................
Index of Consolidated Financial Statements.................................

                          -----------------------------

      UNTIL _________, 1997 OR 25 DAYS AFTER COMMENCEMENT OF THE SYNDICATED COMMUNITY OFFERING, IF ANY, WHICHEVER IS LATER, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================




                                7,306,000 Shares


                            BAYONNE BANCSHARES, INC.

                          (Proposed Holding Company for
                     First Savings Bank of New Jersey, SLA)


                                  COMMON STOCK

                                   __________

                                   PROSPECTUS
                                   __________


                                 ________, 1997


                        Sandler O'Neill & Partners, L.P.




================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.(1)

OTS filing fee......................................................  $   14,400
SEC filing fee(1)...................................................      30,530
NASD filing fee(1)..................................................       9,354
Exchange listing fee(1).............................................      39,634
Printing, postage and mailing.......................................      44,000
Legal fees and expenses ............................................     250,000
Accounting fees and expenses........................................     100,000
Appraiser's fees and expenses (including
  business plan)....................................................      50,000
Marketing fees and selling commissions (1)..........................     714,000
Underwriter's expenses (including underwriters
   counsel fees)(1).................................................      50,000
Proxy solicitation and record management
  fees and  expenses................................................      22,500
Transfer agent fees and expenses....................................      15,000
Certificate printing................................................       5,000
Telephone, temporary help and other
  equipment.........................................................      40,000
Blue Sky fees and expenses..........................................      15,000
Miscellaneous.......................................................         582

TOTAL   ............................................................  $1,400,000
                                                                      ==========

----------
(1) Actual expenses based upon the registration of 8,853,600 shares at $10.00 per share, including shares issued to the Bayonne First Charitable Foundation. All other expenses are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 10 and 11 of the Registrant's Certificate of Incorporation provide as follows:

TENTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent, or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses under this Article TENTH, or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:

A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Not applicable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(a) List of Exhibits (Filed herewith unless otherwise noted)

1.1 Engagement Letter between First Savings Bank of New Jersey, SLA and Sandler O'Neill & Partners, L.P.

1.2   Draft Form of Agency Agreement*

2.1   Amended Plan of Conversion and Agreement and Plan of Reorganization

3.1   Certificate of Incorporation of Bayonne Bancshares, Inc.

3.2   Bylaws of Bayonne Bancshares, Inc.

3.3 Certificate of Incorporation and Bylaws of First Savings Bank of New Jersey, SLA

4.0   Draft Stock Certificate of Bayonne Bancshares, Inc.

5.0   Draft Opinion of Muldoon, Murphy & Faucette re: legality

5.1   Draft Opinion of Morris, Nichols, Arsht & Tunnell re: legality

8.0   Draft Opinion of KPMG Peat Marwick LLP re: Federal and State Tax Matters

10.1 Form of First Savings Bank of New Jersey, SLA and Bayonne Bankshares, M.H.C. 1995 Stock Option Plan.

10.2 Form of First Savings Bank of New Jersey, SLA and Bayonne Bankshares, M.H.C. 1995 Recognition and Retention Plan.

10.3 Form of First Savings Bank of New Jersey, SLA 1995 Employee Stock Ownership Plan and Trust.

10.4  Draft ESOP Loan Commitment Letter and ESOP Loan Documents.*

10.5 Form of Supplemental Executive Retirement Income-Deferred Compensation Agreement between First Savings Bank of New Jersey, SLA and certain executive officers.

10.6 Form of Employment Agreement between First Savings Bank of New Jersey, SLA and certain executive officers.

10.7 Form of Employment Agreement between Bayonne Bancshares, Inc. and certain executive officers.

10.8 Form of Change in Control Agreement between First Savings Bank of New Jersey, SLA and certain executive officers.

10.9 Form of Change in Control Agreement between Bayonne Bancshares, Inc. and certain executive officers.

10.10 Form of First Savings Bank of New Jersey, SLA Employee Severance Compensation Plan.

23.1  Consent of KPMG Peat Marwick LLP

23.2  Consent of Muldoon, Murphy & Faucette

23.3  Consent of Morris, Nichols, Arsht & Tunnell

23.4  Consent and Subscription Rights Opinion of FinPro, Inc.

24.1  Powers of Attorney

27.0  Financial Data Schedule

99.1  Form of Bayonne First Charitable Foundation Gift Instrument*

99.2  Agreement Regarding Listing on a Securities Exchange*

99.3 Proxy Materials and Form of Revocable Proxy for First Savings Bank of New Jersey, SLA Stockholders

----------
*To be filed by amendment

(B) FINANCIAL STATEMENT SCHEDULES

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

ITEM 17. UNDERTAKINGS.

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

      The undersigned Registrant hereby undertakes to furnish stock certificates to or in accordance with the instructions of the respective purchasers of the Common Stock, so as to make delivery to each purchaser promptly following the closing under the Plan of Conversion.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

CONFORMED

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bayonne, State of New Jersey, on March 12, 1997.

BAYONNE BANCSHARES, INC.

By:  /s/ Michael Nilan
     -------------------------------------
     Michael Nilan
     President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Name                                                        Date
     ----                                                        ----


 /s/ Patrick F.X. Nilan                                          March 12, 1997
-------------------------------------------
Patrick F.X. Nilan
Chairman of the Board


 /s/ Michael Nilan                                               March 12, 1997
-------------------------------------------
Michael Nilan
President and Chief Executive Officer


 /s/ Eugene V. Malinowski                                        March 12, 1997
-------------------------------------------
Eugene V. Malinowski
Vice President and Chief Financial Officer
(principal accounting and financial officer)


 /s/ Patrick D. Conaghan                                         March 12, 1997
-------------------------------------------
Patrick D. Conaghan
Director


 /s/ Sam P. Lamparello                                           March 12, 1997
-------------------------------------------
Sam P. Lamparello
Director


 /s/ James F. Sisk                                               March 12, 1997
-------------------------------------------
James F. Sisk
Director


 /s/ Frederick G. Whelply                                        March 12, 1997
-------------------------------------------
Frederick G. Whelply
Director


 /s/ Joseph L. Wisniewski                                        March 12, 1997
-------------------------------------------
Joseph L. Wisniewski
Director

                                  EXHIBIT INDEX


Exhibit             Description
-------             -----------
1.1 Engagement Letter between First Savings Bank of New Jersey, SLA and Sandler O'Neill & Partners, L.P.

1.2   Draft Form of Agency Agreement*

2.1   Amended Plan of Conversion and Agreement and Plan of Reorganization

3.1   Certificate of Incorporation of Bayonne Bancshares, Inc.

3.2   Bylaws of Bayonne Bancshares, Inc.

3.3 Certificate of Incorporation and Bylaws of First Savings Bank of New Jersey, SLA

4.0   Draft Stock Certificate of Bayonne Bancshares, Inc.

5.0   Draft Opinion of Muldoon, Murphy & Faucette re: legality

5.1   Draft Opinion of Morris, Nichols, Arsht & Tunnell re: legality

8.0   Draft Opinion of KPMG Peat Marwick LLP re: Federal and State Tax Matters

10.1 Form of First Savings Bank of New Jersey, SLA and Bayonne Bankshares, M.H.C. 1995 Stock Option Plan.

10.2 Form of First Savings Bank of New Jersey, SLA and Bayonne Bankshares, M.H.C. 1995 Recognition and Retention Plan.

10.3 Form of First Savings Bank of New Jersey, SLA 1995 Employee Stock Ownership Plan and Trust.

10.4  Draft ESOP Loan Commitment Letter and ESOP Loan Documents.*

10.5 Form of Supplemental Executive Retirement Income-Deferred Compensation Agreement between First Savings Bank of New Jersey, SLA and certain executive officers.

10.6 Form of Employment Agreement between First Savings Bank of New Jersey, SLA and certain executive officers.

10.7 Form of Employment Agreement between Bayonne Bancshares, Inc. and certain executive officers.

10.8 Form of Change in Control Agreement between First Savings Bank of New Jersey, SLA and certain executive officers.

10.9 Form of Change in Control Agreement between Bayonne Bancshares, Inc. and certain executive officers.

10.10 Form of First Savings Bank of New Jersey, SLA Employee Severance Compensation Plan.

23.1  Consent of KPMG Peat Marwick LLP

23.2  Consent of Muldoon, Murphy & Faucette

23.3  Consent of Morris, Nichols, Arsht & Tunnell

23.4  Consent and Subscription Rights Opinion of FinPro, Inc.

24.1  Powers of Attorney

27.0  Financial Data Schedule

99.1  Form of Bayonne First Charitable Foundation Gift Instrument*

99.2  Agreement Regarding Listing on a Securities Exchange*

99.3 Proxy Materials and Form of Revocable Proxy for First Savings Bank of New Jersey, SLA Stockholders

----------
*To be filed by amendment